Exhibit 99.8

GS MORTGAGE SECURITIES CORPORATION II,
Depositor,

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Master Servicer,

LNR PARTNERS, LLC,
Special Servicer,

SITUS HOLDINGS, LLC,
Operating Advisor

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Trustee

POOLING AND SERVICING AGREEMENT
Dated as of September 1, 2014

Commercial Mortgage Pass-Through Certificates
Series 2014-GC24

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	6
Section 1.02	Certain Calculations	101
Section 1.03	Certain Constructions	105

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans	106
Section 2.02	Acceptance by the Trustee, the Custodian and the Certificate Administrator	109
Section 2.03	Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties	111
Section 2.04	Representations and Warranties of the Depositor	116
Section 2.05	Representations, Warranties and Covenants of the Master Servicer	118
Section 2.06	Representations, Warranties and Covenants of the Special Servicer	119
Section 2.07	Representations and Warranties of the Trustee	121
Section 2.08	Representations and Warranties of the Certificate Administrator	123
Section 2.09	Representations, Warranties and Covenants of the Operating Advisor	124
Section 2.10	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	126
Section 2.11	Miscellaneous REMIC and Grantor Trust Provisions	127

ARTICLE III

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 3.01	Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans; Sub-Servicing Agreements	128
Section 3.02	Liability of the Master Servicer	132
Section 3.03	Collection of Certain Mortgage Loan Payments	132
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	133
Section 3.05	Collection Account; Distribution Accounts; Excess Liquidation Proceeds Reserve Account; and Excess Interest Distribution Account	136
Section 3.05 A	Whole Loan Custodial Account	139
Section 3.06	Permitted Withdrawals from the Collection Account	141

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Section 3.06 A	Permitted Withdrawals from the Whole Loan Custodial Account	146
Section 3.07	Investment of Funds in the Collection Account, the Excess Interest Distribution Account, the REO Account, the Interest Reserve Account, the Mortgagor Accounts, the Excess Liquidation Proceeds Reserve Account and Other Accounts	150
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	152
Section 3.09	Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions	157
Section 3.10	Appraisal Reductions; Realization Upon Defaulted Mortgage Loans	162
Section 3.11	Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files	168
Section 3.12	Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation; CCRE Strip	169
Section 3.13	Compensating Interest Payments	175
Section 3.14	Application of Penalty Charges and Modification Fees	176
Section 3.15	Access to Certain Documentation	177
Section 3.16	Title and Management of REO Properties	179
Section 3.17	Sale of Defaulted Mortgage Loans and REO Properties	183
Section 3.18	Additional Obligations of the Master Servicer; Inspections; Obligation to Notify Ground Lessors; Delivery of Certain Reports to the Companion Loan Holder	189
Section 3.19	Lock-Box Accounts, Escrow Accounts	190
Section 3.20	Property Advances	191
Section 3.21	Appointment of Special Servicer; Asset Status Reports	194
Section 3.22	Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping	198
Section 3.23	Interest Reserve Account	200
Section 3.24	Modifications, Waivers and Amendments	200
Section 3.25	Additional Obligations with Respect to Certain Mortgage Loans	204
Section 3.26	[Reserved]	204
Section 3.27	Additional Matters Regarding Advance Reimbursement	204
Section 3.28	Companion Loan Co-Lender Matters	206
Section 3.29	Appointment and Duties of the Operating Advisor	209
Section 3.30	Rating Agency Confirmation	213
Section 3.31	General Acknowledgement Regarding Companion Loan Holders	216
Section 3.32	Litigation Control	216

ARTICLE IV DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01	Distributions	220
Section 4.02	Statements to Certificateholders; Certain Reports by the Master Servicer and the Special Servicer	233
Section 4.03	Compliance with Withholding Requirements	245
Section 4.04	REMIC Compliance	245
Section 4.05	Imposition of Tax on the Trust REMICs	247
Section 4.06	Remittances; P&I Advances	248

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Section 10.11	Indemnification	334
Section 10.12	Amendments	335
Section 10.13	Regulation AB Notices	335
Section 10.14	Termination of the Certificate Administrator	336
Section 10.15	Termination of the Master Servicer or the Special Servicer	336
Section 10.16	Termination of Sub-Servicing Agreements	336
Section 10.17	Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan	337
Section 10.18	Termination of Exchange Act Filings with Respect to the Trust	339

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01	Counterparts	339
Section 11.02	Limitation on Rights of Certificateholders	340
Section 11.03	Governing Law	340
Section 11.04	Notices	341
Section 11.05	Severability of Provisions	343
Section 11.06	Notice to the Depositor and Each Rating Agency	343
Section 11.07	Amendment	344
Section 11.08	Confirmation of Intent	348
Section 11.09	Third-Party Beneficiaries	348
Section 11.10	Request by Certificateholders or a Companion Loan Holder	348
Section 11.11	Waiver of Jury Trial	349
Section 11.12	Submission to Jurisdiction	349
Section 11.13	Exchange Act Rule 17g-5 Procedures	349
Section 11.14	Precautionary Trust Indenture Act Provisions	352
Section 11.15	Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Loan Agreements	353
Section 11.16	PNC Bank, National Association	353

TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-5 Certificate
Exhibit A-6	Form of Class A-AB Certificate
Exhibit A-7	Form of Class X-A Certificate
Exhibit A-8	Form of Class X-B Certificate
Exhibit A-9	Form of Class X-C Certificate
Exhibit A-10	Form of Class X-D Certificate
Exhibit A-11	Form of Class A-S Certificate
Exhibit A-12	Form of Class B Certificate
Exhibit A-13	Form of Class PEZ Certificate

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Exhibit A-14	Form of Class C Certificate
Exhibit A-15	Form of Class D Certificate
Exhibit A-16	Form of Class E Certificate
Exhibit A-17	Form of Class F Certificate
Exhibit A-18	Form of Class G Certificate
Exhibit A-19	Form of Class R Certificate
Exhibit A-20	Form of Class S Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Request for Release
Exhibit D	Form of Distribution Date Statement
Exhibit E	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit F	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit H	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit J	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit K	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit L-1	Form of Affidavit Pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended
Exhibit L-2	Form of Transferor Letter
Exhibit L-3	Form of Transferee Letter
Exhibit L-4	Form of Investment Representation Letter
Exhibit M-1	Form of Investor Certification for Obtaining Information and Notices
Exhibit M-2	Form of Investor Certification for Exercising Voting Rights
Exhibit M-3	Form of Online Vendor Certification
Exhibit M-4	Form of Confidentiality Agreement
Exhibit N	Certificate Administrator Certification
Exhibit O	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit P	Supplemental Servicer Schedule
Exhibit Q	List of Authorized Representatives of the Depositor
Exhibit R	Form of Operating Advisor Annual Report
Exhibit S	Sub-Servicing Agreements
Exhibit T	Form of Recommendation of Special Servicer Termination
Exhibit U	Additional Form 10-D Disclosure
Exhibit V	Additional Form 10-K Disclosure
Exhibit W	Form of Additional Disclosure Notification
Exhibit X	Form Certification to be Provided with Form 10-K
Exhibit Y-1	Form of Certification to be Provided to Depositor by the Certificate Administrator

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Exhibit Y-2	Form of Certification to be Provided to Depositor by the Master Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by the Special Servicer
Exhibit Y-4	Form of Certification to be Provided to Depositor by the Operating Advisor
Exhibit Z	Form 8-K Disclosure Information
Exhibit AA-1	Form of Power of Attorney for Master Servicer
Exhibit AA-2	Form of Power of Attorney for Special Servicer
Exhibit BB	Class A-AB Scheduled Principal Balance
Exhibit CC-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit CC-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit DD	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit EE	Form of Notice of Exchange of Exchangeable Certificates
Exhibit FF	Mortgage Loans with Performance, Earnout or Holdback Escrows or Reserves
Exhibit GG	Form of Notice Regarding Mezzanine Loan Default

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Pooling and Servicing Agreement, dated as of September 1, 2014, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary
Statement shall have the meanings
specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Certificate Administrator will elect that two segregated portions of the Trust Fund (other than the CCRE Strip, the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof) be treated for federal income tax purposes as two separate REMICs (each, a “Trust REMIC” or, in the alternative, the “Upper-Tier REMIC” and the “Lower-Tier REMIC”). The Regular Certificates and the Class PEZ Regular Interests will represent “regular interests” in the Upper-Tier REMIC, and the Upper-Tier Residual Interest will represent the sole class of “residual interests” in the Upper-Tier REMIC.

There are also (i) 13 classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-5, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Interests), each of which will constitute a class of “regular interests” in the Lower-Tier REMIC, and (ii) the Lower-Tier Residual Interest, which will represent the sole class of “residual interests” in the Lower-Tier REMIC.

The Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC. The Class R Certificates will represent the Lower-Tier Residual Interest and the Upper-Tier Residual Interest.

UPPER-TIER REMIC

The following table sets forth the Class designation, the approximate initial pass-through rate (the “Pass-Through Rate”) and the aggregate initial principal amount (the “Original Certificate Principal Amount”) or, in the case of the Class X-A, Class X-B, Class X-C and Class X-D Certificates, notional amount (“Original Notional Amount”), as applicable, for each Class of Certificates (other than the Class S Certificates) and each Class PEZ Regular Interest comprising or evidencing the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Principal Amount / Original Notional Amount
Class A-1	1.509%	$43,288,000
Class A-2	3.104%	$53,778,000
Class A-3	3.342%	$22,590,000
Class A-4	3.666%	$270,000,000
Class A-5	3.931%	$282,234,000
Class A-AB	3.650%	$80,155,000
Class X-A(1)	0.904%	$800,391,000
Class X-B(1)	0.021%	$83,262,000
Class X-C(1)	0.939%	$21,487,000
Class X-D(1)	0.939%	$53,717,868
Class A-S(2)	4.162%	$48,346,000
Class A-S Regular Interest	4.162%	$48,346,000
Class B(3)	4.507%	$83,262,000
Class B Regular Interest	4.507%	$83,262,000
Class PEZ(4)	(5)	$0
Class C(6)	4.528%	$41,631,000
Class C Regular Interest	4.528%	$41,631,000
Class D	4.528%	$73,862,000
Class E	3.589%	$21,487,000
Class F	3.589%	$14,632,000
Class G	3.589%	$39,085,868
Class R(7)	N/A	N/A

(1)
The Class X-A, Class X-B, Class X-C and Class X-D Certificates will not have Certificate Principal Amounts; rather, each such Class of Certificates will accrue interest as provided herein on the related Notional Amount.

(2)
The Class A-S Certificates represent a beneficial ownership interest in the Class A-S Percentage Interest of the Class A-S Regular Interest. The aggregate Certificate Principal Amount of the Class A-S Certificates and the Class PEZ Component A-S will at all times equal the Certificate Principal Amount of the Class A-S Regular Interest.

(3)
The Class B Certificates represent a beneficial ownership interest in the Class B Percentage Interest of the Class B Regular Interest. The aggregate Certificate Principal Amount of the Class B Certificates and the Class PEZ Component B will at all times equal the Certificate Principal Amount of the Class B Regular Interest.

(4)
The Class PEZ Certificates represent a beneficial ownership interest in the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest, the Class B-PEZ Percentage Interest of the Class B Regular Interest and the Class C-PEZ Percentage Interest of the Class C Regular Interest.

(5)
The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Percentage Interest of the Class PEZ Regular Interests.

(6)
The Class C Certificates represent a beneficial ownership interest in the Class C Percentage Interest of the Class C Regular Interest. The aggregate Certificate Principal Amount of the Class C Certificates and the Class PEZ Component C will at all times equal the Certificate Principal Amount of the Class C Regular Interest.

(7)
The Class R Certificates will not have a Certificate Principal Amount or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Funds remaining in the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to the Regular Certificates and the Class PEZ Regular Interest, will be distributed to the Holders of the Class R Certificates.

LOWER-TIER REMIC

The following table sets forth the Class designation, the corresponding Lower-Tier Regular Interest (the “Corresponding Lower-Tier Regular Interest”) and its original Lower-Tier Principal Balance, the corresponding component of the Class X Certificates (the “Corresponding Component”) and the Original Certificate Principal Amount for each Class of Regular Certificates and each Class PEZ Regular Interest. The following table also sets forth the Class designation and Original Certificate Principal Amount of the Exchangeable Certificates. Each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest constitutes the “Corresponding Certificates” with respect to that Class’ or Class PEZ Regular Interest’s Corresponding Lower-Tier Regular Interest and Corresponding Component.
Class Designation	Original Certificate Principal Amount(1)	Corresponding Lower-Tier Regular Interest(2)(3)	Original Lower-Tier Principal Balance	Corresponding Component(3)
Class A-1	$43,288,000	LA-1	$43,288,000	Class A-1
Class A-2	$53,778,000	LA-2	$53,778,000	Class A-2
Class A-3	$22,590,000	LA-3	$22,590,000	Class A-3
Class A-4	$270,000,000	LA-4	$270,000,000	Class A-4
Class A-5	$282,234,000	LA-5	$282,234,000	Class A-5
Class A-AB	$80,155,000	LA-AB	$80,155,000	Class A-AB
Class A-S(4)	$48,346,000	N/A	$48,346,000	N/A
Class A-S Regular Interest	$48,346,000	LA-S	$48,346,000	Class A-S
Class B(5)	$83,262,000	N/A	$83,262,000	N/A
Class B Regular Interest	$83,262,000	LB	$83,262,000	Class B
Class PEZ(6)	$0	N/A	$0	N/A
Class C(7)	$41,631,000	LC	$41,631,000	N/A
Class C Regular Interest	$41,631,000	N/A	$41,631,000	N/A
Class D	$73,862,000	LD	$73,862,000	N/A
Class E	$21,487,000	LE	$21,487,000	Class E
Class F	$14,632,000	LF	$14,632,000	Class F
Class G	$39,085,868	LG	$39,085,868	Class G

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	The interest rate of each Lower-Tier Regular Interest is the WAC Rate.

(3)
The Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to any Class of Certificates and Class PEZ Regular Interests are also the Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to each other.

(4)
The Class A-S Certificates represent a beneficial ownership interest in the Class A-S Percentage Interest of the Class A-S Regular Interest. The aggregate Certificate Principal Amount of the Class A-S Certificates and the Class PEZ Component A-S will at all times equal the Certificate Principal Amount of the Class A-S Regular Interest.

(5)
The Class B Certificates represent a beneficial ownership interest in the Class B Percentage Interest of the Class B Regular Interest. The aggregate Certificate Principal Amount of the Class B Certificates and the Class PEZ Component B will at all times equal the Certificate Principal Amount of the Class B Regular Interest.

(6)
The Class PEZ Certificates represent a beneficial ownership interest in the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest, the Class B-PEZ Percentage Interest of the Class B Regular Interest and the Class C-PEZ Percentage Interest of the Class C Regular Interest.

(7)
The Class C Certificates represent a beneficial ownership interest in the Class C Percentage Interest of the Class C Regular Interest. The aggregate Certificate Principal Amount of the Class C Certificates and the Class PEZ Component C will at all times equal the Certificate Principal Amount of the Class C Regular Interest.

The Certificate Principal Amount of any Class of Sequential Pay Certificates (other than Exchangeable Certificates) or Class PEZ Regular Interest outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Sequential Pay Certificates (exclusive of the Exchangeable Certificates) or Class PEZ Regular Interest in reduction of the Certificate Principal Amount thereof are recovered subsequent to the reduction of the Certificate Principal Amount of such Class or Class PEZ Regular Interest to zero, such Class or Class PEZ Regular Interest may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 of this Agreement. As of the Cut-Off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $1,074,350,869.

GRANTOR TRUST

The portions of the Trust Fund consisting of (i) the Class S Specific Grantor Trust Assets and (ii) the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets and the Class PEZ Specific Grantor Trust Assets shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes. The Class S Certificates shall represent undivided beneficial interests in the Class S Specific Grantor Trust Assets. The Class A-S Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-S Specific Grantor Trust Assets. The Class B Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class B Specific Grantor Trust Assets. The Class PEZ Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class PEZ Specific Grantor Trust Assets. The Class C Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class C Specific Grantor Trust Assets. As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of either Trust REMIC.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 10.04 of this Agreement.

“15Ga-1 Notice”: As defined in Section 2.03(a) of this Agreement.

“15Ga-1 Notice Provider”: As defined in Section 2.03(a) of this Agreement.

“AB Whole Loan”: The Beverly Connection Whole Loan (and shall include any respective successor REO Mortgage Loan or respective successor REO Companion Loans).

“AB Whole Loan Control Appraisal Event”: The Beverly Connection Control Appraisal Event.

“AB Whole Loan Major Decision”: Any action or decision with respect to the AB Whole Loan or related REO Property regarding which the related Whole Loan Directing Holder has consent rights pursuant to Section 21 of the Beverly Connection AB Co-Lender Agreement.

“Acceptable Insurance Default”: With respect to any Mortgage Loan or Whole Loan, any Default arising when the related Loan Documents require that the related Mortgagor must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing and other than with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder) or the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder), as applicable), that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided, however, that the Controlling Class Representative or the related Whole Loan Directing Holder, as applicable, shall have no more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Controlling Class Representative or the related Whole Loan Directing Holder, as applicable, the Special Servicer shall not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Accrued Component Interest”: With respect to each Component for any Distribution Date, one month’s interest at the Class X Strip Rate applicable to such Component for such Distribution Date, accrued on the Component Notional Amount of such Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Component and any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit W.

“Additional Form 10-D Disclosure”: As defined in Section 10.03 of this Agreement.

“Additional Form 10-K Disclosure”: As defined in Section 10.04 of this Agreement.

“Additional Information”: As defined in Section 4.02(a) of this Agreement.

“Additional Servicer”: Each Affiliate of the Master Servicer that Services any of the Mortgage Loans and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer or the Certificate Administrator, who Services 10% or more of the Mortgage

Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Additional Trust Fund Expenses”: (i) Special Servicing Fees, Workout Fees and Liquidation Fees, (ii) interest in respect of unreimbursed Advances, (iii) the cost of various default-related or unanticipated Opinions of Counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the Trust Fund, (iv) unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including indemnities and expense reimbursements to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Depositor and federal, state and local taxes, and tax-related expenses, specifically payable out of the Trust Fund and (v) any other default-related or unanticipated expense of the Trust Fund that is not covered by a Property Advance and for which there is no corresponding collection from a Mortgagor.

“Administrative Cost Rate”: With respect to any Mortgage Loan, as of any date of determination, a rate equal to the sum of the CREFC® Intellectual Property Royalty License Fee Rate, the Servicing Fee Rate, the Operating Advisor Fee Rate, and the Trustee/Certificate Administrator Fee Rate. In addition, the Administrative Cost Rate for a Companion Loan will be equal to the Servicing Fee Rate for such Companion Loan.

“Advance”: Any P&I Advance or Property Advance.

“Advance Interest Amount”: Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer or the Trustee, as applicable, have not been reimbursed for the number of days from the date on which such Advance was made through, but not including, the date of reimbursement of the related Advance, less any amount of interest previously paid on such Advance; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period (or, if there is no grace period, on or prior to the related Due Date), interest on such P&I Advance shall accrue only from and after the expiration of such grace period (or, if there is no grace period, from and after the related Due Date) and only if the subject Mortgage Loan is then still delinquent; and provided, further, that interest at the Advance Rate shall not accrue on any Advance made to cover a delinquent Applicable Monthly Payment that has been received after the Determination Date and prior to 2:00 p.m. (Eastern Time) on the related Master Servicer Remittance Date.

“Advance Rate”: A per annum rate equal to the Prime Rate, compounded annually.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliate Ethical Wall”: Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, and (2) that the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, will not obtain information regarding Investments in the Certificates from such Affiliate. Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, to such Affiliate and (b) policies and procedures against the disclosure of information regarding Investments in Certificates from such Affiliate to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“A.M. Best”: A.M. Best Company, Inc. or its successors in interest. If neither A.M. Best nor any successor remains in existence, “A.M. Best” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of A.M. Best herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“AMO”: Anderson McCoy & Orta, P.C., an Oklahoma professional corporation.

“Ancillary Fees”: With respect to any Mortgage Loan (or Whole Loan, if applicable), any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, Assumption Fees, assumption application fees and defeasance fees) actually received from the related Mortgagor.

“Anticipated Repayment Date”: With respect to any ARD Loan, the date upon which such ARD Loan commences accruing interest at its Revised Rate.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Laws”: As defined in Section 8.02(e) of this Agreement.

“Applicable Patriot Act Laws”: As defined in Section 8.12 of this Agreement.

“Applicable Monthly Payment”: For any Mortgage Loan with respect to any calendar month (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment; provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Mortgage Loan Rate less the Servicing Fee Rate, and, in the case of the Mortgage Loans that are part of the CCRE Strip Pool, less the CCRE Strip; and provided, further, that for purposes of determining the amount of any P&I Advance, the Monthly Payment shall be as reduced pursuant to any modification of a Mortgage Loan pursuant to Section 3.24 of this Agreement, or pursuant to any bankruptcy, insolvency, or other similar proceeding involving the related Mortgagor.

“Applicant”: As defined in Section 5.07(a) of this Agreement.

“Appraisal”: An appraisal prepared by an Appraiser, which shall be prepared in accordance with MAI standards and in accordance with FIRREA standards.

“Appraisal Reduction Amount”: For any Distribution Date and for any Mortgage Loan (or Whole Loan) as to which an Appraisal Reduction Event has occurred and an Appraisal Reduction Amount is required to be calculated, an amount (subject to the operation of the final paragraph of Section 3.10(a)) equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan (or Whole Loan) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised values of the related Mortgaged Property or Properties (as determined by one or more Appraisals obtained by the Special Servicer (the cost of which shall be advanced by the Master Servicer as a Property Advance unless such Property Advance would be a Nonrecoverable Advance)), minus such downward adjustments as the Special Servicer may make in accordance with the Servicing Standard (without implying any obligation to do so) based upon the Special Servicer’s review of the Appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan (or Whole Loan) as of the date of the calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Loan Rate (and with respect to a Whole Loan, interest on the related Companion Loan at the related Mortgage Loan Rate), (B) all unreimbursed Advances (which shall include, without limitation, (1) any Advances as to which the advancing party was reimbursed from a source other than the related Mortgagor and (2) any Unliquidated Advances), with interest thereon at the Advance Rate, in respect of such Mortgage Loan (or Whole Loan) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts, due and unpaid with respect to such Mortgage Loan (or

Whole Loan) (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and/or for which funds have not been escrowed). Promptly upon the occurrence of an Appraisal Reduction Event (or a longer period so long as the Special Servicer is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain such), if an Appraisal has not been obtained within the immediately preceding nine (9) months (or if the Special Servicer has determined in accordance with the Servicing Standard such Appraisal to be materially inaccurate), the Special Servicer shall obtain an Appraisal, the costs of which shall be paid by the Master Servicer as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance). The Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify Appraisal Reduction Amounts. On the first Determination Date occurring on or after the receipt of such Appraisal, the Special Servicer shall calculate or adjust, as applicable, the Appraisal Reduction Amount to take into account such Appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. Notwithstanding the foregoing, if an Appraisal is required to be obtained in accordance with Section 3.10(a) of this Agreement but is not obtained within 120 days following the events described in the applicable clause of the definition “Appraisal Reduction Event” (without regard to the time periods stated therein), then, until such Appraisal is obtained and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction Amount will equal 25% of the Stated Principal Balance of the related Mortgage Loan; provided that, upon receipt of an Appraisal by the Special Servicer, however, the Appraisal Reduction Amount for such Mortgage Loan (or the related Whole Loan, if applicable) will be recalculated in accordance with this definition without regard to this sentence. With respect to each Mortgage Loan or Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan (or Whole Loan) has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan (or Whole Loan)) and has remained current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect thereto during the preceding three months), the Special Servicer shall, within 30 days of each anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of the prior Appraisal (the cost of which will be covered by, and reimbursable as, a Property Advance by the Master Servicer or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance)), provided, however, no new or updated Appraisal will be required if the Mortgage Loan, Whole Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the Special Servicer reasonably believes such sale is likely to close. Based upon such Appraisal or letter updates thereto, the Special Servicer shall determine and report to the Master Servicer and the Certificate Administrator the Appraisal Reduction Amount, if any, with respect to such Mortgage Loan or Whole Loan and, in the case of a Whole Loan, determined in accordance with the Co-Lender Agreement, and each of the Master Servicer and the Certificate Administrator shall be entitled to rely conclusively on such determination by the

Special Servicer. Upon completion, the Special Servicer shall deliver a copy of any such Appraisal to the Master Servicer and the Certificate Administrator, which shall be in electronic format. Each Appraisal Reduction Amount shall also be adjusted with respect to the next Distribution Date to take into account any subsequent Appraisal and annual letter updates, as of the date of each such subsequent Appraisal or letter update.

Upon payment in full or liquidation of any Mortgage Loan or Whole Loan for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated. In addition, with respect to any Mortgage Loan (or Whole Loan), as to which an Appraisal Reduction Event has occurred, such Mortgage Loan (or Whole Loan) shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan (or Whole Loan) has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan (or Whole Loan)) and such Mortgage Loan (or Whole Loan) becomes and remains current for three consecutive Monthly Payments and (b) no other Appraisal Reduction Event has occurred and is continuing.

Appraisal Reduction Amounts with respect to a Whole Loan shall be allocated to the related Mortgage Loan and the related Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such related Mortgage Loan and the related Pari Passu Companion Loan(s); provided that Appraisal Reduction Amounts with respect to the AB Whole Loan shall be allocated first to the related Subordinate Companion Loan until the outstanding principal balance of the Subordinate Companion Loan has been reduced to zero, and then to the related Mortgage Loan and Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such related Mortgage Loan and the related Pari Passu Companion Loan(s).

“Appraisal Reduction Event”: With respect to any Mortgage Loan (or Whole Loan), the earliest of (i) the date on which such Mortgage Loan (or Whole Loan) becomes a Modified Asset, (ii) the date on which such Mortgage Loan (or Whole Loan) is 60 days or more delinquent in respect of any Monthly Payment, except for a Balloon Payment, (iii) in the case of a delinquent Balloon Payment, (A) the date occurring 60 days after the date on which such Balloon Payment was due (except as described in clause B below) or (B) if the related Mortgagor has delivered to the Master Servicer or Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, shall promptly deliver a copy thereof to the other servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, the date occurring 120 days after the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur), (iv) the related Mortgaged Property has become an REO Property, (v) a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, (vi) 60 days after the related Mortgagor is subject to a bankruptcy, insolvency or similar proceedings, which, in the case of an involuntary bankruptcy, insolvency or similar proceeding, is not dismissed within those 60 days, or (vii) the date on which such Mortgage Loan (or Whole Loan) remains outstanding five (5) years following any extension of its maturity date pursuant to Section 3.24 of this Agreement. No Appraisal Reduction Event may occur at any time when the aggregate Certificate Principal Amount of all Classes of Certificates (other than the Class A-1, Class A-2,

Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero. The Special Servicer shall notify the Master Servicer and the Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

“Appraised Value”: As of any date of determination, the appraised value of a Mortgaged Property based upon an appraisal or update thereof prepared by an Appraiser that is contained in the related Servicing File obtained within the time parameters required by this Agreement.

“Appraised-Out Class”: As defined in Section 3.10(a) of this Agreement.

“Appraiser”: An Independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five years’ experience in the related property type and market.

“ARD Loan”: Any Mortgage Loan that is identified as having an Anticipated Repayment Date and Revised Rate on the Mortgage Loan Schedule.

“Asset Status Report”: As defined in Section 3.21(b) of this Agreement.

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumption Fees”: With respect to any Mortgage Loan (or Whole Loan, if applicable), any and all assumption fees of such Mortgage Loan (or Whole Loan, if applicable) for transactions effected under Sections 3.09(a), 3.09(b) and 3.09(c) of this Agreement (excluding assumption application fees), actually paid by the related Mortgagor and other applicable fees (not including assumption fees and/or assumption application fees) actually paid by the related Mortgagor in accordance with the related Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust (or, in the case of a Whole Loan, on behalf of the Trust and the Companion Loan Holder) pursuant to Section 3.09(a) of this Agreement or paid by the related Mortgagor with respect to any transfer of an interest in such Mortgagor pursuant to Section 3.09(a) of this Agreement.

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 5.09 of this Agreement.

“Authorized Representative”: With respect to the Depositor, any Person authorized by the Depositor to upload information to the Depositor’s 17g-5 Website, which (a) as of the Closing Date (and thereafter until other Persons are identified pursuant to clause (b)) shall be the Persons identified, along with contact information and email addresses, on Exhibit Q to this Agreement, and (b) thereafter shall be such authorized representative(s) identified, along with contact information and email address(es), by the Depositor in writing, which shall be delivered from time to time when changes are made to the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator.

“Available Funds”: With respect to any Distribution Date an amount equal to the sum of (without duplication):

(a)    the aggregate amount relating to the Trust Fund on deposit in the Collection Account and the Lower-Tier Distribution Account, as of the close of business on the Business Day prior to the related Master Servicer Remittance Date, including any amounts that may be transferred to the Collection Account on the Business Day prior to the related Master Servicer Remittance Date from any REO Account pursuant to Section 3.16(b) of this Agreement or Whole Loan Custodial Account, exclusive of (without duplication):

 (i)       all Monthly Payments and Balloon Payments paid by the Mortgagors that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods);

 (ii)      all unscheduled payments of principal (including Principal Prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date;

 (iii)     all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (viii), inclusive, of Section 3.06(a) of this Agreement;

 (iv)     the CCRE Strip;

 (v)      Excess Interest;

 (vi)     all Yield Maintenance Charges;

 (vii)    all Penalty Charges retained in the Collection Account pursuant to Section 3.14 of this Agreement;

 (viii)   all amounts deposited in the Collection Account or the Lower-Tier Distribution Account, as the case may be, in error; and

 (ix)     with respect to the Mortgage Loans for which Withheld Amounts are required to be deposited in the Interest Reserve Account, and any Distribution Date in (1) each February or (2) any January in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), an amount equal to one day of interest on the Stated Principal Balance of such

Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which the subject Distribution Date occurs at the related Mortgage Loan Rate, less the Administrative Cost Rate, to the extent such amounts are to be deposited in the Interest Reserve Account and held for future distribution pursuant to Section 3.23 of this Agreement;

(b)           the aggregate amount of any Compensating Interest Payments and P&I Advances made by the Master Servicer or the Trustee, as applicable, for such Distribution Date (net of the related Trustee/Certificate Administrator Fee with respect to the Mortgage Loans for which such P&I Advances are made); and

(c)           for the Distribution Date occurring in each March (or February if the final Distribution Date occurs in such month), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.23 of this Agreement.

Notwithstanding the investment of funds held in the Collection Account or the Lower-Tier Distribution Account pursuant to Section 3.07 of this Agreement, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its Maturity Date, unless such extension results solely from the accrual of interest on the basis of the actual number of days elapsed in a year of 360 days, notwithstanding calculation of Monthly Payments based on a 360-day year consisting of twelve 30-day months.

“Balloon Payment”: With respect to any Balloon Mortgage Loan as of any date of determination, the amount outstanding on the Maturity Date of such Mortgage Loan in excess of the related Monthly Payment.

“Base Interest Fraction”: With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class D Certificates or any Class PEZ Regular Interest, a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or Class PEZ Regular Interest exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents) and (b) whose denominator is the amount, if any, by which (i) the Mortgage Loan Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents); provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to the lesser of (x) the Mortgage Loan Rate on the related Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero;

provided, that, if such discount rate is greater than or equal to the Mortgage Loan Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal one.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence (which may be in the form of an Investor Certification) at its expense of its status as a Beneficial Owner hereunder.

“Beverly Connection Co-Lender Agreement”: With respect to the Beverly Connection Whole Loan, individually and collectively: (a) the Beverly Connection AB Co-Lender Agreement and (b) the Beverly Connection Pari Passu Co-Lender Agreement, as applicable.

“Beverly Connection AB Co-Lender Agreement”: With respect to the Beverly Connection Whole Loan, the related co-lender agreement, dated as of July 8, 2014, by and between the holder of the Beverly Connection Mortgage Loan and the Beverly Connection Companion Loan Holders, relating to the relative rights of the holder of the Beverly Connection Mortgage Loan and the Beverly Connection Companion Loan Holders, as the same may be amended from time to time in accordance with the terms thereof.

“Beverly Connection Pari Passu Co-Lender Agreement”: With respect to the Beverly Connection Whole Loan, the related Note A co-lender agreement, dated as of July 8, 2014, by and between the holder of the Beverly Connection Mortgage Loan and the Beverly Connection Pari Passu Companion Loan Holders, relating to the relative rights of the holder of the Beverly Connection Mortgage Loan and the Beverly Connection Pari Passu Companion Loan Holders, as the same may be amended from time to time in accordance with the terms thereof.

“Beverly Connection Companion Loan Holder”: A holder of a Beverly Connection Companion Loan.

“Beverly Connection Companion Loans”: With respect to the Beverly Connection Whole Loan, the related promissory notes made by the related Mortgagor and secured by the Beverly Connection Mortgage and designated as (a) promissory notes A-2 and A-3 (which are not included in the Trust and are pari passu in right in payment with the Beverly Connection Mortgage Loan) and (b) promissory note B (which is not included in the Trust and is subordinate in right of payment to the Beverly Connection Mortgage Loan and to promissory notes A-2 and A-3), each to the extent set forth in the related Loan Documents and as provided in the related Beverly Connection Co-Lender Agreement.

“Beverly Connection Control Appraisal Event”: With respect to the Beverly Connection Whole Loan, the Control Appraisal Event (as defined in the Beverly Connection AB Co-Lender Agreement).

“Beverly Connection Directing Holder”: With respect to the Beverly Connection Whole Loan, the Directing Holder (as defined in the Beverly Connection AB Co-Lender Agreement).

“Beverly Connection Mortgage”: The Mortgage securing the Beverly Connection Mortgage Loan and the Beverly Connection Companion Loans.

“Beverly Connection Mortgage Loan”: With respect to the Beverly Connection Whole Loan, the Mortgage Loan included in the Trust and identified on the Mortgage Loan Schedule as Beverly Connection, which is designated as promissory note A-1 and is pari passu in right of payment with the Beverly Connection Pari Passu Companion Loans and senior in right of payment to the Beverly Connection Subordinate Companion Loan, to the extent set forth in the related Loan Documents and as provided in the related Beverly Connection Co-Lender Agreement.

“Beverly Connection Pari Passu Companion Loans”: With respect to the Beverly Connection Whole Loan, the related promissory notes identified as A-2 and A-3, which are Pari Passu to the Beverly Connection Mortgage Loan, and which, together with the Beverly Connection Mortgage Loan, are senior in right of payment to the Beverly Connection Subordinate Companion Loan, to the extent set forth in the related Loan Documents and as provided in the related Beverly Connection Co-Lender Agreement.

“Beverly Connection Subordinate Companion Loan”: With respect to the Beverly Connection Whole Loan, the related promissory note identified as B, which is subordinate in right of payment to the Beverly Connection Mortgage Loan and the Beverly Connection Pari Passu Companion Loans, to the extent set forth in the related Loan Documents and as provided in the related Beverly Connection Co-Lender Agreement.

“Beverly Connection Whole Loan”: The Beverly Connection Mortgage Loan, together with the Beverly Connection Companion Loans, each of which is secured by the Beverly Connection Mortgage. References herein to the Beverly Connection Whole Loan shall be construed to refer to the aggregate indebtedness secured under the Beverly Connection Mortgage.

“Borrower Delayed Reimbursements”: Any Additional Trust Fund Expenses and reimbursements of Advances that the related Mortgagor is required, pursuant to a written modification agreement, to pay in the future to the Trust in its capacity as owner of the related Mortgage Loan.

“Borrower-Related Party”: As defined in Section 3.32 of this Agreement.

“Borrower-Related Litigation”: As defined in Section 3.32 of this Agreement.

“Breach”: As defined in Section 2.03(a) of this Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking institutions in the states of New York, Pennsylvania, North Carolina, Delaware, Maryland, Florida, Georgia, Ohio, Kansas and California, the cities in which the principal offices of the Operating Advisor, the Master Servicer or the Special Servicer are located, or the city in which the Corporate Trust Office of the Certificate Administrator or the Trustee is located are authorized or obligated by law, executive order or governmental decree to be closed.

“Calculation Rate”: A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on a Mortgage Loan or proceeds from the sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagors on similar debt of the Mortgagors as of such date of determination, (2) the Mortgage Loan Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

“CCRE”: Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership, and its successors in interest.

“CCRE Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, for any Mortgage Loan that is part of the CCRE Strip Pool, the amount of interest equal to the sum of (a) the Excess Prepayment Interest Shortfall for such Distribution Date with respect to such Mortgage Loan and (b) the CCRE Strip for such Distribution Date for such Mortgage Loan. CCRE Excess Prepayment Interest Shortfalls with respect to a Mortgage Loan that is part of the CCRE Strip Pool shall be allocated to reduce (a) the CCRE Strip for such Distribution Date for such Mortgage Loan, and (b) Available Funds for such Distribution Date, pro rata, based on (1) with respect to clause (a), the amount accrued in respect of the CCRE Strip for such Distribution Date for such Mortgage Loan and (2) in the case of clause (b), the amount of interest that would have accrued on such Mortgage Loan at the related Net Mortgage Loan Rate for the related Due Date if such Mortgage Loan had not been prepaid.

“CCRE Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement, dated as of September 1, 2014, by and between CCRE and the Depositor.

“CCRE Strip”: With respect to any Due Date is an amount equal to a portion of the interest accrued on the Stated Principal Balance of each Mortgage Loan that is part of the CCRE Strip Pool during the related Interest Accrual Period at the CCRE Strip Rate during the related interest accrual period. With respect to each Collection Period, amounts collected in respect of the CCRE Strip Pool will be allocated to the CCRE Strip prior to being allocated to Available Funds. For federal income tax purposes, the CCRE Strip will be treated as a beneficial interest in the related Mortgage Loans retained by Cantor Commercial Real Estate Lending, L.P., its successors and assigns.

“CCRE Strip Rate” With respect to each Interest Accrual Period, a fixed rate equal to 0.02% per annum.

“CCRE Strip Pool”: All of the CCRE Mortgage Loans other than the Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as The Clusters and Millpond Village Apartments.

“Certificate”: Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”: Wells Fargo Bank, National Association, a national banking association, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator Accounts”: As defined in Section 3.07(a) of this Agreement.

“Certificate Administrator Personnel”: The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Factor”: With respect to any Class of Regular Certificates and any Class PEZ Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Certificate Principal Amount or the Notional Amount, as the case may be, and the denominator of which is the related initial Certificate Principal Amount or the initial Notional Amount, as the case may be.

“Certificate Principal Amount”: With respect to any Class of Sequential Pay Certificates or Class PEZ Regular Interest (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Principal Amount of such Class of Sequential Pay Certificates or Class PEZ Regular Interest, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, an amount (adjusted in the case of any Class of Class A-S, Class B and Class C Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement from and including the Closing Date up to and including such date of determination) equal to the Certificate Principal Amount of such Class of Sequential Pay Certificates or Class PEZ Regular Interest on the Distribution Date immediately prior to such date of determination, after actual distributions of principal thereon and allocation of Realized Losses thereto on such prior Distribution Date, and increased on any Distribution Date (as and to the extent provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement) in connection with recoveries of Nonrecoverable Advances previously reimbursed out of collections of principal on the Mortgage Loans. The aggregate Certificate Principal Amount of the Class A-S Certificates and the Class PEZ Component A-S shall at all times equal the Certificate Principal Amount of the Class A-S Regular Interest. The aggregate Certificate Principal Amount of the Class B Certificates and the Class PEZ Component B shall at all times equal the Certificate Principal Amount of the Class B Regular

Interest. The aggregate Certificate Principal Amount of the Class C Certificates and the Class PEZ Component C shall at all times equal the Certificate Principal Amount of the Class C Regular Interest. The Certificate Principal Amount of the Class PEZ Certificates shall at all times equal the aggregate Certificate Principal Amount of the Class PEZ Components.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.03(a) of this Agreement.

“Certificateholder”: With respect to any Certificate, the Person whose name is registered in the Certificate Register; provided, however, that, except to the extent provided in the next proviso, solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a manager of a Mortgaged Property, a Mortgagor or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a manager of a Mortgaged Property or a Mortgagor shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, however, that for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor shall be deemed to be outstanding, provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or any of their Affiliates, such Certificate shall be deemed not to be outstanding; provided, however, if the Master Servicer, the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it shall be permitted to act in such capacity and exercise all rights under this Agreement bestowed upon the Controlling Class; provided further, if an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor has provided an Investor Certification in which it has certified as to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable, then any Certificates beneficially owned by such Affiliate shall be deemed to be outstanding.

“Certification Parties”: As defined in Section 10.05 of this Agreement.

“Certifying Certificateholder”: A Certificateholder or Beneficial Owner of a Certificate that has provided the Trustee or the Certificate Administrator, as applicable, with an executed Investor Certification.

“Certifying Person”: As defined in Section 10.05 of this Agreement.

“Certifying Servicer”: As defined in Section 10.07 of this Agreement.

“CGMRC”: Citigroup Global Markets Realty Corp., a New York corporation, and its successors in interest.

“CGMRC Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement, dated as of September 1, 2014, by and between CGMRC and the Depositor.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical or alphanumeric class designation, and with respect to the Lower-Tier Regular Interests, each interest set forth in the Preliminary Statement hereto.

“Class A-1 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-1 hereto.

“Class A-1 Component”: The Component having such designation.

“Class A-1 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 1.509%.

“Class A-2 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-2 hereto.

“Class A-2 Component”: The Component having such designation.

“Class A-2 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.104%.

“Class A-3 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-3 hereto.

“Class A-3 Component”: The Component having such designation.

“Class A-3 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.342%.

“Class A-4 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-4 hereto.

“Class A-4 Component”: The Component having such designation.

“Class A-4 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.666%.

“Class A-5 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-5 hereto.

“Class A-5 Component”: The Component having such designation.

“Class A-5 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.931%.

“Class A-AB Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-6 hereto.

“Class A-AB Component”: The Component having such designation.

“Class A-AB Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.650%.

“Class A-AB Scheduled Principal Balance”: For any Distribution Date, the scheduled principal balance for such Distribution Date set forth on Exhibit BB to this Agreement.

“Class A-S Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-11 hereto. The Class A-S Certificates represent undivided beneficial interests in the Class A-S Specific Grantor Trust Assets.

“Class A-S Component”: The Component having such designation.

“Class A-S Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class A-S Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date.

“Class A-S Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the lesser of the WAC Rate and 4.162%.

“Class A-S Percentage Interest”: As of any date of determination, with respect to the Class A-S Regular Interest and the Class A-S Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class A-S Certificates, and the denominator of which is the Certificate Principal Amount of the Class A-S Regular Interest.

“Class A-S Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class A-S Percentage Interest and (ii) the Class A-S Regular Interest Principal Distribution Amount for such Distribution Date.

“Class A-S Regular Interest”: The uncertificated interest corresponding to the Class A-S Certificates and the Class PEZ Certificates (to the extent of the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class A-S Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class A-S Regular Interest with respect to such Distribution Date.

“Class A-S Regular Interest Pass-Through Rate”: The Class A-S Pass Through Rate.

“Class A-S Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date.

“Class A-S Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class A-S Percentage Interest of the Class A-S Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class A-S Percentage Interest in the Class A-S Regular Interest.

“Class A-S-PEZ Percentage Interest”: As of any date of determination, with respect to the Class A-S Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class A-S Percentage Interest.

“Class B Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-12 hereto. The Class B Certificates represent undivided beneficial interests in the Class B Specific Grantor Trust Assets.

“Class B Component”: The Component having such designation.

“Class B Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate minus 0.021%.

“Class B Percentage Interest”: As of any date of determination, with respect to the Class B Regular Interest and the Class B Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class B Certificates, and the denominator of which is the Certificate Principal Amount of the Class B Regular Interest.

“Class B Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the Class B Regular Interest Principal Distribution Amount for such Distribution Date.

“Class B Regular Interest”: The uncertificated interest corresponding to the Class B Certificates and the Class PEZ Certificates (to the extent of the Class B-PEZ Percentage Interest of the Class B Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class B Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class B Regular Interest with respect to such Distribution Date.

“Class B Regular Interest Pass-Through Rate”: The Class B Pass-Through Rate.

“Class B Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class B Percentage Interest of the Class B Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class B Percentage Interest in the Class B Regular Interest.

“Class B-PEZ Percentage Interest”: As of any date of determination, with respect to the Class B Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class B Percentage Interest.

“Class C Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-14 hereto. The Class C Certificates represent undivided beneficial interests in the Class C Specific Grantor Trust Assets.

“Class C Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class C Percentage Interest”: As of any date of determination, with respect to the Class C Regular Interest and the Class C Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class C Certificates,

and the denominator of which is the Certificate Principal Amount of the Class C Regular Interest.

“Class C Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class C Regular Interest”: The uncertificated interest corresponding to the Class C Certificates and the Class PEZ Certificates (to the extent of the Class C-PEZ Percentage Interest of the Class C Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class C Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class C Regular Interest with respect to such Distribution Date.

“Class C Regular Interest Pass-Through Rate”: The Class C Pass-Through Rate.

“Class C Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class C Percentage Interest of the Class C Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class C Percentage Interest in the Class C Regular Interest.

“Class C-PEZ Percentage Interest”: As of any date of determination, with respect to the Class C Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class C Percentage Interest.

“Class D Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-15 hereto.

“Class D Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class E Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-16 hereto.

“Class E Component”: The Component having such designation.

“Class E Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.589%.

“Class E Transfer”: As defined in Section 6.09(h) of this Agreement.

“Class F Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-17 hereto.

“Class F Component”: The Component having such designation.

“Class F Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.589%.

“Class G Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-18 hereto.

“Class G Component”: The Component having such designation.

“Class G Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.589%.

“Class PEZ Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-13 hereto. The Class PEZ Certificates represent undivided beneficial interests in the Class PEZ Specific Grantor Trust Assets.

“Class PEZ Component”: Any of the Class PEZ Component A-S, Class PEZ Component B or Class PEZ Component C.

“Class PEZ Component A-S”: The portion of the Class A-S Regular Interest equal to the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest.

“Class PEZ Component A-S Principal Amount”: The product of the Class A-S-PEZ Percentage Interest and the Certificate Principal Amount of the Class A-S Regular Interest.

“Class PEZ Component B”: The portion of the Class B Regular Interest equal to the Class B-PEZ Percentage Interest of the Class B Regular Interest.

“Class PEZ Component B Principal Amount”: The product of the Class B-PEZ Percentage Interest and the Certificate Principal Amount of the Class B Regular Interest.

“Class PEZ Component C”: The portion of the Class C Regular Interest equal to the Class C-PEZ Percentage Interest of the Class C Regular Interest.

“Class PEZ Component C Principal Amount”: The product of the Class C-PEZ Percentage Interest and the Certificate Principal Amount of the Class C Regular Interest.

“Class PEZ Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-S-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class PEZ Percentage Interest”: Any of the Class A-S-PEZ Percentage Interest, the Class B-PEZ Percentage Interest or the Class C-PEZ Percentage Interest.

“Class PEZ Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-S-PEZ Percentage Interest and (b) the Class A-S Regular Interest Principal Distribution Amount for such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the Class B Regular Interest Principal Distribution Amount for such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class PEZ Regular Interests”: The Class A-S, Class B and Class C Regular Interests.

“Class PEZ Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class PEZ Components and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class PEZ Components.

“Class R Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-19 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

“Class S Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-20 hereto and evidencing an undivided beneficial interest in the related portion of the Grantor Trust. The Class S Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

“Class S Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) any Excess Interest and (ii) amounts held from time to time in the Excess Interest Distribution Account.

“Class X Certificates”: The Class X-A Certificates, Class X-B, Class X-C and/or Class X-D Certificates, as the context requires.

“Class X Strip Rate”: With respect to each Component for any Distribution Date, a rate per annum equal to (i) the WAC Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Class of Corresponding Certificates.

“Class X-A Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-7 hereto.

“Class X-A Components”: The Class A-1 Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-5 Component, Class A-AB Component and Class A-S Component.

“Class X-A Notional Amount”: With respect to the Class X-A Certificates as of any date of determination, the sum of the Component Notional Amounts of the Class X-A Components.

“Class X-A Pass-Through Rate”: For any Distribution Date, the weighted average of Class X Strip Rates for the Class X-A Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

“Class X-B Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-8 hereto.

“Class X-B Component”: The Class B Component.

“Class X-B Notional Amount”: With respect to the Class X-B Certificates as of any date of determination, the Component Notional Amount of the Class X-B Component.

“Class X-B Pass-Through Rate”: For any Distribution Date, the Class X Strip Rate for the Class X-B Component for such Distribution Date.

“Class X-C Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-9 hereto.

“Class X-C Component”: The Class E Component.

“Class X-C Notional Amount”: With respect to the Class X-C Certificates as of any date of determination, the Component Notional Amount of the Class X-C Component.

“Class X-C Pass-Through Rate”: For any Distribution Date, the Class X Strip Rate for the Class X-C Component for such Distribution Date.

“Class X-D Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-10 hereto.

“Class X-D Components”: The Class F Component and the Class G Component.

“Class X-D Notional Amount”: With respect to the Class X-D Certificates as of any date of determination, the sum of the Component Notional Amounts of the Class X-D Components.

“Class X-D Pass-Through Rate”: For any Distribution Date, the weighted average of Class X Strip Rates for the Class X-D Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: Clearstream Banking, société anonyme, and its successors in interest.

“Closing Date”: September 29, 2014.

“Co-Lender Agreement”: Each of the Beverly Connection Co-Lender Agreement and the Stamford Office Portfolio Co-Lender Agreement.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collection Account”: The account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which (subject to any changes in the identities of the Master Servicer or the Trustee) shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24” and which must be an Eligible Account.

“Collection Period”: With respect to a Distribution Date and each Mortgage Loan, the period beginning on the day after the Due Date (without regard to grace periods) in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in October 2014, beginning on the day after the Cut-Off Date) and ending on and including the Due Date (without regard to grace periods) in the month in which such Distribution Date occurs.

“Commission”: The Securities and Exchange Commission.

“Companion Loan”: Any of the Beverly Connection Companion Loans and/or the Stamford Office Portfolio Companion Loans, as applicable.

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Holder Representative”: With respect to each Companion Loan, any representative appointed by the related Companion Loan Holder.

“Companion Loan Rating Agency”: With respect to any Companion Loan, any rating agency that was engaged by a participant in the securitization of such Companion Loan to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Companion Loan or any related REO Property as to which any Companion Loan Securities exist (including, but not limited to, the replacement of a Master Servicer or a Special Servicer), confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of such Companion Loan Securities (if then rated by the Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from the Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Loan Rating Agency Declination”: As defined in the definition of “Companion Loan Rating Agency Confirmation” in this Agreement.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Companion Loan (or a portion thereof or interest therein).

“Compensating Interest Payments”: Any payment required to be made by the Master Servicer pursuant to Section 3.13 of this Agreement to cover Prepayment Interest Shortfalls.

“Component”: With respect to (a) the Class X-A Certificates, the Class A-1 Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-5 Component, Class A-AB Component and Class A-S Component, (b) the Class X-B Certificates, the Class B Component, (c) the Class X-C Certificates, the Class E Certificates and (d) the Class X-D Certificates, the Class F Component and Class G Component.

“Component Notional Amount”: With respect to each Component and any date of determination, an amount equal to the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest for that Component.

“Condemnation Proceeds”: All proceeds received in connection with the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the terms of the related Mortgage.

“Confidential Information”: With respect to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor the Certificate Administrator, and the Trustee, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Pooling and Servicing Agreement with respect to any Mortgage Loan (or Whole Loan), any Mortgagor and any Mortgaged Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, or (iii) is or becomes generally available to the public other than as a result of a disclosure by the Master Servicer Servicing Personnel, the Special Servicer Servicing Personnel, the Operating Advisor Surveillance Personnel, the Certificate Administrator Personnel or the Trustee Personnel.

“Consent Fees”: With respect to any Mortgage Loan (or Whole Loan, if applicable), any and all fees actually paid by a Mortgagor with respect to any consent or approval required pursuant to the terms of the related Loan Documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the related Loan Documents.

“Consultation Termination Event”: The event that occurs when (i) no Class of Control Eligible Certificates has an aggregate Certificate Principal Amount at least equal to 25% of the initial Certificate Principal Amount of such Class or (ii) deemed to occur pursuant to Section 6.09(d) or Section 6.09(h) of this Agreement.

“Control Eligible Certificates”: Any of the Class E, Class F and Class G Certificates.

“Control Termination Event”: The event that occurs when (i) no Class of Control Eligible Certificates has an aggregate Certificate Principal Amount (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.10(a) of this Agreement) at least equal to 25% of the initial Certificate Principal Amount of such Class or (ii) deemed to occur pursuant to Section 6.09(d) or Section 6.09(h) of this Agreement.

“Controlling Class”: As of any time of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Principal Amount (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.10(a) of this Agreement) at least equal to 25% of the initial Certificate Principal Amount of such Class or if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates. The Controlling Class as of the Closing Date will be the Class G Certificates.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

“Controlling Class Representative”: The Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders by

Certificate Principal Amount, as identified by notice to the Certificate Registrar by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Trustee, the Certificate Administrator and the Operating Advisor; provided that, (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Principal Amount of the Controlling Class that a Controlling Class Representative is no longer so designated, the Controlling Class Representative shall be the Controlling Class Certificateholder that owns Certificates representing the largest aggregate Certificate Principal Amount of the Controlling Class as identified to the Certificate Registrar.

The initial Controlling Class Representative on the Closing Date shall be Seer Capital Partners Master Fund L.P., and the Certificate Registrar and the other parties to this Agreement shall be entitled to assume Seer Capital Partners Master Fund L.P. or any successor Controlling Class Representative selected thereby is the Controlling Class Representative on behalf of Seer Capital Partners Master Fund L.P. as Holder (or Beneficial Owner) of each Class of Control Eligible Certificates, until the Certificate Registrar receives (a) written notice of a replacement Controlling Class Representative or (b) written notice that Seer Capital Partners Master Fund L.P. is no longer the Holder (or Beneficial Owner) of a majority of the applicable Control Eligible Certificates.

“Corporate Trust Office”: The office of the Trustee or the Certificate Administrator, at which at any particular time its corporate trust business shall be principally administered. At the date of this Agreement, the corporate trust office of the Trustee and Certificate Administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: GS 2014-GC24, provided that, for certificate transfer purposes, it is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: GS 2014-GC24.

“Corrected Mortgage Loan”: Any Mortgage Loan or Whole Loan that had been a Specially Serviced Loan but has ceased to be such in accordance with the definition of “Specially Serviced Loan” (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or Whole Loan or a related Mortgaged Property becoming an REO Property).

“Corresponding Certificates”: As identified in the Preliminary Statement with respect to any Lower-Tier Regular Interest or Component.

“Corresponding Component”: As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class PEZ Regular Interest or Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”: As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class PEZ Regular Interest or Component.

“CREFC®”: CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Special Servicer and, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative.

“CREFC® Advance Recovery Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Loan Modification and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be payable from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Investor Reporting Package (IRP)”: (a) The following seven electronic files (and any other files as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File;

(b)           The following eleven supplemental reports (and any other reports as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report and (xi) CREFC® Reconciliation of Funds Report;

(c)           The following eight templates (and any other templates as may be adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (iv) CREFC® Historical Liquidation Loss Template, (v) CREFC® Interest Shortfall Reconciliation Template, (vi) CREFC® Servicer Remittance to Certificate Administrator Template, (vii) CREFC® Significant Insurance Event Template and (viii) CREFC® Loan Modification Template; and

(d)           such other reports and data files as CREFC® may designate as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The monthly report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Report”: The monthly report in the “Reconciliation of Funds” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Remittance to Certificate Administrator Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Servicer Remittance to Certificate Administrator Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Watch List”: As of each Determination Date a report, including and identifying each non-Specially Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Significant Insurance Event Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Significant Insurance Event Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: The report in the “Total Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The Distribution Date on which the Certificate Principal Amount of each Class of Sequential Pay Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) and the Class PEZ Certificates is (or will be) reduced to zero due to the application of Realized Losses.

“Custodial Agreement”: The custodial agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, as the same may be amended or modified from time to time in accordance with the terms thereof. For avoidance of doubt, as of the Closing Date, the Custodian is the Certificate Administrator.

“Custodian”: Any Custodian appointed pursuant to Section 5.10 of this Agreement and, unless the Certificate Administrator is Custodian, named pursuant to any Custodial Agreement. The Custodian may (but need not) be the Certificate Administrator or the Master Servicer or any Affiliate or agent of the Certificate Administrator or the

Master Servicer, but may not be the Depositor or any Affiliate thereof.

“Cut-Off Date”: With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first due date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

“Cut-Off Date Principal Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-Off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”: DBRS, Inc. and its successors in interest.

“Debt Service Coverage Ratio”: With respect to any Mortgage Loan (or Whole Loan, if applicable), for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan (or Whole Loan, if applicable) during such period; provided that with respect to the Mortgage Loans (and with respect to any Whole Loan that includes a Mortgage Loan) identified on the Mortgage Loan Schedule as paying interest only for a specified period of time set forth in the related Loan Documents and then paying principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

“Default”: An event of default under the Mortgage Loan (or Whole Loan, if applicable) or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Mortgage Loan (or Whole Loan, if applicable).

“Default Interest”: With respect to any Mortgage Loan or Companion Loan, all interest (other than Excess Interest) accrued in respect of such Mortgage Loan or Companion Loan as provided in the related Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Loan Rate.

“Default Rate”: With respect to each Mortgage Loan or Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Companion Loan, as the case may be, following any event of default on such Mortgage Loan or Companion Loan, as the case may be, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Mortgage Loan”: A Mortgage Loan or Whole Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Note.

“Defaulted Whole Loan”: Any Whole Loan that is a Defaulted Mortgage Loan.

“Defeasance Loan”: Those Mortgage Loans which provide the related Mortgagor with the option to defease the related Mortgaged Property.

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article X of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form without interest coupons.

“Depositor”: GS Mortgage Securities Corporation II, a Delaware corporation, and its successors and assigns.

“Depositor’s 17g-5 Website”: A website to be maintained (or caused to be maintained) by the Depositor in order to comply with Rule 17g-5.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Servicing Documents”: With respect to any Mortgage Loan or Whole Loan, collectively the following documents:

(1)           (A) a copy of the executed Note for such Mortgage Loan (or, alternatively, if the original executed Note has been lost, a copy of a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of a Whole Loan, a copy of the executed Note for the related Companion Loan;

(2)           a copy of the related Loan Agreement, if any;

(3)           a copy of the Mortgage;

(4)           a copy of the lock box agreement or cash management agreement relating to such Mortgage Loan or Whole Loan, if any;

(5)           any pre-funding insurance review documentation and insurance certificates (for insurance policies other than title insurance policy and environmental policy) or a marked up commitment therefor;

(6)           a copy of any related title insurance policy or a marked up commitment therefor;

(7)           a copy of any environmental insurance policy or a marked up commitment therefor;

(8)           legal description of the related Mortgaged Property;

(9)           a copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Loan Agreement and the Mortgage);

(10)           a copy of the agreement governing post-closing obligations (if such item is a document separate from the Loan Agreement and the Mortgage), if any;

(11)           a copy of the closing statement and/or sources and uses statement;

(12)           the related Mortgage Loan Seller’s asset summary, if any (provided that the delivery of such item shall not result in any liability to the related Mortgage Loan Seller);

(13)           the related Mortgagor tax ID;

(14)           a PIP Schedule (if such item is a document separate from the Loan Agreement and the Mortgage), if any;

(15)           a copy of an approved operating budget, if applicable;

(16)           a copy of the related Ground Lease relating to such Mortgage Loan, if any; and

(17)           in the case of a Whole Loan, a copy of the related Co-Lender Agreement.

“Determination Date”: With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if the sixth day is not a Business Day, the next Business Day, commencing in October 2014.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan, Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Whole Loan and any purchaser of the related Mortgage Loan, Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement other than (1) any compensation which is payable to the Special Servicer under this Agreement or (2) to the extent included in a CREFC® Report for the applicable period, any Permitted Special Servicer/Affiliate Fees.

“Disqualified Non-U.S. Tax Person”: With respect to a Class R Certificate, any Non-U.S. Tax Person or agent thereof other than (i) a Non-U.S. Tax Person that holds the Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (ii) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC for federal income tax purposes at any time that the Certificates are outstanding. For purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Code Section 7701 or successor provisions.

“Distribution Account”: The Lower-Tier Distribution Account, the Upper-Tier Distribution Account and the Exchangeable Distribution Account, each of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth Business Day following the Determination Date in each month, commencing October 2014. The first Distribution Date shall be October 10, 2014.

“Distribution Date Statement”: As defined in Section 4.02(a) of this Agreement.

“Document Defect”: As defined in Section 2.03(a) of this Agreement.

“Due Date”: With respect to (i) any Mortgage Loan or Companion Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Companion Loan, as the case may be, had been scheduled to be first due, and (iii) any REO Mortgage Loan or REO Companion Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Mortgage Loan or Companion Loan, as the case may be, had been scheduled to be first due.

“Early Termination Notice Date”: Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) is less than 1.0% of the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

“EDGAR”: The Commission’s Electronic Data Gathering and Retrieval System.

“EDGAR-Compatible Format”: means any format compatible with EDGAR, including HTML, Word, Excel or clean, searchable PDFs.

“Eligible Account”: Any of (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee and the Certificate Administrator), the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated “A2” by Moody’s (or, if applicable, the short term rating is at least “P-1” by Moody’s), (ii) an account or accounts maintained with PNC Bank, National Association or Wells Fargo Bank, National Association so long as PNC Bank, National Association or Wells Fargo Bank, National Association’s, as applicable, long-term unsecured debt rating shall be at least “A2” by Moody’s (if the deposits are to be held in the account for more than 30 days) or PNC Bank, National Association or Wells Fargo Bank, National Association’s, as applicable, short-term deposit or short-term unsecured debt rating shall be at least “P-1” by Moody’s (if the deposits are to be held in the account for 30 days or less), (iii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, the long term unsecured debt obligations of such institution or trust company are rated at least “A2” by Moody’s, is (in the case of a state chartered depository institution or trust company) subject to regulations substantially similar to 12 C.F.R. §9.10(b), and is subject to supervision or examination by federal and state authority the long-term unsecured debt obligations of which are rated at least “Baa3” by Moody’s, (iv) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (iii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or (v) such other account or accounts not listed in clauses (i) - (iii) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Operating Advisor”: An institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, Morningstar and/or DBRS and that has not been a special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, Morningstar and/or DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.09(a) of this Agreement, (iii) that is not the Special Servicer, the Controlling Class Representative, the Whole Loan Directing Holder or an Affiliate of the Special Servicer, the Controlling Class Representative or the Whole Loan Directing Holder and (iv) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor special servicer (x) in respect of its obligations under this Agreement or (y) for the appointment or recommendation for replacement of a successor special servicer to become the Special Servicer.

“Emergency Advance”: Any Property Advance that, pursuant hereto, the Special Servicer is required to either (a) make (in its sole discretion in accordance with the Servicing Standard) or (b) to request the applicable Master Servicer to make, that must be made in an emergency situation or on an urgent basis within two (2) Business Days of the applicable Special Servicer becoming aware that it must be made in order to avoid any material penalty, any material harm to a Mortgaged Property securing a Mortgage Loan or any other material adverse consequence to the Trust Fund or any related Companion Loan Holder.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Mortgage Loan Seller in connection with the origination or acquisition of the related Mortgage Loan.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Restricted Certificate”: Any Class X-D, Class E, Class F or Class G Certificate; provided that any such Certificate: (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions with respect to ERISA Restricted Certificates contained in Section 5.03(m) of this Agreement if, as of the date of a proposed transfer of such Certificate, either (i) it is rated in one of the four highest generic ratings categories by a Rating Agency authorized by the U.S. Department of Labor or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

“Escrow Account”: As defined in Section 3.04(b) of this Agreement.

“Escrow Payment”: Any payment made by any Mortgagor to the Master Servicer pursuant to the related Mortgage, Lock-Box Agreement or Loan Agreement for the account of such Mortgagor for application toward the payment of taxes, insurance premiums, assessments, ground rents, mandated improvements and similar items in respect of the related Mortgaged Property.

“Euroclear”: Euroclear Bank, as operator of the Euroclear System, and its successors in interest.

“Excess Interest”: With respect to each ARD Loan, additional interest accrued on such Mortgage Loan after the Anticipated Repayment Date allocable to the difference between the Revised Rate and the Mortgage Loan Rate, plus any compound interest thereon, to the extent permitted by applicable law and the related Loan Documents. The Excess Interest shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(d) of this Agreement in trust for the Class S Certificateholders, which (subject to any changes in the identities of the Certificate Administrator and/or the Trustee) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee, and the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 – Excess Interest Distribution Account”. Any such account shall be an Eligible Account. The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class S Certificates. The Excess Interest Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Liquidation Proceeds”: With respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Companion Loan Holder pursuant to the Co-Lender Agreement), over (ii) the amount that would have been received if a Principal Payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received.

“Excess Liquidation Proceeds Reserve Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(c) of this Agreement for the benefit of the Certificateholders, which (subject to any changes in the identity of the Trustee or the Certificate Administrator) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered Holders of GS Mortgage Securities

Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Excess Liquidation Proceeds Reserve Account.” Any such account shall be an Eligible Account.

“Excess Modification Fees”: With respect to any Mortgage Loan or Whole Loan, if applicable, the sum of (A) the excess of (i) any and all Modification Fees with respect to any modification, waiver, extension or amendment of any of the terms of the related Mortgage Loan (or Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and Additional Trust Fund Expenses (other than (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred with respect to the related Mortgage Loan (or Whole Loan, if applicable) and reimbursed from such Modification Fees (which such Additional Trust Fund Expenses shall be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer shall offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan, if applicable) or REO Property; provided that if the related Mortgage Loan (or Whole Loan, if applicable) ceases being a Corrected Mortgage Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Mortgage Loan (or Whole Loan) ceasing to be a Corrected Mortgage Loan shall no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Whole Loan) ceased to be a Corrected Mortgage Loan within 18 months of it becoming a modified Mortgage Loan (or Whole Loan). If such Mortgage Loan (or Whole Loan) ceases to be a Corrected Mortgage Loan, the Special Servicer shall be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or full payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment shall be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Whole Loan, if applicable) shall be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

“Excess Penalty Charges”: With respect to any Mortgage Loan (or Whole Loan, if applicable) and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Mortgage Loan (or Whole Loan, if applicable) during such Collection Period, over (ii) all unpaid or unreimbursed Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust (and, if applicable, the related Companion Loan Holder(s)) with respect to such Mortgage Loan (or Whole Loan, if applicable) and reimbursed from such Penalty Charges (which such Additional Trust Fund Expenses shall be reimbursed from such Penalty Charges) in accordance with Section 3.14 of this Agreement and (B) expenses previously paid or reimbursed from Penalty Charges as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfalls with respect to all Principal Prepayments received with respect to the Mortgage Loans and Companion Loans during the related Prepayment Period exceed the Compensating Interest Payment.

“Excess Servicing Fees”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum equal to the Master Servicer’s interest in the Servicing Fee Rate (minus the applicable fee rate, if any, set forth under the column labeled “Subservicing Fee Rate (%)” on the Mortgage Loan Schedule) minus 0.0050%; provided that such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”: The Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Date”: As defined in Section 5.12(g) of this Agreement.

“Exchangeable Certificate”: Any of the Class A-S, Class B, Class PEZ or Class C Certificates.

“Exchangeable Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(d) of this Agreement for the benefit of the Holders of the Exchangeable Certificates, which (subject to any changes in the identity of the Trustee or the Certificate Administrator) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Exchangeable Distribution Account.” Any such account shall be an Eligible Account. The Exchangeable Distribution Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Exchangeable Proportion”: Class A-S, Class B and Class C Certificates that evidence equal Tranche Percentage Interests in the related Class PEZ Regular Interests.

“FDIC”: The Federal Deposit Insurance Corporation, and its successors in interest.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor, the Controlling Class Representative, the Beverly Connection Directing Holder (if applicable) or any related Companion Loan Holder (or its Companion Loan Holder Representative), in each case, which does not include any communication (other than the related Asset Status Report) between the Special Servicer, the Controlling Class Representative, the Beverly Connection Directing Holder (if applicable) and/or any related Companion Loan Holder (or its Companion Loan Holder Representative), with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless the Controlling Class Representative (unless a Control Termination Event exists and other than with respect to the Beverly Connection Whole Loan for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder) or, with respect to the Beverly Connection Whole Loan, the holder of the Beverly Connection Subordinate Companion Loan (for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder) has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement or has been deemed to have approved or consented to such action or unless the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or Whole Loan that is a Specially Serviced Loan or REO Mortgage Loan, as the case may be, a determination that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds and other payments or recoveries that the Special Servicer has determined in accordance with the Servicing Standard will ultimately be recoverable.

“FIRREA”: The Financial Institutions Reform, Recovery and Enforcement Act, as it may be amended from time to time.

“Fitch”: Fitch Ratings, Inc. or its successors in interest.

“Form 8-K Disclosure Information”: As defined in Section 10.06 of this Agreement.

“General Special Servicer”: As defined in Section 6.08(j) of this Agreement.

“Global Certificates”: Any Certificate registered in the name of the Depository or its nominee.

“Grantor Trust”: A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of (i) the Class S Specific Grantor Trust Assets, beneficial ownership of which is represented by the Class S Certificates and (ii) the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets and the Class PEZ Specific Grantor Trust

Assets, beneficial ownership of which is represented by the Exchangeable Certificates, as further described in this Agreement.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property.

“GSMC”: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

“GSMC Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement, dated as of September 1, 2014, by and between GSMC and the Depositor.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: With respect to any Certificate, a Certificateholder, and with respect to any Lower-Tier Regular Interest or Class PEZ Regular Interest, the Trustee for the benefit of the Certificateholders.

“Indemnified Party”: As defined in Section 8.05(c) or Section 11.13(d), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”: As defined in Section 8.05(c) or Section 11.13(d), as applicable, of this Agreement, as the context requires.

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of a Mortgage Loan Seller, the Depositor, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative) or any Affiliate thereof, and (ii) is not connected with any such Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Mortgage Loan Sellers, the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative) or any Affiliate thereof merely because such Person is (A) compensated for services by, or (B) the beneficial owner of 1% or less of any class of securities issued by, the Depositor, the Mortgage Loan Sellers, the Trustee, the Master Servicer, the Special Servicer, the

Controlling Class Representative, the Operating Advisor, the Certificate Administrator, any Mortgagor, the Companion Loan Holder or any Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Code Section 856(d)(3) if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and the Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer, the Trustee and the Certificate Administrator has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer, on behalf of itself, the Trustee and the Certificate Administrator has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Initial Purchasers”: Goldman, Sachs & Co., Citigroup Global Markets Inc., Cantor Fitzgerald & Co., Drexel Hamilton, LLC and Wells Fargo Securities, LLC.

“Inquiries”: As defined in Section 4.02(a) of this Agreement.

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance Proceeds”: Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan (including any amounts paid by the Master Servicer pursuant to Section 3.07 of this Agreement).

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest, an amount equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class or Class PEZ Regular Interest on the related Certificate Principal Amount outstanding immediately prior to such Distribution Date. With respect to any Distribution Date and a Class of the Class X Certificates, an amount equal to the sum of the Accrued Component

Interest for the related Interest Accrual Period for all of the respective Components for such Class for such Interest Accrual Period. Calculations of interest due in respect of the Regular Certificates and the Class PEZ Regular Interests shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Interest Accrual Period”: With respect to any Distribution Date and any Class of Regular Certificates and any Class PEZ Regular Interest, the calendar month preceding the month in which such Distribution Date occurs. Each Interest Accrual Period with respect to each Class of Regular Certificates and the Class PEZ Regular Interests is assumed to consist of 30 days.

“Interest Distribution Amount”: With respect to any Distribution Date and with respect to each Class of Regular Certificates and each Class PEZ Regular Interest, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class or Class PEZ Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class or Class PEZ Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class or Class PEZ Regular Interest on such Distribution Date pursuant to Section 4.01(j).

“Interest Reserve Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.23 of this Agreement, which (subject to any changes in the identity of the Trustee or the Certificate Administrator) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Interest Reserve Account” and which shall be an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates and any Class PEZ Regular Interest, the sum of (a) the portion, of the Interest Distribution Amount for such Class or Class PEZ Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of a Class of the Class X Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class or Class PEZ Regular Interest for the current Distribution Date, and (ii) in the case of a Class of the Class X Certificates, one month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

“Interested Person”: As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Controlling Class Representative, any Mortgage Loan Seller, any Mortgagor, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.16 of this Agreement, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities; and, with respect to a Defaulted Whole Loan, the applicable Other Depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the applicable trustee for the Other Securitization Trust, each related Companion Loan Holder or its Companion Loan Holder

Representative, any holder of a related mezzanine loan, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument related to the Certificates or issued or executed by a Mortgagor, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.07(a) of this Agreement.

“Investment Company Act”: The Investment Company Act of 1940, as it may be amended from time to time.

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, or any Person on whose behalf the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, has discretion in connection with Investments.

“Investor Certification”: A certificate representing that such Person executing the certificate is a Certificateholder, the Controlling Class Representative to the extent the Controlling Class Representative is not a Certificateholder, a Beneficial Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), a Companion Loan Holder or a Companion Loan Holder Representative and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s Website) pursuant to this Agreement, (A) such Person is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor in or of any of the foregoing and (B) except in the case of a prospective purchaser of a Certificate, a Companion Loan Holder or a Companion Loan Holder Representative, such Person has received a copy of the Prospectus Supplement and the Prospectus, substantially in the form of Exhibit M-1 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, a Companion Loan Holder or a Companion Loan Holder Representative), (A) such Person is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor, (B) such Person is or is not the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of any of the foregoing, (C) such Person has received a copy of the Prospectus Supplement and the Prospectus, substantially in the form of Exhibit M-2 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website or the Master Servicer’s website and (D) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws;; provided that, for purposes of clause (ii), if such Person is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, such certification shall indicate whether an Affiliate Ethical Wall exists between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable. The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures. A holder of a mezzanine loan will be considered an Affiliate of a Mortgagor with respect to the related Mortgage Loan upon the occurrence of an event that would permit acceleration of the mezzanine loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will be required to restrict access to the Certificate Administrator’s Website to a mezzanine lender upon notice from the Special Servicer pursuant to this Agreement that an event of default has occurred under such mezzanine loan. The Special Servicer, to the extent it has actual knowledge, shall promptly give notice to the Certificate Administrator that an event of default under a mezzanine loan has occurred in the form of Exhibit GG attached hereto or such other form as may be mutually agreed to by the Special Servicer and the Certificate Administrator.

“Investor Q&A Forum”: As defined in Section 4.02(a) of this Agreement.

“Investor Registry”: As defined in Section 4.02(a) of this Agreement.

“IRS”: The Internal Revenue Service.

“KBRA”: means Kroll Bond Rating Agency, Inc. and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Liquidation Event”: With respect to any Mortgage Loan (or Whole Loan), any of the following events: (i) such Mortgage Loan (or Whole Loan) is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan (or Whole Loan); (iii) such Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement; (iv) such Mortgage Loan is purchased or otherwise acquired by the Special Servicer, the Master Servicer, the Holders of the Controlling Class, Holders of the Class R Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (v) such Mortgage Loan (or Whole Loan or the senior portion thereof) is purchased by the holder of a mezzanine loan or a Companion Loan pursuant to the related intercreditor, co-lender or similar agreement; (vi) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation; or (vii) such Mortgage Loan (or Whole Loan or the senior portion thereof) is purchased by another party in accordance with Section 3.17 of this Agreement. With respect to any REO Property (and the related REO Mortgage Loan or REO Companion Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or otherwise acquired by the Master Servicer, the

Special Servicer, Holders of the Controlling Class, Holders of the Class R Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (iii) the taking of a REO Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (iv) such REO Property is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreement; or (v) such REO Property is purchased by another party in accordance with Section 3.17 of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Specially Serviced Loan or REO Property acquired in respect thereof or final payoff of a Corrected Mortgage Loan (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions, and conveyance taxes associated with such Mortgage Loan or Mortgaged Property).

“Liquidation Fee”: With respect to each Specially Serviced Loan as to which the Special Servicer receives a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related Mortgagor and, except as otherwise described below, with respect to any Mortgage Loan (or Whole Loan) repurchased or substituted as contemplated by Section 2.03 of this Agreement, any Specially Serviced Loan or any REO Property as to which the Special Servicer receives Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, an amount calculated by the application of the applicable Liquidation Fee Rate to the related payment or proceeds (exclusive of any portion of such payoff or proceeds that represents Penalty Charges); provided that the Liquidation Fee with respect to any related Specially Serviced Loan or REO Property shall be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that, except as contemplated by the preceding proviso with respect to the offset of Excess Modification Fees and the next two (2) provisos, no Liquidation Fee will be less than $25,000; provided, further, that (a) the Liquidation Fee shall be zero with respect to any Mortgage Loan or Whole Loan or any Mortgaged Property purchased or repurchased pursuant to clauses (iii) through (v) of the first sentence of the definition of Liquidation Event (unless with respect to (A) clause (iii), the applicable Mortgage Loan Seller does not repurchase or substitute for such Mortgage Loan until after more than 120 days following its receipt of notice or discovery of a Material Breach or Material Defect, and (B) clause (v), the mezzanine loan holder or the Subordinate Companion Loan Holder does not purchase such Mortgage Loan or Whole Loan within 90 days of when the related purchase option first becomes exercisable under the related intercreditor agreement or Co-Lender Agreement, as applicable) or pursuant to clauses (ii) or (iv) of the second sentence of such definition (unless with respect to clause (iv), the mezzanine loan holder does not purchase such REO Property within 90 days of when the related purchase option first becomes exercisable) and (b) the Liquidation Fee with respect to each Mortgage Loan or REO Mortgage Loan repurchased or substituted for after more than 120 days following the Mortgage Loan Seller’s receipt of notice or discovery of a Material Breach or Material Defect shall be in an amount equal to the Liquidation Fee Rate of the outstanding principal balance of such Mortgage Loan or REO Mortgage Loan; provided, further that if a Mortgage Loan or

Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related payment or proceeds are received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Mortgage Loan or Whole Loan, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such liquidation.

“Liquidation Fee Rate”: A rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0% with respect to each Mortgage Loan repurchased or substituted as contemplated by Section 2.03 of this Agreement, each Specially Serviced Loan and each REO Property, provided, however, that except as contemplated in the definition of “Liquidation Fee”, no Liquidation Fee will be less than $25,000.

“Liquidation Proceeds”: The amount (other than Insurance Proceeds and Condemnation Proceeds) received in connection with a Liquidation Event.

“Loan Agreement”: With respect to any Mortgage Loan or Whole Loan, the loan agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which such Mortgage Loan or Whole Loan, as applicable, was made.

“Loan Documents”: With respect to any Mortgage Loan or Whole Loan, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Whole Loan or subsequently added to the related Mortgage File.

“Loan Number”: With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any Sub-Servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Loan Purchase Agreement”: The GSMC Loan Purchase Agreement, the CGMRC Loan Purchase Agreement, the SMF Loan Purchase Agreement and/or the CCRE Loan Purchase Agreement, as applicable.

“Loan-to-Value Ratio”: With respect to any Mortgage Loan or Whole Loan, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the then unpaid principal balance of such Mortgage Loan or Whole Loan, as applicable, and the denominator of which is the Appraised Value of the related Mortgaged Property as determined by an Appraisal thereof.

“Lock-Box Account”: With respect to any Mortgaged Property, if applicable, any account created pursuant to any documents relating to a Mortgage Loan or Whole Loan to receive rental or other income generated by the Mortgaged Property. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Whole Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.

“Lock-Box Agreement”: With respect to any Mortgage Loan or Whole Loan, the lock-box or other similar agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which the related Lock-Box Account, if any, may have been established.

“Lower-Tier Distribution Account”: The account or accounts created and maintained as a separate account (or separate sub-account within the same account as the Upper-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identity of the Trustee or the Certificate Administrator) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Lower-Tier Distribution Account” and which must be an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Principal Balance”: The principal amount of any Lower-Tier Regular Interest outstanding as of any date of determination. As of the Closing Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall equal the Original Lower-Tier Principal Balance as set forth in the Preliminary Statement hereto. On each Distribution Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such Lower-Tier Regular Interest on such Distribution Date pursuant to Section 4.01(a)(ii) of this Agreement, and shall be further reduced on such Distribution Date by all Realized Losses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01(e) of this Agreement, and increased on any Distribution Date (as and to the extent provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement), such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Principal Amount of the Corresponding Certificates.

“Lower-Tier Regular Interests”: The Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-5, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Interests.

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (other than the CCRE Strip and the Excess Interest), any related REO Property acquired in respect thereof and all proceeds of such REO Property, other property of the Trust Fund related thereto and amounts held in respect thereof from time to time in the Collection Account, any Whole Loan Custodial Account, the Interest Reserve Account and the related REO Account; and amounts held from time to time in the Lower-Tier Distribution Account and the Excess Liquidation Proceeds Reserve Account, in each case excluding amounts allocable to the Companion Loans and any interest or other income earned on such amounts allocable to the Companion Loans, the CCRE Strip and Excess Interest.

“Lower-Tier Residual Interest”: The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Lower-Tier REMIC and evidenced by the Class R Certificates.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Collectively:

(a)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Whole Loans as come into and continue in default;

(b)           any modification, consent to a modification or waiver of a monetary term (other than Penalty Charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Mortgage Loan or Whole Loan or any extension of the Maturity Date of any Mortgage Loan or Whole Loan;

(c)           any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Purchase Price;

(d)           any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)           any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Whole Loan, or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Whole Loan and for which there is no lender discretion;

(f)            any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Whole Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(g)          any property management company changes or franchise changes (in each case, to the extent the lender is required to consent or approve under the Loan Documents);

(h)          releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan or Whole Loan and for which there is no lender discretion;

(i)           any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Mortgage Loan or Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Whole Loan and for which there is no lender discretion;

(j)            the determination of the Special Servicer pursuant to clause (b) or clause (c) of the definition of “Specially Serviced Loan”;

(k)           following a default or an event of default with respect to a Mortgage Loan or Whole Loan, any acceleration of such Mortgage Loan or Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related Mortgagor or Mortgaged Property;

(l)            any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Whole Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the Holders of the Control Eligible Certificates;

(m)          any determination of an Acceptable Insurance Default;

(n)           any proposed modification or waiver of any material provision in the related Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related Mortgagor; and

(o)           any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

“Manager”: With respect to any Mortgage Loan or Whole Loan, any property manager for the related Mortgaged Properties.

“Master Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or its successor in interest, or any successor Master Servicer appointed as herein provided.

“Master Servicer Remittance Date”: With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

“Master Servicer Servicing Personnel”: The divisions and individuals of the Master Servicer who are involved in the performance of the duties of the Master Servicer under this Agreement.

“Material Breach”: As defined in Section 2.03(a) of this Agreement.

“Material Document Defect”: As defined in Section 2.03(a) of this Agreement.

“Maturity Date”: With respect to each Mortgage Loan, the maturity date as set forth on the Mortgage Loan Schedule; and with respect to each Companion Loan, the Maturity Date for the related Mortgage Loan.

“Modification Fees”: With respect to any Mortgage Loan (or Whole Loan, if applicable), any and all fees collected from the related Mortgagor with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the related Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, other than (a) any Assumption Fees, Consent Fees or assumption application fees and (b) any fee in connection with a defeasance of such Mortgage Loan (or Whole Loan).

“Modified Asset”: Any Mortgage Loan or any Whole Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.24 of this Agreement in a manner that:

(a)           affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to such Mortgage Loan or Whole Loan);

(b)           except as expressly contemplated by the related Loan Documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

(c)           in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or Whole Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”: With respect to any Mortgage Loan or Companion Loan, as applicable (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date, the scheduled monthly payment of principal (if any) and interest at the related Mortgage Loan Rate, which is payable by the related Mortgagor on such Due Date under the related Note or Notes. The Monthly Payment with respect to (i) an REO Mortgage Loan or REO Companion Loan, (ii) any Mortgage Loan or Companion Loan that is delinquent at its respective Maturity Date and with respect to which the Special Servicer has not entered into an extension or (iii) any ARD Loan after the related Anticipated Repayment Date, is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged or the related Maturity Date or Anticipated Repayment Date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Companion Loan.

“Moody’s”: Moody’s Investors Service, Inc. and its successors in interest. If neither Moody’s Investors Service, Inc. nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC. If neither Morningstar Credit Ratings, LLC nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing the Note(s) evidencing a Mortgage Loan or Whole Loan.

“Mortgage File”: With respect to any Mortgage Loan or the related Whole Loan, subject to Section 2.01(b), collectively the following documents:

(1)           (A) the original executed Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of “Wells Fargo Bank, National Association, as Trustee, on behalf of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24” or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of a Whole Loan, a copy of the executed Note for the related Companion Loan;

(2)           an original or copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(3)           an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(4)           an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “Wells Fargo Bank, National Association, as Trustee, on behalf of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through

Certificates, Series 2014-GC24 [and the holder of the related Companion Loan, as their interests may appear]” or a copy of such assignment (if the related Mortgage Loan Seller or its designee, rather than the Trustee or Certificate Administrator, is responsible for the recording thereof);

(5)           an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of “Wells Fargo Bank, National Association, as Trustee, on behalf of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 [and the holder of the related Companion Loan, as their interests may appear]”;

(6)           originals or copies of final written modification agreements in those instances where the terms or provisions of the Note for such Mortgage Loan (or, if applicable, any Note of a Whole Loan) or the related Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(7)           the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Whole Loan (or, if such policy has not been issued, a “marked-up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(8)           an original or copy of the related Ground Lease relating to such Mortgage Loan (or the related Whole Loan, if applicable), if any, and any ground lessor estoppel;

(9)           an original or copy of the related Loan Agreement, if any;

(10)         an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(11)         an original or copy of the lock box agreement or cash management agreement relating to such Mortgage Loan or the related Whole Loan, if any;

(12)         an original or copy of the environmental indemnity from the related Mortgagor, if any;

(13)         an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(14)         an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (5)), in favor of “Wells Fargo Bank, National Association, as Trustee, on behalf of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 [and the holder of the related Companion Loan, as their interests may appear]”;

(15)         any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the Trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the Trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(16)         in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, the original or a copy of the related intercreditor agreement;

(17)         an original or copy of any related environmental insurance policy;

(18)         a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the Master Servicer);

(19)         copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the Trust or the Trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the Trust or Trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice shall be delivered by the related Mortgage Loan Seller to the Custodian for inclusion in the Mortgage File within the time period set forth in the last paragraph of Section 2.01(b)) and/or estoppel letters relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof; and

(20)         in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement.

provided that, whenever the term “Mortgage File” is used to refer to documents actually received by the Certificate Administrator or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

“Mortgage Loan”: Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, the mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-Off Date. Such term shall include any Specially Serviced Loan, REO Mortgage Loan or defeased Mortgage Loan but not the Companion Loans.

“Mortgage Loan Rate”: With respect to any Mortgage Loan (including an REO Mortgage Loan) or Companion Loan (including an REO Companion Loan), the per annum rate at which interest accrues (or, if and while it is an REO Mortgage Loan or REO Companion Loan, is deemed to accrue) on such Mortgage Loan or Companion Loan, as the case may be, as stated in the related Note or Co-Lender Agreement, in each case without giving effect to the Default

Rate, Excess Interest or the Revised Rate with respect to any Mortgage Loan or any related note(s) held by any Companion Loan Holder, as the case may be.

“Mortgage Loan Schedule”: The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

(i)             the Loan Number;

(ii)           the street address (including city, state and zip code) and name of the related Mortgaged Property;

(iii)           the Cut-Off Date Balance;

(iv)           the original Mortgage Loan Rate;

(v)            the (A) remaining term to stated maturity and (B) Stated Maturity Date;

(vi)           in the case of a Balloon Mortgage Loan, the remaining amortization term;

(vii)          the Servicing Fee Rate (separately identifying any primary servicing fee rate or subservicing fee rate included in the Servicing Fee Rate, and in the case of a Whole Loan, separately identifying the Servicing Fee Rate applicable to the related Companion Loan(s) in the Whole Loan);

(viii)         the Mortgage Loan Seller(s);

(ix)           whether the Mortgage Loan is cross-collateralized and the cross-collateralized group it belongs to;

(x)            whether the Mortgage Loan is an ARD Loan;

(xi)           the Anticipated Repayment Date, if applicable;

(xii)          the Revised Rate, if applicable; and

(xiii)         whether such Mortgage Loan is part of a Whole Loan, in which case the information required by clauses (iii), (iv), (v), (vi) and (vii) above shall also be set forth for the Companion Loan in the related Whole Loan.

“Mortgage Loan Seller”: Each of GSMC, CGMRC, SMF and CCRE, and their respective successors in interest.

“Mortgage Loan Seller Sub-Servicer”: A Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit S to this Agreement, or any successor thereto.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Mortgage Loans, collectively. The Mortgage Pool does not include the Companion Loans or any related REO Companion Loans.

“Mortgaged Property”: The underlying property securing a Mortgage Loan and the related Companion Loan, including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans and the related Companion Loans, a leasehold estate, or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgagor”: The obligor or obligors on a Note and the related note(s) in favor of a Companion Loan Holder(s), including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under such Note and the related note(s) in favor of a Companion Loan Holder(s).

“Mortgagor Accounts”: As defined in Section 3.07(a) of this Agreement.

“Net Condemnation Proceeds”: The Condemnation Proceeds received with respect to any Mortgage Loan or Companion Loan (including an REO Mortgage Loan or REO Companion Loan) net of the amount of (i) costs and expenses incurred with respect thereto and (ii) amounts required to be applied to the restoration or repair of the related Mortgaged Property.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the express requirements of the Mortgage or Note or other Loan Documents included in the Mortgage File or in accordance with the Servicing Standard, or with respect to the environmental insurance policy, applied to pay any costs, expenses, penalties, fines or similar items.

“Net Liquidation Proceeds”: The Liquidation Proceeds received with respect to any Mortgage Loan or Whole Loan (including an REO Mortgage Loan or REO Companion Loan) net of the amount of Liquidation Expenses incurred with respect thereto.

“Net Mortgage Loan Rate”: With respect to any Mortgage Loan (including any REO Mortgage Loan), a per annum rate equal to the Mortgage Loan Rate for such Mortgage Loan minus the related Administrative Cost Rate and, in the case of the Mortgage Loans that are part of the CCRE Strip Pool, minus the CCRE Strip Rate. Notwithstanding the foregoing, if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, for purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Loan Rate of such Mortgage Loan for any one-month period preceding a related Due Date shall be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest and Excess Interest) in respect of such Mortgage Loan during such one-month period at a per annum rate equal to the related Mortgage Loan Rate minus the related Administrative Cost Rate and, in the case of the Mortgage Loans that are part of the CCRE Strip Pool, minus the CCRE Strip Rate; provided, however, that, for purposes of calculating Pass-Through Rates and the WAC Rate, with respect to each Mortgage Loan that accrues interest on the basis of a 360-day year and the actual number of days during each one-month interest accrual period, (i) the Net Mortgage Loan Rate for the one-month period preceding the Due Dates in January and February in any year which is not a leap year and in February in any year which is a leap year (unless, in either case, the related Distribution Date is the final Distribution Date), shall be determined net of any Withheld Amounts and (ii) the Net Mortgage Loan Rate for the one-month period preceding the Due Date in March shall be determined taking into account the addition of any such Withheld Amounts. Also notwithstanding the foregoing, for purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Loan Rate of any Mortgage Loan shall be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor, and without regard to the related Mortgaged Property becoming an REO Property.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by CREFC®.

“Net REO Proceeds”: With respect to each REO Property and any related REO Mortgage Loan or REO Companion Loan, REO Proceeds with respect to such REO Property, REO Mortgage Loan or REO Companion Loan (other than the proceeds of a liquidation thereof) net of any insurance premiums, taxes, assessments, ground rents and other costs and expenses permitted to be paid therefrom pursuant to Section 3.16(b) of this Agreement.

“New Lease”: Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund, if the Trust Fund has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Property Advance. Workout-Delayed Reimbursement Amounts shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in Sections 3.20 and 4.06, the definition of Nonrecoverable P&I Advance or the definition of Nonrecoverable Property Advance, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late collections or any other recovery on or in respect of the related Mortgage Loan or Whole Loan or REO Mortgage Loan or REO Whole Loan, or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: With respect to any Mortgage Loan, any P&I Advance previously made or proposed to be made in respect of such Mortgage Loan or a related

REO Mortgage Loan by the Master Servicer or the Trustee, which P&I Advance such party or the Special Servicer has determined pursuant to and in accordance with Section 4.06 of this Agreement, would not or will not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or a related REO Mortgage Loan or any related Subordinated Companion Loan or related REO Companion Loan, as the case may be.

“Nonrecoverable Property Advance”: Any Property Advance (including any Emergency Advance) previously made or proposed to be made in respect of a Mortgage Loan, Whole Loan or REO Property by the Master Servicer, the Special Servicer (with respect to any Emergency Advance) or the Trustee, which Property Advance such party or the Special Servicer has determined pursuant to and in accordance with Section 3.20 of this Agreement, in accordance with the Servicing Standard (or, with respect to the Trustee, its good faith business judgment), will not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan, Whole Loan or REO Property, as the case may be. Any Property Advance (including any Emergency Advance) that is not required to be repaid by the related Mortgagor under the terms of the related Loan Documents shall be deemed to be a Nonrecoverable Advance for purposes of the Master Servicer’s, the Special Servicer’s or the Trustee’s entitlement to reimbursement for such Advance.

“Non-Book Entry Certificates”: As defined in Section 5.02(c)(iii) of this Agreement.

“Non-Reduced Certificates”: As of any date of determination, any Class of Certificates (other than the Class R, Class S and Class X Certificates) then outstanding for which (a)(1) the initial Certificate Principal Amount of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Principal Amount of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination; provided that for purposes of this definition, the Class A-S Certificates and the Class PEZ Component A-S will be considered as if they together constitute a single “Class” of Certificates, the Class B Certificates and the Class PEZ Component B will be considered as if they together constitute a single “Class” of Certificates, the Class C Certificates and the Class PEZ Component C will be considered as if they together constitute a single “Class” of Certificates, and the Class PEZ Certificates will be Non-Reduced Certificates only with respect to each Class PEZ Component that is part of a Class of Non-Reduced Certificates determined as described in this proviso.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f) of this Agreement.

“Non-U.S. Tax Person”: A person other than a U.S. Tax Person.

“Note”: With respect to any Mortgage Loan or Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Mortgage Loan or Companion Loan, as the case may be, including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”: Any of the notices given to the Certificate Administrator by the Master Servicer, the Depositor or any Holder of a Class R Certificate pursuant to Section 9.01(c).

“Notional Amount”: For any date of determination, (a) with respect to the Class X-A Certificates, the Class X-A Notional Amount, (b) with respect to the Class X-B Certificates, the Class X-B Notional Amount, (c) with respect to the Class X-C Certificates, the Class X-C Notional Amount, (d) with respect to the Class X-D Certificates, the Class X-D Notional Amount and (e) with respect to each Component, the applicable Component Notional Amount.

“NRSRO”: A nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“OCC”: The Office of the Comptroller of Currency, and its successors in interest.

“Offering Circular”: The offering circular dated September 16, 2014, relating to the Private Certificates (other than the Class S Certificates).

“Officer’s Certificate”: With respect to any Person, a certificate signed by an authorized officer of such Person or, in the case of the Master Servicer or the Special Servicer, a Servicing Officer, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be.

“Operating Advisor”: Situs Holdings, LLC, a Delaware limited liability company, or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.29(d)(ii) of this Agreement.

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consultation rights equal to the lesser of (a) $10,000 or (b) the amount as the related Mortgagor agrees to pay with respect to any Mortgage Loan (or Whole Loan, as applicable), payable pursuant to Section 3.06(a) of this Agreement; provided, however, no such fee shall be payable unless paid by the related Mortgagor; provided, further that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Fee”: With respect to each Mortgage Loan and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Operating Advisor Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement. For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period, a rate equal to 0.00125% per annum.

“Operating Advisor Surveillance Personnel”: The divisions and individuals of the Operating Advisor who are involved in the performance of the duties of the Operating Advisor under this Agreement.

“Operating Advisor Standard”: As defined in Section 3.29(b) of this Agreement.

“Operating Advisor Termination Event”: As defined in Section 7.06(a) of this Agreement.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Special Servicer or the Master Servicer, as the case may be, reasonably acceptable to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) qualification of a Trust REMIC or the imposition of tax under the REMIC Provisions on any income or property of any such Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer or Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor, the Special Servicer and the Master Servicer.

“Opting-Out Party”: A defined in Section 6.09(h) of this Agreement.

“Original Lower-Tier Principal Balance”: With respect to any Lower-Tier Regular Interest, the initial principal balance thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The pooling and servicing agreement or other comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities backed by the assets of such Other Securitization Trust.

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Companion Loan or REO Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Ownership Interest”: Any record or beneficial interest in a Class R Certificate.

“P&I Advance”: As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.06 of this Agreement. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to but without duplication, payment or reimbursement of interest thereon at the Advance Rate to but excluding the date of payment or reimbursement.

“Pari Passu Companion Loan”: Any Stamford Office Portfolio Companion Loan or Beverly Connection Pari Passu Companion Loan.

“Pass-Through Rate”: Each of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-5 Pass-Through Rate, the Class A-AB Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate, the Class X-C Pass-Through Rate, the Class X-D Pass-Through Rate, the Class A-S Pass-Through Rate, the Class A-S Regular Interest Pass-Through Rate, the Class B Pass-Through Rate, the Class B Regular Interest Pass-Through Rate, the Class C Pass-Through Rate, the Class C Regular Interest Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate and the Class G Pass-Through Rate. The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Components. The Class R Certificates and the Class S Certificates do not have Pass-Through Rates.

“Paying Agent”: The paying agent appointed pursuant to Section 5.06 of this Agreement.

“Penalty Charges”: With respect to any Mortgage Loan or Whole Loan, if applicable, (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the Mortgagor that represent default charges, penalty charges, late fees and/or Default Interest, subject to any allocation provisions of any related Co-Lender Agreement and excluding any amounts allocable to a Companion Loan pursuant to the related Co-Lender Agreement and excluding any Excess Interest.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than a Class R or Class S Certificate), the percentage interest is equal to the initial denomination as of the Closing Date of such Certificate divided by the initial Certificate Principal Amount or Notional Amount, as applicable, of such Class of Certificates. With respect to any Class R Certificate or any Class S Certificate, the percentage interest is set forth on the face thereof. For these purposes on any date of determination, the “initial denomination as of the Closing Date” of any Exchangeable Certificate received in an exchange shall be determined as if such Certificate was part of the related Class on the Closing Date, the “initial denomination as of the Closing Date” of any Exchangeable Certificate surrendered in an exchange shall be determined as if such Certificate was not part of the related Class on the Closing Date and the initial Certificate Principal Amount of the related Class of Exchangeable Certificates shall be determined as if such Class consisted only of the Certificates composing the Class on that date of determination and such Certificates had been outstanding as of the Closing Date.

“Performing Party”: As defined in Section 10.11 of this Agreement.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn (provided that funds invested by the Certificate Administrator in Permitted Investments managed or advised by the Certificate Administrator may (or, as and when contemplated under Section 3.07(c), shall) mature on the Distribution Date) and a maximum maturity of 365 days, regardless of whether issued by the Depositor, the Master Servicer, the Trustee, the Certificate Administrator or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation:

(i)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof; provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(ii)           Federal Housing Administration debentures;

(iii)          obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(iv)          federal funds, unsecured certificates of deposit, time or similar deposits, bankers’ acceptances and repurchase agreements of any bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of KBRA and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(v)           demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of KBRA and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)          debt obligations, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of KBRA and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vii)         commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), (A) if it has a term of one month or less, the short-term obligations of which are rated at least “P-1” by Moody’s (or, in the case of Moody’s, the long-term obligations of which are rated at least “A2” by Moody’s) and in the highest short-term debt rating category of KBRA; (B) if it has a term of more than one month and not in excess of three months, (1) the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s and (2) the short-term debt obligations of which are rated in the highest short-term debt rating category by KBRA; (C) if it has a term of more than three months and not in excess of six months, (1) the short-term debt obligations of which are rated at least “P-1” by Moody’s and the long-term debt obligations of which are rated at least “Aa3” by Moody’s and (2) the short-term debt obligations of which are rated in the highest short-term rating category by KBRA; and (D) if it has a term of more than six months, (1) the short-term debt obligations of which are rated at least “P-1” by Moody’s and the long-term debt obligations of which are rated at least “Aaa” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term rating category by KBRA (or, in the case of any such Rating Agency as set forth in clauses (A) through (D) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(viii)        the Wells Fargo Advantage Heritage Money Market Fund or any other money market fund (in each case, the “Fund”) so long as the Fund is rated by Moody’s in its highest money market fund ratings category (or, if not rated by such Rating Agency, otherwise acceptable to such Rating Agency, KBRA and Morningstar, as confirmed in a Rating Agency Confirmation);

(ix)           any other demand, money market or time deposit, demand obligation or any other obligation, security or investment with respect to which Rating Agency Confirmation has been obtained from each Rating Agency; and

(x)            such other demand, money market or time deposit, demand obligation or any other obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ix) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, demand obligation or any other obligation, security or investment;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, (iii) the rating for such instrument or security includes an “r” designation or (iv) if such instrument may be redeemed at a price below the purchase price; and provided, further, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at the expense of the party directing such Permitted Investment, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Notwithstanding the foregoing, to the extent that the Loan Documents with respect to a particular Mortgage Loan require the funds in the related Mortgagor Accounts to be invested in investments other than those itemized in clauses (i) through (ix) above, the Master Servicer shall invest the funds in such Mortgagor Accounts in accordance with the terms of the related Loan Documents.

For purposes of any condition set forth above, to the effect that any investment or the issuer thereof must have a minimum rating by KBRA, such condition shall be deemed to be waived if such investment or the issuer thereof, as applicable, is not rated by KBRA.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees, and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Whole Loan or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”: With respect to a Class R Certificate, any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(m) of this Agreement.

“Prepayment Assumption”: The assumption that there will be zero prepayments with respect to the Mortgage Loans; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”: With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan after the Due Date in such Prepayment Period, the amount of interest (net of the related Servicing Fee and any related Excess Interest and/or Default Interest and, in the case of the Mortgage Loans that are part of the CCRE Strip Pool, net of the CCRE Strip) that accrued for such Mortgage Loan on the amount of such Principal Prepayment during the period commencing on the date after such Due Date and ending on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan, inclusive, to the extent collected from the related

Mortgagor (exclusive of any related Yield Maintenance Charge or related Excess Interest and/or Default Interest that may have been collected).

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to the Due Date in such Prepayment Period, the amount of interest net of the related Servicing Fee and any related Excess Interest and/or Default Interest and, in the case of the Mortgage Loans that are part of the CCRE Strip Pool, net of interest accrued at the CCRE Strip Rate) to the extent not collected from the related Mortgagor, that would have accrued on such Mortgage Loan on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

“Prepayment Period”: With respect to any Distribution Date, the period beginning the day after the Determination Date in the month immediately preceding the month in which such Distribution Date occurs (or on the Cut-Off Date, in the case of the first Distribution Date) through and including the Determination Date immediately preceding such Distribution Date.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing the Master Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Distribution Amount”: For any Distribution Date will be equal to the sum, without duplication, of:

(A)          the Scheduled Principal Distribution Amount for such Distribution Date;

(B)          the Unscheduled Payments of the Mortgage Loans (including the REO Mortgage Loans) received during the related Prepayment Period; and

(C)           the Principal Shortfall, if any, for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans (including the REO Mortgage Loans) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans (including the REO Mortgage Loans) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including the REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the applicable Prepayment Period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

“Principal Prepayment”: Any payment of principal made by a Mortgagor on a Mortgage Loan or Whole Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

“Principal Shortfall”: For any Distribution Date, the amount, if any, by which (i) the Principal Distribution Amount for the preceding Distribution Date exceeds (ii) the aggregate amount actually distributed with respect to principal on the Certificates on such preceding Distribution Date in respect of such Principal Distribution Amount.

“Private Certificates”: The Class X-C, Class X-D, Class D, Class E, Class F Class G, Class R and Class S Certificates.

“Privileged Information”: Any (i) correspondence or other communications between the Controlling Class Representative (and, in the case of a Whole Loan, the related Companion Loan Holder (or its Companion Loan Holder Representative)) and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of the Controlling Class Representative under this Agreement and/or a Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative or other designee) under the related Co-Lender Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, and (iii) information subject to attorney-client privilege.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Companion Loan Holder and the Trustee, as evidenced by an Opinion of Counsel (which shall be an Additional Trust Fund Expense) delivered to each of the Master Servicer, the Special Servicer, the Controlling Class

Representative, the related Whole Loan Directing Holder (with respect to the AB Whole Loan), the Operating Advisor, the Certificate Administrator and the Trustee) required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor, the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Controlling Class Representative (but only for so long as a Consultation Termination Event has not occurred and is not continuing), any Companion Loan Holder that delivers an Investor Certification, the Trustee, the Certificate Administrator, the Operating Advisor, the Mortgage Loan Sellers, a designee of the Depositor and any Person who provides the Certificate Administrator with an Investor Certification, which Investor Certification may be submitted electronically via the Certificate Administrator’s Website; provided that in no event will a Mortgagor, manager of a Mortgaged Property, an affiliate of a Mortgagor, an affiliate of a manager of a Mortgaged Property, principal, partner, member, joint venture, limited partner, employee, representative, director, advisor or investor in any of the foregoing or an agent of any Mortgagor be considered a Privileged Person.

“Property Advance”: As to any Mortgage Loan, Whole Loan or REO Property, any advance made by the Master Servicer, the Special Servicer (with respect to any Emergency Advance) or the Trustee in respect of Property Protection Expenses, together with all other customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred by the Master Servicer, the Special Servicer or the Trustee in connection with the servicing and administration of a Mortgage Loan or Whole Loan, if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred with respect thereto, or in connection with the administration of any REO Property, including, but not limited to, the cost of (a) compliance with the obligations of the Master Servicer, the Special Servicer or the Trustee, if any, set forth in Sections 2.03, 3.04 and 3.07 of this Agreement, (b) the preservation, insurance, restoration, protection and management of a Mortgaged Property, (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures, (e) any Appraisal or any other appraisal or update thereof expressly permitted or required to be obtained hereunder and (f) the operation, management, maintenance and liquidation of any REO Property; provided that, notwithstanding anything to the contrary, “Property Advances” shall not include allocable overhead of the Master Servicer, the Special Servicer or the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs and expenses incurred by any such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or an intercreditor agreement. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to but excluding the date of payment or reimbursement.

“Property Protection Expenses”: Any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee pursuant to Sections 3.04, 3.07, 3.10(f), 3.10(g) and 3.17(b) or indicated herein as being a cost or expense of the Lower-Tier REMIC to be advanced by the Master Servicer or the Trustee, as applicable.

“Prospectus”: The prospectus dated September 8, 2014, relating to the Public Certificates.

“Prospectus Supplement”: The prospectus supplement dated September 16, 2014, relating to the Public Certificates.

“Public Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ and Class C Certificates.

“Public Documents”: As defined in Section 4.02(a) of this Agreement.

“Public Global Certificates”: A Global Certificate relating to a Class of Public Certificates.

“Purchase Price”: With respect to any Mortgage Loan (or REO Property), a price equal to the following: (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase; plus (b) all accrued and unpaid interest on the principal balance of such Mortgage Loan (or the related REO Mortgage Loan), other than Excess Interest or Default Interest, at the related Mortgage Loan Rate in effect from time to time through the Due Date in the Collection Period of purchase; plus (c) all related unreimbursed Property Advances (including any Property Advances and Advance Interest Amounts that were reimbursed out of general collections on the Mortgage Loans); plus (d) all accrued and unpaid Advance Interest Amounts in respect of related Advances; plus (e) any unpaid Special Servicing Fees and any other unpaid Additional Trust Fund Expenses outstanding or previously incurred in respect of the related Mortgage Loan; plus (f) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Document Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (c) above) and, if the applicable Mortgage Loan Seller repurchases or substitutes for such Mortgage Loan more than 120 days following the earlier of the responsible party’s discovery or receipt of notice of the subject Material Breach or Material Document Defect, as the case may be, a Liquidation Fee. With respect to any REO Property that relates to a Whole Loan, the Purchase Price for the Trust Fund’s interest in such REO Property shall be the amount calculated in accordance with the first sentence of this definition in respect of the related REO Mortgage Loan and, solely for purposes of calculating fair prices under the final sentence of Section 3.17(k) of this Agreement, such amount shall be calculated as if the REO Mortgage Loan consisted of the REO Mortgage Loan and the related REO Companion Loan, if applicable.

“Qualified Bidder”: As defined in Section 7.01(b) of this Agreement.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: As used in Sections 3.08 and 5.10 of this Agreement, in the case of (i) all policies not referred to in clause (ii) below, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least “A3” by Moody’s (or, if not rated by Moody’s, at least “A” by S&P (or, if not rated by S&P, an equivalent rating by (A) at least two NRSROs (which may include Morningstar and/or Fitch) or (B) one NRSRO (which may include Morningstar and/or Fitch) and A.M. Best Company)) or (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c) of this Agreement, a company that shall have a claim paying ability rated at least as follows by at least one of the following NRSROs: “A-” by S&P, “A-” by Fitch, “A3” by Moody’s or “A:X” by A.M. Best, or (b) the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation from the applicable Rating Agency.

“Qualified Mortgage”: A Mortgage Loan that is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision).

“Qualified Substitute Mortgage Loan”: A mortgage loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Loan Rate not less than the Mortgage Loan Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of (a) the loan-to-value ratio of the deleted Mortgage Loan as of the Cut-Off Date and (b) 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to the greater of (a) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (b) 1.25x; (x) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization schedule that extends to a date that is after the date that is three years prior to the Rated Final Distribution Date; (xii) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then the amounts described in clause (i) above shall be determined on the basis of aggregate principal balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii) above; provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided further, that no individual Mortgage Loan Rate (net of the Administrative Cost Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the WAC Rate) of any Class of Certificates having a Certificate Principal Amount then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

“Rated Final Distribution Date”: The Distribution Date occurring in September 2047.

“Rating Agency”: Each of Moody’s, KBRA and Morningstar or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicer, the Master Servicer and the Operating Advisor, and specific ratings of Moody’s, KBRA and Morningstar herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated. References herein to the highest long-term unsecured debt rating category of Moody’s, KBRA or Morningstar shall mean “Aaa” with respect to Moody’s and “AAA” with respect to KBRA and Morningstar, and, in the case of any other rating agency, shall mean such highest rating category without regard to any plus or minus or numerical qualification.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Rating Agency Confirmation from the applicable Rating Agency with respect to such matter shall not apply.

“Rating Agency Declination”: As defined in the definition of “Rating Agency Confirmation” in this Agreement.

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (A) the aggregate Certificate Principal Amount of all Classes of Sequential Pay Certificates (other than the Exchangeable Certificates) and the Class PEZ Regular Interests, after giving effect to distributions on such Distribution Date exceeds (B) the aggregate Stated Principal Balance of the Mortgage Loans (including any REO Mortgage Loans) (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) after giving effect to any and all reductions thereon on such Distribution Date. The allocation of Realized Losses may be reversed as provided in Section 4.01(f) of this Agreement.

“Record Date”: With respect to each Distribution Date and each Class of Certificates, the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.

“Regular Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class D, Class E, Class F and Class G Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificates”: As defined in Section 5.02(c)(i) of this Agreement.

“Regulation S Investor”: With respect to a transferee of a Regulation S Global Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

“Relevant Servicing Criteria” means the Servicing Criteria applicable to a specific party, as set forth on Exhibit O to this Agreement. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer or the Certificate Administrator, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer or the Certificate Administrator.

“Remaining Certificateholder”: Any Holder (or Holders provided they act in unanimity) holding 100% of the Certificates (other than the Class S and Class R Certificates) or an assignment of the voting rights thereof; provided, however, that the Certificate Principal

Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class PEZ, Class C and Class D Certificates and the Notional Amount of the Class X-A and Class X-B Certificates have been reduced to zero.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Code Section 860D.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Code Section 856(d), which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(1)           except as provided in Code Section 856(d)(4) or (6), any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(2)           any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Code Sections 856(d)(2)(B) and (d)(5);

(3)           any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(4)           any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(5)           rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 of this Agreement on behalf of the Trustee for the benefit of the Certificateholders and the Companion Loan Holders, which (subject to any changes in the identities of the Special Servicer or the Trustee) shall be entitled “[LNR Partners, LLC] [the applicable successor Special Servicer], as Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the registered Holders of GS

Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 and the Companion Loan Holder REO Account, as their interests may appear.” Any such account or accounts shall be an Eligible Account.

“REO Companion Loan”: Any Companion Loan as to which the related Mortgaged Property has become an REO Property.

“REO Extension”: As defined in Section 3.16(a) of this Agreement.

“REO Mortgage Loan”: Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”: With respect to any REO Property and the related REO Mortgage Loan and REO Companion Loan, all revenues and proceeds received by the Special Servicer with respect to such REO Property, REO Mortgage Loan or REO Companion Loan which do not constitute Liquidation Proceeds.

“REO Property”: A Mortgaged Property title to which has been acquired on behalf of the Trust Fund and any related Companion Loan Holder through foreclosure, deed in lieu of foreclosure or otherwise.

“REO Companion Loan”: Any Companion Loan as to which the related Mortgaged Property has become an REO Property.

“REO Whole Loan”: Any Whole Loan as to which the related Mortgaged Property has become an REO Property.

“Reportable Event”: As defined in Section 10.06 of this Agreement.

“Reporting Servicer”: As defined in Section 10.08 of this Agreement.

“Repurchase Communication”: For purposes of Sections 2.03(a) and 3.01(c) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”: As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Rejection:” As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(a) of this Agreement.

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit C hereto.

“Requesting Holders”: As defined in Section 3.10(a) of this Agreement.

“Requesting Party”: As defined in Section 3.30(a) of this Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject. When used with respect to any Certificate Registrar (other than the Trustee or the Certificate Administrator), any officer or assistant officer thereof.

“Restricted Party”: As defined in the definition of “Privileged Information Exception” in this Agreement.

“Restricted Period”: As defined in Section 5.02(c)(i) of this Agreement.

“Review Package”: A package of documents consisting of a memorandum outlining the analysis and recommendation (in accordance with the Servicing Standard) of the Master Servicer or the Special Servicer, as the case may be, with respect to the matters that are the subject thereof, and copies of all relevant documentation.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for such ARD Loan, as calculated and as set forth in the related Loan Agreement.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Certificates”: As defined in Section 5.02(c)(ii) of this Agreement.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“S&P”: Standard & Poor’s Ratings Services, and its successors in interest.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 10.04 of this Agreement.

“Satisfied Loan”: As defined in Section 3.32 of this Agreement.

“Scheduled Principal Distribution Amount”: For any Distribution Date will be equal to the sum, without duplication, of:

(A)           the principal component of all scheduled Monthly Payments and Balloon Payments which became due on the related Due Date in the related Collection Period (if received by the Master Servicer by the Business Day prior to the Master Servicer Remittance Date or (other than Balloon Payments) advanced by the Master Servicer or the Trustee in respect of such Distribution Date) with respect to the Mortgage Loans (including any REO Mortgage Loans); and

(B)           the principal component of any payment on any Mortgage Loan (including an REO Mortgage Loan) received or applied on or after the date on which such payment was due on deposit in the Collection Account as of the related Determination Date, net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time and the rules and regulations thereunder.

“Sequential Pay Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, collectively.

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity (other than the Certificate Administrator and the Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer”: As defined in Section 10.01(b) of this Agreement.

“Servicer Indemnified Party”: As defined in Section 8.05(c) of this Agreement.

“Servicer Termination Event”: As defined in Section 7.01 of this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan or Companion Loan (including if it is or is part of a Specially Serviced Loan) or any successor REO Mortgage Loan or successor REO Companion Loan and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the related Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan or such Companion Loan, as the case may be, as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or Whole Loan is computed and shall be prorated for partial periods.

For the avoidance of doubt, the Servicing Fee shall be payable from the Lower-Tier REMIC.

“Servicing Fee Rate”: With respect to each Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), the per annum rate equal to the sum of the rates set forth under the columns labeled “Servicing Fee Rate %” and “Sub-Servicing Fee Rate %” on the Mortgage Loan Schedule and with respect to each Companion Loan 0.005% per annum.

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File but including copies of such documents required to be part of the related Mortgage File) related to the origination or the servicing of the Mortgage Loans or Companion Loans that are in the possession of or under the control of the applicable Mortgage Loan Seller, including but not limited to appraisals, environmental reports, engineering reports, legal opinions, and the applicable Mortgage Loan Seller’s asset summary, delivered to the Master Servicer or the Special Servicer; provided that no information that is proprietary to the related Mortgage Loan Seller nor any draft documents, privileged or internal communications, credit underwriting, due diligence analysis or data shall be required to be delivered as part of the Servicing File.

“Servicing Function Participant” Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Trust Fund that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans and the Companion Loans or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee, the Operating Advisor and the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”: With respect to the Master Servicer or the Special Servicer, to service and administer the Mortgage Loans, the Whole Loans and any REO Properties that such party is obligated to service and administer pursuant to this Agreement on behalf of the Trust Fund and the Trustee (as trustee for Certificateholders or, with respect to each Whole Loan, on behalf of the Certificateholders and the Companion Loan Holder(s), as a collective whole as if such Certificateholders or, with respect to any Whole Loan, such Certificateholders and the related Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be: (i) in accordance with the higher of the following standards of care: (A) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios (giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties), and (B) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be, and in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loan or Whole Loan; (ii) with a view to: the timely recovery of all payments of principal and interest, including Balloon Payments, under the Mortgage Loans and Whole Loans or, in the case of (1) a Specially Serviced Loan or (2) a Mortgage Loan or Whole Loan as to which the related Mortgaged Property is an REO Property, the maximization of recovery on the Mortgage Loan to the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (or, if any Companion Loan is involved, with a view to the maximization of recovery on the related Whole Loan to the Certificateholders and the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan)) of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders (or, in the case of any Whole Loan, to the Certificateholders and the related Companion Loan Holder) to be performed at the Calculation Rate); and (iii) without regard to (A) any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, may have with any of the related Mortgagors, or any Affiliate thereof, or any other party to this Agreement; (B) the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any certificate backed by a Companion Loan) by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (C) the obligation of the Master Servicer to make Advances; (D) the right of the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction; and (E) the ownership, servicing or management for others of any other mortgage loan or real property not subject to this Agreement by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof.

“Servicing Transfer Event”: With respect to any Mortgage Loan or any Whole Loan, the occurrence of any of the events described in clauses (a) through (g) of the definition of “Specially Serviced Loan”.

“Significant Obligor”: Any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to the Trust. The Significant Obligors relating to the Trust are the respective Mortgaged Properties related to the Stamford Plaza Portfolio Mortgage Loan and the Coastal Grand Mall Mortgage Loan.

“Similar Law”: As defined in Section 5.03(m) of this Agreement.

“SMC”: Starwood Mortgage Capital LLC, a Delaware limited liability company, and its successors in interest.

“SMC Guaranty”: The letter agreement dated as of September 1, 2014, by SMC, for the benefit of the Depositor.

“SMF”: Starwood Mortgage Funding I LLC, a Delaware limited liability company, and its successors in interest.

“SMF Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement, dated as of September 1, 2014, by and between SMF and the Depositor.

“Special Notice”: Any (a) notice transmitted to Certificateholders pursuant to Section 5.07(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 6.08(a) of this Agreement and (c) notice of any request by at least 15% of the Voting Rights of the Non-Reduced Certificates to terminate and replace the Operating Advisor pursuant to Section 7.06(b) of this Agreement.

“Special Servicer”: LNR Partners, LLC, a Florida limited liability company or its successor in interest, or any successor Special Servicer appointed as provided herein.

“Special Servicer Decision”: Collectively:

(a)           approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements for leases in excess of the lesser of 30,000 square feet and 30% of the net rentable area of the related Mortgaged Property, so long as it is considered a “major lease” or otherwise reviewable by the lender under the related Loan Documents;

(b)           approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(c)           approving annual budgets for the related Mortgaged Property with material increases in operating expenses or payments to affiliates of the related Mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(d)           agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a Mortgage Loan event of default, (ii) a modification of the type of defeasance collateral required under the related Loan Documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the related Loan Documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(e)           any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified on Exhibit FF to this Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Loan Documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Loan Documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, shall not constitute a Special Servicer Decision);

(f)            in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Loan Documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Loan Documents;

(g)           in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Loan Documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan other than: (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the Mortgage Loan; (ii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral; or (iii) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not a Major Decision; and

(h)           approving easements that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make payments with respect to the related Mortgage Loan.

“Special Servicer Servicing Personnel”: The divisions and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer under this Agreement.

“Special Servicing Compensation”: With respect to any Mortgage Loan, Whole Loan or REO Property, any of the Special Servicing Fee, the Workout Fee, and the Liquidation Fee which shall be due to the Special Servicer.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and any REO Property and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Special Servicing Fee Rate on the Stated Principal Balance of such Specially Serviced Loan as of the close of business on the Distribution Date in such Interest

Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan, Companion Loan or Whole Loan, as applicable, is computed and shall be prorated for partial periods. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Fee Rate”: With respect to any Specially Serviced Loan or REO Property, a rate equal to (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property shall be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

“Specially Serviced Loan”: Any Mortgage Loan or Whole Loan (including an REO Mortgage Loan and, if applicable, an REO Companion Loan) as to which any of the following events has occurred:

(a)           the related Mortgagor has failed to make when due any Monthly Payment or a Balloon Payment, which failure continues unremedied (without regard to any grace period):

 (i)            except in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment, for 60 days beyond the date on which the subject payment was due, or

 (ii)           in the case of a delinquent Balloon Payment, (A) 60 days beyond the date on which such Balloon Payment was due (except as described in clause B below) or (B) in the case of a Mortgage Loan or Whole Loan delinquent with respect to the Balloon Payment as to which the related Mortgagor delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, shall promptly deliver a copy thereof to the other servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, for 120 days beyond the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment as due during which the refinancing is scheduled to occur);

(b)           there shall have occurred a default (other than as set forth in clause (a) above and other than an Acceptable Insurance Default) that (i) in the judgment of the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing and other than with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder) or the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder), as applicable) materially impairs the value of the related Mortgaged

Property as security for the Mortgage Loan or Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Whole Loan, the interests of the Certificateholders or the related Companion Loan Holder in the Whole Loan), and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan or Whole Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the related Mortgage Loan or Whole Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the Mortgage Loan (or, in the case of any Whole Loan, the Certificateholders or the related Companion Loan Holder in the Whole Loan); or

(c)           the Master Servicer or Special Servicer (and, in the case of the Special Servicer, with the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing and other than with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder) or the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder), as applicable) determines that (i) a default (other than an Acceptable Insurance Default) under the Mortgage Loan or Whole Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Whole Loan or otherwise materially adversely affect the interests of Certificateholders in the Mortgage Loan (or, in the case of a Whole Loan, the interests of the Certificateholders or the related Companion Loan Holders in such Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan or Whole Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or Whole Loan); or

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force and not dismissed for a period of 60 days (or a shorter period if the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the Controlling Class Representative, unless a Control Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Whole Loan (or REO Mortgage Loan or REO Companion Loan) be transferred to special servicing); or

(e)           the related Mortgagor consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment or debt, marshaling of assets and liability or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(f)            the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(g)           the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan or Whole Loan will cease to be a Specially Serviced Loan, when a Liquidation Event has occurred with respect to such Mortgage Loan or Whole Loan or any related REO Property or, so long as at such time no circumstance identified in clauses (a) through (g) above exists that would cause the Mortgage Loan or Whole Loan to continue to be characterized as a Specially Serviced Loan, when:

(w)          with respect to the circumstances described in clause (a) of this definition, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan or Whole Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.24 of this Agreement);

(x)           with respect to the circumstances described in clauses (c), (d), (e) and (f) of this definition, such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

(y)           with respect to the circumstances described in clause (b) of this definition, such default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

(z)           with respect to the circumstances described in clause (g) of this definition, such proceedings are terminated.

The Special Servicer may conclusively rely on the Master Servicer’s determination and the Master Servicer may conclusively rely on the Special Servicer’s determination as to whether a Servicing Transfer Event has occurred giving rise to a Mortgage Loan’s becoming a Specially Serviced Loan. If any Mortgage Loan that is part of a Whole Loan becomes a Specially Serviced Loan, then the related Companion Loan shall also become a Specially Serviced Loan. If the Companion Loan that is included in a Whole Loan becomes a Specially Serviced Loan, then the related Mortgage Loan that is part of such Whole Loan shall also become a Specially Serviced Loan.

“Sponsor”: Each of GSMC, CGMRC, SMF and CCRE, and their respective successors in interest.

“Stamford Office Portfolio Co-Lender Agreement”: With respect to the Stamford Office Portfolio Whole Loan, the related co-lender agreement, dated as of August 6, 2014, by and between the holder of the Stamford Office Portfolio Mortgage Loan and the Stamford Office Portfolio Companion Loan Holder, relating to the relative rights of the holder of the Stamford Office Portfolio Mortgage Loan and the Stamford Office Portfolio Companion Loan Holder, as the same may be amended from time to time in accordance with the terms thereof.

“Stamford Office Portfolio Companion Loan”: With respect to the Stamford Office Portfolio Whole Loan, the related promissory notes made by the related Mortgagor and secured by the Stamford Office Portfolio Mortgage and designated as identified as A-2-B and A-3, which are not included in the Trust and are pari passu in right of payment with the Stamford Office Portfolio Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Stamford Office Portfolio Co-Lender Agreement.

“Stamford Office Portfolio Companion Loan Holder”: The holder of a Stamford Office Portfolio Companion Loan.

“Stamford Office Portfolio Mortgage”: The Mortgage securing the Stamford Office Portfolio Mortgage Loan and the Stamford Office Portfolio Companion Loan.

“Stamford Office Portfolio Mortgage Loan”: With respect to the Stamford Office Portfolio Whole Loan, the Mortgage Loan included in the Trust and identified on the Mortgage Loan Schedule as Stamford Office Portfolio, which is designated as promissory note A-1 and is pari passu in right of payment with the Stamford Office Portfolio Companion Loan to the extent set forth in the related Loan Documents and as provided in the Stamford Office Portfolio Co-Lender Agreement.

“Stamford Office Portfolio Whole Loan”: The Stamford Office Portfolio Mortgage Loan, together with the Stamford Office Portfolio Companion Loan(s), each of which is secured by the Stamford Office Portfolio Mortgage. References herein to the Stamford Office Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness secured under the Stamford Office Portfolio Mortgage.

“Startup Day”: The day designated as such pursuant to Section 2.11(c) of this Agreement.

“Stated Principal Balance”: With respect to any Mortgage Loan (other than an REO Mortgage Loan), as of any date of determination, an amount equal to (a) the Cut-Off Date Principal Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan as of the date of substitution after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received), minus (b) the sum of (i) the principal portion of each Monthly Payment due on such Mortgage Loan after the Cut-Off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution), if received by the Trust or advanced by the Master Servicer or the Trustee on or prior to the most recent Distribution Date coinciding with or preceding such date of determination, (ii) all Unscheduled Payments with respect to such Mortgage Loan for a Distribution Date on or before such date of determination and (iii) any adjustment thereto as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal amount due on such Mortgage Loan as of the Determination Date for the most recent Distribution Date occurring on or before such date of determination. The Stated Principal Balance of a Companion Loan (other than an REO Companion Loan), as of any date of determination, shall equal (a) the principal balance of such Companion Loan as of the Cut-off Date, minus (b) the sum of (i) the principal portion of each Monthly Payment due on such Companion Loan after the Cut-Off Date, if received by the related Companion Loan Holder on or prior to the most recent Distribution Date coinciding with or preceding such date of determination, (ii) all Unscheduled Payments with respect to such Companion Loan for a Distribution Date on or before such date of determination and (iii) any adjustment thereto as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal amount due on such Companion Loan as of the Determination Date for the most recent Distribution Date occurring on or before such date of determination. The Stated Principal Balance of a Mortgage Loan with respect to which title to the related Mortgaged Property has been acquired on behalf of the Trust Fund and/or the related Companion Loan Holder(s), as applicable, is equal to the Stated Principal Balance thereof outstanding on the date on which such title is acquired less any Unscheduled Payments and the principal portion of any P&I Advances with respect to such REO Mortgage Loan for a Distribution Date on or before such date of determination. The Stated Principal Balance of a Companion Loan with respect to which title to the related Mortgaged Property has been acquired on behalf of the Trust Fund and the related Companion Loan Holder(s) is equal to the Stated Principal Balance thereof outstanding on the date on which such title is acquired less any Unscheduled Payments with respect to such Companion Loan for a Distribution Date on or before such date of determination. Notwithstanding the foregoing, the Stated Principal Balance of a Specially Serviced Loan with respect to which the Special Servicer has made a Final Recovery Determination (or, in the case of an Outside Serviced Trust Loan, with respect to which the Outside Special Servicer has made an equivalent determination) is zero. The Stated Principal Balance of a Whole Loan (including an REO Whole Loan), as of any date of determination, shall equal the sum of the then Stated Principal Balances of the related Mortgage Loan (including an REO Mortgage Loan) and the related Companion Loan(s) (including any REO Companion Loan(s)). For purposes of this definition, if remittances are made to any Companion Loan Holder on any day of the month other than the Distribution Date in such month, then such remittances shall be deemed made on the Distribution Date in such month.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall or general servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions of the Servicing Criteria with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, an Additional Servicer, or a Sub-Servicer.

“Subordinate Companion Loan”: The Beverly Connection Subordinate Companion Loan.

“Subordinate Companion Loan Holder”: The holder of the related Subordinate Companion Loan.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(a) of this Agreement, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

“Sub-Servicer”: Any Person that Services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer, a Servicing Function Participant or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in the Servicing Criteria. As of the Closing Date, the Sub-Servicer(s) set forth on Exhibit S to this Agreement will be the Sub-Servicer for the related Mortgage Loan(s) set forth on Exhibit S to this Agreement.

“Sub-Servicing Agreement”: The written contract between the Master Servicer, an Additional Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Successful Bidder”: As defined in Section 7.01(b) of this Agreement.

“Supplemental Servicer Schedule”: With respect to the Mortgage Loans to be serviced by the Master Servicer, a list attached hereto as Exhibit P, which list sets forth the following information with respect to each Mortgage Loan:

(i)            the Mortgagor’s name;

(ii)           property type;

(iii)          the original balance;

(iv)          the origination date;

(v)           the original and remaining amortization term;

(vi)         whether such Mortgage Loan has a guarantor;

(vii)        whether such Mortgage Loan is secured by a letter of credit;

(viii)         the original balance of any reserve or escrowed funds and the monthly amount of any reserve or escrowed funds;

(ix)           the grace period with respect to both default interest and late payment charges;

(x)            whether such Mortgage Loan is insured by RVI, lease enhancement policy or environmental policies;

(xi)           whether an operation and maintenance plan exists and, if so, what repairs are required;

(xii)          whether a cash management agreement or lock-box agreement is in place;

(xiii)         the number of units, pads, rooms or square feet of the Mortgaged Property;

(xiv)         the amount of the Monthly Payment due on the first Due Date following the Closing Date;

(xv)          the interest accrual basis;

(xvi)         Administrative Cost Rate;

(xvii)        whether the Mortgage Loan is secured by a Ground Lease;

(xviii)       whether the related Mortgage Loan is a Defeasance Loan; and

(xix)         whether such Mortgage Loan is part of any Whole Loan, in which case the information required by clauses (xiv) and (xv) above shall also be set forth for the Companion Loan in such Whole Loan.

Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Tax Returns”: The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC under the REMIC Provisions, and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Temporary Regulation S Global Certificate”: As defined in Section 5.02(c)(i) of this Agreement.

“Terminated Party”: As defined in Section 7.01(c) of this Agreement.

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“TIA”: As defined in Section 11.14 of this Agreement.

“TIA Applicability Determination”: As defined in Section 11.14 of this Agreement.

“Tranche Percentage Interest”: The percentage ownership interest in a Class PEZ Regular Interest evidenced by an Exchangeable Certificate, which is equal to the ratio, expressed as a percentage, of (a) the Certificate Principal Amount of that Certificate (or, in the case of a Class PEZ Certificate, the related percentage interest in the Certificate Principal Amount of the related Class PEZ Component with the same letter designation as such Class PEZ Regular Interest) to (b) the outstanding Certificate Principal Amount of such Class PEZ Regular Interest.

“Transfer”: Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R Certificate.

“Transferee Affidavit”: As defined in Section 5.03(n)(ii) of this Agreement.

“Transferor Letter”: As defined in Section 5.03(n)(ii) of this Agreement.

“Treasury Regulations”: Applicable final or temporary regulation of the U.S. Department of the Treasury.

“Trust”: The trust created by this Agreement.

“Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each

Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of this Agreement; and (xi) the Lower-Tier Regular Interests.

“Trust Reimbursement Amount”: As defined in Section 3.06A(a) of this Agreement.

“Trust Reimbursement Amount No.1”: As defined in Section 3.06(a) of this Agreement.

“Trust Reimbursement Amount No.2”: As defined in Section 3.06A(a) of this Agreement.

“Trust REMIC”: Each of the Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”: Wells Fargo Bank, National Association, a national banking association, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“Trustee/Certificate Administrator Fee”: With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the Trustee/Certificate Administrator Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the Trustee/Certificate Administrator Fee shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrator Fee Rate”: With respect to each Mortgage Loan, a rate equal to 0.00326% per annum.

“Underwriters”: Goldman, Sachs & Co., Citigroup Global Markets Inc., Cantor Fitzgerald & Co. and Drexel Hamilton, LLC.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (ii) (B) and (C) of Section 3.06(a) of this Agreement but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to any Distribution Date and the Mortgage Loans (including the REO Mortgage Loans), the aggregate of (a) all principal prepayments received on the Mortgage Loans during the applicable Prepayment Period and (b) the principal portions of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds (in each case, net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other Additional Trust Fund Expenses incurred in connection with the related Mortgage Loan) and, if applicable, Net REO Proceeds received with respect to the Mortgage Loans and the Trust’s interest in any REO Properties during the applicable Prepayment Period, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made in respect of a preceding Distribution Date. With respect to any Distribution Date and any Companion Loan, the aggregate of (a) all principal prepayments received on such Companion Loan during the applicable Prepayment Period and (b) the principal portions of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds (in each case, net of special servicing fees, liquidation fees, accrued interest on advances and other Additional Trust Fund Expenses incurred in connection with the related Companion Loan) and, if applicable, Net REO Proceeds received with respect to such Companion Loan and the related Companion Loan Holder’s interest in any related REO Property during the applicable Prepayment Period.

“Upper-Tier Distribution Account”: The trust account or accounts created and maintained as a separate trust account (or separate sub-account within the same account as the Lower-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identity of the Trustee or the Certificate Administrator) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Upper-Tier Distribution Account” and which must be an Eligible Account.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

“Upper-Tier Residual Interest”: The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Upper-Tier REMIC and evidenced by the Class R Certificates.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence as of August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class R and Class S Certificates, (b) 1% in the aggregate to the Class X-A, Class X-B, Class X-C and Class X-D Certificates, allocated among such Classes based on their respective interest entitlements on the most recent prior Distribution Date and (c) in the case of any of any Class of Sequential Pay Certificates or Class PEZ Certificates, a percentage equal to the product of (i) 99% multiplied by (ii) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Principal Amount of such Class and the denominator of which is equal to the aggregate outstanding Certificate Principal Amounts of all Classes of Sequential Pay Certificates and Class PEZ Certificates (or, if with respect to a vote of Non-Reduced Certificates, the Non-Reduced Certificates); provided that for purposes of such allocations, the Class A-S Certificates and the Class PEZ Component A-S of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, and the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”. Voting Rights shall be allocated to the Class PEZ Certificates only with respect to each Class PEZ Component that is part of a Class of Certificates determined as described in the proviso to the preceding sentence. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests. The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder’s Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates.

“WAC Rate”: With respect to any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Loan Rates in effect for the Mortgage Loans (including the REO Mortgage Loans) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations section 1.671-5, as amended.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: Any of the Stamford Office Portfolio Whole Loan or the Beverly Connection Whole Loan (and shall include any respective successor REO Whole Loan).

“Whole Loan Control Appraisal Event”: The Beverly Connection Control Appraisal Event.

“Whole Loan Custodial Account”: With respect to any Whole Loan, the respective segregated account or sub-account created and maintained by the Master Servicer pursuant to Section 3.05A of this Agreement on behalf of the holders of such Whole Loan, which (subject to any changes in the identities of the Master Servicer or the Trustee) shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, and the related Companion Loan Holder, as their interests may appear.”

“Whole Loan Directing Holder”: With respect to the Beverly Connection Whole Loan, the Beverly Connection Directing Holder.

“Whole Loan Major Decision”: Any action or decision with respect to the Beverly Connection Whole Loan or related REO Property regarding which the Whole Loan Directing Holder has consent rights pursuant to Section 21 of the Beverly Connection AB Co-Lender Agreement.

“Whole Loan Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Whole Loan or any related REO Property.

“Withheld Amounts”: As defined in Section 3.23 of this Agreement.

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan or Whole Loan, the amount of any Advance made with respect to such Mortgage Loan or Whole Loan on or before the date such Mortgage Loan or Whole Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Whole Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes a future obligation of the Mortgagor to pay under the terms of modified Loan Documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan equal to the Workout Fee Rate applied to each collection of interest (other than Default Interest and Excess Interest) and principal (other than any amount for which a Liquidation Fee is paid) received on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan; provided that no Workout Fee shall be payable by the Trust with respect to a Corrected Mortgage Loan if and to the extent that the Corrected Mortgage Loan became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” (and no other clause thereof) and no mortgage loan event of default actually occurs, unless the related Mortgage Loan or Whole Loan is modified by the Special Servicer in accordance with the terms hereof; provided, further that if a Mortgage Loan or Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of

“Specially Serviced Loan” and the related collection of principal and interest is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Mortgage Loan or Whole Loan, the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such workout; provided, further that the Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Mortgage Loan shall be reduced by any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to such Mortgage Loan or Whole Loan as described in the definition of “Excess Modification Fees” in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Workout Fee Rate”: A rate equal to the lesser of (a) 1.0% with respect to any Corrected Mortgage Loan, and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on any Mortgage Loan or Whole Loan, as applicable, from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the related Mortgage Loan (or Whole Loan, if applicable) from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Mortgage Loan through and including the then related maturity date, then the Workout Fee Rate shall be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the related Mortgage Loan (or Whole Loan, if applicable) from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Mortgage Loan through and including the then related maturity date.

“Yield Maintenance Charge”: With respect to any Mortgage Loan or Companion Loan, the yield maintenance charge or prepayment premium, if any, payable under the related Note (in the case of a Mortgage Loan) or the related note(s) in favor of the related Companion Loan Holder (in the case of a Companion Loan) in connection with certain prepayments.

“YM Groups”: As defined in Section 4.01(c) of this Agreement.

“YM Group A”: As defined in Section 4.01(c) of this Agreement.

“YM Group B”: As defined in Section 4.01(c) of this Agreement.

Section 1.02     Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)           All calculations of interest with respect to the Mortgage Loans shall be made in accordance with the terms of the related Note and Mortgage.

(b)           For purposes of distribution of Yield Maintenance Charges pursuant to Section 4.01(c) of this Agreement on any Distribution Date, the Class of Certificates as to which any prepayment shall be deemed to be distributed shall be determined on the assumption that the portion of the Principal Distribution Amount paid to the Certificates on such Distribution Date in respect of principal shall consist first of scheduled payments included in the definition of Principal Distribution Amount and second of prepayments included in such definition.

(c)           Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer, Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

(d)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents and Co-Lender Agreement; provided, however, in the absence of such express provisions of the related Loan Documents and in any event for purposes of calculating distributions hereunder after an event of default under the related Mortgage Loan (to the extent not cured or waived), in each case only to the extent such amount is an obligation of the related Mortgagor in the related Loan Documents, all such amounts collected shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)            as a recovery of any unreimbursed Advances with respect to such Mortgage Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)           as a recovery of Nonrecoverable Advances and any interest thereon to the extent previously allocated from principal collections with respect to such Mortgage Loan;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Loan Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the related Mortgagor, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated or in the case of an ARD Loan after the related Anticipated

Repayment Date, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)           as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)          as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)         as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)        as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan;

(ix)          as a recovery of any Default Interest, Excess Interest or late payment charges then due and owing under such Mortgage Loan;

(x)           as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

(xi)          as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and then, allocated to Operating Advisor Consulting Fees); and

(xii)         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property (including following a condemnation) if, immediately following such release, the loan-to-value ratio of the related Mortgage Loan or the Whole Loan exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any), must be allocated to reduce the principal balance of the Mortgage Loan or the related Whole Loan in the manner permitted by such REMIC Provisions.

(e)           Collections by or on behalf of the Trust in respect of the REO Property for any REO Mortgage Loan (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property (and, if applicable, exclusive of any amounts payable to any related Companion Loan Holder pursuant to the related Co-Lender Agreement and, except as otherwise expressly set forth in the related Co-Lender Agreement)) shall be deemed allocated for purposes of collecting amounts due under the related REO Mortgage Loan, in each case only to the extent such amount is or was an obligation of the related Mortgagor in the related Loan Documents, in the following order of priority:

(i)            as a recovery of any unreimbursed Advances with respect to the related REO Mortgage Loan and interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to the related REO Mortgage Loan;

(ii)           as a recovery of Nonrecoverable Advances and any interest thereon to the extent previously allocated from principal collections with respect to the related REO Mortgage Loan;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related REO Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on the related REO Mortgage Loan at the related Mortgage Loan Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clauses (v) below or clause (d)(v) above on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

(v)           as a recovery of accrued and unpaid interest on the related REO Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) or clause (d)(v) above on earlier dates);

(vi)          as a recovery of any Yield Maintenance Charge then due and owing under the related REO Mortgage Loan;

(vii)         as a recovery of any Default Interest, Excess Interest or late payment charges then due and owing under the related REO Mortgage Loan;

(viii)        as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related REO Mortgage Loan; and

(ix)          as a recovery of any other amounts then due and owing under the related REO Mortgage Loan (if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and then, allocated to Operating Advisor Consulting Fees).

(f)            The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (d) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraph (e) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(g)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans, the Companion Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made using the Calculation Rate.

Section 1.03     Certain Constructions.

(a)           For purposes of this Agreement, references to the most or next most subordinate Class of Certificates or Class PEZ Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Certificates or Class PEZ Regular Interest then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates and the Class A-S, Class B and Class C Regular Interests; provided, however, that for purposes of determining the most subordinate Class of Certificates, in the event that the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates are the only Classes of Certificates (other than the Class X and Class R Certificates) outstanding, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates together will be treated as the most subordinate Class of Certificates. For purposes of this Agreement, each Class of Certificates (other than the Class S and Class R Certificates) and Class PEZ Regular Interest shall be deemed to be outstanding only to the extent its respective Certificate Principal Amount or Notional Amount has not been reduced to zero. For purposes of this Agreement, the Class R Certificates shall be deemed to be outstanding so long as the Trust REMICs have not been terminated pursuant to Section 9.01 of this Agreement.

(b)           For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)           references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iii)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(iv)           the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v)           the terms “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans.

(a)           The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust to be designated as GS Mortgage Securities Trust 2014-GC24, appoint the Trustee to serve as trustee of such trust and assign, sell, transfer, set over and otherwise convey to the Trustee (as holder of the Lower-Tier Regular Interests) in trust without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4, 5 (other than Section 5(e) and 5(f)), 6 (other than Section 6(i)) and, to the extent related to the foregoing, 7, 11, 12, 13, 14, 16, 17, 18 and 23 of each Loan Purchase Agreement, (iii) the SMC Guaranty, (iv) the Co-Lender Agreements and (v) all Escrow Accounts, Lock-Box Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-Off Date). Such assignment of each Mortgage Loan that is part of a Whole Loan is further subject to the terms and conditions of the applicable Co-Lender Agreement(s). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.08 of this Agreement, is intended by the parties to constitute a sale.

(b)           In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct each Mortgage Loan Seller (pursuant to the related Loan Purchase Agreement) to deliver to and deposit with the Custodian (on behalf of the Trustee), on or before the Closing Date, the Mortgage File for each Mortgage Loan, with copies to be delivered, within five (5) Business Days after the Closing Date, to the Master Servicer and the Special Servicer; provided, however, that copies of any document in the Mortgage File that also constitutes a Designated Servicing Document shall be delivered to the Master Servicer on or before the Closing Date. None of the Certificate Administrator, the Trustee, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Loan Purchase Agreement and this Section 2.01(b). Notwithstanding anything herein to the contrary, with respect to letters of credit, the applicable Mortgage Loan Seller shall deliver to the Master Servicer and the Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trust (in care of the Master Servicer) that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Loan Documents)) and the applicable Mortgage Loan Seller shall be deemed to have satisfied any delivery requirements of the related Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian together with an Officer’s Certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Master Servicer or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b). If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Loan Documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Master Servicer within 90 days of the Closing Date. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of the Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trust.

After the Depositor’s transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

With respect to any Mortgage Loan secured by a Mortgaged Property that is subject to a franchise agreement with a related comfort letter in favor of the related Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders or have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders, the related Mortgage Loan Seller or its designee shall, within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), provide any such required notice or make any such required request to the related franchisor for the transfer or assignment of such comfort letter or issuance of a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), with a copy of such notice or request to the Custodian (who shall include such document in the related Mortgage File), the Master Servicer and the Special Servicer, and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter) and the Master Servicer shall, as soon as reasonably practicable following receipt thereof, deliver the original of such replacement comfort letter, new document or acknowledgement, as applicable, to the Custodian for inclusion in the Mortgage File.

(c)           The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the applicable Loan Purchase Agreement that it shall cause AMO to record and file at the related Mortgage Loan Seller’s expense, in the appropriate public office for real property records or UCC financing statements, as appropriate, each related assignment of Mortgage and assignment of Assignment of Leases, in favor of the Trustee referred to in clause (4) of the definition of “Mortgage File” and each related UCC-3 assignment referred to in clause (15) of the definition of “Mortgage File” and, with respect to any Mortgage Loan to which the Custodian has agreed to record and file such documents, the Custodian shall promptly undertake to record or file any such document upon its receipt thereof.

The Depositor hereby represents and warrants that the applicable Mortgage Loan Seller has covenanted in the related Loan Purchase Agreement as to each Mortgage Loan, that if it cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3) and (6) (if recorded) and (15) of the definition of “Mortgage File” solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as applicable, a copy of the original certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording, shall be forwarded to the Custodian. Each assignment referred to in the prior paragraph that is recorded and the file copy of each UCC-3 assignment referred to in the previous paragraph shall reflect that it should be returned by the public recording or filing office to the Custodian or its agent following recording (or, alternatively, to the applicable Mortgage Loan Seller or its designee, in which case the applicable Mortgage Loan Seller shall deliver or cause the delivery of the recorded/filed original to the Custodian promptly following receipt); provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Custodian shall obtain therefrom a certified copy of the recorded original. On a monthly basis, at the expense of the applicable Mortgage Loan Seller, the Custodian shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Custodian’s receipt thereof.

If the Custodian has received written notice that any of the aforementioned assignments is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Custodian shall direct the applicable Mortgage Loan Seller (pursuant to the Loan Purchase Agreement) promptly to prepare or cause the preparation of a substitute therefor or to cure such defect, as the case may be, and the Mortgage Loan Seller shall record or file, or cause AMO to record or file, or with respect to any assignments the Custodian has agreed to file as described above, to deliver to the Custodian the substitute or corrected document. The Custodian shall upon receipt from the applicable Mortgage Loan Seller cause the same to be duly recorded or filed, as appropriate.

(d)           In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct the applicable Mortgage Loan Seller (pursuant to the related Loan Purchase Agreement) to deliver to and deposit (or cause to be delivered and deposited) with the Master Servicer within five (5) Business Days after the Closing Date, (i) all documents and records not otherwise required to be contained in the Mortgage File that (A) relate to the origination and/or servicing and administration of the Mortgage Loans or the related Companion Loan, (B) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) and the Companion Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans and the Companion Loans or holders of interests therein and (C) are in the possession or under the control of the applicable Mortgage Loan Seller, together with (ii) all unapplied Escrow Payments and reserve funds in the possession or under the control of the applicable Mortgage Loan Seller that relate to such Mortgage Loans or any related Companion Loan, provided that copies of any document in the Mortgage File and any other document, record or item referred to above in this sentence that constitutes a Designated Servicing Document shall be delivered to the Master Servicer on or before the Closing Date; provided, further, that the applicable Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations. In addition, attached as Exhibit P to this Agreement is the Supplemental Servicer Schedule. The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders (and, insofar as they also relate to the Companion Loan, on behalf of and for the benefit of the applicable Companion Loan Holder).

(e)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Custodian and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each Loan Purchase Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

(f)           The Custodian with respect to the Whole Loans, shall also hold the related Mortgage File for the use and benefit of the Companion Loan Holders.

(g)           The parties to this Agreement acknowledge and agree, with respect to each Mortgage Loan that is part of a Whole Loan, that the Trust assumes the obligations and rights of the holder of such Mortgage Loan under the respective Co-Lender Agreement.

(h)           It is not intended that this Agreement create a partnership or a joint-stock association.

Section 2.02     Acceptance by the Trustee, the Custodian and the Certificate Administrator.

(a)           The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through the Custodian on its behalf, of (i) the Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or the Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that the Custodian on behalf of the Trustee holds and will hold the Mortgage Loans and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, if applicable, the Companion Loan Holders pursuant to Section 2.01(f) of this Agreement. With respect to each Whole Loan, the Custodian shall also hold the portion of such Mortgage File that relates to the Companion Loan in such Whole Loan in trust for the use and benefit of the related Companion Loan Holder. In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser that, as to each Mortgage Loan, (i) all documents specified in clause (1) of the definition of “Mortgage File” are in its possession or the possession of the Custodian on its behalf, and (ii) the original Note (or, if accompanied by a lost note affidavit, the copy of such Note) received by it or the Custodian with respect to such Mortgage Loan has been reviewed by it or by the Custodian on its behalf and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

(b)           On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review the documents delivered to it with respect to each Mortgage Loan, and the Custodian shall, subject to Sections 2.01(c), 2.02(c) and 2.02(d) of this Agreement and the terms of the respective Loan Purchase Agreements, certify in writing (substantially in the form of Exhibit N to this Agreement) to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser (and upon request, in the case of a Whole Loan, to the related Companion Loan Holder) that, as to each Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) all documents specified in clauses (1), (2), (3), (4), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Whole Loan) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of this Agreement has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents); (iii) all documents received by it or the Custodian with respect to such Mortgage Loan have been reviewed by it or the Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) of this Agreement and this Section 2.02(b) and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File. With respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” if the original of such document is not in the Custodian’s possession because it has not been returned from the applicable recording office, then the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original. If the Custodian’s obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the Custodian shall deliver a comparable certification to any party hereto, the Companion Loan Holder and any Underwriter and any Initial Purchaser on request.

(c)           It is acknowledged that none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Master Servicer, the Special Servicer the Certificate Administrator or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(d)           It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (1), (2), (3), (4), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Whole Loan) of the definition of “Mortgage File” have been received, appear regular on their face and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and 2.02(b) of this Agreement.

(e)           If, after the Closing Date, the Depositor comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any Mortgage Loan, the Depositor shall promptly deliver such document to the Custodian with a copy to the Master Servicer (if it constitutes part of the Servicing File).

Section 2.03     Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties.

(a)           If (i) any party hereto (A) discovers or receives notice alleging that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”) or (B) discovers or receives notice alleging a breach of any representation or warranty of the applicable Mortgage Loan Seller made pursuant to Section 6(c) of the related Loan Purchase Agreement with respect to any Mortgage Loan (a “Breach”) or (ii) the Special Servicer or the Depositor receives a Repurchase Communication of a request or demand for repurchase or replacement of any Mortgage Loan alleging a Document Defect or Breach (any such request or demand, a “Repurchase Request”), then such Person shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the other parties hereto, any related Companion Loan Holder (if applicable) and, subject to Section 11.13 of this Agreement, each of the Rating Agencies (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If any such Document Defect or Breach materially and adversely affects, or any such Document Defect is deemed in accordance with Section 2.03(b) of this Agreement to materially and adversely affect, the value of the related Mortgage Loan (or any related REO Property) or the interests of the Certificateholders therein or causes any Mortgage Loan to fail to be a Qualified Mortgage, then such Document Defect shall constitute a “Material Document Defect” or such Breach shall constitute a “Material Breach”, as the case may be. The Special Servicer shall determine, with respect to any affected Mortgage Loan or REO Mortgage Loan, whether a Document Defect is a Material Document Defect or a Breach is a Material Breach. If such Document Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the other parties hereto and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event). Promptly upon becoming aware of any Material Document Defect or Material Breach (including through a written notice given by the Master Servicer or the Special Servicer, as provided above), the Trustee shall require the applicable Mortgage Loan Seller (with, in the case of the Mortgage Loans sold to the Depositor by SMF, simultaneous notice to SMC, as guarantor of certain of SMF’s obligations under the SMF Loan Purchase Agreement, pursuant to the SMC Guaranty), not later than 90 days from the earlier of the applicable Mortgage Loan Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a Qualified Mortgage, not later than 90 days from any party discovering such Material Document Defect or Material Breach), to cure the same in all material respects (which cure shall include payment of losses and any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, either to (i) repurchase the affected Mortgage Loan or any related REO Property (or the Trust’s interest therein with respect to any Mortgage Loan that is part of a Whole Loan) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account or (ii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith, all in conformity with the applicable Loan Purchase Agreement and this Agreement; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan’s not being a Qualified Mortgage and (iii) the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then such Mortgage Loan Seller shall have an additional 90 days to complete such cure or, in the event of a failure to so cure, to complete such repurchase or substitution (it being understood and agreed that, in connection with such Mortgage Loan Seller’s receiving such additional 90 day period, such Mortgage Loan Seller shall deliver an Officer’s Certificate to the Trustee, the Special Servicer and the Certificate Administrator setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions such Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that such Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period); and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of such Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and substitution obligations in respect of such Document Defect so long as such Mortgage Loan Seller certifies to the Trustee, the Special Servicer and the Certificate Administrator every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, repurchase or substitution may continue beyond the date that is 18 months following the Closing Date. If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired. If the affected Mortgage Loan is to be substituted for, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Substitution Shortfall Amount are to be wired. Any such repurchase or substitution of a Mortgage Loan shall be on a whole loan, servicing released basis. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-Off Date and received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt.

If the Special Servicer or the Depositor receives a Repurchase Communication of a withdrawal of a Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to the applicable Mortgage Loan Seller, the other parties hereto, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any Companion Loan Holder (if applicable) and, subject to Section 11.13 of this Agreement, each of the Rating Agencies (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If the Special Servicer receives a Repurchase Communication that any Mortgage Loan that was subject of a Repurchase Request has been repurchased or replaced (a “Repurchase”), or that such Repurchase Request has been rejected (a “Repurchase Request Rejection”), then the Special Servicer shall (in accordance with the following paragraph) give written notice of such Repurchase or Repurchase Request Rejection to the Depositor, the applicable Mortgage Loan Seller unless it is the entity that has repurchased or replaced the subject Mortgage Loan or rejected such Repurchase Request, and unless it is the party that notified the Special Servicer thereof, the Certificate Administrator and the Trustee.

Each notice of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection required to be given by a party pursuant to this Section 2.03(a) (each, a “15Ga-1 Notice”) shall be given no later than ten (10) Business Days after receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, and shall include (i) the identity of the related Mortgage Loan, (ii) the date that the Repurchase Communication regarding the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection was received, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) in the case of 15Ga-1 Notices provided by the Special Servicer with respect to a Repurchase Request, a statement as to whether the Special Servicer currently plans to pursue such Repurchase Request.

If the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor or the Custodian receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection, then such party shall promptly forward such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection to the Special Servicer (with respect to any Mortgage Loan or REO Mortgage Loan) and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative, and include the following statement in the related correspondence: “This is a Repurchase Communication regarding [a “Repurchase Request”] [a “Repurchase Request Withdrawal”] [a “Repurchase”] [a “Repurchase Request Rejection”] under Section 2.03(a) of the Pooling and Servicing Agreement relating to the GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, requiring action by you as the recipient of such [Repurchase Request] [Repurchase Request Withdrawal] [Repurchase] [Repurchase Request Rejection] thereunder”. Upon receipt of any Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection by the Special Servicer pursuant to the foregoing provisions of this paragraph, the Special Servicer shall be deemed to be the recipient of such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, and the Special Servicer shall comply with the notice procedures set forth in the preceding paragraphs of this Section 2.03(a) with respect to such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection.

No Person that is required to provide a 15Ga-1 Notice pursuant to this Section 2.03(a) (a “15Ga-1 Notice Provider”) shall be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.03(a) is so provided only to assist the related Mortgage Loan Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(a) by a 15Ga-1 Notice Provider in a 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right the 15Ga-1 Notice Provider may have with respect to the related Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

On or before the Closing Date, the Depositor shall deliver to the Master Servicer a copy of each Loan Purchase Agreement and the SMC Guaranty, which the Master Servicer shall provide to each Sub-Servicer.

(b)           Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c) of this Agreement, failure of such Mortgage Loan Seller to deliver the documents referred to in clauses (1), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in accordance with this Agreement and the applicable Loan Purchase Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except a deemed Material Document Defect described above) shall be considered to be a Material

Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

(c)           In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan pursuant to this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents (including, without limitation, the Servicing File), and all escrows and reserve funds, pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the applicable Mortgage Loan Seller or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security thereof to the Mortgage Loan Seller or its designee; provided that such tender by the Trustee and the Custodian shall be conditioned upon its receipt (and such receipt shall be deemed to be the Master Servicer’s direction to the Trustee and the Custodian to) from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(c), and such other instruments as may be necessary or appropriate to transfer title to an REO Property in connection with the repurchase of, or substitution for, an REO Mortgage Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or any of its agents or subcontractors.

(d)           The related Loan Purchase Agreement and, as applicable, the SMC Guaranty provide the sole remedies available to the Certificateholders, or the Certificate Administrator or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to any Mortgage Loan. For purposes of this Agreement, the purchase or replacement by SMC pursuant to the SMC Guaranty of any Mortgage Loan for which SMF is the related Mortgage Loan Seller shall be deemed a purchase or replacement by SMF.

Section 2.04     Representations and Warranties of the Depositor.

(a)           The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Companion Loan Holders, and to the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification (except where the failure to qualify would not have a materially adverse effect on the consummation of any transactions contemplated by this Agreement); the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(ii)           Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to any rights of indemnification hereunder, by considerations of public policy;

(iii)          Neither the execution and delivery by the Depositor of this Agreement nor the compliance by the Depositor with the provisions hereof, nor the consummation by the Depositor of the transactions contemplated by this Agreement, will (A) conflict with or result in a breach of, or constitute a default under, the certificate of incorporation or by-laws of the Depositor or, after giving effect to the consents or taking of the actions contemplated by clause (B) of this paragraph (iii), any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties, or any of the provisions of any indenture or agreement or other instrument to which the Depositor is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (B) require any consent of, notice to, or filing with any person, entity or governmental body, which has not been obtained or made by the Depositor, except where, in any of the instances contemplated by clause (A) above or this clause (B), the failure to do so will not have a material and adverse effect on the consummation of any transactions contemplated by this Agreement;

(iv)          There is no litigation, charge, investigation, action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality the outcome of which could be reasonably expected to materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)           The Depositor is not transferring the Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

(vi)          No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated;

(vii)         Immediately prior to the transfer of the Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Loan Purchase Agreement;

(viii)        The Depositor has not transferred any of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Loan Purchase Agreements) to any Person other than the Trustee; and

(ix)           The Depositor is transferring all of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Loan Purchase Agreements) to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Whole Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.05     Representations, Warranties and Covenants of the Master Servicer.

(a)           The Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Companion Loan Holders, and to the Depositor, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of the jurisdiction in which each Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not violate the Master Servicer’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(iii)          The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)           The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)          No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)         Each officer or employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans and Companion Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Master Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement; and

(viii)        No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed and except for consents, approvals, authorizations, orders, filings or registrations which are not required in order for the Master Servicer to enter into this Agreement but may be required (and if so required, will be obtained) in connection with the Master Servicer’s subsequent performance of this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Whole Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder and the Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.06     Representations, Warranties and Covenants of the Special Servicer.

(a)           The Special Servicer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders and the Companion Loan Holders, and to and with the Depositor and the Master Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida, and the Special Servicer is in compliance with the laws of the jurisdiction in which each Mortgaged

Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, operating agreement or by-laws or (B) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(iii)          The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)           The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)          No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)         Each officer or employee of the Special Servicer that has or, following a transfer of servicing responsibilities to the Special Servicer pursuant to Section 3.22 of this Agreement, would have, responsibilities concerning the servicing and administration of Mortgage Loans and the Companion Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Special Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement; and

(viii)        No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed and except for consents, approvals, authorizations, orders, filings or registrations which are not required in order for the Special Servicer to enter into this Agreement but may be required (and if so required, will be obtained) in connection with the Special Servicer’s subsequent performance of this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.07     Representations and Warranties of the Trustee.

(a)           The Trustee hereby represents and warrants to the Depositor, for the benefit of the Certificateholders and the Companion Loan Holders, and to the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or by laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets;

(iii)       except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.08 of this Agreement, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)        the Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Trustee or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)       no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date; and

(vii)      no litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement.

(b)        The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Whole Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Companion Loan Holders

and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.08     Representations and Warranties of the Certificate Administrator.

(a)        The Certificate Administrator hereby represents and warrants to the Depositor, for the benefit of the Certificateholders and the Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Trustee, as of the Closing Date, that:

(i)          The Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or by laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets;

(iii)       the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)        the Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate

Administrator or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)       no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date; and

(vii)      no litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement.

(b)        The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder, the Master Servicer, the Special Servicer or the Certificate Administrator in any Mortgage Loan or Whole Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.09     Representations, Warranties and Covenants of the Operating Advisor.

(a)        The Operating Advisor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)         The Operating Advisor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia; and the Operating Advisor is in compliance with the laws of the jurisdiction in which each Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)        The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not violate the Operating Advisor’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(iii)       The Operating Advisor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)        The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Operating Advisor to perform its obligations under this Agreement;

(vi)       No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor that would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement; and

(vii)      No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Operating Advisor of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the Closing Date, and which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(b)        The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Whole Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative.

Section 2.10     Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.

(a)           The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the related Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Sections 2.01 and 2.02 of this Agreement and, concurrently with such delivery, (i) the Trustee acknowledges and hereby declares that it holds the Mortgage Loans (excluding the CCRE Strip and Excess Interest) for the benefit of the Holders of the Class R Certificates (in respect of the Lower-Tier Residual Interest) and the Lower-Tier REMIC, (ii) the Trustee acknowledges and hereby declares that it holds the CCRE Strip for the benefit of CCRE, (iii) the Certificate Administrator acknowledges the issuance of the Lower-Tier Regular Interests and the Lower-Tier Residual Interest in exchange for the assets of the Lower-Tier REMIC, (iv) the Depositor hereby conveys all right, title and interest in and to the Lower-Tier Regular Interests and other property constituting the Upper-Tier REMIC to the Trustee, receipt of which is hereby acknowledged, and the Trustee acknowledges and hereby declares that it holds the same on behalf of the Holders of the Certificates (other than the Class S Certificates) and the Upper-Tier REMIC, and (v) the Certificate Administrator acknowledges that it has executed and caused to be authenticated and delivered to and upon the order of the Depositor, (A) in exchange for the assets of the Upper-Tier REMIC, the Regular Certificates, the Class PEZ Regular Interests and the Upper-Tier Residual Interest, evidencing ownership of the Upper-Tier REMIC, and (B) the Class R Certificates, representing the Lower-Tier Residual Interest and the Upper-Tier Residual Interest, registered in the names set forth in such order and duly authenticated by the Certificate Administrator.

(b)           The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class PEZ Regular Interests to the Trustee for the benefit of the holders of (i) the Class A-S Certificates (to the extent of the Class A-S Percentage Interest of the Class A-S Regular Interest), (ii) the Class B Certificates (to the extent of the Class B Percentage Interest of the Class B Regular Interest), (iii) the Class C Certificates (to the extent of the Class C Percentage Interest of the Class C Regular Interest) and (iv) the Class PEZ Certificates (to the extent of the applicable Class PEZ Percentage Interest of each of the Class PEZ Regular Interests). The Trustee (i) acknowledges the assignment to it of the Class PEZ Regular Interests, (ii) declares that it holds and will hold the Class PEZ Regular Interests in trust for the exclusive use and benefit of all present and future Holders of the Exchangeable Certificates and (iii) has caused the Certificate Administrator to execute, and has caused the Authenticating Agent to authenticate and deliver to or upon the order of the Depositor, in exchange for the Class PEZ Regular Interests, and the Depositor hereby acknowledges the receipt by it or its designees of the Exchangeable Certificates in authorized Denominations.

(c)           The Trustee acknowledges the assignment of the Excess Interest to the Grantor Trust. The Certificate Administrator acknowledges that it has executed and caused to be authenticated and delivered to and upon the order of the Depositor the Class S Certificates in exchange for the Excess Interest. Accordingly, the Class S Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest and the Excess Interest Distribution Account and proceeds thereof, which portions shall be treated as part of a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

Section 2.11     Miscellaneous REMIC and Grantor Trust Provisions.

(a)           The Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class A-5, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Interests are hereby designated as “regular interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Lower-Tier Residual Interest (evidenced by the Class R Certificates) is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(2).

(b)           The Regular Certificates and the Class PEZ Regular Interests are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Upper-Tier Residual Interest (evidenced by the Class R Certificates) is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(2).

(c)           The Closing Date is hereby designated as the “Startup Day” of the Lower-Tier REMIC and the Upper-Tier REMIC. The “latest possible maturity date” for purposes of Code Section 860G(a)(1) of the Lower-Tier Regular Interests, the Regular Certificates and the Class PEZ Regular Interests is the Rated Final Distribution Date.

(d)           None of the Depositor, the Trustee, the Master Servicer, the Special Servicer or the Operating Advisor or the Certificate Administrator shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(e)           Each of the Class A-S, Class B, Class C, Class PEZ and Class S Certificates shall represent undivided beneficial interests in its corresponding portion of the Trust Fund consisting of, respectively, the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the Class S Specific Grantor Trust Assets, each of which portions will be treated as part of a “grantor trust” within the meaning of subpart E, part I of subchapter J of the Code.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

Section 3.01     Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans; Sub-Servicing Agreements.

(a)           The Master Servicer (with respect to the Mortgage Loans, the Companion Loans and Whole Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to the Specially Serviced Loans), each as an independent contractor, shall service and administer the Mortgage Loans and the Companion Loans on behalf of the Trust Fund and the Trustee (for the benefit of the Certificateholders or, with respect to each Whole Loan, for the benefit of the Certificateholders and the related Companion Loan Holder(s) as a collective whole as if such Certificateholders and Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of the related Subordinate Companion Loan, subject to the terms and conditions of the Co-Lender Agreements) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, in accordance with: (i) any and all applicable laws; (ii) the express terms of this Agreement, the respective Mortgage Loans or Whole Loans and, in the case of the Whole Loans, the related Co-Lender Agreements; and (iii) to the extent consistent with the foregoing, the Servicing Standard. To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement and any related Co-Lender Agreement or mezzanine loan intercreditor agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans and the Companion Loans. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or, in the case of the Master Servicer only, through Sub-Servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration which it may deem consistent with the Servicing Standard and, in its judgment exercised in accordance with the Servicing Standard, in the best interests of the Certificateholders and, in the case of a Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, in the case of a Whole Loan, the related Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of the related Subordinate Companion Loan, subject to the terms and conditions of the Co-Lender Agreements), including, without limitation, with respect to each Mortgage Loan and Companion Loan, (A) to prepare, execute and deliver, on behalf of the Certificateholders, the Companion Loan Holders, the Trustee, the Certificate Administrator and the Custodian or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement, any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File or defeasance of the Mortgage Loan or Companion Loan; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans (and related Companion Loans) and the Mortgaged Properties; and (B) to direct, manage, prosecute and/or defend any action, suit or proceeding of any kind filed in the name of the Master Servicer or Special Servicer in their respective capacity on behalf of the Trustee or the

Trust, subject to clause (i) of the following paragraph. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan or Companion Loan except under the circumstances described in Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement or in Section 3.03 of this Agreement. The Master Servicer and Special Servicer shall service and administer the Mortgage Loans and the Companion Loans in accordance with applicable law and the terms hereof, the related Loan Documents and the Co-Lender Agreements and shall provide to the Mortgagors any reports required to be provided to them thereby.

Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer or Special Servicer any powers of attorney substantially in the form of Exhibit AA-1 to this Agreement or such other form as mutually agreed to by the Trustee and the Master Servicer (in the case of the Master Servicer) or Exhibit AA-2 to this Agreement or such other form as mutually agreed to by the Trustee and the Special Servicer (in the case of the Special Servicer), as applicable, and other documents reasonably acceptable to the Trustee prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. Notwithstanding anything contained herein to the contrary, none of the Master Servicer, the Special Servicer or any Subservicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity, unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. Each of the Master Servicer, the Special Servicer and any Subservicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such powers of attorney by the Master Servicer or the Special Servicer or its agents or subcontractors, as applicable.

(b)           Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any partial principal prepayment received on a Mortgage Loan or Companion Loan on a date other than a Due Date, to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial principal prepayment. Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any amounts received on “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (which shall not be redeemed by the Master Servicer prior to the maturity thereof) in respect of such a Mortgage Loan or Companion Loan being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan or Companion Loan as of the Due Date immediately following the receipt of such amounts.

If with respect to any Mortgage Loan (or Whole Loan) the related Loan Documents permit the lender, at its option, prior to an event of default under the related Mortgage Loan (or Whole Loan), to apply amounts held in any reserve account as a prepayment or to hold such amounts in a reserve account, the Master Servicer shall hold such amounts in the applicable reserve account and may not apply such amounts as a prepayment until the occurrence of an event of default under the related Mortgage Loan (or Whole Loan); provided that any such amounts may be used, if permitted under the related Loan Documents, to defease the related Mortgage Loan (or Whole Loan) or, upon an event of default under the related Mortgage Loan (or Whole Loan), to prepay the Mortgage Loan (or Whole Loan).

(c)           The Master Servicer may enter into Sub-Servicing Agreements with third parties with respect to any of its obligations hereunder, provided that (i) any such agreement shall be consistent with the provisions of this Agreement, (ii) any such agreement shall be consistent with the Servicing Standard, (iii) the Depositor has consented to the related Sub-Servicer, (iv) any such agreement shall provide that, following receipt of the applicable Loan Purchase Agreement from the Depositor, the Master Servicer shall provide a copy of the applicable Loan Purchase Agreement to the related Sub-Servicer, and that such Sub-Servicer shall notify the Master Servicer in writing within five (5) Business Days after such Sub-Servicer discovers or receives notice alleging a Document Defect or a Breach or receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection; and (v) the Master Servicer shall notify the applicable Mortgage Loan Seller of any such agreement. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c). The Master Servicer shall pay the servicing fees of any Sub-Servicer and shall provide a copy of each Sub-Servicing Agreement (and any assignment thereof) to the Trustee. Any Sub-Servicing Agreement entered into by the Master Servicer shall provide that it may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or by any successor Master Servicer without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer pursuant to Section 7.02. The Special Servicer may not enter into Sub-Servicing Agreements.

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans and/or Whole Loan involving a Sub-Servicer, shall be deemed to be between the Master Servicer and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(d) of this Agreement and no provision herein may be construed so as to require the Trust Fund to indemnify any such Sub-Servicer.

(d)           If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Master Servicer under any Sub-Servicing Agreement entered into by the Master Servicer pursuant to Section 3.01(c) of this Agreement. In such event, the Trustee or the successor Master Servicer, as applicable, shall be deemed to have assumed all of the Master Servicer’s interest therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer prior to such deemed assumption) and to have replaced the Master Servicer as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to the Trustee or such successor Master Servicer, as applicable, except that the Master Servicer shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of the Trustee or the successor Master Servicer, as applicable.

In the event that the Trustee or any successor Master Servicer, assumes the servicing obligations of the Master Servicer, upon request of the Trustee, or such successor Master Servicer, as applicable, the Master Servicer shall at its own expense deliver or cause to be delivered to the Trustee or such successor Master Servicer all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to the Trustee or the successor Master Servicer, as applicable.

(e)           The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the related Mortgage Loan, and of the related Companion Loan Holders, including: (i) with respect to the allocation of collections on or in respect of such Whole Loan, and the making of remittances, to the Trust, as holder of the related Mortgage Loan, and to the related Companion Loan Holder(s); (ii) the right of any related Subordinate Companion Loan Holder to purchase the related Mortgage Loan; (iii) with respect to the allocation of expenses and losses relating to such Whole Loan to the Trust, as holder of the related Mortgage Loan, and to the related Companion Loan Holders; (iv) the right of any related Subordinate Companion Loan Holder to cure certain defaults; (v) the consent and approval of any related Subordinate Companion Loan Holder prior to a Whole Loan Control Appraisal Event (if applicable); (vi) the consultation rights of a related Companion Loan Holder or its Companion Loan Holder Representative; and (vii) the right of any related Subordinate Companion Loan Holder to post collateral to offset any Appraisal Reduction Amount with respect to the related Whole Loan. With respect to any Whole Loan, the Master Servicer (if such Whole Loan is a non-Specially Serviced Loan) or the Special Servicer (if such Whole Loan has become a Specially Serviced Loan or the related Mortgaged Property has been converted to an REO Property) shall (i) prepare and provide to such Companion Loan Holder all notices, reports, statements and communications to be delivered by the holder of the related Mortgage Loan under the related Co-Lender Agreement; and (ii) perform all duties and obligations to be performed by a servicer and perform all servicing-related duties and obligations to be performed by the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement and/or as set forth herein. All provisions required to be included herein by the related Co-Lender Agreement are deemed included. In the event of any conflict between this Agreement and a Co-Lender Agreement, the terms of such Co-Lender Agreement shall control with respect to the related Whole Loan.

(f)           Notwithstanding anything to the contrary herein, (a) at no time shall the Master Servicer or the Trustee be required to make any P&I Advance on any Companion Loan and (b) if the Mortgage Loan (or the related REO Property) that is part of a Whole Loan is no longer part of the Trust Fund, neither the Master Servicer nor the Trustee, as the case may be, shall have any obligation to make any Property Advance on such Whole Loan. If pursuant to the foregoing sentence, the Master Servicer or the Trustee does not intend to make a Property Advance with respect to a Whole Loan that the Master Servicer or the Trustee would have made if the related Mortgage Loan or REO Property were still part of the Trust Fund, the Master Servicer or the Trustee, as the case may be, shall promptly notify the holder of the related Companion Loan of its intention to no longer make such Property Advances and shall additionally promptly notify such holder of any required Property Advance it would have otherwise made upon becoming aware of the need for such Property Advance. Additionally, at the time the Mortgage Loan relating to a Whole Loan is removed from the Trust Fund, the Master Servicer or the Trustee, as the case may be, shall deliver to the related Companion Loan Holder (or the master servicer of any securitization of the related Companion Loan) (i) a copy of the most recent inspection report and the inspection report for the prior calendar year, (ii) copies of all financial statements collected from the related borrower for the most recent calendar year and the prior calendar year, (iii) a copy of the most recent Appraisal and any other Appraisal done in the prior year and (iv) a copy of all tax and insurance bills for the current calendar year and the prior calendar year.

(g)           To the extent required under the any Loan Documents, the Master Servicer shall, on behalf of the related lender, maintain a Note register for the related Mortgage Loan in accordance with such Loan Documents.

Section 3.02     Liability of the Master Servicer. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer and any Person acting as Sub-Servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as Sub-Servicer or otherwise, the Master Servicer shall remain obligated and primarily liable for the servicing and administering of the Mortgage Loans and the Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from any Person acting as Sub-Servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering the Mortgage Loans and the Companion Loans. The Master Servicer shall be entitled to enter into an agreement with any Sub-Servicer providing for indemnification of the Master Servicer by such Sub-Servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03     Collection of Certain Mortgage Loan Payments.

(a)           The Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments called for under the terms and provisions of the Mortgage Loans and the Companion Loan it is obligated to service hereunder (including Special Servicing Fees (in the case of the Special Servicer only), Workout Fees, Liquidation Fees (in the case of the Special Servicer only)

and any other fees payable to the Master Servicer or the Special Servicer if and to the extent the related Loan Documents require the related Mortgagor to pay such fees), and shall follow the Servicing Standard with respect to such collection procedures; provided that with respect to each ARD Loan, so long as the related Mortgagor is in compliance with each provision of the related Loan Documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the related ARD Loan or until the outstanding principal balance of such ARD Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full); provided, further, that, with respect to any ARD Mortgage Loan, the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the Loan Documents. For clarification, no obligation of the Master Servicer or the Special Servicer to use commercially reasonable efforts to collect fees from the related Mortgagor will change the obligation of the Master Servicer to pay such fees from general collections or other proceeds in accordance with Section 3.06(a) and 3.06A of this Agreement, whether or not such Special Servicing Fees, Workout Fees or Liquidation Fees are collected from or paid by the related Mortgagor. The Master Servicer, with respect to the Mortgage Loans other than Specially Serviced Loans, and Special Servicer, with respect to the Specially Serviced Loans, shall use its reasonable efforts to collect income statements, rent rolls and other reporting information from Mortgagors (as required under the related Loan Documents). Consistent with the foregoing, the Master Servicer (with respect to non-Specially Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans), as applicable, may in its discretion waive any Penalty Charges in connection with any delinquent Monthly Payment with respect to any Mortgage Loan or Companion Loan. In addition, the Master Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Companion Loans as are permitted or required under Section 3.03 of this Agreement.

(b)           In the event that the Master Servicer or the Special Servicer receives Excess Interest and is aware that it has received Excess Interest on or prior to the Determination Date for any Distribution Date, or receives notice from the related Mortgagor that the Master Servicer or the Special Servicer will be receiving Excess Interest on or prior to the Determination Date for any Distribution Date, the Master Servicer or the Special Servicer, as the case may be, shall notify the Certificate Administrator no later than two Business Days prior to such Distribution Date in the CREFC® Loan Periodic Update File. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest. The preceding statements shall not, however, be construed to limit the provisions of Section 3.03(a) of this Agreement.

Section 3.04     Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

(a)           With respect to each Mortgaged Property securing a Mortgage Loan or Whole Loan, the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments, ground rents and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, to the extent such payments are to be made from escrowed funds, the Master Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan or Whole Loan. With respect to non-escrowed payments, when the Master Servicer becomes aware in accordance with the Servicing Standard that a Mortgagor has failed to make any such payment or, with respect to escrowed loans, collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance. Notwithstanding anything in this Agreement to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make) a payment from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if advanced, be a Nonrecoverable Property Advance, if making the payment would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or would remediate any adverse environmental condition or circumstance at the related Mortgaged Property, if, in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any related Companion Loan Holder(s) (as a collective whole as if the Certificateholders and such Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of the related Subordinate Companion Loan). If the Special Servicer makes such a determination, it shall notify the Master Servicer and the Master Servicer shall make such payment from the Collection Account. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

(b)           The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or Whole Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt. The Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Permitted Investments to the extent required by Section 3.07(b) of this Agreement and any Insurance Proceeds or Condemnation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires or permits it to be held in an account that is not an Eligible Account) and shall be entitled, “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, the Companion Loan Holders, and Various Mortgagors.” Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)         to effect timely payments of items constituting Escrow Payments for the related Loan Documents and in accordance with the terms of the related Mortgage Loan or Whole Loan, as applicable;

(ii)        to transfer funds to the Collection Account and/or the applicable Whole Loan Custodial Account to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan or Whole Loan, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)       for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan or Whole Loan, as applicable, and the Servicing Standard;

(iv)       to clear and terminate such Escrow Account upon the termination of this Agreement;

(v)        to pay from time to time to the related Mortgagor (a) any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Mortgagor under law or by the terms of the Mortgage Loan or Whole Loan, as applicable, or otherwise to the Master Servicer and (b) any other funds required to be released to the related Mortgagors pursuant to the related Loan Documents; and

(vi)       to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

(c)        In the event any Loan Documents permit the lender, at the discretion of the lender, to use letters of credit and/or cash reserves to prepay the related Mortgage Loan prior to the Maturity Date and in the absence of an event of default or acceleration of the Mortgage Loan, then the Master Servicer shall hold such amounts in an Escrow Account for so long as the Loan Documents permit such discretion.

(d)        To the extent that (i) an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan or a Whole Loan, or (ii) any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan or Whole Loan, the Master Servicer shall determine in accordance with the Servicing Standard (which determination may be made on the basis of inquiry to the Mortgagor and this sentence shall in no event be construed to require a physical inspection other than inspections described in Section 3.18 of this Agreement; provided that all deliveries required to be made to Master Servicer under the related Loan Documents of supporting documentation have been made; then the Master Servicer shall report the then current status as a failure) whether the related Mortgagor has failed to perform such obligations under the related Mortgage Loan or Whole Loan as of the date required under the related Mortgage Loan or Whole Loan and report any such failure to the Special Servicer, the Companion Loan Holders and, prior to the occurrence and continuance of a Consultation Termination Event, the

Controlling Class Representative within a reasonable time after the date as of which such actions or remediations are required to be or to have been taken or completed.

Section 3.05     Collection Account; Distribution Accounts; Excess Liquidation Proceeds Reserve Account; and Excess Interest Distribution Account.

(a)           The Master Servicer shall establish and maintain the Collection Account in the Master Servicer’s name on behalf of the Trustee, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. As and when required under this Agreement, the Master Servicer shall transfer to the Collection Account any amounts to be transferred thereto from a Whole Loan Custodial Account as contemplated by Section 3.06A(a)(i) of this Agreement. In addition, the Master Servicer shall deposit or cause to be deposited in the Collection Account within one (1) Business Day following receipt of properly identified funds the following payments and collections received or made by it on or with respect to the Mortgage Loans (other than any Mortgage Loan related to a Whole Loan):

(i)         all payments on account of principal on such Mortgage Loans, including the principal component of Unscheduled Payments;

(ii)        all payments on account of interest on such Mortgage Loans (including Excess Interest);

(iii)       all Yield Maintenance Charges on such Mortgage Loans;

(iv)        any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)        all Net REO Proceeds withdrawn from an REO Account pursuant to Section 3.16(b) of this Agreement and all Net Insurance Proceeds, Net Condemnation and Net Liquidation Proceeds with respect to such Mortgage Loans;

(vi)       any amounts received from Mortgagors under such Mortgage Loans that represent (A) recoveries of Property Protection Expenses, (B) any recovery of Unliquidated Advances with respect to such Mortgage Loans, or (C) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(vii)      any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer, including pursuant to Section 2.03 of this Agreement.

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees received with respect to such Mortgage Loans in accordance with Section 3.12 of this Agreement; provided that if the Master Servicer or the Special Servicer, as applicable, receives any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees in excess of the percentage of such fees to which it is entitled pursuant to Section 3.12(a) (in the case of the Master Servicer) or Section 3.12(c) (in the case of the Special Servicer), then it shall remit to the other party (i.e., the Special Servicer (if Master Servicer has received the excess percentage of such fees) or the Master Servicer (if Special Servicer has received the excess percentage of such fees), as applicable) the percentage of such fees to which such other party is entitled pursuant to Section 3.12(a) or Section 3.12(c), as applicable. The Master Servicer and the Special Servicer shall not deposit any Penalty Charges and Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Mortgage Loan into the Collection Account and shall instead apply such fees in accordance with Section 3.14 of this Agreement. In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Certificate Administrator, the Trustee and the Special Servicer of the location and account number of the Collection Account and shall notify the Certificate Administrator and the Special Servicer in writing of any subsequent change thereof.

Upon receipt of any of the amounts described in clauses (i) through (vii) above with respect to a Mortgage Loan (other than any Mortgage Loan related to a Whole Loan), the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Collection Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to any Mortgage Loan (other than any Mortgage Loan related to a Whole Loan) shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the Collection Account, all in accordance with Section 3.16 of this Agreement.

(b)           The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account and the Upper-Tier Distribution Account in the name of the Certificate Administrator, in trust for the benefit of the Certificateholders. Each of the Distribution Accounts shall be established and maintained as Eligible Accounts or as sub-accounts of a single Eligible Account. With respect to each Distribution Date, on or before such Distribution Date the Certificate Administrator shall be deemed to make or shall make the withdrawals from the Lower-Tier Distribution Account, as set forth in Section 4.01 of this Agreement, shall be deemed to make the deposits into the Lower-Tier Distribution Account and the Upper-Tier Distribution

Account, as set forth in Section 4.01 hereof, and shall cause the amount of Available Funds (including P&I Advances) and Yield Maintenance Charges to be distributed in respect of the Certificates, pursuant to Section 4.01 hereof on such date.

(c)           The Certificate Administrator shall establish (upon receipt of written notice that an event that generates Excess Liquidation Proceeds has occurred) and maintain the Excess Liquidation Proceeds Reserve Account for the benefit of the Certificateholders. The Excess Liquidation Proceeds Reserve Account shall be maintained separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate Administrator. Funds in the Excess Liquidation Proceeds Reserve Account may be invested by the Certificate Administrator in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement.

Upon the disposition of any REO Property in accordance with Section 3.17 of this Agreement, the Special Servicer shall calculate the Excess Liquidation Proceeds, if any, realized in connection with such sale and remit to the Certificate Administrator such amount for deposit in the Excess Liquidation Proceeds Reserve Account. Amounts held in the Excess Liquidation Proceeds Reserve Account on each Distribution Date that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer, and all amounts held in the Excess Liquidation Proceeds Reserve Account on the final Distribution Date, in each case after application in accordance with Section 4.01(d)(i) of this Agreement, shall be distributed to the Holders of the Class R Certificates in respect of the Lower-Tier Residual Interest.

(d)           Prior to any Determination Date for the first Prepayment Period during which Excess Interest is received on any ARD Loan, and upon notification from the Master Servicer or Special Servicer pursuant to Section 3.03(b) of this Agreement, the Certificate Administrator shall establish and maintain the Excess Interest Distribution Account in the name of the Certificate Administrator for the benefit of the Class S Certificateholders. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator on the applicable Master Servicer Remittance Date for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Prepayment Period. Funds in the Excess Interest Distribution Account may be invested by the Certificate Administrator in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement.

The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(k) of this Agreement.

Following the distribution of Excess Interest to Class S Certificateholders on the first Distribution Date after which there are no longer any ARD Loans outstanding, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)        The Certificate Administrator shall establish and maintain the Exchangeable Distribution Account in its own name on behalf of the Trustee, for the benefit of the Holders of the Exchangeable Certificates. The Exchangeable Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Exchangeable Distribution Account in accordance with Article IV of this Agreement.

(f)         Notwithstanding anything to the contrary herein, each Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account may all be sub-accounts of a single Eligible Account. For the avoidance of doubt, the Collection Account, the Lower-Tier Distribution Account, the Excess Liquidation Proceeds Account and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC, the Upper-Tier Distribution Account (including interest, if any, earned on the investor of funds in such account) will be owned by the Upper-Tier REMIC and the Excess Interest Distribution Account and the Exchangeable Distribution Account (including interest, if any, earned on the investment in such accounts) will be owned by the Grantor Trust for the benefit of the Holders of the Class S Certificates and the Exchangeable Certificates, respectively, each for federal income tax purposes.

Section 3.05A.     Whole Loan Custodial Account.

(a)        The Master Servicer shall establish and maintain, with respect to each Whole Loan, one or more separate accounts, which may be sub-accounts of a single account (with respect to each Whole Loan, the “Whole Loan Custodial Account”) in which the amounts described in clauses (i) through (vii) below shall be deposited and held in the name of the Master Servicer on behalf of the Trustee for the benefit of the Certificateholders and the related Companion Loan Holder, as their interests may appear; provided that a Whole Loan Custodial Account may be a sub-account of the Collection Account or another Whole Loan Custodial Account (but shall be deemed to be a separate account for purposes of applying the terms of this Agreement). Each of the Whole Loan Custodial Accounts shall be an Eligible Account or a subaccount of an Eligible Account. The Master Servicer shall deposit or cause to be deposited in each Whole Loan Custodial Account, within one Business Day following receipt (or, in the case of payments by the Master Servicer, when otherwise required to be so deposited under this Agreement) of properly identified funds, the following payments and collections received or made by it on or with respect to the Whole Loan:

(i)         all payments on account of principal on the related Whole Loan, including the principal component of Unscheduled Payments;

(ii)        all payments on account of interest on the related Whole Loan;

(iii)       all Yield Maintenance Charges on the related Whole Loan;

(iv)       any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in such Whole Loan Custodial Account;

(v)        all Net REO Proceeds withdrawn from an REO Account pursuant to Section 3.16(b) of this Agreement and all Net Insurance Proceeds, Net Condemnation Proceeds and Net Liquidation Proceeds with respect to the related Whole Loan;

(vi)       any amounts received from the Mortgagor under the related Whole Loan that represent (A) recoveries of Property Protection Expenses, or (B) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(vii)      any other amounts required by the provisions of this Agreement to be deposited into such Whole Loan Custodial Account by the Master Servicer or Special Servicer, including any recovery of any Unliquidated Advances.

(b)        The foregoing requirements for deposits in each Whole Loan Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in such Whole Loan Custodial Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees received with respect to the Whole Loans in accordance with Section 3.12 of this Agreement; provided that if the Master Servicer or the Special Servicer, as applicable, receives any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees in excess of the percentage of such fees to which it is entitled pursuant to Section 3.12(a) (in the case of the Master Servicer) or Section 3.12(c) (in the case of the Special Servicer), then it shall remit to the other party (i.e., the Special Servicer (if Master Servicer has received the excess percentage of such fees) or the Master Servicer (if Special Servicer has received the excess percentage of such fees), as applicable) the percentage of such fees to which such other party is entitled pursuant to Section 3.12(a) or Section 3.12(c), as applicable). The Master Servicer and the Special Servicer shall not deposit any Penalty Charges and Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Whole Loan into the related Whole Loan Custodial Account and shall instead apply such fees (except to the extent not permitted under the related Co-Lender Agreement) in accordance with Section 3.14 of this Agreement. In the event that the Master Servicer deposits in a Whole Loan Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Whole Loan Custodial Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Certificate Administrator, the Trustee, the related Companion Loan Holders and the Special Servicer of the location and account number of each Whole Loan Custodial Account and shall notify the Certificate Administrator, the Trustee, the related Companion Loan Holder and the Special Servicer in writing of any subsequent change thereof. Each Whole Loan Custodial Account shall be maintained as a segregated account (or sub-account of such segregated account), separate and apart from trust funds created for mortgage backed securities of other series and the other accounts of the Master Servicer.

(c)        Upon receipt of any of the amounts described in clauses (i) through (vii) of Section 3.05A(a) with respect to a Whole Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Whole Loan Custodial Account in accordance with Section 3.05A(a), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to a Whole Loan shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the related Whole Loan Custodial Account, all in accordance with Section 3.17 of this Agreement.

Section 3.06     Permitted Withdrawals from the Collection Account.

(a)        The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the related Co-Lender Agreement and Section 3.14 of this Agreement:

(i)         to remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited in such accounts pursuant to Sections 3.05(c), 3.23, 4.01(a)(i) and Section 4.06(a) of this Agreement, respectively;

(ii)        to pay or reimburse the Master Servicer, the Special Servicer or the Trustee, (A) for Advances made thereby with respect to Mortgage Loans that are not part of a Whole Loan (other than Workout-Delayed Reimbursement Amounts) and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii)(A) being limited to late collections of the particular item (which may include cure payments related to such item by the holder of the Beverly Connection Subordinate Companion Loan) which was the subject of the related Advance, Penalty Charges, Condemnation Proceeds, REO Proceeds, Insurance Proceeds and Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, if applicable; provided that (x) prior to the time any Advance is reimbursed, Advance Interest Amounts may be reimbursed solely from Penalty Charges and Modification Fees collected on the related Mortgage Loan pursuant to Section 3.14 of this Agreement, and (y) at the time any Advance (other than

Workout Delayed Reimbursement Amounts) is reimbursed, Advance Interest Amounts on such reimbursed Advance shall be payable first from Penalty Charges and Modification Fees collected on the related Mortgage Loan pursuant to Section 3.14 of this Agreement and, to the extent such Penalty Charges and Modification Fees are insufficient, then from general collections on deposit in the Collection Account, (B) for Advances made thereby with respect to Mortgage Loans that are part of a Whole Loan and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such person pursuant to this clause (ii)(B) being limited to Net Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, which Net Liquidation Proceeds were received in connection with any of the events described in clauses (iii), (iv) and (vii) of the definition of “Liquidation Event”, (C) to the extent not reimbursed pursuant to Section 3.14 of this Agreement, for Advances and any related Advance Interest Amounts (or portion thereof) that have been deemed to be Nonrecoverable Advances or are not recovered from recoveries in respect of the related Mortgage Loan, Whole Loan or REO Property after a Final Recovery Determination to the extent not recovered from the related Whole Loan Custodial Account and Advance Interest Amounts thereon, first, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and second, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any election in its sole discretion to defer reimbursement thereof pursuant to Section 3.27 of this Agreement, out of other collections on the Mortgage Loans and REO Properties, and (D) for Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon, first, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to clause (C) above, and second, upon a determination by the Master Servicer, the Special Servicer or the Trustee, as applicable, that a Workout-Delayed Reimbursement Amount is a Nonrecoverable Advance, in the same manner as Nonrecoverable Advances may be reimbursed (provided that with respect to each Mortgage Loan or REO Property that relates to a Whole Loan, such Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon shall first be reimbursed pursuant to Section 3.06A(a)(ii) of this Agreement and, if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (ii)(D));

(iii)       to pay on or before each Master Servicer Remittance Date to the Master Servicer (who shall pay the holder of the Excess Servicing Fee Rights the portion of the Servicing Fee that represents Excess Servicing Fees in accordance with Section 3.12 of this Agreement) and the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Fee with respect to Mortgage Loans that are not part of the AB Whole Loan (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, the Special Servicing Fee (if any) in respect of the immediately preceding Interest Accrual Period, and any Special Servicing Compensation (if any) in respect of the immediately preceding Prepayment Period, to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loan, and, in the case of the Special Servicing Fee, from general collections, and to pay from time to time to the Master Servicer in accordance with

Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account; provided, however, that in the case of any Mortgage Loan or REO Property related to a Whole Loan, (A) Servicing Fees may be paid out of the Collection Account pursuant to this clause (iii) only from the interest portion of Net Liquidation Proceeds on or in respect of such Mortgage Loan or REO Property, which Net Liquidation Proceeds were received in connection with any of the events described in clauses (iii), (iv) and (vii) of the definition of “Liquidation Event” and (B) Special Servicing Compensation shall first be paid out of the related Whole Loan Custodial Account pursuant to Section 3.06A(a)(iii) of this Agreement and may be paid out of the Collection Account pursuant to this clause (iii) only if and to the extent that such Special Servicing Compensation has not been paid out of the related Whole Loan Custodial Account pursuant to Section 3.06A(a)(iii) of this Agreement;

(iv)       in accordance with Section 2.03 of this Agreement, to reimburse the Trustee or the Special Servicer, out of general collections on the Mortgage Loans and related REO Properties for any unreimbursed expense reasonably incurred by the Trustee or the Special Servicer in connection with the enforcement of a Mortgage Loan Seller’s obligations under Section 6(e) of the related Loan Purchase Agreement, together with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed, but only to the extent that such expenses are not otherwise reimbursable, each such Person’s right to reimbursement pursuant to this clause (iv) with respect to any Mortgage Loan being subject to the following: (A) if the Purchase Price is paid for such Mortgage Loan, then such Person’s right to reimbursement shall be limited to that portion of the Purchase Price that represents such expense in accordance with clause (f) of the definition of Purchase Price and (B) if no Purchase Price is paid or if an amount less than the Purchase Price is paid (so that the amounts described in the foregoing clause (A) are insufficient) and proceedings are instituted to enforce the related Mortgage Loan Seller’s payment or performance pursuant to the applicable Mortgage Loan Purchase Agreement, then such Person shall be entitled to reimbursement from the Trust following the conclusion of such enforcement action;

(v)        to pay out of general collections on the Mortgage Loans and related REO Properties, for costs and expenses incurred by the Trust Fund with respect to the Mortgage Loans and related REO Properties pursuant to Sections 3.04(a) and 3.10(e) of this Agreement and to pay Liquidation Expenses out of related Liquidation Proceeds pursuant to Section 3.11 of this Agreement (provided that with respect to each Whole Loan, such expenses shall first be reimbursed pursuant to Section 3.06A(a)(iv) of this Agreement to the extent related to such Whole Loan and if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (v));

(vi)       to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Master Servicer, the Trustee, the Certificate Administrator, the Special Servicer, the Operating Advisor, CREFC® or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses (other than Advance Interest Amounts), unpaid Trustee/Certificate Administrator Fees, unpaid Servicing Fees in respect of a Mortgage Loan (but only if the Mortgage Loan has been liquidated or a Final

Recovery Determination has been made with respect thereto), unpaid Special Servicing Compensation, unpaid Operating Advisor Fees, unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor), unpaid CREFC® Intellectual Property Royalty License Fees and other unpaid items incurred by or owing to such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a), Section 3.08(b), Section 3.10, the second sentence of Section 3.12(a), the third sentence of Section 3.12(c), Section 3.16(a), Section 3.29(k), Section 6.03, Section 7.04, Section 8.05(a), Section 8.05(b), Section 8.05(d) or Section 11.07 of this Agreement, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement (provided that with respect to each Mortgage Loan that is part of a Whole Loan, such expenses shall first be reimbursed pursuant to Section 3.06A(a)(v) of this Agreement to the extent related to such Whole Loan and, if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (vi));

(vii)      to transfer to the Certificate Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(viii)     to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in the Collection Account as are contemplated by Section 3.14 of this Agreement;

(ix)       to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; or

(x)        to clear and terminate the Collection Account pursuant to Section 9.01 of this Agreement.

If and to the extent that the Master Servicer has reimbursed or made payment to itself or any other Person pursuant to any clause of the prior paragraph above for any cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon with respect to a Whole Loan that represents a related Companion Loan’s allocable share of such cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon (taking into account the subordinate nature of a Subordinate Companion Loan), the Master Servicer shall use efforts consistent with the Servicing Standard to collect such amounts out of collections on such Companion Loan (or, if and to the extent permitted under the related Co-Lender Agreement, from the related Companion Loan Holder) and deposit all such amounts (collectively, with respect to such Companion Loan, the “Trust Reimbursement Amount No.1”) collected from or on behalf of the related Companion Loan Holder into the Collection Account.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (i)-(x) above.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee and the Certificate Administrator, as applicable, from the applicable Collection Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor or a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to recalculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain a separate accounting for the purpose of justifying any request for withdrawal from each Collection Account, on a loan by loan basis.

The Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, CREFC®, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, Operating Advisor Fees, Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees are actually received from the related Mortgagor(s)), CREFC® Intellectual Property Royalty License Fees and (for each of such Persons other than CREFC®) their respective expenses hereunder (including without limitation Additional Trust Fund Expenses) to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices submitted to the Trustee, the Master Servicer or the Special Servicer, as applicable).

(b)           The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account any and all amounts received by the Certificate Administrator in accordance with Section 3.06(a)(i) of this Agreement. If, as of 3:00 p.m., New York City time, on any Master Servicer Remittance Date or on such other date as any amount referred to in the preceding sentence is required to be delivered hereunder, the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including, without limitation, Section 3.06(a)(i) of this Agreement), then the Certificate Administrator shall, to the extent that a Responsible Officer of the Certificate Administrator has such knowledge, provide notice of such failure to the Master Servicer by facsimile transmission sent to telecopy number (913) 253-9001 (or such alternative number provided by the Master Servicer to the Certificate Administrator in

writing) and by electronic mail at NoticeAdmin@midlandls.com (or such alternative email address provided by the Master Servicer to the Certificate Administrator in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such day; provided, however, that the Master Servicer will pay the Certificate Administrator interest on such late payment at the Prime Rate until such late payment is received by the Certificate Administrator.

Section 3.06A.     Permitted Withdrawals from the Whole Loan Custodial Account.

(a)        The Master Servicer may make withdrawals from the Whole Loan Custodial Account for each Whole Loan only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the related Co-Lender Agreement and Section 3.14 of this Agreement:

(i)         after the Determination Date, and (1) on or prior to the Business Day immediately preceding the Master Servicer Remittance Date, in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to such Whole Loan, if such funds are received after the Determination Date and before the Distribution Date in any calendar month and were not available for any earlier transfer to the Collection Account in such calendar month), to transfer to the Collection Account all amounts on deposit in the Whole Loan Custodial Account payable to the Trust pursuant to the related Co-Lender Agreement with respect to the related Mortgage Loan (or any successor REO Mortgage Loan), including any applicable Trust Reimbursement Amount, and (2) on the Business Day immediately following the Determination Date in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to such Whole Loan, if such funds are received after the Determination Date and before the Distribution Date in any calendar month), to remit to each related Companion Loan Holder all amounts on deposit in the Whole Loan Custodial Account payable to such Companion Loan Holder pursuant to the related Co-Lender Agreement with respect to the related Companion Loan (or any successor REO Companion Loan), exclusive of any applicable Trust Reimbursement Amount;

(ii)        to pay or reimburse the Master Servicer, the Special Servicer or the Trustee for Advances made thereby with respect to such Whole Loan and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii) being limited to late collections (including cure payments by related Companion Loan Holders) of the particular item which was the subject of the related Advance, Penalty Charges, Condemnation Proceeds, REO Proceeds, Insurance Proceeds and Liquidation Proceeds on or in respect of the particular Whole Loan or any related REO Property; provided, however, that if such Advance has become a Workout-Delayed Reimbursement Amount (but not a Nonrecoverable Advance), then neither such Workout-Delayed Reimbursement Amount nor any related Advance Interest Amounts shall be reimbursed or paid, as the case may be, out of payments or other collections of interest (other than Penalty Charges) or Yield Maintenance Charges on or in respect of the related Mortgage Loan (or any successor REO Mortgage Loan) or the related Companion Loan (or any successor REO Companion Loan); and provided, further, that if such Advance is a P&I Advance with respect to the related Mortgage Loan (or a successor REO Mortgage Loan), then neither such Advance nor any related Advance Interest Amounts shall be reimbursed or paid, as the case may be, out of, or otherwise result in a reduction of, amounts otherwise payable to the related Companion Loan Holder with respect to a related Pari Passu Companion Loan (or any successor REO Companion Loan), except that in the case of the Beverly Connection Whole Loan, reimbursements or payments, as the case may be, of Advances or any related Advance Interest Amounts shall be made taking into account the subordinate nature of the Beverly Connection Subordinate Companion Loan;

(iii)       to pay on or before each Master Servicer Remittance Date (1) to the Master Servicer (who shall pay the holder of the Excess Servicing Fee Rights the portion of the Servicing Fee that represents Excess Servicing Fees in accordance with Section 3.12 of this Agreement) as compensation, the aggregate unpaid Servicing Fee with respect to such Whole Loan (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, to be paid from interest received on the related Mortgage Loan or Companion Loan, as applicable, and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in such Whole Loan Custodial Account and (2) to the Special Servicer as compensation, any Special Servicing Compensation and additional servicing compensation payable with respect to such Whole Loan; provided, however, that no Servicing Fees or Special Servicing Compensation earned with respect to the related Mortgage Loan (or a successor REO Mortgage Loan) shall be payable out of, or otherwise result in a reduction of, amounts otherwise payable to the related Companion Loan Holder with respect to a related Pari Passu Companion Loan (or any successor REO Companion Loan)(provided that, in the case of the Beverly Connection Whole Loan, such payments shall be made taking into account the subordinate nature of the Beverly Connection Subordinate Companion Loan), and no Servicing Fees or Special Servicing Compensation earned with respect to a related Companion Loan (or any successor REO Companion Loan) shall be payable out of, or otherwise result in a reduction of, amounts otherwise payable to the Trust with respect to the related Mortgage Loan (or a successor REO Mortgage Loan) (it being acknowledged and agreed that this proviso is in no way intended to limit the rights of the Master Servicer or Special Servicer under the related Co-Lender Agreement to seek payment of any unpaid Servicing Fees or Special Servicing Compensation, as applicable, with respect to any Companion Loan from the related Companion Loan Holder);

(iv)       to pay for costs and expenses incurred by the Trust Fund solely with respect to such Whole Loan and related REO Property pursuant to Section 3.10(e) and to pay Liquidation Expenses out of Liquidation Proceeds pursuant to Section 3.11;

(v)        to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06A, to reimburse or pay the Master Servicer, the Trustee, the Certificate

Administrator, the Operating Advisor, the Special Servicer or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses, Servicing Fees and other unpaid items incurred by or owing to such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a), Section 3.08(b), Section 3.10, the second sentence of Section 3.12(a), the third sentence of Section 3.12(c), Section 3.16(a), Section 3.29(k), Section 6.03, Section 7.04, Section 8.05(a), Section 8.05(b), Section 8.05(d) or Section 11.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section and to the extent related to such Whole Loan and not related to amounts which are solely expenses of the Trust Fund (such as expenses related to administration of the Trust Fund or REMIC taxes, penalties or interest or preservation of the REMIC status of each Trust REMIC), it being acknowledged that this clause (v) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement; provided, however, that no payment or reimbursement to the Operating Advisor, or payment of Trustee/Certificate Administrator Fees, or payment or reimbursement of costs and expenses associated with obtaining a Rating Agency Confirmation, shall be made out of, or otherwise result in a reduction of, amounts otherwise payable to the related Companion Loan Holder with respect to a related Pari Passu Companion Loan (or successor REO Companion Loan)(provided that, in the case of the Beverly Connection Whole Loan, such payments or reimbursements shall be made taking into account the subordinate nature of the Beverly Connection Subordinate Companion Loan), and no payment or reimbursement of costs and expenses associated with obtaining a Companion Loan Rating Agency Confirmation shall be made out of, or otherwise result in a reduction of, amounts otherwise payable to the Trust with respect to the related Mortgage Loan (or any successor REO Mortgage Loan);

(vi)       to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in such Whole Loan Custodial Account as are contemplated by the related Co-Lender Agreement and, to the extent consistent with the related Co-Lender Agreement, Section 3.14 of this Agreement;

(vii)      to withdraw any amount deposited into such Whole Loan Custodial Account that was not required to be deposited therein;

(viii)     if the related Companion Loan (or any successor REO Companion Loan with respect thereto) is part of an Other Securitization Trust, to the extent required by the related Co-Lender Agreement, to reimburse the applicable party to the related Other Pooling and Servicing Agreement for any advances of delinquent monthly debt service payments made thereby with respect to such Companion Loan (or REO Companion Loan), together with interest thereon, provided that such reimbursement, together with interest, shall be made solely out of payments and other collections on such Companion Loan (or REO Companion Loan); or

(ix)       to clear and terminate such Whole Loan Custodial Account pursuant to Section 9.01 of this Agreement.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan and Companion Loan-by-Companion Loan basis, for the purpose of justifying any withdrawal from each Whole Loan Custodial Account pursuant to subclauses (i) - (ix) above. If and to the extent that the Master Servicer has reimbursed or made payment to itself or any other Person pursuant to any clause of the prior paragraph above for any cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon with respect to a Whole Loan out of monies allocable to the related Mortgage Loan (or any successor REO Mortgage Loan) to an extent that the Trust has borne some or all of a related Companion Loan’s allocable share of such cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon (taking into account the subordinate nature of a Subordinate Companion Loan), the Master Servicer shall use efforts consistent with the Servicing Standard to collect such amounts disproportionately borne by the Trust out of collections on such Companion Loan (or, if and to the extent permitted under the related Co-Lender Agreement, from the related Companion Loan Holder) and deposit all such amounts (collectively, with respect to such Companion Loan, the “Trust Reimbursement Amount No.2” and, together with Trust Reimbursement Amount No.1, the “Trust Reimbursement Amount”) collected from or on behalf of the related Companion Loan Holder into the Collection Account.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee, the Certificate Administrator and an advancing party under any Other Pooling and Servicing Agreement, as applicable, from the applicable Whole Loan Custodial Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor, a Responsible Officer of the Trustee or the Certificate Administrator or an officer of such advancing party under such Other Pooling and Servicing Agreement, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee, the Certificate Administrator or such advancing party under such Other Pooling and Servicing Agreement, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to re-calculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain separate accounting for the purpose of justifying any request for withdrawal from each Whole Loan Custodial Account, on a loan-by-loan basis.

The Trustee, the Depositor, the Operating Advisor, the Certificate Administrator, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in a Whole Loan Custodial Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), or Special Servicing Compensation, Advances, Advance Interest Amounts and their respective indemnity amounts or expenses hereunder to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in such Whole Loan Custodial Account pursuant to this Agreement and the related Co-Lender Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Depositor, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable); provided, however, for the avoidance of doubt, neither the Trustee/Certificate

Administrator Fee nor the Operating Advisor Fee shall be paid from funds on deposit in a Whole Loan Custodial Account.

After the Determination Date, and on or prior to the Business Day immediately preceding the Master Servicer Remittance Date, in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to the applicable Whole Loan, if such funds are received after the Determination Date and before the Distribution Date in any calendar month and were not available for any earlier transfer to the Collection Account in such calendar month), the Master Servicer shall remit for deposit in the Collection Account all amounts on deposit in a Whole Loan Custodial Account payable to the Trust pursuant to the related Co-Lender Agreement with respect to the related Mortgage Loan (or any successor REO Mortgage Loan), including any applicable Trust Reimbursement Amount; and on the Business Day immediately following the Determination Date in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to the applicable Whole Loan, if such funds are received after the Determination Date and before the Distribution Date in any calendar month), the Master Servicer shall remit to the related Companion Loan Holder all amounts on deposit in a Whole Loan Custodial Account payable to such Companion Loan Holder pursuant to the related Co-Lender Agreement with respect to the related Companion Loan (or any successor REO Companion Loan), exclusive of any applicable Trust Reimbursement Amount, in each case, prior to the required remittance from the Collection Account to the Certificate Administrator for deposit into the Lower-Tier Distribution Account on such Master Servicer Remittance Date.

Section 3.07         Investment of Funds in the Collection Account, the Excess Interest Distribution Account, the REO Account, the Interest Reserve Account, the Mortgagor Accounts, the Excess Liquidation Proceeds Reserve Account and Other Accounts.

(a)           The Master Servicer, or with respect to any REO Account, the Special Servicer, or, with respect to each Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account (the foregoing accounts, the “Certificate Administrator Accounts”), the Certificate Administrator, may direct any depository institution maintaining the Collection Account, any Whole Loan Custodial Account, any Mortgagor Accounts (subject to the second succeeding sentence), the Certificate Administrator Accounts and the REO Accounts (each of the Collection Account, any Whole Loan Custodial Account, any REO Account, any Mortgagor Account and any Certificate Administrator Account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement; provided that any amounts invested by the Certificate Administrator in Permitted Investments managed or advised by the Certificate Administrator or its Affiliates shall mature on or prior to the Distribution Date in time to be available to make timely distributions to Certificateholders. Any direction by the Master Servicer or the Special Servicer to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Reserve Account, Escrow Account or Lock-Box Account (the “Mortgagor Accounts”), the Master Servicer shall act upon the written request of the related Mortgagor or Manager to the extent the Master Servicer is required to do so under the terms of the respective Mortgage Loan (or Whole Loan) or related documents, provided that in the absence of appropriate written instructions from the related Mortgagor or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Certificate Administrator (on behalf of the Trustee for the benefit of the Certificateholders) or in the name of a nominee of the Certificate Administrator. The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer (or the Special Servicer, with respect to any REO Accounts or the Certificate Administrator with respect to the Certificate Administrator Accounts) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Certificate Administrator or its nominee. The Certificate Administrator shall have no responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment direction of the Certificate Administrator, the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment direction of the Certificate Administrator, the Master Servicer, any Mortgagor or any property manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer in the case of REO Accounts, or the Certificate Administrator, in the case of the Certificate Administrator Accounts), shall: (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer in the case of REO Accounts) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)           All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer, except with respect to the investment of funds deposited in (i) any Mortgagor Account to the extent required under the Mortgage Loan (or Whole Loan) or applicable law to be for the benefit of the related Mortgagor, (ii) any REO Account, which shall be for the benefit of the Special Servicer or (iii) the Certificate Administrator Accounts, which shall be for the benefit of the Certificate Administrator and, if held in the Collection Account or REO Account shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.16(b) of this Agreement, as applicable. The Master Servicer (or with respect to any REO Account, the Special Servicer and with respect to the Certificate

Administrator Accounts, the Certificate Administrator) shall deposit from its own funds into any applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss (except with respect to losses incurred as a result of the related Mortgagor or Manager exercising its power under the related Loan Documents to direct such investment in such Mortgagor Account); provided, however, that the Certificate Administrator, Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Mortgagor Account the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested for the benefit of the Mortgagor under the terms of the Mortgage Loan (or Whole Loan) or applicable law, provided that, notwithstanding the foregoing, none of the Master Servicer, the Special Servicer or the Certificate Administrator (in their respective capacities as Master Servicer, Special Servicer and Certificate Administrator, respectively) shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company is not the Person or an Affiliate of the Person maintaining such account hereunder and satisfied the qualifications set forth in the definition of Eligible Account both (1) at the time such investment was made and (2) as of the date that is 30 days prior to the insolvency.

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Master Servicer may, but is not obligated to, take such action at its own cost and expense.

Section 3.08     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

(a)           The Master Servicer on behalf of the Trustee, as mortgagee of record, shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan and each Companion Loan (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), and if the Mortgagor does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and to the extent the Trustee as mortgagee of record has an insurable interest and to the extent available at commercially reasonable rates), (i) fire and hazard insurance (and windstorm insurance, if applicable) with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (a) one hundred percent (100%) of the then “full replacement cost” of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (b) the outstanding principal balance of the related Mortgage Loan and the

Companion Loan or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance provisions and to prevent the Trustee thereunder from being deemed to be a co-insurer and provided such policy shall include a “replacement cost” rider, (ii) insurance providing coverage against 18 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of rent interruptions and (iii) such other insurance as is required in the related Mortgage Loan and the Companion Loan. Subject to Section 3.16 of this Agreement, the Special Servicer, in accordance with the Servicing Standard and to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard and with the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing and other than with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder or its designee is the related Whole Loan Directing Holder) or the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder or its designee is the related Whole Loan Directing Holder), as applicable), shall cause to be maintained for each REO Property no less insurance coverage than was previously required of the Mortgagor under the related Loan Documents (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default); provided that to the extent the Loan Documents require the related Mortgagor to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer”, the Master Servicer may, without a Rating Agency Confirmation or the approval of the Special Servicer, to the extent consistent with the Servicing Standard, permit the related Mortgagor to maintain insurance with an insurer that does not meet the requirements of the Loan Documents so long as the related Mortgagor maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”. All insurance for an REO Property shall be from a Qualified Insurer, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates. Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Mortgagor in accordance with the terms of the related Loan Documents) shall be deposited into the Collection Account pursuant to Section 3.05 of this Agreement or the Whole Loan Custodial Account pursuant to Section 3.05A of this Agreement, as applicable, subject to withdrawal pursuant to Section 3.05, Section 3.05A, Section 3.06 or Section 3.06A of this Agreement. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance subject to the conditions set forth below is to be required of any Mortgagor or to be maintained by the Master Servicer other than pursuant to the terms of the related Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property (other than an REO Property) is located in a federally designated special flood hazard area, the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan or Whole Loan, and if the related Mortgagor does not so maintain, shall itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances)

and maintain flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and the related Companion Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage Loan or Whole Loan and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If a Mortgaged Property (other than an REO Property) is related to a Mortgage Loan or Whole Loan pursuant to which earthquake insurance is required to be maintained pursuant to the terms of the Mortgage Loan or Whole Loan, the Master Servicer shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, and if the related Mortgagor does not so maintain will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and for so long as such insurance continues to be available at commercially reasonable rates) and maintain earthquake insurance in respect thereof, in the amount required by the Mortgage Loan or Whole Loan or, if not specified, in-place at origination. If an REO Property (i) is located in a federally designated special flood hazard area or (ii) is related to a Mortgage Loan or Whole Loan with respect to which earthquake insurance would be appropriate in accordance with the Servicing Standard and such insurance is available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance and/or earthquake insurance in respect thereof providing the same coverage as described in this Section 3.08(a). Out-of-pocket expenses incurred by the Master Servicer or Special Servicer in maintaining insurance policies pursuant to this Section 3.08 shall be advanced by the Master Servicer as a Property Advance and shall be reimbursable to the Master Servicer with interest at the Advance Rate. The Master Servicer (or the Special Servicer, with respect to REO Mortgage Loans) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders and the Companion Loan Holders, claims under each related insurance policy maintained by it pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder. All insurance policies required to be maintained by the Master Servicer or Special Servicer hereunder shall name the Trustee or the Master Servicer or the Special Servicer, on behalf of the Trustee as the mortgagee, as loss payee, and shall be issued by Qualified Insurers, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates. Notwithstanding the foregoing: (A) the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property and the Special Servicer shall not be required to maintain any earthquake or environmental insurance policy on any REO Property, in each case unless such insurance is required to be maintained under the related Loan Documents and is available at commercially reasonable rates; provided, however, that neither the Master Servicer nor the Special Servicer shall have any obligation to maintain such earthquake or environmental insurance policy required under the related Loan Documents if the originator of the Mortgage Loan or Whole Loan waived compliance with such insurance requirements (and if the applicable Master Servicer does not cause the Mortgagor to maintain or does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust’s expense, earthquake or environmental insurance on any Mortgaged Property securing a Specially Serviced Loan or an REO Property so long as such insurance is available at commercially reasonable rates); (B) with respect to the Master Servicer’s obligation to cause the related Mortgagor to maintain such insurance, the Master Servicer shall have no obligation beyond using its efforts consistent with the Servicing Standard to cause any Mortgagor to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Loan Documents; and (C) in making determinations as to the availability of insurance at commercially reasonable rates or otherwise, the Master Servicer or the Special Servicer, as applicable, shall, to the extent consistent with the Servicing Standard, be entitled to rely, at its own expense, on insurance consultants in making such determination and any such determinations by the Master Servicer or the Special Servicer, as applicable, need not be made more frequently than annually but in any event shall be made at the approximate date on which the Master Servicer or the Special Servicer, as applicable, receives notice of the renewal, replacement or cancellation of coverage.

Notwithstanding the foregoing, the Master Servicer or Special Servicer, as applicable, will not be required to maintain, and shall not cause a Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, all risk casualty insurance which does not contain any carve out for terrorist or similar acts, if, and only if, the Special Servicer has determined in accordance with the Servicing Standard that the failure to maintain such insurance is an Acceptable Insurance Default; provided that, during the period that the Special Servicer is evaluating such insurance hereunder, the Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure. The Special Servicer shall promptly notify the Master Servicer of each determination under this paragraph.

(b)           (i) If the Master Servicer or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties) as to which the related Mortgagor has not maintained insurance required by the related Mortgage Loan or, if applicable, related Whole Loan (other than any Mortgagor that is required under the related Loan Documents to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer” that maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”) or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the REO Properties, as required under this Agreement, as the case may be, then the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a) of this Agreement. Any such blanket insurance policy shall be maintained with a Qualified Insurer. A blanket insurance policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a) of this Agreement, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Whole Loan Custodial Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or Whole Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Master Servicer or the Special Servicer hereunder, as applicable, the Master Servicer and the Special Servicer, respectively, agree to prepare and present, on behalf of itself, the Trustee and Certificateholder and any related Companion Loan Holder, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

(ii)        If the Master Servicer causes any Mortgaged Property (other than any REO Property) or the Special Servicer causes any REO Property to be covered by a master force placed insurance policy and such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.08(a) of this Agreement, then the Master Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to Section 3.08(a) of this Agreement. Such policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Whole Loan Custodial Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan and/or related Companion Loan(s) related thereto, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(iii)       In either case, if the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an insurance policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(c)        The Master Servicer and the Special Servicer shall each maintain a fidelity bond in such form as is consistent with the Servicing Standard and in such amounts that are consistent with the Servicing Standard. The Master Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as applicable. In addition, the Master Servicer and the Special Servicer shall each keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans and the Companion Loan hereunder in such form as is consistent with the Servicing Standard and in such amounts as are consistent with the Servicing Standard. Notwithstanding the foregoing, so long as the long-term unsecured debt rating of the Master Servicer (or its corporate parent) or the Special Servicer (or its corporate parent) is not in any event less than “A3” as rated by Moody’s, the Master Servicer or the Special Servicer may self-insure for the fidelity bond and errors and omissions coverage otherwise required above. The Master Servicer shall cause each and every Sub-Servicer for it to maintain or cause to be maintained by an agent or contractor servicing any Mortgage Loan or Whole Loan on behalf of such Sub-Servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer to comply with the foregoing. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

Section 3.09     Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions.

(a)           Upon receipt of any request of a waiver in respect of a due-on-sale or due-on encumbrance provision, the Special Servicer shall (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the Master Servicer and the Special Servicer, the Master Servicer shall determine, in a manner consistent with the Servicing Standard and subject to the consent of the Special Servicer), whether to grant such waiver request and, if granted, shall promptly process such waiver (including the preparation of written materials). The Master Servicer or the Special Servicer, as applicable, shall close the related transaction, subject to the consultation and/or consent rights (if any) of the Controlling Class Representative or any related Whole Loan Directing Holder or the consultation rights of any related Companion Loan Holder (or its Companion Loan Holder Representative) as provided in this Section 3.09(a) and as otherwise provided in the related Co-Lender Agreement and this Agreement, and subject to Sections 3.09(b), 3.21, 3.24, 3.25 and 3.28; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not enter into any such agreement to the extent that any terms thereof would result in (i) the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes at any time that any Certificate is outstanding or (ii) create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. With respect to (i) non-Specially Serviced Loans, the Special Servicer or, if mutually agreed to by the Master Servicer and the Special Servicer, the Master Servicer (subject to the Special Servicer’s consent) or (ii) with respect to Specially Serviced Loans, the Special Servicer, each in a manner consistent with the Servicing Standard and each on behalf of the Trustee as the mortgagee of record, shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Mortgage on transfers or further encumbrances of the related Mortgaged Property and on transfers or further encumbrances of interests in the related Mortgagor, unless following its receipt of a request of a waiver in respect of a due-on-sale or due-on-encumbrance provision, the Special Servicer (or, with respect to non-Specially Serviced Loans, if mutually agreed to by the Master Servicer and the Special Servicer, the Master Servicer, subject to the Special Servicer’s consent) has determined, consistent with the Servicing Standard, that the waiver of such restrictions would be in accordance with the Servicing Standard. Promptly after the Special Servicer or the Master Servicer, as applicable, has made any such determination, the Special Servicer or the Master Servicer, as applicable, shall deliver to the Trustee, the Certificate

Administrator, each other party to this Agreement and, subject to Section 11.13 of this Agreement, each of the Rating Agencies an Officer’s Certificate setting forth the basis for such determination; provided that, with respect to all Mortgage Loans and Whole Loans, the Special Servicer shall, prior to taking such an action or consenting to the Master Servicer’s taking of such an action, obtain the written consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing and other than with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder or its designee is the related Whole Loan Directing Holder) or the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder or its designee is the related Whole Loan Directing Holder), as applicable), which consent shall be deemed given ten (10) Business Days after receipt (unless earlier objected to) by the Controlling Class Representative or the related Whole Loan Directing Holder, as applicable, of the written recommendation of the Special Servicer for such action and any additional information the Controlling Class Representative or the related Whole Loan Directing Holder, as applicable, may reasonably request for the analysis of such request, which recommendation and information may be delivered in an electronic format reasonably acceptable to Controlling Class Representative or the related Whole Loan Directing Holder, as applicable, and the Special Servicer. In addition, the Special Servicer or (if mutually agreed to by the Master Servicer and the Special Servicer that the Master Servicer will determine whether to grant such waiver and, if granted, will process, subject to the consent of the Special Servicer, such transaction) the Master Servicer, as applicable, may not waive any “due-on-encumbrance” provision unless (1) the Special Servicer or the Master Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action or (2) the related Mortgage Loan (including a Mortgage Loan related to a Whole Loan) (A) represents less than 2% the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $20,000,000, (C) has a Loan-to-Value Ratio equal to or less than 85% (including any existing and proposed debt), (D) has a Debt Service Coverage Ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan or Whole Loan, as applicable, and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000). Further, the Special Servicer or the Master Servicer, as applicable, may not waive any “due-on-sale” provision unless the Special Servicer or (if mutually agreed to by the Master Servicer and the Special Servicer that the Master Servicer will determine and process, subject to the consent of the Special Servicer, such waiver and transaction) the Master Servicer, as applicable, has received a Rating Agency Confirmation with respect to such action unless the related Mortgage Loan (including a Mortgage Loan related to a Whole Loan) (A) represents less than 5% the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $35,000,000 and (C) is not one of the 10 largest Mortgage Loans in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000). For the purposes of this Agreement, due on sale provisions shall include, without limitation, sale or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in any Mortgagor or its owner, to the extent prohibited under the related Loan Documents, and due on encumbrance provisions shall include, without limitation, any mezzanine/subordinate financing of any

Mortgagor or any Mortgaged Property or any sale or transfer of preferred equity in any Mortgagor or its owners, to the extent prohibited under the related Loan Documents. With respect to each Companion Loan, no waiver of a due-on-sale or due-on-encumbrance provision will be effective unless the Master Servicer or Special Servicer, as applicable, first consults with the related Companion Loan Holder or its Companion Loan Holder Representative (if and to the extent required under the applicable Co-Lender Agreement).

The Special Servicer or the Master Servicer, as applicable (in each case, if it is the party processing the related request pursuant to the first paragraph of this Section 3.09(a)), shall notify in writing the Trustee, the Certificate Administrator, the Master Servicer and, subject to Section 11.13 of this Agreement, each Rating Agency and, with respect to a Whole Loan, the related Companion Loan Holder, of any assumption or substitution agreement executed pursuant to this Section 3.09(a) and shall forward thereto a copy of such agreement.

In connection with any request for a Rating Agency Confirmation from a Rating Agency pursuant to this Section 3.09(a), the Special Servicer or the Master Servicer, as applicable (in each case, if it is the party processing the related request pursuant to the first paragraph of this Section 3.09(a)), shall deliver a Review Package to such Rating Agency in accordance with Section 11.13 of this Agreement.

Further, subject to the terms of the related Loan Documents and applicable law, the Special Servicer or the Master Servicer, as applicable (in each case, if it is the party processing the related request pursuant to the first paragraph of this Section 3.09(a)), shall use reasonable efforts to ensure that all costs in connection with any assumption or encumbrance, including any arising from seeking a Rating Agency Confirmation, are paid by the related Mortgagor. To the extent not collected from the related Mortgagor after the use of such efforts, any rating agency charges in connection with the foregoing shall be paid by the Master Servicer as a Property Advance (or as an Additional Trust Fund Expense if such Property Advance would be a Nonrecoverable Advance).

To the extent not prohibited by the applicable Loan Documents and applicable law, the Special Servicer or the Master Servicer, as applicable, may charge the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection (a); provided that any such fee shall be applied as if it were a Modification Fee and/or Assumption Fee, as applicable, pursuant to the terms of this Agreement.

(b)           Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(c)           In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan or Companion Loan or the related Note, other than pursuant to Section 3.24 of this Agreement.

(d)        With respect to any Mortgage Loan or Whole Loan which permits release of Mortgaged Properties through defeasance, and to the extent consistent with the terms of the related Loan Documents:

(i)         In the event such Mortgage Loan or Whole Loan requires that the Master Servicer on behalf of the Trustee purchase the required “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), the Master Servicer, an accommodation Mortgagor pursuant to clause (v) below or the Mortgagor shall, at the Mortgagor’s expense (to the extent consistent with the Loan Documents), purchase or cause the purchase of such obligations in accordance with the terms of such Mortgage Loan or Whole Loan and deliver to the Master Servicer, in the case of the Mortgagor, or in the case of the Master Servicer, hold the same on behalf of the Trust Fund and, if applicable, the related Companion Loan Holder; provided that, subject to the related Loan Documents, the Master Servicer shall not accept the amounts paid by the related Mortgagor to effect defeasance until acceptable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) have been identified, in each case which are acceptable as defeasance collateral under the then most recently published current guidelines of the Rating Agencies.

(ii)        The Master Servicer shall require, to the extent the Loan Documents grant the mortgagee discretion to so require, delivery of an Opinion of Counsel (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) to the effect that the Trustee on behalf of the Certificateholders has a first priority security interest in the defeasance deposit and the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to the Master Servicer.

(iii)       The Master Servicer shall obtain, to the extent the Loan Documents grant the mortgagee discretion to so obtain, a certificate (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) from an Independent certified public accountant certifying that the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), comply with the requirements of the related Loan Agreement or Mortgage.

(iv)       To the extent consistent with the related Loan Documents, prior to permitting release of any Mortgaged Properties through defeasance, the Master Servicer shall (at the Mortgagor’s expense) obtain a Rating Agency Confirmation; provided that the Master Servicer shall not be required to obtain such Rating Agency Confirmation from any Rating Agency to the extent that the Master Servicer has delivered a defeasance certificate to each Rating Agency substantially in the form of Exhibit DD to this Agreement for any Mortgage Loan that, at the time of such defeasance, is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $35,000,000 and (z) a Mortgage Loan that represents less than 5% of the Stated Principal Balance of all Mortgage Loans.

(v)        If the Mortgage Loan or Whole Loan permits the related Mortgagor or the lender or its designee to cause an accommodation Mortgagor to assume such defeased obligations, the Master Servicer shall, or shall cause the Mortgagor to, establish at the Mortgagor’s cost and expense (and shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to consent to such assumption) a special purpose bankruptcy-remote entity to assume such obligations, as to which the Trustee and the Certificate Administrator has received a Rating Agency Confirmation (if such confirmation is required pursuant to the then most recently published guidelines of the Rating Agencies).

(vi)       To the extent consistent with the related Loan Documents, the Master Servicer shall require the related Mortgagor to pay all costs and expenses incurred in connection with the defeasance of the related Mortgage Loan or Whole Loan. In the event that the Mortgagor is not required to pay any such costs and expenses under the terms of the Loan Documents, such costs and expenses shall be Additional Trust Fund Expenses.

(vii)       In no event shall the Master Servicer have liability to any party hereto or beneficiary hereof for obtaining a Rating Agency Confirmation (or conditioning approval of defeasance on the delivery of a Rating Agency Confirmation) or for imposing conditions to approval of a defeasance on the satisfaction of conditions that are consistent with the Servicing Standard but are not required under Rating Agency guidelines (provided that this shall not protect the Master Servicer from any liability that may be imposed as a result of the violation of applicable law or the Loan Documents).

(viii)     The Master Servicer may accept as defeasance collateral of any “government security,” within the meaning of Treasury Regulation’s Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code).

(e)        Notwithstanding any other provision of this Section 3.09, but subject to Section 3.24, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a Mortgagor’s request for (i) consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose, (ii) consent to subordination of the related Mortgage Loan or Serviced Loan Combination to such easement, right of way or similar agreement, and (iii) consent to any other matter that is not a Major Decision or (or, other than in the case of the Special Servicer) Special Servicer Decision; provided that the Master Servicer or Special Servicer, as applicable, (a) shall have determined in accordance with the Servicing Standard that such easement, right of way or similar agreement or other matter will not materially and adversely affect the operation or value of such Mortgaged Property or the Trust Fund’s interest in the Mortgaged Property and (b) shall have determined that such easement, right of way or similar agreement or other matter will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding. The Master Servicer or the Special Servicer may rely on an Opinion of Counsel in making any such determination under clause (b) above.

Section 3.10     Appraisal Reductions; Realization Upon Defaulted Mortgage Loans.

(a)           Promptly upon the occurrence of an Appraisal Reduction Event, the Special Servicer shall use reasonable efforts to obtain an updated Appraisal, the costs of which shall be advanced by, and reimbursable to the Master Servicer, as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance); provided, however, that the Special Servicer shall not be required to obtain an updated Appraisal of any Mortgaged Property with respect to which there exists an Appraisal which is less than nine months old unless the Special Servicer determines in accordance with the Servicing Standard that such previously obtained Appraisal is materially inaccurate. With respect to Mortgage Loans for which an Appraisal Reduction Event has occurred and still exists, the Special Servicer shall obtain annual letter updates to any updated Appraisal. Any Appraisal prepared in order to determine the Appraisal Reduction Amount with respect to a Whole Loan shall be delivered by the Special Servicer, upon request, to each related Companion Loan Holder.

The Certificate Principal Amount of each of the Certificates shall be notionally reduced (solely for purposes of determining the identity of the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event) as of any date of determination to the extent of the Appraisal Reduction Amount(s) allocated to such Class on the preceding Distribution Date. The aggregate Appraisal Reduction Amount for any Distribution Date shall be applied to notionally reduce the Certificate Principal Amounts of the following Classes of Certificates and Class PEZ Regular Interests in the following order of priority: first, to the Class G Certificates; second to the Class F Certificates, third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein); sixth, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein); seventh, to the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein); and finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-3 Certificates, (iv) Class A-4 Certificates, (v) Class A-5 Certificates and (vi) Class A-AB Certificates, based on their respective Certificate Principal Amounts (provided in each case that no Certificate Principal Amount in respect of any such Class may be notionally reduced below zero). With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Non-Reduced Certificates or the Controlling Class, as well as the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as-is” basis.

The Special Servicer shall promptly notify the Certificate Administrator and Master Servicer of the determination of any such Appraisal Reduction Amount, and the Certificate Administrator shall promptly notify in writing holders of each Class of Control Eligible Certificates of the determination of any such Appraisal Reduction Amount.

Any Appraisal Reduction Amounts with respect to the Stamford Office Portfolio Whole Loan shall be allocated to the related Mortgage Loan and the related Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such related Mortgage Loan and the related Companion Loan(s). Any Appraisal Reduction Amounts with respect to the a Beverly Connection Whole Loan shall be allocated first to the related Subordinate Companion Loan, up to its principal balance, and then to the related Mortgage Loan and the related Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such related Mortgage Loan and the Pari Passu Companion Loan(s).

The Holders of Certificates representing the majority of the Certificate Principal Amount of any Class of Certificates that is or would be determined to no longer be the Controlling Class (such Class, an “Appraised-Out Class”) as a result of an allocation of an Appraisal Reduction Amount in respect of such Class shall have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination and, at their sole expense, obtain a second Appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”). The Requesting Holders shall cause the Appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the Appraisal shall be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders shall provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the determination of such Appraisal Reduction Amount.

An Appraised-Out Class shall be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the determination of an Appraisal Reduction Amount, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount to the Special Servicer and the Certificate Administrator within such 10-day period pursuant to the immediately preceding paragraph. If the Requesting Holders provide such notice, then the Appraised-Out Class shall be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class shall be exercised by the Class of Control Eligible Certificates immediately senior to such

Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition to the foregoing, the Holders of Certificates representing the majority of the Certificate Principal Amount of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional Appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its Appraised Value, and the Special Servicer shall use its reasonable best efforts to ensure that such Appraisal is delivered within 30 days from receipt of such Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer shall not be required to obtain such Appraisal if the Special Servicer determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on such Appraised Value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an Appraisal provided by, or requested by, Holders of an Appraised-Out Class pursuant to this Section and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so warranted, shall recalculate such Appraisal Reduction Amount based upon such additional Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class. The Special Servicer shall promptly deliver notice to the Certificate Administrator of any such determination and recalculation, and the Certificate Administrator shall promptly post such notice to the Certificate Administrator’s Website. Notwithstanding the foregoing, the holder of the Beverly Connection Subordinate Companion Loan shall be entitled to post cash collateral or a letter of credit pursuant to the Beverly Connection AB Co-Lender Agreement to offset any Appraisal Reduction Amount with respect to the Beverly Connection Whole Loan and/or to require the Special Servicer to order a new appraisal to recalculate any appraisal reductions, subject to the conditions of the Beverly Connection AB Co-Lender Agreement.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, Holders of an Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any Holder of an Appraised-Out Class.

(b)           In connection with any foreclosure, enforcement of the Loan Documents or other acquisition, the Master Servicer in accordance with Section 3.20 of this Agreement shall pay the out-of-pocket costs and expenses in any such proceedings as a Property Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would constitute a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(a)(ii) of this Agreement.

Subject to Section 3.21 of this Agreement, if the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officers’ Certificate delivered to the Trustee, the Certificate Administrator, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and any Companion Loan Holder.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee (which shall not include the Master Servicer but may be a single member limited liability company owned by the Trust and managed by the Special Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and on behalf of the holders of the Certificates and, if applicable, and the related Companion Loan Holders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Whole Loan, the related Mortgage Loan shall (except for purposes of Section 9.01) be considered to be an REO Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.

(c)        Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)         such personal property is (in the good faith judgment of the Special Servicer) incident to real property (within the meaning of Code Section 856(e)(1)) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)        the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(d)        Notwithstanding any provision to the contrary in this Agreement, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trust Fund or, if applicable, the related Companion Loan Holder, obtain title to any direct or indirect partnership or membership interest or other equity interest in any Mortgagor pledged pursuant to any pledge agreement, unless the Master Servicer or the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership or membership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust at any time that any Certificate is outstanding.

(e)        Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund or, if applicable, the related Companion Loan Holders, obtain title to a Mortgaged Property as a result of foreclosure or by deed in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership or membership interest in any Mortgagor pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Custodian, the Trustee, the Certificate Administrator or the Trust Fund or the Certificateholders or, if applicable, the related Companion Loan Holders, would be considered to hold title to, or be a mortgagee-in-possession of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)         such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund and any related Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance therewith; and

(ii)        there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund and any related Companion Loan Holder(s) (as a collective whole as if the Trust Fund and, if applicable, the related Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and any related Companion Loan Holder. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

In the event that the Special Servicer seeks to obtain title to a Mortgaged Property on behalf of the Trust Fund and any related Companion Loan Holder, the Special Servicer may, in its discretion, establish a single member limited liability company with the Trust Fund and any related Companion Loan Holder as the sole owner to hold title to such Mortgaged Property.

(f)           The environmental assessment contemplated by Section 3.10(e) of this Agreement shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard and, if applicable, any secured creditor impaired property policy issued on or prior to the Closing Date with respect to any Mortgage Loan (including that the environmental assessment identify any potential pollution conditions (as defined in the environmental insurance policy) with respect to the related Mortgaged Property). The Master Servicer shall advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06 of this Agreement. Copies of any environmental assessment prepared pursuant to Section 3.10(e) of this Agreement shall be provided to the Certificateholder of any Regular Certificates and any related Companion Loan Holder upon written request to the Special Servicer.

(g)           If the Special Servicer determines pursuant to Section 3.10(e)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund and any related Companion Loan Holder(s), as a collective whole as if the Trust Fund and any related Companion Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund and any related Companion Loan Holder(s), as a collective whole as if the Trust Fund and any related Companion Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and any related Companion Loan Holder(s), as a collective whole as if the Trust Fund and any related Companion Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan. The Master Servicer shall pay the cost of any such compliance, containment, clean-up or remediation from the Collection Account.

(h)           The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Companion Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via IRS Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee, the Certificate Administrator and, if affected, to any related Companion Loan Holder.

Section 3.11     Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Whole Loan or the receipt by the Master Servicer or the Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer shall immediately notify the Trustee, the Certificate Administrator and the Custodian and, if affected, the related Companion Loan Holder by delivery of a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

From time to time upon request of the Master Servicer or Special Servicer and delivery to the Custodian of a Request for Release, the Certificate Administrator shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or Whole Loan into an REO Property, receipt by the Trustee and the Certificate Administrator of a certificate of a Servicing Officer stating that such Mortgage Loan or Whole Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan or Whole Loan has become an REO Property, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

Within three (3) Business Days, after receipt of written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys and reasonably acceptable to the Trustee, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Loan or Whole Loan, or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Loan Documents or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage or other security agreement, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.12     Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation; CCRE Strip.

(a)           As compensation for its activities hereunder, the Master Servicer shall be entitled, with respect to each Mortgage Loan and REO Mortgage Loan and each Companion Loan and REO Companion Loan that is included as part of a Whole Loan and each Collection Period, to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Whole Loan or portion thereof, the related Whole Loan Custodial Account as set forth in Section 3.06(a)(iii) and Section 3.06(a)(vi) and/or Section 3.06A of this Agreement, as applicable. In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, (i) 100% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a non-Specially Serviced Loan agreed to by the Master Servicer pursuant to Section 3.24 of this Agreement that did not require the approval of, or processing by, the Special Servicer, (ii) 50% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a non-Specially Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement (whether or not the Special Servicer elects to handle all related processing), (iii) 100% of any fee actually paid by a Mortgagor in connection with a defeasance of a Mortgage Loan or Whole Loan as contemplated under Section 3.09 of this Agreement (provided, however, that 50% of the portion of any fees payable solely in connection with the items referred to in clause (d) of the definition of Special Servicer Decisions, shall be paid by the Master Servicer to the Special Servicer), (iv) 100% of any Assumption Fees with respect to a non-Specially Serviced Loan consented to by the Master Servicer that did not require the approval of, or processing by, the Special Servicer, (v) 50% of any Assumption Fees with respect to a non-Specially Serviced Loan consented to by the Special Servicer (whether or not the Special Servicer elects to handle all related processing), (vi) the aggregate Prepayment Interest Excess, but only to the extent such amount is not required to be included in any Compensating Interest Payment, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05 of this Agreement, (vii) 100% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on non-Specially Serviced Loans, (viii) 100% of Consent Fees with respect to a non-Specially Serviced Loan that did not require the approval of, or processing by, the Special Servicer, (ix) 50% of any Consent Fees with respect to a non-Specially Serviced Loan consented to or processed by the Special Servicer (whether or not the Special Servicer elects to handle any related processing), (x) 100% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan other than Excess Penalty Charges accrued during the period such Mortgage Loan is a Specially Serviced Loan, (xi) 100% of fees for insufficient or returned checks actually received from Mortgagors on all Mortgage Loans and (xii) in the case of an ARD Loan that is a non-Specially Serviced Loan, 100% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents that did not require the approval of, or processing by, the Special Servicer, (xiii) in the case of an ARD Loan that is a non-Specially Serviced Loan, 50% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents consented to by the Special Servicer (whether or not the Special Servicer elects to handle all related processing); provided, however, that the Master Servicer shall not be entitled to apply or retain any amounts described in clauses (i) through (v) above as additional compensation with respect to a specific Mortgage Loan or Whole Loan, as applicable, with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured (or has been waived in accordance with the terms of this Agreement) and all delinquent amounts required to have been paid by the Mortgagor, Advance Interest Amounts and Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) both (x) due with respect to such Mortgage Loan or Whole Loan, as applicable, and (y) in the case of expense items that arose within the last 12 months have been paid. The Master Servicer shall also be entitled pursuant to, and to the extent provided for in Sections 3.06(a)(iii), Section 3.06(A) and 3.07(b), to withdraw from the Collection Account and the Whole Loan Custodial Accounts and to receive from any Mortgagor Accounts (to the extent not payable to the related Mortgagor under a Mortgage Loan or Whole Loan or applicable law) any interest or other income earned on deposits therein. Interest or other income earned on funds in the Collection Account, Whole Loan Custodial Account and Mortgagor Accounts (to the extent consistent with the related Loan Documents), shall be paid to the Master Servicer as additional servicing compensation and interest or other income earned on funds in any REO Account shall be payable to the Special Servicer.

Midland Loan Services, a Division of PNC Bank, National Association and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit CC-1 to this Agreement, and (iii) the prospective transferee shall have delivered to Midland Loan Services, a Division of PNC Bank, National Association and the Depositor a certificate substantially in the form attached as Exhibit CC-2 to this Agreement. None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. Midland Loan Services, a Division of PNC Bank, National Association and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Midland Loan Services, a Division of PNC Bank, National Association hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer, the Operating Advisor, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose any information received in connection with its acquisition and holding of such Excess Servicing Fee Right in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Person then acting as the Master Servicer shall pay, out of each amount paid to such Master Servicer as Servicing Fees with respect to each related Mortgage Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one (1) Business Day following the payment of such Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer, the Trustee or the Custodian shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

The Master Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan.

Notwithstanding anything herein to the contrary, in the case of a Whole Loan, in no event shall Servicing Fees with respect to the related Mortgage Loan (including an REO Mortgage Loan) be payable out of payments and other collections with respect to the related Pari Passu Companion Loan(s), and in no event shall Servicing Fees with respect to the related Pari Passu Companion Loan(s) (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Mortgage Loan or the Mortgage Pool. In addition, with respect to the Beverly Connection Subordinate Companion Loan, in no event shall Servicing Fees with respect to such Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Pari Passu Companion Loan(s), the related Mortgage Loan or the Mortgage Pool. This paragraph is in no way intended to limit the rights, if any, of the Master Servicer under the related Co-Lender Agreement to seek payment of unpaid Servicing Fees with respect to any Pari Passu Companion Loan from the related Companion Loan Holder.

(b)           As compensation for its activities hereunder, on each Distribution Date the Trustee shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, and the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. Except as otherwise provided herein, the Trustee/Certificate Administrator Fee includes all routine expenses of the Trustee, the Certificate Registrar, the Paying Agent, the Certificate Administrator and the Authenticating Agent. Each of the Trustee’s and Certificate Administrator’s rights to the Trustee/Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

(c)           As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan (including each Companion Loan that is included as part of each Whole Loan) and each Interest Accrual Period, to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Whole Loan or portion thereof, the related Whole Loan Custodial Account as set forth in Section 3.06(a) and Section 3.06A. The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation, (i) 50% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a non-Specially Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement (whether or not the Special Servicer elects to handle any related processing), (ii) 100% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Specially Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (iii) 100% of any Assumption Fees with respect to a Specially Serviced Loan, (iv) 50% of any Assumption Fees with respect to a non-Specially Serviced Loan consented to by the Special Servicer (whether or not the Special Servicer elects to handle any related processing), (v) 100% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on Specially Serviced Loans, (vi) 100% of Consent Fees with respect to a Specially Serviced Loan, (vii) 50% of any Consent Fees with respect to a non-Specially Serviced Loan consented to by the Special Servicer (whether or not the Special Servicer elects to handle any related processing), (viii) 100% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan accrued during the period such Mortgage Loan is a Specially Serviced Loan, (ix) any interest or other income earned on deposits in the REO Accounts, (x) 50% of the portion of any fees actually paid by a Mortgagor solely in connection with the items referred to in clause (d) of the definition of Special Servicer Decisions, (xi) in the case of an ARD Loan that is a Specially Serviced Loan, 100% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents, (xii) in the case of an ARD Loan that is a non-Specially Serviced Loan, 50% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents consented to by the Special Servicer (whether or not the Special Servicer elects to handle all related processing) and (xiii) 100% of all fees related to any action taken solely by Special Servicer in processing any Special Servicer Decision, except clause (d) of the definition of Special Servicer Decisions in which case, 50% shall be paid to the Special Servicer and 50% shall be paid to the Master Servicer.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Mortgage Loan or Whole Loan for so long as it remains a Corrected Mortgage

Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns: (1) it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or Whole Loans that became Corrected Mortgage Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if any such Mortgage Loan or Whole Loan subsequently becomes a Specially Serviced Loan; and (2) it will receive any Workout Fees payable in respect of any Mortgage Loan or Whole Loan that was, at the time of that termination or resignation, a Specially Serviced Loan for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Mortgage Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. In either case, the successor special servicer will not be entitled to any portion of such Workout Fees. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Liquidation Fee payable out of the Liquidation Proceeds prior to the deposit of the Net Liquidation Proceeds in the Collection Account or the Whole Loan Custodial Account, as applicable. However, no Liquidation Fee will be payable in connection with, or out of, Liquidation Proceeds as set forth in the final two provisos of the definition of “Liquidation Fee” herein. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to any specific collections or proceeds on any Mortgage Loan or Whole Loan. For purposes of the foregoing provisions of this Section 3.12(c), a termination and removal of the Special Servicer under Section 6.08 of this Agreement shall be deemed to constitute a termination without cause.

If at any time a Mortgage Loan or Whole Loan becomes a Specially Serviced Loan, the Special Servicer shall use its reasonable efforts to collect the amount of any Special Servicing Fee, Liquidation Fee and/or Workout Fee from the related Mortgagor pursuant to the related Loan Documents, including exercising all remedies available under such Loan Documents that would be in accordance with the Servicing Standard, specifically taking into account the costs or likelihood of success of any such collection efforts and the Realized Loss that would be incurred by Certificateholders in connection therewith as opposed to the Realized Loss that would be incurred as a result of not collecting such amounts from the related Mortgagor.

Notwithstanding anything herein to the contrary, in the case of a Whole Loan, in no event shall Special Servicing Compensation with respect to the related Mortgage Loan (including an REO Mortgage Loan) be payable out of payments and other collections with respect to the related Pari Passu Companion Loan, and in no event shall Special Servicing Compensation with respect to the related Pari Passu Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Mortgage Loan or the Mortgage Pool. In addition, with respect to the Beverly Connection Subordinate Companion Loan, in no event shall Special Servicing Compensation with respect to such Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Pari Passu Companion Loan(s), the related Mortgage Loan or the Mortgage Pool. This paragraph is in no way intended to limit the rights of the Special Servicer under the related Co-Lender Agreement to seek payment of unpaid Special Servicing Compensation with respect to any Companion Loan from the related Companion Loan Holder.

(d)           The Master Servicer, Special Servicer the Certificate Administrator and Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(vi) of this Agreement.

(e)           No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Condemnation Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans or Whole Loans (to the extent recovery is permitted from a Whole Loan hereunder) or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee receives a request or inquiry from a Mortgagor, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s commercially reasonable judgment or the Certificate Administrator’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Mortgagor or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

(f)           With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within 2 Business Days following the related Determination Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(g)           The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan or Companion Loan and any purchaser of any Mortgage Loan, Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Whole Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees or the fees received by any Person acting as master servicer or special servicer as expressly provided for under the applicable Other Pooling and Servicing Agreement governing the securitization of a Companion Loan.

(h)           From collections of interest actually received by the Master Servicer related to the Mortgage Loans that are part of the CCRE Strip Pool or any successor REO Mortgage Loans, on each Master Servicer Remittance Date, the Master Servicer shall remit, pursuant to Section 4.06(a)(v), the accrued but unpaid CCRE Strip to CCRE or its successors or assigns or its designee by wire transfer of immediately available funds to an account specified by the intended recipient or by such other method as such recipient and the Master Servicer shall mutually and reasonably agree. CCRE’s right to receive the CCRE Strip shall be subordinate to the Master Servicer’s right to receive the Servicing Fee and any other amounts due and owing to the Master Servicer pursuant to the terms hereof and the Special Servicer’s right to receive Special Servicing Compensation and any other amounts due and owing to the Special Servicer pursuant to the terms hereof. CCRE may assign all or a portion of the CCRE Strip at any time.

Section 3.13     Compensating Interest Payments. The Master Servicer shall deliver to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate of all Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Mortgage Loans or Companion Loans (other than the Specially Serviced Loans and Defaulted Mortgage Loans), other than Principal Prepayments received in connection with the receipt of Insurance Proceeds or Condemnation Proceeds, during the most recently ended Prepayment Period, and (ii) the sum of (A) the aggregate Servicing Fees with respect to each Mortgage Loan, Companion Loan, REO Mortgage Loan, and REO Companion Loan for which Servicing Fees are being paid in such Prepayment Period, up to a maximum rate of 0.005% per annum for the related Distribution Date with respect to each Mortgage Loan (and related REO Mortgage Loan) and Companion Loan (and related REO Companion Loan) for which such Servicing Fees are being paid in such Prepayment Period and (B) all Prepayment Interest Excesses received during the related Prepayment Period (and net investment earnings thereon); provided that the Master Servicer shall pay (without regard to clause (ii) above) the aggregate of all Prepayment Interest Shortfalls otherwise described in clause (i) above incurred in connection with Principal Prepayments received in respect of the Mortgage Loans during the most recently ended Prepayment Period to the extent such Prepayment Interest Shortfalls were the result of the Master Servicer’s failure to enforce the related Loan Documents. No Compensating Interest Payments shall be made by the Master Servicer for the CCRE Strip. Any Compensating Interest Payments made with respect to a Companion Loan will be paid to the related Companion Loan Holder.

Section 3.14     Application of Penalty Charges and Modification Fees.

(a)        On or prior to the second Business Day before each Master Servicer Remittance Date, the Master Servicer shall apply all Penalty Charges and Modification Fees (to the extent permitted under the related Co-Lender Agreement and not applied pursuant to Section 3.06(a)(ii) of this Agreement) received with respect to a Mortgage Loan or Whole Loan during the related Prepayment Period as follows:

(i)          first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances) and the related Advance Interest Amounts and other outstanding Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Whole Loan;

(ii)        second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all Advances (and related Advance Interest Amounts) with respect to such Mortgage Loan or Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related Advance Interest Amounts) other than Borrower Delayed Reimbursements;

(iii)       third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all other Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account as recoveries of such Additional Trust Fund Expenses) other than Borrower Delayed Reimbursements; and

(iv)        fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as servicing compensation, pro rata, based on their entitlement set forth in Section 3.12 of this Agreement prior to the applications set forth in clauses (i) through (iii) above.

provided that, notwithstanding the foregoing, in the case of a Whole Loan, Penalty Charges shall be allocated for the purposes and in the order set forth in the related Co-Lender Agreement.

(b)           In connection with the operation of the provisions of this Section 3.14, not later than the 25th day of the month in which each Distribution Date occurs (beginning with the 25th day of the month following the first Collection Period in which an Additional Trust Fund Expense, Advance or Advance Interest Amount is incurred), the Master Servicer shall deliver to the Special Servicer a report in the form reasonably agreed to by both the Master Servicer and the Special Servicer setting forth information regarding (1) the amount of Penalty Charges and Modification Fees collected by the Master Servicer and the Special Servicer, as applicable, and (2) the related loan expenses and other amounts paid to the Trust from such Penalty Charges and Modification Fees, in each case for the related Collection Period or other reporting period as agreed to by the Master Servicer and the Special Servicer. The Master Servicer shall respond promptly to any inquiries of the Special Servicer with respect to the contents of any such report and shall provide any supporting information with respect thereto that is reasonably requested by the Special Servicer.

Section 3.15     Access to Certain Documentation. The Master Servicer and Special Servicer shall provide to the Trustee, the Certificate Administrator, the Controlling Class Representative (but only prior to the occurrence and continuance of any Consultation Termination Event), the Operating Advisor, the Underwriters, the Initial Purchasers, the Depositor and any Certificateholders and Companion Loan Holders that are, in the case of any Certificateholder or Companion Loan Holder, federally insured financial institutions, the Federal Reserve Board, the FDIC and the OCC and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or Companion Loan Holder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OCC or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer (which access shall be limited, in the case of the Companion Loan Holders or any regulatory authority seeking such access in respect of the Companion Loan Holders, to records relating to the Companion Loans). Nothing in this Section 3.15 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Mortgagors, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15.

In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, a Companion Loan Holder or any regulatory authority that may exercise authority over a Certificateholder or Companion Loan Holder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Companion Loan Holder of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available without charge under applicable law. In connection with providing Certificateholders or beneficial owners of Certificates access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer shall require

(prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of book entry Certificates and will keep such information confidential.

Upon the reasonable request of any Certifying Certificateholder or Companion Loan Holder, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Companion Loan Holder) copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer.

In addition, in connection with providing access to information pursuant to this Section 3.15, each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan or Companion Loan if the disclosure of such items would constitute a waiver of the attorney-client privilege.

Each of the Master Servicer and Special Servicer, as appropriate, shall, without charge, (i) make a knowledgeable Servicing Officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), on a monthly basis, during regular business hours at such time and for such duration as the Master Servicer, the Special Servicer, the Operating Advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative shall reasonably agree, regarding the performance and servicing of the Mortgage Loans and Whole Loans and/or related REO Properties for which the Master Servicer or the Special Servicer, as applicable, is responsible and (ii) with respect to each AB Whole Loan where the Subordinate Companion Loan Holder or its designee is the related Whole Loan Directing Holder, upon request of such Whole Loan Directing Holder, the Special Servicer shall make a knowledgeable Servicing Officer available via telephone conference during regular business hours to verbally answer questions from such Whole Loan Directing Holder on a Business Day that is reasonably convenient to the Special Servicer and such Whole Loan Directing Holder. In the event the Master Servicer or the Special Servicer receives a request from the Controlling Class Representative to have a telephone conversation with respect to the AB Whole Loan at a time when the Trust is not the related Whole Loan Directing Holder, then the Master Servicer or the Special Servicer, as applicable, shall refer the Controlling Class Representative to the related Whole Loan Directing Holder. In connection with clause (ii) above, the related Whole Loan Directing Holder shall be entitled but not obligated to be present and otherwise participate in such telephone conference, and shall not have any obligation to answer questions. In connection with clause (ii) above, the Special Servicer shall have no duty to the Trust Fund, the holders of the Controlling Class, the Controlling Class Representative or any other Person to receive, consider or accept any advice from the Controlling Class Representative. The Special Servicer shall not take any action, or alter any proposed action, in response to a communication from the Controlling Class Representative with respect to the related AB Whole Loan or related Mortgage Loan (prior to a Whole Loan Control Appraisal Event) unless the related Whole Loan Directing Holder has approved the same pursuant to the related Co-Lender Agreement or the Special Servicer determines that the proposed action by the related Whole Loan Directing Holder does not comply with the Servicing Standard. In any event, the Operating Advisor and the Controlling Class Representative agree to identify for the Master Servicer and the Special Servicer in advance (but at least two (2) Business Days prior to the related monthly conference) the applicable Mortgage Loans (or Whole Loan) and/or REO Properties it intends to discuss. As a condition to such disclosure, the Controlling Class Representative shall execute a confidentiality agreement substantially in the form of Exhibit M-4 to this Agreement and an Investor Certification.

The Master Servicer may (but shall not be required to), in accordance with such rules and procedures as it may adopt in its sole discretion, make available through the Master Servicer’s website or otherwise, any additional information relating to the Mortgage Loans, the Companion Loan, the Mortgaged Properties and/or the related Mortgagor that is not Privileged Information, for review by the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Operating Advisor.

After the occurrence and during the continuation of a Control Termination Event, the Special Servicer shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Controlling Class Representative or Certificateholders generally, as requested by the Operating Advisor in support of the performance of the Operating Advisor’s obligations under this Agreement in electronic format.

The Operating Advisor hereby agrees that it shall use the information provided to it by the Special Servicer solely for purposes of performing its duties as Operating Advisor under this Agreement and shall not disclose such information to any other Person or entity unless pursuant to a Privileged Information Exception.

Section 3.16     Title and Management of REO Properties.

(a)           In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders (or, with respect to a Whole Loan, for the benefit of the Certificateholders and the related Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) (either by the Trust Fund or by a single member limited liability company established for that purpose) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a nominee of the Trustee (which shall not include the Master Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund and the related Companion Loan Holders. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property prior to the close of the third calendar year following the year in which the Lower-Tier REMIC acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Code Section 860G(a)(8), unless (i) the IRS grants (or does not deny) an extension of time (an “REO Extension”) to sell such REO Property or (ii) the

Special Servicer obtains an Opinion of Counsel for the Special Servicer, the Certificate Administrator and the Trustee, addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Lower-Tier REMIC of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not result in the imposition of taxes on “prohibited transactions” (as defined in Code Section 860F) of either Trust REMIC, or cause either Trust REMIC to fail to qualify as a REMIC under the Code for federal income tax purposes at any time that any Lower-Tier Regular Interests or Regular Certificates are outstanding. If the Special Servicer is granted (or is not denied) the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its receiving the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a) of this Agreement. The Special Servicer, on behalf of the Trust Fund and any related Companion Loan Holder, in accordance with the Servicing Standard, shall dispose of any REO Property held by the Trust Fund (i) prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.17 of this Agreement and (ii) on the same terms and conditions as if it were the owner of such REO Property. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders and, if applicable, the related Companion Loan Holder, solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Trust Fund of any “income from non-permitted assets” within the meaning of Code Section 860F(a)(2)(B) or (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund.

(b)           The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the Servicing Standard and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, if applicable, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan), and, in connection therewith, the Special Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Code Section 860G(c), which is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders and, if applicable, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and (subject to any changes in the identities of the Special Servicer or the Trustee) shall be entitled “[LNR Partners, LLC] [the applicable Special Servicer], as Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 [IN THE CASE OF AN REO PROPERTY RELATED TO A WHOLE LOAN: and the related Companion Loan Holder, as their interests may appear], REO Account.” The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b) of this Agreement. The Special Servicer shall deposit or cause to be deposited in the REO Account within one (1) Business Day after receipt all revenues received by it with respect to any REO Property (other than Liquidation Proceeds, which shall be remitted to the Collection Account), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)         all insurance premiums due and payable in respect of any REO Property;

(ii)       all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)      all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

(iv)       any taxes imposed on either Trust REMIC in respect of net income from foreclosure property in accordance with Section 4.05 of this Agreement.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iv) above and the Special Servicer has provided written notice of such shortfall to the Master Servicer at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written notice sets forth the nature of the emergency or the basis of the urgency) prior to the date that such amounts are due, the Master Servicer shall advance the amount of such shortfall unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). If the Master Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance unless the Trustee determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall use its good faith business judgment. The Master Servicer or the

Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06 and/or, if applicable, Section 3.06A of this Agreement. The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account, or, for a Whole Loan, the related Whole Loan Custodial Account, on a monthly basis prior to the related Master Servicer Remittance Date the Net REO Proceeds received or collected from each REO Property during the related Prepayment Period, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses. Notwithstanding the foregoing, the Special Servicer shall not:

(i)         permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)        permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)       authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan or Whole Loan became imminent, all within the meaning of Code Section 856(e)(4)(B); or

(iv)       Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the related Companion Loan Holder, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, if the related Companion Loan is part of a REMIC, the related Companion Loan Holder) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

(i)         the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)        any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)       none of the provisions of this Section 3.16(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders and, if applicable, the related Companion Loan Holder(s) with respect to the operation and management of any such REO Property; and

(iv)       the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)        When and as necessary, the Special Servicer shall send to the Trustee and the Certificate Administrator and each related Companion Loan Holder a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.16(a) and Section 3.16(b) of this Agreement.

Section 3.17     Sale of Defaulted Mortgage Loans and REO Properties.

(a)        The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan only (i) on the terms and subject to the conditions set forth in this Section 3.17, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, or (iii) (A) in the case of a Mortgage Loan related to a Whole Loan in accordance with and subject to the provisions of the related Co-Lender Agreement and Section 3.28 of this Agreement and (B) in the case of a Mortgage Loan with a related mezzanine loan or subordinate mortgage loan, in accordance with and subject to the provisions of the related intercreditor agreement.

(b)           Promptly upon a Mortgage Loan or Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Defaulted Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, in the case of a Defaulted Whole Loan, the related Companion Loan Holder(s) constituted a single lender (and with respect to the Beverly Connection Whole Loan, taking into account (i) the subordinate nature of the Beverly Connection Subordinate Companion Loan and (ii) that the related Mortgage Loan and Pari Passu Companion Loan may be sold together without the related Subordinate Companion Loan under the related Co-Lender Agreement)) to attempt to sell such Defaulted Mortgage Loan (which, in the case of the Beverly Connection Whole Loan, may exclude the related Subordinate Companion Loan pursuant to the related Co-Lender Agreement), the Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Mortgage Loan (which, in the case of the Beverly Connection Whole Loan, may exclude the related Subordinate Companion Loan pursuant to the related Co-Lender Agreement) on behalf of the Certificateholders and the related Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. Subject to the other subsections of this Section 3.17, the Special Servicer shall accept the first (and, if multiple offer are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan. The Special Servicer shall notify the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and any affected Companion Loan Holder(s) of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan. Any Companion Loan that is part of a Defaulted Whole Loan is to be sold together with the related Mortgage Loan, subject to this Section 3.17 and any additional requirements set forth in the related Co-Lender Agreement.

(c)           The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the related Companion Loan Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) not less than five (5) Business Days’ (but subject to paragraph (p) below with respect to a Whole Loan) prior written notice of its intention to sell any Defaulted Mortgage Loan. No Interested Person shall be obligated to submit an offer to purchase any Defaulted Mortgage Loan, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may submit an offer for or purchase any Defaulted Mortgage Loan pursuant hereto.

(d)           Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan for purposes of Section 3.16(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror) unless (i) the offer is equal to or greater than the applicable Purchase Price, (ii) the offer is the highest offer received and (iii) at least two other offers are received from independent third parties; provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In all cases under this Agreement (except to the extent the Trustee is not required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan pursuant to the immediately preceding sentence), in determining whether any offer received from an Interested Person represents a fair price for any Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be an Appraiser selected by (i) the Special Servicer if no Interested Person is making an offer with respect to a Defaulted Mortgage Loan and (ii) the Trustee if an Interested Person is so making an offer. The cost of any such Appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan or Whole Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Purchase Price for any Defaulted Mortgage Loan and any equivalent amount for any related Companion Loan) shall in all cases be deemed a fair price; provided, however, that with respect to Interested Parties, the requirements of the first sentence of this Section 3.17(d) must be satisfied. Notwithstanding anything contained in this Section 3.17(d) to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Whole Loan, as applicable, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Whole Loan, as applicable. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(e)           Subject to Section 3.17(a) through Section 3.17(d), Section 3.17(f), Section 3.17(g) and Section 3.17(m), the Special Servicer shall act on behalf of the Trust Fund and any affected Pari Passu Companion Loan Holder in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the Whole Loan Custodial Account. Any sale of any Defaulted Mortgage Loan shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(f)           Subject to the rights of a holder of a mezzanine loan, under the respective intercreditor agreement, to purchase a Mortgage Loan or Whole Loan, unless and until a Defaulted Mortgage Loan is sold pursuant to this Section, the Special Servicer shall continue to service and administer the Mortgage Loan in accordance with the Servicing Standard and this Agreement and shall pursue such other resolutions or recovery strategies including workout, foreclosure or sale of a Mortgage Loan, as is consistent with this Agreement and the Servicing Standard.

(g)           Any sale of a Mortgage Loan or Whole Loan pursuant to this Section 3.17 shall be for cash only. The purchase price for any Mortgage Loan or Whole Loan purchased under this Section 3.17 shall be deposited into the Collection Account or the related Whole Loan Custodial Account, as applicable, and the Certificate Administrator, upon receipt of an Officer’s Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the purchaser of the Mortgage Loan or Whole Loan the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in such purchaser ownership of such Mortgage Loan or Whole Loan. In connection with any such purchase, the Special Servicer and the Master Servicer shall deliver the related Servicing File (to the extent either has possession of such file) to such purchaser.

(h)           The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property only on the terms and subject to the conditions set forth in this Section 3.17.

(i)            The Special Servicer shall use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder in such manner as will be reasonably likely to realize a fair price within the time period specified by Section 3.16 of this Agreement. Subject to Section 3.17(m) of this Agreement, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.16 of this Agreement, then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless from whom received. The Liquidation Proceeds (net of related Liquidation Expenses) for any REO Property purchased hereunder shall be deposited in the Collection Account or, if applicable, the related Whole Loan Custodial

Account. The Special Servicer shall notify the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any inquiries or offers received regarding the sale of any REO Property.

(j)           The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the related Companion Loan Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) not less than three (3) Business Days’ prior written notice of its intention to sell any REO Property. No Interested Person shall be obligated to submit an offer to purchase any REO Property, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may submit an offer for or purchase any REO Property pursuant hereto.

(k)           Whether any cash offer constitutes a fair price for any REO Property for purposes of Section 3.17(i) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be an Appraiser selected by the Special Servicer if no Interested Person is making an offer with respect to an REO Property and selected by the Trustee if an Interested Person is so making an offer. The cost of any such Appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan or Whole Loan, the occupancy level and physical condition of the REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16 of this Agreement. The Purchase Price for any REO Property shall in all cases be deemed a fair price; provided, however, that with respect to Interested Parties, the requirements of the first sentence of this Section 3.17(k) must be satisfied. Notwithstanding anything contained in this Section 3.17(k) to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in properties similar to the subject REO Property that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such REO Property. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(l)           Subject to Section 3.17(a) through Section 3.17(k) and Section 3.17(m) of this Agreement, the Special Servicer shall act on behalf of the Trust Fund and any affected Companion Loan Holder in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the related Whole Loan Custodial Account. Any sale of any Defaulted Mortgage Loan or REO Property shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund or any related Companion Loan Holder (except such recourse to the Trust Fund and the related Companion Loan Holder imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(m)           Notwithstanding any of the foregoing paragraphs of this Section 3.17, the Special Servicer shall not be obligated to accept the highest cash offer for a Defaulted Mortgage Loan or REO Property if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists) and, in the case of a Whole Loan or an REO Property related to a Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Whole Loan or an REO Property that corresponds to a Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of the related Subordinate Companion Loan) and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Whole Loan or an REO Property that corresponds to a Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of the related Subordinate Companion Loan) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

(n)           In no event shall the Trust Fund or the Trustee, the Master Servicer or the Special Servicer on the Trustee’s behalf purchase, or pay or advance costs to purchase any Mortgage Loan or related Companion Loan.

(o)           Notwithstanding anything to the contrary herein, any purchase or sale of a Specially Serviced Loan pursuant to this Section 3.17 will remain subject to the cure, purchase and other rights of, in each case if applicable, any related Subordinate Companion Loan Holder as set forth in the related Co-Lender Agreement and any holder of a related mezzanine loan as set forth in the related intercreditor agreement. The Special Servicer shall determine the price to be paid in accordance with the terms of the related Co-Lender Agreement or the related mezzanine loan intercreditor agreement in connection with any such purchase rights in favor of any related Subordinate Companion Loan Holder or mezzanine loan holder and shall provide such notices to a related Subordinate Companion Loan Holder or the holder of a related mezzanine loan as are required by the related Co-Lender Agreement or the related mezzanine loan intercreditor agreement in connection with each such holders’ purchase rights.

(p)           Notwithstanding anything to the contrary herein, the Special Servicer shall not sell a Defaulted Whole Loan without the written consent of the related Companion Loan Holder (provided that such consent is not required if the Companion Loan Holder is the related Mortgagor, an Affiliate of the related Mortgagor or (in the case of the Beverly Connection Whole Loan, in the event the related Mortgage Loan and Pari Passu Companion Loans are sold together without the related Subordinate Companion Loan) the holder of the Beverly Connection Subordinate Companion Loan) unless the Special Servicer has delivered to such Companion Loan Holder: (a) at least 15 Business Days prior written notice of any decision to attempt to sell such Defaulted Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for such Defaulted Whole Loan, and any documents in the Servicing File reasonably requested by such Companion Loan Holder that are material to the price of the Defaulted Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that such Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. A related Companion Loan Holder and its Companion Loan Holder Representative will each be permitted to make offers to purchase, and either such party is permitted to be the purchaser at any sale of, a Defaulted Whole Loan.

Section 3.18     Additional Obligations of the Master Servicer; Inspections; Obligation to Notify Ground Lessors; Delivery of Certain Reports to the Companion Loan Holder.

(a)           The Master Servicer (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property that secures a Mortgage Loan or Whole Loan at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to such Mortgaged Property relating to Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to such Mortgaged Property relating to Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2015; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. If any Mortgage Loan or Whole Loan becomes a Specially Serviced Loan, the related Mortgaged Property shall be inspected by the Special Servicer as soon as practicable and thereafter at least every calendar year for so long as such condition exists. The cost of any annual inspection, or bi-annual inspection, as the case may be, shall be borne by the Master Servicer unless the related Mortgage Loan or Whole Loan is a Specially Serviced Loan. The Master Servicer shall reimburse the Special Servicer for the cost of any inspection of a Specially Serviced Loan as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs incurred with respect to such inspection shall be borne by the Trust Fund.

(b)           The Master Servicer shall, as to each Mortgage Loan which is secured by the interest of the related Mortgagor under a Ground Lease, even if the corresponding fee interest is encumbered, promptly (and in any event within 60 days following the later of the Closing Date or its receipt of a copy of the Ground Lease) notify the related ground lessor of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer. The Master Servicer shall forward to the Special Servicer any written notice of default under a ground lease.

(c)            The Master Servicer and the Special Servicer shall each promptly prepare or cause to be prepared and deliver to each Companion Loan Holder a written report, prepared in the manner set forth in Section 4.02, of each inspection performed by it with respect to the related Mortgaged Property and Companion Loan related thereto.”

(d)            If required under the Co-Lender Agreement, the Master Servicer shall promptly deliver to each Companion Loan Holder or provide electronically: (i) copies of operating statements and rent rolls; (ii) annual CREFC® NOI Adjustment Worksheets (with annual operating statements as exhibits); and (iii) annual CREFC® Operating Statement Analysis Reports, in each case prepared, received or obtained by it pursuant to this Agreement with respect to the Mortgaged Properties securing the related Companion Loan.

Section 3.19     Lock-Box Accounts, Escrow Accounts.

The Master Servicer shall administer each Lock-Box Account and Escrow Account in accordance with the related Mortgage or Loan Agreement or Lock-Box Agreement, if any, and administer any letters of credit pursuant to the related letter of credit agreement and the Loan Documents.

Notwithstanding the foregoing, to the extent that any cash amounts are held in an Escrow Account or other cash collateral account and the mortgagee under the related Loan Documents is permitted, but not required, to apply such amounts to prepay the related Mortgage Loan (or Whole Loan), neither the Master Servicer nor the Special Servicer shall apply such amounts to prepay the Mortgage Loan (or Whole Loan) until after the occurrence of an event of default under the Mortgage Loan that may result in the Mortgage Loan (or Whole Loan) being accelerated or becoming a Specially Serviced Loan.

Section 3.20     Property Advances.

(a)           The Master Servicer (or, to the extent provided in Section 3.20(b) of this Agreement, the Trustee) shall make any Property Advances as and to the extent incidental to the performance of its duties under this Agreement or otherwise required pursuant to the terms hereof. The Special Servicer shall give the Master Servicer, the Trustee and any affected Companion Loan Holder not less than five (or, in the case of Emergency Advances, two) Business Days’ written notice before the date on which the Master Servicer is requested to make any Property Advance with respect to a given Specially Serviced Loan or REO Property. In addition, the Special Servicer shall provide the Master Servicer, the Trustee and any affected Companion Loan Holder with such information in its possession as the Master Servicer, the Trustee or such Companion Loan Holder, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Property Advance would constitute a Nonrecoverable Advance. Any such notice by the Special Servicer to the Master Servicer of a required Property Advance shall be deemed to be a determination by the Special Servicer (or such party under the applicable Other Pooling and Servicing Agreement) that such requested Property Advance is not a Nonrecoverable Advance, and the Master Servicer shall be entitled to conclusively rely on such determination. Although the Special Servicer may determine whether a Property Advance is a Nonrecoverable Advance, the Special Servicer will have no right to make an affirmative determination that any Property Advance to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable. In the absence of a determination by the Special Servicer that a Property Advance is a Nonrecoverable Advance, all determinations of recoverability with respect to Property Advances to be made (or contemplated to be made) by the Master Servicer or the Trustee will remain with the Master Servicer or the Trustee, as applicable. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer’s determination as to whether any Property Advance previously made with respect to a Specially Serviced Loan is a Nonrecoverable Advance promptly after making such determination. The Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by such a determination and shall be bound by a determination by the Special Servicer that a Property Advance previously made or contemplated to be made with respect to a Specially Serviced Loan is or would be a Nonrecoverable Advance (but this statement shall not be construed to entitle the Special Servicer to reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination, that any Property Advance constitutes or would constitute a Nonrecoverable Advance). The Master Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Property Advances for the purposes of non-recoverability determinations as if such amounts were unreimbursed Property Advances.

For purposes of distributions to Certificateholders and Companion Loan Holders and compensation to the Master Servicer or the Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan or Whole Loan, notwithstanding that the terms of such Mortgage Loan or Whole Loan so provide.

(b)           The Master Servicer shall notify the Trustee, the Special Servicer and any related Companion Loan Holder in writing promptly upon, and in any event within one (1) Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it will be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five (5) Business Days following such notice, the Trustee, subject to the provisions of Section 3.20(c) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions. Any notice to the Trustee pursuant to this Section shall be deemed to be given to a Responsible Officer of the Trustee if made in accordance with Section 11.04 of this Agreement.

(c)           None of the Master Servicer, the Special Servicer or the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan or Whole Loan or REO Property if the Master Servicer, the Special Servicer or the Trustee determines that such Advance will be a Nonrecoverable Advance. The determination by the Master Servicer or the Trustee that it has made (or, the determination by the Special Servicer that the Master Servicer or the Trustee has made) a Nonrecoverable Advance or the determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Property Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard and (ii) in the case of the Trustee, in accordance with its good faith business judgment, and, shall be evidenced by an Officer’s Certificate as set forth in Section 3.20(d). In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Whole Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information as reasonably may be required for such purposes.

The determination by the Master Servicer or the Special Servicer that a Property Advance has become a Nonrecoverable Property Advance or that any proposed Property Advance, if made pursuant to this Section 3.20 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable Property Advance, shall be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; provided that this sentence shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a Property Advance constitutes or would constitute a Nonrecoverable Advance.

(d)           The determination by the Master Servicer, the Special Servicer or the Trustee that a Property Advance has become a Nonrecoverable Property Advance or that any proposed Property Advance, if made pursuant to this Section 3.20 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable Property Advance, shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to the Companion Loan Holders, in the case of any Whole Loan, the Trustee (unless it is the Person making the determination), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Master Servicer (unless it is the Person making the determination), the Special Servicer (unless it is the Person making the determination) and, if the Trustee is making the determination, the Depositor, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust Fund, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination.

(e)           The Master Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(a)(ii) or Section 3.06A of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer and the Special Servicer, as applicable, hereby covenant and agree to use efforts consistent with the Servicing Standard to obtain the reimbursement of such Property Advances from the related Mortgagors to the extent permitted by applicable law and the related Loan Documents.

(f)           Notwithstanding anything to the contrary contained in this Agreement, if a Property Advance is required to be made under this Agreement with respect to any Specially Serviced Loan or REO Property, the Special Servicer shall request that the Master Servicer make such Property Advance, such request to be made, in writing, at least five (5) Business Days (or, in the case of an Emergency Advance, two (2) Business Days, provided that the written request sets forth the nature of the emergency or the basis of the urgency) in advance of the date on which such Property Advance is required to be made hereunder and to be accompanied by such information and documentation regarding the subject Property Advance as the Master Servicer may reasonably request, subject to the Master Servicer’s right to determine that such Property Advance does not constitute or would not constitute a Nonrecoverable Advance. The Master Servicer shall have the obligation to make any such Property Advance that it is so requested by the Special Servicer to make, within five (5) Business Days (or, in the case of an Emergency Advance, two (2) Business Days) of the Master Servicer’s receipt of such request. The Special Servicer shall have no obligation to make any Property Advance; provided that the Special Servicer may in its sole discretion elect to make an Emergency Advance, and the Master Servicer shall reimburse the Special Servicer for such Advance (with interest thereon), provided that such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be nonrecoverable. Once reimbursed, the Master Servicer shall be deemed to have made such Property Advance as of the date made by the Special Servicer, and shall be entitled to reimbursement with interest thereon. Any such advance made by the Special Servicer, but not reimbursed by the Master Servicer, shall be reimbursable out of the Collection Account in the same manner as are Advances made by the Master Servicer.

(g)           Within five (5) Business Days of making an Emergency Advance, the Special Servicer shall deliver to the Master Servicer request for reimbursement for such Emergency Advance, along with all information and documentation regarding the subject Emergency Advance as the Master Servicer may reasonably request, and the Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse the Special Servicer for any unreimbursed Emergency Advances (other than Nonrecoverable Property Advances) made by the Special Servicer pursuant to the proviso to the penultimate sentence of Section 3.20(f), together with interest thereon at the Advance Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by the Special Servicer. Upon the Master Servicer’s reimbursement to the Special Servicer of any Emergency Advance and payment to the Special Servicer of interest thereon, all in accordance with this Section 3.20(g), the Master Servicer shall for all purposes of this Agreement be deemed to have made such Emergency Advance at the same time as the Special Servicer actually made such Emergency Advance, and accordingly, the Master Servicer shall be entitled to be reimbursed for such Emergency Advance, together with interest thereon at the Advance Rate, at the same time, in the same manner and to the same extent as the Master Servicer would otherwise have been entitled if it had actually made such Emergency Advance at the time the Special Servicer did. Notwithstanding the foregoing provisions of this Section 3.20(g), the Master Servicer shall not be required to reimburse the Special Servicer for any Emergency Advance if the Master Servicer determines, in accordance with the Servicing Standard, that such Emergency Advance, although not characterized by the Special Servicer as a Nonrecoverable Property Advance, is in fact a Nonrecoverable Property Advance. The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Property Advance shall be reimbursed to the Special Servicer pursuant to Section 3.06(a) of this Agreement.

Section 3.21     Appointment of Special Servicer; Asset Status Reports.

(a)           LNR Partners, LLC is hereby appointed as the initial Special Servicer to specially service each of the Mortgage Loans and the Whole Loans.

(b)           The Special Servicer, at the earlier of (x) within 60 days after a Servicing Transfer Event occurs and (y) prior to taking action with respect to any Major Decision or, if applicable, Whole Loan Major Decision (or making a determination not to take action with respect to a Major Decision or, if applicable, Whole Loan Major Decision) with respect to a Specially Serviced Loan, shall prepare a report (the “Asset Status Report”) for the related Mortgage Loan or Whole Loan. Each Asset Status Report will be delivered in electronic format to the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Certificate Administrator, the related Companion Loan Holder, and, subject to Section 11.13 of this Agreement, each Rating Agency; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Controlling Class Representative if they are the same entity or affiliates of each other. Such Asset Status Report shall be consistent with the Servicing Standard and set forth the following information to the extent reasonably determinable:

(i)            summary of the status of the related Mortgage Loan or Whole Loan and any negotiations with the Mortgagors;

(ii)           if a Servicing Transfer Event has occurred and is continuing:

 (A)        a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan or Whole Loan and whether outside legal counsel has been retained;

 (B)         the most current rent roll and income or operating statement available for the related Mortgaged Properties;

 (C)         the Special Servicer’s recommendations on how the related Mortgage Loan might be returned to performing status or otherwise realized upon;

 (D)         a copy of the last obtained Appraisal of the Mortgaged Property;

 (E)         the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Whole Loan;

 (F)         a description of any amendment, modification or waiver of a material term of any ground lease; and

 (G)         if the Special Servicer elects to proceed with a non-judicial foreclosure, then a statement as to (i) whether there was a violation of a non-recourse carve-out under the related Mortgage Loan or Whole Loan and (ii) any determination not to pursue a deficiency judgment against the related Mortgagor or guarantor;

(iii)          a description of any such proposed or taken actions;

(iv)          the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)           the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(vi)          an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions; and

(vii)         such other information as the Special Servicer deems relevant in light of the proposed or taken action and the Servicing Standard.

For so long as there is no continuing Control Termination Event, if within 10 Business Days of receiving an Asset Status Report, the Controlling Class Representative does not disapprove such Asset Status Report in writing, then the Controlling Class Representative shall be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Loan Documents. If, prior to the occurrence and continuance of any Control Termination Event, the Controlling Class Representative disapproves such Asset Status Report within 10 Business Days of receipt, the Special Servicer will revise such Asset Status Report and deliver to the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Certificate Administrator, the related Companion Loan Holders and, subject to Section 11.13 of this Agreement, each Rating Agency a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. Prior to the occurrence and continuance of any Control Termination Event, the Special Servicer shall revise such Asset Status Report as described above until the Controlling Class Representative shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and, if applicable, the related Companion Loan Holders (as a collective whole as if such Certificateholders, and/or Companion Loan Holders, if applicable, constitute a single lender). The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. In any event, for so long as a Control Termination Event has not occurred and is not continuing, if the Controlling Class Representative does not approve an Asset Status Report within 60 Business Days from the first submission thereof, the Special Servicer shall take such action as directed by the Controlling Class Representative, provided such action does not violate the Servicing Standard. Notwithstanding the foregoing, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and any related Companion Loan Holders, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of a 10 Business Day period if the Special

Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of a 10 Business Day period would materially and adversely affect the interest of the Certificateholders and the Companion Loan Holder (if applicable) and the Special Servicer has made a reasonable effort, prior to the occurrence and continuance of any Control Termination Event, to contact the Controlling Class Representative. The foregoing shall not relieve the Special Servicer of its duties to comply with the Servicing Standard.

After the occurrence and during the continuance of a Control Termination Event, the Special Servicer shall consult on a non-binding basis with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders of Certificates that were previously included in the Control Eligible Certificates), as a collective whole as if such Certificateholders constituted a single lender. In addition, after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the Special Servicer shall also consult on a non-binding basis with the Controlling Class Representative in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Controlling Class Representative shall be permitted to propose alternative courses of action within 10 days of receipt of each Asset Status Report. The Special Servicer shall consider any such proposals from the Operating Advisor and/or the Controlling Class Representative and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement. In the event that the Operating Advisor or the Controlling Class Representative does not propose alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

Notwithstanding anything to the contrary herein, after the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. After the occurrence and during the continuance of a Control Termination Event, the Controlling Class Representative shall have no right to consent to any Asset Status Report under this Section 3.21(b).

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, with respect to a Whole Loan, each related Companion Loan Holder (or its Companion Loan Holder Representative) shall, at all times contemplated by the related Co-Lender Agreement, be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any Asset Status Report as set forth in Section 3.28(d) of this Agreement.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, for as long as the related Subordinate Companion Loan Holder is the Whole Loan Directing Holder for the AB Whole Loan, no request for approval of the Controlling Class Representative shall be made on any matter related to such AB Whole Loan, nor shall the

Operating Advisor have the right to consult on any matter related to such AB Whole Loan, nor shall the Controlling Class Representative have the right to consent on any matter related to such AB Whole Loan, except that the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) shall have the rights set forth in the applicable Co-Lender Agreement. With respect to the AB Whole Loan and any related REO Property, for so long as the related Subordinate Companion Loan Holder is the applicable Whole Loan Directing Holder, the related Subordinate Companion Loan Holder or its designee shall exercise all approval rights regarding any Asset Status Report in respect of such AB Whole Loan or REO Property set forth in the second paragraph of this Section 3.21(b) without regard to the occurrence of any Control Termination Event or Consultation Termination Event.

(c)           Subject to Section 3.21(b) of this Agreement, during the continuance of a Servicing Transfer Event, the Special Servicer shall have the authority to meet with the related Mortgagors and take any actions consistent with the Servicing Standard and the most recent Asset Status Report for the related Mortgage Loan.

(d)           Upon request of any Certificateholder (or any Beneficial Owner, if applicable, which shall have provided the Certificate Administrator with an Investor Certification), the Certificate Administrator shall mail, without charge, to the address specified in such request a copy of the Final Asset Status Report for each Specially Serviced Loan.

(e)           Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report.

(f)           Notwithstanding the foregoing, the Special Servicer shall not follow any advice, direction or consultation provided by the Operating Advisor, any Whole Loan Directing Holder or its designee, any Companion Loan Holder, any Companion Loan Holder Representative or the Controlling Class Representative that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of this Agreement or any Co-Lender Agreement, require or cause the Special Servicer to violate the terms of any Mortgage Loan or Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of any Special Servicer’s responsibilities under this Agreement or any Co-Lender Agreement. In addition, the Special Servicer is under no obligation to act upon any recommendation of the Operating Advisor.

Section 3.22     Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

(a)           Upon determining that any Mortgage Loan or Whole Loan has become a Specially Serviced Loan, the Master Servicer shall promptly give written notice thereof to the Special Servicer, any related Companion Loan Holder (in the case of a Whole Loan), the Operating Advisor, the Certificate Administrator, the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and,

subject to Section 11.13 of this Agreement, each Rating Agency and shall deliver a copy of the Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File to the Operating Advisor and shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File, but including copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan or Whole Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the date such Mortgage Loan and/or Companion Loan became a Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and/or Companion Loan until the Special Servicer has commenced the servicing of such Mortgage Loan and/or Companion Loan, which shall occur upon the receipt by the Special Servicer of the Servicing File. With respect to each such Mortgage Loan and/or Companion Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Mortgagor to continue to remit all payments in respect of such Mortgage Loan and/or Companion Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Mortgagor of such a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Mortgagor.

Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give written notice thereof to the Master Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, any related Companion Loan Holder and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, subject to Section 11.13 of this Agreement, each Rating Agency and, upon giving such notice and the return of the Servicing File to the Master Servicer, such Mortgage Loan and/or Companion Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loans, the Special Servicer’s obligation to service such Mortgage Loan and/or Companion Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and/or Companion Loan as a Mortgage Loan and/or Companion Loan that is not a Specially Serviced Loan shall resume. In addition, if the related Mortgagor has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Mortgagor to remit all payments in respect of such Specially Serviced Loan directly to the Master Servicer.

(b)           In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan or Whole Loan information, including correspondence with the related Mortgagor, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)           Notwithstanding the provisions of subsections (a) and (b) of this Section 3.22, the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and, upon request, shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the

Operating Advisor to perform its duties under this Agreement to the extent such information is within its possession. Upon request, the Special Servicer shall provide the Master Servicer and the Operating Advisor with any information reasonably required by the Master Servicer to perform its duties under this Agreement to the extent such information is within its possession.

Section 3.23     Interest Reserve Account.

The Certificate Administrator shall establish and maintain the Interest Reserve Account. The Interest Reserve Account shall be established and maintained as an Eligible Account. On each Master Servicer Remittance Date occurring in February and on any Master Servicer Remittance Date occurring in January in a year which is not a leap year (unless, in either such case, the related Distribution Date is the final Distribution Date), the Master Servicer shall remit to the Certificate Administrator for deposit into the Interest Reserve Account, in respect of all the Mortgage Loans which accrue interest on the basis of a 360-day year and the actual number of days in the related month, an amount equal to one day’s interest at the related Mortgage Loan Rate, less the Administrative Cost Rate, on the Stated Principal Balance of each such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date in March (or February if the final Distribution Date occurs in such month) of each calendar year, the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

Section 3.24     Modifications, Waivers and Amendments.

(a)           (i) With respect to non-Specially Serviced Loans, the Special Servicer (absent a mutual agreement between the Master Servicer and the Special Servicer that, in connection with any modification, waiver or amendment that constitutes a Major Decision or a Special Servicer Decision, the Master Servicer shall determine and process, subject to the consent of the Special Servicer, such modification, waiver or amendment) or the Master Servicer ((A) subject to the consent of the Special Servicer if the subject modification, waiver or amendment constitutes a Major Decision or a Special Servicer Decision and the Master Servicer and the Special Servicer mutually agreed that the Master Servicer shall determine and process such modification, waiver or amendment or (B) without consent of the Special Servicer if the subject modification, waiver or amendment does not constitute a Major Decision or a Special Servicer Decision), or (ii) with respect to Specially Serviced Loans, the Special Servicer, in each case subject to any applicable consultation rights of the Operating Advisor, if any, any applicable consent or consultation rights of the Controlling Class Representative or any related Whole Loan Directing Holder, as applicable, and any applicable consultation rights of any related Companion Loan Holder or its Companion Loan Holder Representative (as applicable), may modify, waive or amend any term of any Mortgage Loan or Whole Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan or Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) endanger the status of either Trust REMIC as a REMIC for federal income tax purposes or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In addition, with respect to non-Specially Serviced Loans, the Master Servicer, prior to taking any action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) and prior to taking any action with respect to any Special Servicer Decision (or making a determination not to take action with respect to a Special Servicer Decision), shall refer any request with respect to such Major Decision or Special Servicer Decision to the Special Servicer, which shall process the request directly, or if mutually agreed to by the Special Servicer and the Master Servicer, the Master Servicer shall (subject to the consent of the Special Servicer) process such request, and if the Master Servicer processes such request, the Master Servicer shall prepare and submit its written analysis and recommendation to the Special Servicer with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer shall be entitled (subject to any applicable consultation rights of the Operating Advisor or any applicable consent or consultation rights of the Controlling Class Representative or any related Whole Loan Directing Holder, or any applicable consultation rights of any related Companion Loan Holder or its Companion Loan Holder Representative (as applicable)) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Major Decision or Special Servicer Decision. Subject to Section 3.09 of this Agreement, if the Master Servicer is processing the request for a Major Decision or Special Servicer Decision, the Special Servicer shall have 15 Business Days (or, with respect to the AB Whole Loan, such longer period as required by the related Co-Lender Agreement for review by any related Whole Loan Directing Holder or its designee) (or 60 days with respect to an Acceptable Insurance Default) (from the date that the Special Servicer receives the Master Servicer’s written analysis and recommendation and any supporting information it requested from the Master Servicer) to analyze and approve such Major Decision or Special Servicer Decision and, prior to the end of such 15 Business Day period or such longer period if required by the applicable Co-Lender Agreement or 60-day period, as applicable, for so long as a Control Termination Event has not occurred and is not continuing with respect to a Major Decision, is required to notify the Controlling Class Representative or, in the case of the AB Whole Loan for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder, the related Whole Loan Directing Holder, as applicable, of such request for approval and provide its written analysis and recommendation with respect thereto. Following such notice, the Controlling Class Representative or related Whole Loan Directing Holder, as applicable, shall have 10 Business Days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) from the date it receives from the Special Servicer the recommendation and analysis of the Master Servicer or the Special Servicer, as applicable, and any other information it may reasonably request (or, with respect to the AB Whole Loan, such longer time period as may be provided in the related Co-Lender Agreement) to approve any recommendation of the Special Servicer or the Master Servicer relating to any request for approval. In any event, subject to the Co-Lender Agreement for any Whole Loan, if the Controlling Class Representative or Whole Loan Directing Holder, if required, does not respond to a request for approval by 5:00 p.m. on the 10th Business Day or such longer period if required by the applicable Co-Lender Agreement or 20th day, as applicable, after receipt of the applicable recommendation and analysis and other requested information as set forth in the preceding sentence, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the Controlling Class Representative and if the Master Servicer processes such request and the Special Servicer does not respond to a request for approval within the required 15 Business Days or such longer period if required by the applicable Co-Lender Agreement or 60 days, as applicable, the Master Servicer may deem its recommendation approved by the Special Servicer. With respect to any non-Specially Serviced Loan, the Master Servicer, without the consent of the Special Servicer, shall be responsible to determine whether to consent to or approve any request by the related Mortgagor with respect to any action that is neither a Major Decision nor a Special Servicer Decision.

(b)           All modifications, waivers or amendments of any Mortgage Loan or Whole Loan shall be in writing and shall be effected in a manner consistent with the Servicing Standard. The Master Servicer or the Special Servicer, as applicable, shall notify in writing the Trustee, the Certificate Administrator, the Depositor, any related Companion Loan Holder (in the case of a Whole Loan), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and, subject to Section 11.13 of this Agreement, each Rating Agency, in writing, of any modification, waiver or amendment of any term of any Mortgage Loan or Whole Loan and the date thereof, and shall deliver a copy to the Trustee, any related Companion Loan Holder (in the case of a Whole Loan), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and an original to the Custodian of the recorded agreement relating to such modification, waiver or amendment within 15 Business Days following the execution and recordation thereof.

(c)           Any modification of any Loan Documents that requires obtaining a Rating Agency Confirmation pursuant to such Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining a Rating Agency Confirmation in such Loan Documents, shall not be made without obtaining a Rating Agency Confirmation. The Rating Agency Confirmation shall be obtained at the related Mortgagor’s expense in accordance with the related Loan Agreement or, if not so provided in such Loan Agreement or if such Mortgagor does not pay, at the expense of the Trust Fund.

(d)           Promptly after any Mortgage Loan or Whole Loan becomes a Specially Serviced Loan, the Special Servicer shall request from the Certificate Administrator the name of the current Controlling Class Representative and shall request from the Master Servicer the name of the current related Companion Loan Holder(s). Upon receipt of the name of such current Controlling Class Representative from the Certificate Administrator, the Special Servicer shall notify the Controlling Class Representative that such Mortgage Loan became a Specially Serviced Loan. Upon receipt of the name(s) of such current related Companion Loan Holder(s) from the Master Servicer, the Special Servicer shall notify the related Companion Loan Holder(s) that the related Whole Loan became a Specially Serviced Loan. The Certificate Administrator shall be responsible for providing the name of the current Controlling Class Representative only to the extent the Controlling Class Representative has identified itself as such to the Certificate Administrator; provided that if the Controlling Class Representative is determined pursuant to the proviso in the definition of “Controlling Class Representative”, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the

Special Servicer shall request from the Certificate Administrator, and the Certificate Administrator shall request from the Depository at the expense of the Trust, the list of Beneficial Holders of the Controlling Class, and the Certificate Administrator shall provide (on a reasonably prompt basis) such list to the Special Servicer and the Master Servicer at the expense of the Trust Fund.

(e)           With respect to the AB Whole Loan, and without otherwise limiting the applicability of the last paragraph of Section 3.21(b), if the related Co-Lender Agreement requires the Special Servicer to prepare and deliver an “Asset Status Report” after such Mortgage Loan becomes a Specially Serviced Mortgage Loan for approval of the related Whole Loan Directing Holder (with respect to the related AB Whole Loan, for so long as the Subordinate Companion Loan Holder or its designee is the Whole Loan Directing Holder), subject to the limitations contained in the Co-Lender Agreement, the Special Servicer will comply with the terms of the Co-Lender Agreement with respect thereto.

(f)            The Special Servicer or Master Servicer may, as a condition to granting any request by a Mortgagor for consent to a modification, extension, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Whole Loan and, further, pursuant to the terms of this Agreement and applicable law, require that such Mortgagor pay to it a reasonable or customary fee for the additional services performed in connection with such request and any related costs and expenses incurred by it; provided that the charging of such fee would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(g)           Notwithstanding anything set forth in this Agreement, in no event shall the Special Servicer be permitted to:

(i)            extend the Maturity Date of a Mortgage Loan or Whole Loan beyond a date that is 3 years prior to the Rated Final Distribution Date; or

(ii)           if the Mortgage Loan or Whole Loan is secured by a ground lease, extend the Maturity Date of such Mortgage Loan or Whole Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, 10 years prior to the end of the current term of such ground lease, plus any options to extend exercisable unilaterally by the related Mortgagor.

(h)           In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the Mortgagor to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then, unless then permitted by the REMIC

Provisions, such calculation shall exclude the value of personal property and going concern value, if any. If, following any such release or taking, the loan-to-value ratio as so calculated is greater than 125%, the Master Servicer or Special Servicer, as applicable, will require a payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid the related Mortgage Loan will not fail to be a Qualified Mortgage.

Section 3.25     Additional Obligations with Respect to Certain Mortgage Loans.

With respect to each Mortgage Loan with a Stated Principal Balance in excess of $35,000,000, with respect to any replacement of the Manager for the related Mortgaged Property, the Master Servicer or Special Servicer, as applicable, to the extent permitted by the related Loan Documents, shall require a Rating Agency Confirmation and shall condition its consent to such replacement on the Mortgagor paying for such Rating Agency Confirmation.

Section 3.26     [Reserved].

Section 3.27     Additional Matters Regarding Advance Reimbursement.

(a)           Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account, the Master Servicer, the Special Servicer or the Trustee, at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ii)(B) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for some or all such portion of the Nonrecoverable Advance during the one-month Prepayment Period ending on the then-current Determination Date, for successive one-month periods for a total not to exceed 12 months; provided that any deferral in excess of 6 months shall be subject to the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative shall be consulted with unless a Consultation Termination Event has occurred and is continuing). If the Master Servicer, the Special Servicer or the Trustee makes such an election in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be reimbursable pursuant to Section 3.06(a)(ii)(B) of this Agreement). In connection with a potential election by the Master Servicer, the Special Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Prepayment Period ending on the related Determination Date for any Distribution Date, the Master Servicer, the Special Servicer or the Trustee shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Prepayment Period; provided, however, if, at any time the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that the reimbursement of a Nonrecoverable Advance during a one-month

Prepayment Period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Master Servicer, the Special Servicer or the Trustee, as applicable, shall, subject to Section 11.13 of this Agreement, give the Rating Agencies at least 15 days’ notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer, the Special Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize the Master Servicer’s or the Trustee’s, as applicable, ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer, the Special Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer or the Special Servicer, as applicable, has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer, the Special Servicer or the Trustee, as applicable, shall, subject to Section 11.13 of this Agreement, give Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. Subject to Section 11.13 of this Agreement, the Master Servicer, the Special Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expense resulting from any notice provided to Rating Agencies contemplated by the immediately preceding sentence. Any election by the Master Servicer, the Special Servicer or the Trustee to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer, the Special Servicer or the Trustee any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer, the Special Servicer or the Trustee to otherwise be reimbursed for such Nonrecoverable Advance immediately (together with interest thereon). Any such election by the Master Servicer, the Special Servicer or the Trustee shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Prepayment Periods shall not limit the accrual of interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicer, the Special Servicer, the Trustee or the other parties to this Agreement will have any liability to one another or to any of the Certificateholders for any such election that such party makes to refrain or not to refrain from reimbursing itself as contemplated by this paragraph or for any losses, damages or other adverse economic or other effects that may arise from such an election nor will such election constitute a violation of the Servicing Standard or any duty under this Agreement. The Master Servicer’s, the Special Servicer’s or the Trustee’s, as applicable, election, if any, to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall give the Master Servicer, the Special Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance if there are principal collections then available in the Collection Account pursuant to Section 3.06 of this Agreement or to defer reimbursement of a Nonrecoverable Advance for an aggregate period exceeding 12 months.

(b)           If the Master Servicer is required to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made, then the Trustee will be required: (i) if a Responsible Officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and (ii) if the failure continues for three more Business Days, to make the Advance unless the Trustee determines such advance to be a Nonrecoverable Advance.

Section 3.28     Companion Loan Co-Lender Matters.

(a)            If, pursuant to Section 2.03, Section 3.17 or Section 9.01 of this Agreement, any Mortgage Loan that relates to a Whole Loan is purchased from, repurchased from or substituted out of, the Trust Fund, the subsequent holder thereof shall be bound by the terms of the Co-Lender Agreement and shall assume the rights and obligations of the holder of the note that represents the related Mortgage Loan under such Co-Lender Agreement. All portions of the related Mortgage File and (to the extent provided under the related Loan Purchase Agreement) other documents pertaining to such Mortgage Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Mortgage Loan in its capacity as the holder of the Note that represents the related Mortgage Loan (as a result of such purchase, repurchase or substitution) and (except for the actual Note) on behalf of the holders of the Notes that represent the Companion Loans. Thereafter, such Mortgage File shall be held by the holder of the Note that represents the related Mortgage Loan or a custodian appointed thereby for the benefit thereof, on behalf of itself and the holders of the related Companion Loans as their interests appear under the Co-Lender Agreement. If the related Servicing File is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the subject Whole Loan.

(b)           With respect to each Companion Loan, notwithstanding any rights the Operating Advisor or the Controlling Class Representative hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Co-Lender Agreement provides that such right is exercisable by the related Companion Loan Holder or is exercisable in conjunction with any related Companion Loan Holder or its Companion Loan Holder Representative, then (i) neither the Operating Advisor nor the Controlling Class Representative shall be permitted to exercise such right or, (ii) to the extent provided in the related Co-Lender Agreement, the Operating Advisor or the Controlling Class Representative, as applicable, shall be required to exercise such right in conjunction with any related Companion Loan Holder or its Companion Loan Holder Representative, as applicable. Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult with, seek the approval of, or obtain the consent of, the holder of any Companion Loan or its Companion Loan Holder Representative with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Co-Lender Agreement and shall not take such actions requiring consent of or consultation with the Companion Loan Holder or its Companion Loan Holder Representative without such consent or consultation. In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the Companion Loan Holder as required under the Co-Lender Agreement.

(c)           With respect to each Whole Loan, the Master Servicer shall prepare, or cause to be prepared, on an ongoing basis a statement setting forth, to the extent applicable to such Whole Loan:

(i)            (A) the amount of the distribution from the related Whole Loan Custodial Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, balloon payments, principal prepayments made at the option of the Mortgagor or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the related Whole Loan;

(ii)           the amount of the distribution from the related Whole Loan Custodial Account allocable to interest and the amount of Default Interest allocable to the related Whole Loan;

(iii)          the amount of the distribution to the related Companion Loan Holder, separately identifying the non-default interest, principal and other amounts included therein, and if the distribution to a Companion Loan Holder is less than the full amount that would be distributable to such Companion Loan Holder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the related Whole Loan;

(iv)          the principal balance of each of the related Whole Loan and related Companion Loan after giving effect to the distribution of principal on the most recent Distribution Date; and

(v)           the amount of the servicing fees paid to the Master Servicer and the Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

Not later than each Distribution Date, the Master Servicer shall make the foregoing statement available to the Companion Loan Holder by electronic means.

(d)           Notwithstanding anything in this Agreement to the contrary, with respect to the Stamford Plaza Portfolio Whole Loan, the Special Servicer shall (i) provide to each related Companion Loan Holder (or its representative) copies of any notice, information and report that it is required to provide to the Controlling Class Representative pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to such Whole Loan, within the same time frame it is required to provide such items to the Controlling Class Representative (without regard to the occurrence of a Control Termination Event or a Consultation Termination Event), and (ii) upon request, to consult with each related Companion Loan Holder (or its representative) on a strictly non-binding basis and consider alternative actions recommended by each related Companion Loan

Holder (or its representative); provided, that after the expiration of a period of ten Business Days from the delivery to a related Companion Loan Holder (or its representative) of such items, the Special Servicer will no longer be obligated to consult with such Companion Loan Holder (or its representative), unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed; provided that, if the Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders, the Special Servicer may take such action without waiting for such Companion Loan Holder’s response. The Special Servicer shall not be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative) with respect to the Stamford Plaza Portfolio Whole Loan.

In addition to the foregoing, with respect to the Beverly Connection Whole Loan, (i) if the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder, the Special Servicer shall (a) seek the approval of the holder of the Beverly Connection Subordinate Companion Loan (or its representative) prior to taking any AB Whole Loan Major Decision, (b) provide the Trust (which prior to a Control Termination Event, is represented by the Controlling Class Representative) with any information provided to the holder of the Beverly Connection Subordinate Companion Loan with respect to such actions and (c) consult with the Trust (which prior to a Control Termination Event, is represented by the Controlling Class Representative) with respect to such actions, and (ii) if the holder of the Beverly Connection Subordinate Companion Loan is not the Beverly Connection Directing Holder, the Special Servicer shall (a) provide each related Pari Passu Companion Loan Holder (or its representative) copies of any notice, information and report that it is required to provide to the Controlling Class Representative pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to such Whole Loan, within the same time frame it is required to provide such items to the Controlling Class Representative (without regard to the occurrence of a Control Termination Event or a Consultation Termination Event), (b) upon request, to consult with each related Pari Passu Companion Loan Holder (or its representative) on a strictly non-binding basis and for a limited period of time and to consider alternative actions recommended by each related Pari Passu Companion Loan Holder (or its representative); provided, that after the expiration of a period of ten Business Days from the delivery to a related Pari Passu Companion Loan Holder (or its representative) of such items, the Special Servicer will no longer be obligated to consult with such Pari Passu Companion Loan Holder (or its representative), unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, and (c) prior to the occurrence of a “consultation appraisal event” under the related Beverly Connection Co-Lender Agreement, to consult with the holder of the Beverly Connection Subordinate Companion Loan (or its designee) for the same period of time as the Beverly Connection Directing Holder has to respond and with respect to all matters (including certain major decisions) as to which the Beverly Connection Directing Holder has rights and powers under the related Co-lender Agreement. The Special Servicer shall not be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative) with respect to the Beverly Connection Whole Loan (unless such Companion Loan Holder is the Beverly Connection Directing Holder).

(e)           In addition to the consultation rights of a Companion Loan Holder (or its Companion Loan Holder Representative) provided in the immediately preceding paragraph, a

Companion Loan Holder shall have the right to attend (in person or telephonically) annual meetings with the Special Servicer at the offices of the Special Servicer upon reasonable notice and at times reasonably acceptable to the Special Servicer in which servicing issues related to the related Whole Loan are discussed.

(f)            Upon receipt of written notice of the transfer of all or a portion of any Companion Loan, the Master Servicer shall notify the Special Servicer, the Trustee, the Custodian and the Certificate Administrator of the identity and notice information of the successor Companion Loan Holder(s) (or its representative) to the extent the Master Servicer has such information and has not previously provided such information thereto; provided that, if a Companion Loan has been included in an Other Securitization Trust, the Companion Loan Holder will be deemed to be the related master servicer under the related Other Pooling and Servicing Agreement for purposes of providing notice(s) to the Companion Loan Holder under this Agreement, unless the notifying party has received notice otherwise. Each of the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall be entitled to rely on such information so provided by the Master Servicer.

Section 3.29     Appointment and Duties of the Operating Advisor.

(a)           Situs Holdings, LLC is hereby appointed to serve as the initial Operating Advisor.

(b)           The Operating Advisor, as an independent contractor, shall review the Special Servicer’s operational practices in respect of Specially Serviced Loans, consult with the Special Servicer and perform each other obligation of the Operating Advisor as set forth in this Agreement solely on behalf of the Trust Fund and in the best interest of, and for the benefit of, the Certificateholders and, in the case of a Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, Companion Loan Holder(s), constitute a single lender (and with respect to the Beverly Connection Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), and not solely any particular Class of Certificateholders or any Companion Loan Holder (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment) (the “Operating Advisor Standard”). The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.

(c)           Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor shall promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s Website with respect to the Special Servicer, assets on the CREFC® Servicer Watch List and Specially Serviced Loans and (ii) each Final Asset Status Report.

(d)           (i) After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor shall review the Special Servicer’s operational practices in light of the Servicing Standard and the requirements of this Agreement, with respect to the resolution and/or liquidation of the Specially Serviced Loans.

(ii)          After the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Sections 10.07 and 10.08 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.09 of this Agreement, any Asset Status Report and other information (other than any communications between the Controlling Class Representative or a Companion Loan Holder (or its Companion Loan Holder Representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor shall (if any Mortgage Loans were Specially Serviced Loans during the prior calendar year) prepare and deliver to the Depositor (which shall, subject to Section 11.13 of this Agreement, deliver such Operating Advisor Annual Report to the Rating Agencies), the Trustee and the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website), within 120 days of the end of the prior calendar year an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit R of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement) setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of the Specially Serviced Loans and with respect to each Asset Status Report delivered to the Operating Advisor by the Special Servicer during the prior calendar year. Subject to the restrictions in this Agreement, including, without limitation, this Section 3.29, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of the Specially Serviced Loans and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement. Such Operating Advisor Annual Report shall be delivered to the Trustee, the Certificate Administrator, the Special Servicer and the Depositor (which shall, subject to Section 11.13 of this Agreement, deliver such Operating Advisor Annual Report to the Rating Agencies), and the Certificate Administrator shall promptly upon receipt post such Operating Advisor Annual Report on the Certificate Administrator’s Website; provided, however, that the Operating Advisor shall deliver to the Special Servicer, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder) any annual report produced by the Operating Advisor no less than ten (10) calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator. The Operating Advisor may, but shall not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

(e)           Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question such Appraisal Reduction Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the Controlling Class Representative of such error.

(f)            After the occurrence and during the continuance of a Control Termination Event, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.29, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and the Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations to the Operating Advisor. In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply. In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust Fund. The Certificate Administrator shall be entitled to conclusively rely on such third-party calculation.

(g)           After the occurrence and during the continuance of a Control Termination Event, the Special Servicer shall consult (on a non-binding basis) with the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the Operating Advisor, but only to the extent consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event. Notwithstanding the foregoing, in the case of the Beverly Connection Whole Loan, for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder, the Operating Advisor shall not have any of the above described consultation or other rights with respect the Beverly Connection Whole Loan.

(h)           Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report and made by Privileged Persons from time to time in accordance with the terms of Section 4.02(a) of this Agreement.

(i)            Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, Controlling Class Representative or any Companion Loan Holder (or its Companion Loan Holder Representative) in connection with the exercise of the rights of the Controlling Class Representative or Companion Loan Holder under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information.

(j)            The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative (with respect to any Mortgage Loan other than the AB Whole Loan for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder) and the related Whole Loan Directing Holder (with respect to the AB Whole Loan for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder) other than pursuant to a Privileged Information Exception.

(k)           On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account or the Whole Loan Custodial Account, as applicable, pursuant to Section 3.06 or Section 3.06A of this Agreement, as applicable. In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 and Section 3.06A of this Agreement (or the Whole Loan Custodial Accounts), but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master

Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the Loan Documents. The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction.

Section 3.30     Rating Agency Confirmation.

(a)           Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 Business Days of the Rating Agency Confirmation request being posted to the Depositor’s 17g-5 Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party shall be required to promptly request the related Rating Agency Confirmation again, and if there is no response to either such Rating Agency Confirmation request within five (5) Business Days of such second request, as applicable, or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then: (x) with respect to any condition in any Loan Document or related intercreditor agreement or Co-Lender Agreement requiring a Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to the non-Specially Serviced Loans, if the Master Servicer is processing the action requiring Rating Agency Confirmation) or the Special Servicer (with respect to the Specially Serviced Loans, REO Mortgage Loans and non-Specially Serviced Loans, if the Special Servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as applicable) shall determine (with the consent of the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing and other than with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder) or the related Whole Loan Directing Holder (with respect to the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder), as applicable (but in each case only in the case of actions that would otherwise be Major Decisions and/or, if applicable, Whole Loan Major Decisions), which consent shall be pursued by the Special Servicer and deemed given if such Controlling Class Representative or Whole Loan Directing Holder, as applicable, does not respond within seven (7) Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard whether such action would be in accordance with the

Servicing Standard, and if the Requesting Party (or if the Requesting Party is the related Mortgagor, then the Master Servicer or the Special Servicer, as applicable) determines that such action would be in accordance with the Servicing Standard, except as provided in Section 3.30(b), then the requirement to obtain a Rating Agency Confirmation shall not apply; (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be considered satisfied if (i) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction that was rated by Moody’s and serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and (ii) Morningstar, if (as certified to by such replacement master servicer or replacement special servicer, as applicable) the replacement master servicer or replacement special servicer is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by a Rating Agency within the 12-month period prior to the date of determination and Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of CMBS certificates citing servicing concerns with the replacement master servicer or replacement special servicer, as applicable, as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency; and (z) with respect to a replacement or successor of the Operating Advisor, such condition shall be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securities transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material reasonably necessary for the Rating Agency to process such request, subject to Section 11.13. Such written Rating Agency Confirmation request shall be provided in electronic format in accordance with Section 11.13(b) and the Master Servicer, Special Servicer. Certificate Administrator, Operating Advisor or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 11.13(b).

Promptly following the Requesting Party’s (or, if the Requesting Party is the related Mortgagor, then the Master Servicer’s or the Special Servicer’s, as applicable) determination to take any action discussed in this Section 3.30(a) without receiving any required Rating Agency Confirmation, such Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall provide electronic written notice in accordance with

Section 11.13(b) of the action taken for the particular item at such time and the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 11.13(b).

(b)           Notwithstanding anything to the contrary in Section 3.30(a), for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any Rating Agency Confirmation requirement as to which the Master Servicer (with respect to non-Specially Serviced Loans if the Master Servicer is processing the action requiring the Rating Agency Confirmation) or the Special Servicer (with respect to Specially Serviced Loans, REO Mortgage Loans and non-Specially Serviced Loans if the Special Servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans) would have been permitted to make a determination pursuant to Section 3.30(a)(x) shall be deemed to have been satisfied (it being understood that the Master Servicer (with respect to non-Specially Serviced Loans if the Master Servicer is processing the action requiring Rating Agency Confirmation) or the Special Servicer (with respect to Specially Serviced Loans, REO Mortgage Loans and non-Specially Serviced Loans if the Special Servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as applicable) shall in any event review the conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied).

(c)           For all other matters or actions (i) that are not specifically discussed in clauses (x), (y) or (z) of Section 3.30(a) above or (ii) that are not the subject of a Rating Agency Declination, the proposed action may not be permitted to proceed unless the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)           With respect to any Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the related Mortgage Loan, the related Whole Loan or any related REO Property (including, but not limited to, the replacement of the Master Servicer, the Special Servicer or a sub-servicer) (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Controlling Class Representative or applicable Certificateholders, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities will be subject to, will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed to be satisfied or not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Controlling Class Representative or applicable Certificateholders, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterpart (i.e., the master servicer, special servicer, trustee or certificate administrator, if and as applicable), the Rule 17g-5 information provider for the Other Securitization Trust, or such other party or parties (as are agreed to by the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Controlling Class Representative or applicable Certificateholders, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the related Mortgagor, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at least two (2) Business Days before it is sent to the applicable Companion Loan Rating Agency, (ii) all materials forwarded to the Depositor under this Agreement for posting on the Depositor’s 17g-5 Website in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the Depositor, and (iii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

(e)           Each of the Master Servicer and the Certificate Administrator shall, promptly following receipt of written request from the Special Servicer, provide to the Special Servicer the contact information for the master servicer, the special servicer, the trustee, the certificate administrator and the Rule 17g-5 information provider for an Other Securitization Trust, in each case to the extent known to it.

Section 3.31    General Acknowledgement Regarding Companion Loan Holders. Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) each Companion Loan Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each Companion Loan Holder may act solely in its own interests; (iii) no Companion Loan Holder has any duty to the Holders of any Class of Certificates; and (iv) no Companion Loan Holder shall have any liability whatsoever for having so acted in its own interests, and no Certificateholder may take any action whatsoever against any Companion Loan Holder or any director, officer, employee, agent or principal thereof for such Companion Loan Holder’s having so acted in its own interests.

Section 3.32     Litigation Control. Subject to the Controlling Class Representative’s rights pursuant to Section 3.24 of this Agreement and the Beverly Connection Directing Holder’s rights pursuant to the related Beverly Connection Co-Lender Agreement, and except as otherwise expressly addressed in Section 3.24 of this Agreement or the related Beverly Connection Co-Lender Agreement, as applicable, the Master Servicer, with respect to litigation involving non-Specially Serviced Loans (other than certain Satisfied Loans pursuant to this Section), and the Special Servicer , with respect to litigation involving Specially Serviced Loans (and certain Satisfied Loans pursuant to this Section), shall in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor or guarantor (each of Mortgagor and guarantor, a “Borrower-Related Party”) against the Trust (including, without limitation, any action in which both the Trust and the Master Servicer and/or the Special Servicer, as applicable, are named), the Master Servicer and/or the Special Servicer, as applicable, and represent the interests of the Trust in any litigation relating to the rights and obligations of the applicable Borrower-Related Party or the Trust with respect to such Borrower-Related Party, or the enforcement of the obligations of such Borrower-Related Party, under the

Loan documents (“Borrower-Related Litigation”). In the event that the Master Servicer or the Special Servicer is named in any Borrower-Related Litigation (regardless of whether the Trust is named in such Borrower-Related Litigation), such party shall notify the Controlling Class Representative (for so long as no Control Termination Event has occurred and is continuing), the holder of the Beverly Connection Subordinate Companion Loan (for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder), the Master Servicer (in the case of the Special Servicer, but only to the extent the Master Servicer is not named in such Borrower-Related Litigation) and the Special Servicer (in the case of the Master Servicer, but only to the extent the Special Servicer is not named in such Borrower-Related Litigation) of such litigation as soon as practicable but in any event no later than 10 Business Days of such party receiving service of such Borrower-Related Litigation.

Upon request (and not more than quarterly), each of the Master Servicer and the Special Servicer shall prepare and submit a status report to the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing) and the Master Servicer (in the case of the Special Servicer) or the Special Servicer (in the case of the Master Servicer) regarding any matter over which it exercises Borrower-Related Litigation Control, for which there has been any material action or change during the preceding quarter.

Subject to the Controlling Class Representative’s rights pursuant to Section 3.24 of this Agreement and the Beverly Connection Directing Holder’s rights pursuant to the related Beverly Connection Co-Lender Agreement, and except as otherwise expressly addressed in Section 3.24 of this Agreement or the related Beverly Connection Co-Lender Agreement, as applicable, neither the Master Servicer nor the Special Servicer shall (i) undertake any material settlement of any Borrower-Related Litigation or (ii) initiate any material Borrower-Related Litigation unless and until it has notified in writing the Controlling Class Representative (for so long as no Control Termination Event has occurred and is continuing) (to the extent the identity of the Controlling Class Representative is actually known to the Master Servicer or the Special Servicer, as applicable; provided that the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to make due inquiry of the Certificate Administrator as to the identity of the Controlling Class Representative) and the related holder of each Companion Loan (if such matter affects the related Companion Loan) (to the extent the identity of the holder of the Companion Loan is actually known to the Master Servicer or the Special Servicer, as applicable) and the Controlling Class Representative (for so long as no Control Termination Event has occurred and is continuing) has not objected in writing within 5 Business Days of having been notified thereof and having been provided with all information that the Controlling Class Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Master Servicer or the Special Servicer, as applicable, within such 5 Business Day period, then the Controlling Class Representative shall be deemed to have approved the taking of such action); provided that, if the Master Servicer or the Special Servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Whole Loan, the related Companion Loan Holders, the Master Servicer or the Special Servicer, as applicable, may take such action without waiting for the Controlling Class Representative’s response.

Notwithstanding the foregoing, neither the Special Servicer nor the Master Servicer shall follow any advice, direction or consultation provided by the Controlling Class Representative that would require or cause the Special Servicer or the Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer or the Master Servicer, as applicable, to violate provisions of this Agreement, require or cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of the Special Servicer’s, the Master Servicer’s, the Certificate Administrator’s or the Trustee’s, as applicable, responsibilities under this Agreement.

Notwithstanding the right of the Master Servicer or the Special Servicer to represent the interests of the Trust in Borrower-Related Litigation, the Master Servicer or the Special Servicer, as applicable, shall retain the right to make determinations relating to claims against itself, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in the Master Servicer’s or the Special Servicer’s, as applicable, reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.

Notwithstanding anything contained herein to the contrary, with respect to any Borrower-Related Litigation relating to a non-Specially Serviced Loan that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made (in each case, a “Satisfied Loan”), after receiving the required notice from the Master Servicer or Special Servicer set forth above that the Master Servicer or Special Servicer, as applicable, was named in any such Borrower-Related Litigation, the Controlling Class Representative (for so long as no Control Termination Event has occurred and is continuing, and except in the case of the Beverly Connection Whole Loan, for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder) or the holder of the Beverly Connection Subordinate Companion Loan (in the case of the Beverly Connection Whole Loan, for so long as the holder of the Beverly Connection Subordinate Companion Loan is the Beverly Connection Directing Holder), as applicable, may direct in writing that the Special Servicer, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend such Borrower-Related Litigation in accordance with this Section 3.32 (in the same manner as if such Satisfied Loan was a Specially Serviced Loan); provided that, with respect to any such Borrower-Related Litigation, the Controlling Class Representative and the Special Servicer, in accordance with the Servicing Standard, have determined and advised the Master Servicer that the Master Servicer’s actions with respect to such Borrower-Related Litigation and/or its performance of its obligations hereunder with respect to such Mortgage Loan, in each case prior to the transfer of such Borrower-Related Litigation to the Special Servicer, are indemnifiable under Section 6.03 of this Agreement.

Further, nothing in this section shall require the Master Servicer, the Special Servicer or any other party to this Agreement to take or fail to take any action which action or failure to act, in the Master Servicer’s, the Special Servicer’s or any such party’s good faith and reasonable judgment, may (1) result in a violation of the REMIC Provisions or Grantor Trust Provisions or (2) subject the Master Servicer, the Special Servicer or such party to liability or materially expand the scope of the Master Servicer’s or the Special Servicer’s obligations under this Agreement.

In the event both the Master Servicer and the Special Servicer or Trust are named in a Borrower-Related Litigation, the Master Servicer and the Special Servicer shall cooperate with each other to afford the Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.32.

Notwithstanding the foregoing and subject to the requirements of the second sentence in the second paragraph of Section 3.01(a) of this Agreement, (a) in the event that any action, suit, litigation or proceeding names the Trustee, Certificate Administrator, Custodian or Operating Advisor, in its respective individual capacity, or in the event that any judgment is rendered against the Trustee, Certificate Administrator, Custodian or Operating Advisor, as applicable, in its individual capacity, the Trustee, Certificate Administrator, Custodian or Operating Advisor, as applicable, upon prior written notice to the Master Servicer or the Special Servicer, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (b) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Loan Documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, none of the Master Servicer or the Special Servicer shall, without the prior written consent of the Trustee, Certificate Administrator or Custodian, as applicable, (i) initiate an action, suit, litigation or proceeding in the name of the Trustee, Certificate Administrator or Custodian, as applicable, whether in such capacity or individually, (ii) engage counsel to represent the Trustee, Certificate Administrator or Custodian, as applicable, (iii) settle any claim giving rise to liability to the Trustee, Certificate Administrator or Custodian, as applicable, in its individual capacity, or (iv) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Trustee, the Certificate Administrator or the Custodian, as applicable, to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Trustee, the Certificate Administrator or the Custodian, as applicable, to grant such consent); and (c) in the event that any court finds that the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor, as applicable, is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor, as applicable, shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Trustee, Certificate Administrator, Custodian or Operating Advisor, as applicable, or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, nothing in this paragraph shall be interpreted to preclude the Master Servicer or the Special Servicer, as applicable, (with respect to any material Borrower-Related Litigation) from initiating any action, suit, litigation or proceeding in its name as representative of the Trust.

Notwithstanding the foregoing or anything to the contrary in this Agreement, this Section 3.32 shall not apply to any Borrower-Related Litigation and shall have no force and effect with respect thereto in the event either (i) at the time such Borrower-Related Litigation is commenced or at any time during the continuance of such Borrower-Related Litigation, LNR Partners, LLC is no longer the Special Servicer with respect to the related Mortgage Loan or related Whole Loan or has received notice of its replacement as Special Servicer with respect to the related Mortgage Loan whether or not such replacement is effective, or (ii) the Depositor, any Sponsor, any Mortgage Loan Seller, any Initial Purchaser, or any of their respective affiliates is a party to such Borrower-Related Litigation or holds any interest in the related Mortgage Loan or related Whole Loan (or any portion thereof) or the related Mortgaged Property to which such Borrower-Related Litigation relates, unless otherwise agreed to in writing by each of the Depositor, Sponsor, Mortgage Loan Seller, Initial Purchaser, or affiliate that is such a party or holds such interest.

ARTICLE IV DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions.

(a)           (i) On each Master Servicer Remittance Date, the Master Servicer shall make the remittances and deposits specified in the first paragraph of Section 4.06(a) of this Agreement. On each Master Servicer Remittance Date in March of any calendar year, the Certificate Administrator shall withdraw from the Interest Reserve Account the related Withheld Amounts pursuant to Section 3.23 of this Agreement, and shall deposit any such amounts in the Lower-Tier Distribution Account. On each Distribution Date, the amounts that have been transferred to the Lower-Tier Distribution Account from the Collection Account or as P&I Advances or Compensating Interest Payments or pursuant to the preceding two sentences shall be deemed distributed on the Lower-Tier Regular Interests to the Upper-Tier REMIC in accordance with Section 4.01(a)(ii) and Section 4.01(c)(ii) of this Agreement. Thereafter, such amounts shall be considered to be held in the Upper-Tier Distribution Account until distributed to the Certificateholders.

(ii)           All distributions made in respect of interest on any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions made in respect of the Class X Certificates on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) and Section 9.01, and allocable to any particular Component of such Class of Certificates in accordance with the last paragraph of Section 4.01(b), shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of such Component’s Corresponding Lower-Tier Regular Interest. All distributions made in respect of principal of any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto.

All distributions of reimbursements of Realized Losses made in respect of any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest. For the avoidance of doubt, (i) reimbursements of Realized Losses on the Class A-S Certificates and the Class PEZ Component A-S of the Class PEZ Certificates under this Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LA-S Interest to the Upper-Tier REMIC in respect of the Class A-S Regular Interest, (ii) reimbursements of Realized Losses on the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates under this Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LB Interest to the Upper-Tier REMIC in respect of the Class B Regular Interest and (iii) reimbursements of Realized Losses on the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates under this Section 4.01(a) shall be deemed to have been first distributed in respect of the Class LC Interest to the Upper-Tier REMIC in respect of the Class C Regular Interest.

On each Distribution Date, the Class R Certificates shall receive distributions of any amounts remaining in the Lower-Tier Distribution Account in respect of the Lower-Tier Residual Interest after all payments have been made to the Certificate Administrator on behalf of the Trustee as the holder of the Lower-Tier Regular Interests in accordance with this Section 4.01(a)(ii) and Section 4.01(c)(ii).

(b)          On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts on deposit in the Upper-Tier Distribution Account in respect of interest, principal and reimbursement of Realized Losses, to the extent of Available Funds, and distribute such amounts to the Holders of each Class of Certificates (other than the Exchangeable Certificates and the Class S Certificates) and to the Exchangeable Distribution Account in respect of the Class PEZ Regular Interests in the amounts and in the order of priority set forth below:

(i)           to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those Classes;

(ii)          to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates in reduction of the Certificate Principal Amounts thereof in the following priority:

(A)        to the Holders of the Class A-AB Certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the aggregate Certificate Principal Amount of the Class A-AB Certificates to the Class A-AB Scheduled Principal Balance for such Distribution Date;

(B)         to the Holders of the Class A-1 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clause (A) above until the outstanding Certificate Principal Amount of the Class A-1 Certificates has been reduced to zero;

(C)         to the Holders of the Class A-2 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) and (B) above until the outstanding Certificate Principal Amount of the Class A-2 Certificates has been reduced to zero;

(D)         to the Holders of the Class A-3 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (C) above until the outstanding Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero;

(E)         to the Holders of the Class A-4 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (D) above until the outstanding Certificate Principal Amount of the Class A-4 Certificates has been reduced to zero;

(F)         to the Holders of the Class A-5 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (E) above until the outstanding Certificate Principal Amount of the Class A-5 Certificates has been reduced to zero; and

(G)         to the Holders of the Class A-AB Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (F) above until the outstanding Certificate Principal Amount of the Class A-AB Certificates has been reduced to zero;

(iii)         to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)         to the Class A-S Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class A-S Regular Interest;

(v)          to the Class A-S Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class A-S Regular Interest is reduced to zero;

(vi)          to the Class A-S Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to the Class A-S Regular Interest, plus interest thereon at the Pass-Through Rate for the Class A-S Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class A-S Regular Interest;

(vii)         to the Class B Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class B Regular Interest;

(viii)        to the Class B Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class B Regular Interest is reduced to zero;

(ix)          to the Class B Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to the Class B Regular Interest, plus interest thereon at the Pass-Through Rate for the Class B Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class B Regular Interest;

(x)           to the Class C Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class C Regular Interest;

(xi)          to the Class C Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class C Regular Interest is reduced to zero;

(xii)         to the Class C Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to the Class C Regular Interest, plus interest thereon at the Pass-Through Rate for the Class C Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class C Regular Interest;

(xiii)        to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xiv)        to the Holders of the Class D Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xv)         to the Holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)        to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xvii)       to the Holders of the Class E Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xviii)      to the Holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)        to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xx)          to the Holders of the Class F Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxi)        to the Holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)       to the Holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xxiii)      to the Holders of the Class G Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxiv)      to the Holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

(xxv)       to the Holders of the Class R Certificates in respect of the Upper-Tier REMIC Residual Interest, any amounts remaining in the Upper-Tier Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on and after the Cross-Over Date, in place of the allocation of principal payments described in priority (ii) above, remaining Available Funds at such level shall be distributed up to an amount equal to the Principal Distribution Amount for such Distribution Date to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata, based on their respective Certificate Principal Amounts, in reduction of their respective Certificate Principal Amounts (and the schedule for the Class A-AB principal distributions shall be disregarded). Any remaining Available Funds will then be allocated as provided in priorities (iii) through (xxv) above.

All distributions of interest made in respect of a Class of the Class X Certificates on any Distribution Date pursuant to clause (b)(i) above or Section 4.01(d), shall be deemed to have been made in respect of all the Components of such Class, pro rata in accordance with the respective amounts of interest that would be payable on such Components on such Distribution Date based on one-twelfth of the Class X Strip Rate of such Component multiplied by its respective Component Notional Amount, reduced by its share of any Excess Prepayment Interest Shortfall for such Distribution Date, together with any amounts thereof remaining unpaid from previous Distribution Dates.

(c)           (i) On any Distribution Date, any Yield Maintenance Charge collected on the Mortgage Loans and on deposit in the Collection Account as of the related Determination Date shall be distributed to Holders of the Classes of Certificates as follows: (a) pro rata, between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class X-A Certificates and the Class A-S Regular Interest (and correspondingly the Class A-S and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class A-S Regular Interest) and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class D and Class X-B Certificates, the Class B Regular Interest (and correspondingly the Class B and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class B Regular Interest) and the Class C Regular Interest (and correspondingly the Class C and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class C Regular Interest), based upon the aggregate amount of principal distributed to the Classes of Sequential Pay Certificates (exclusive of the Exchangeable Certificates) and/or Class PEZ Regular Interest(s) (and, therefore, the applicable Classes of Exchangeable Certificates) in each YM Group on such Distribution Date; and (b) as among the respective Classes of Sequential Pay Certificates (exclusive of the Exchangeable Certificates) and Class PEZ Regular Interest(s) in each YM Group in the following manner: (1) the holders of each Class of Sequential Pay Certificates (exclusive of the Exchangeable Certificates) and Class PEZ Regular Interest (and, therefore, the applicable Classes of Exchangeable Certificates) in such YM Group will be entitled to receive on each Distribution Date an amount of such Yield Maintenance Charge equal to the product of (x) a fraction, the numerator of which is the amount distributed as principal to such Class of Sequential Pay Certificates or Class PEZ Regular Interest on such Distribution Date, and the denominator of which is the total amount of principal distributed to all of the Sequential Pay Certificates (exclusive of the Exchangeable Certificates) and Class PEZ Regular Interests in such

YM Group on such Distribution Date, (y) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates or Class PEZ Regular Interest and (z) the portion of such Yield Maintenance Charge allocated to such YM Group, and (2) the portion of such Yield Maintenance Charge allocated to such YM Group remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Sequential Pay Certificates (exclusive of the Exchangeable Certificates) and/or Class PEZ Regular Interest (and, therefore, the applicable Classes of Exchangeable Certificates) in either YM Group entitled to distributions of principal on any particular Distribution Date on which Yield Maintenance Charges are distributable to such Class(es) of Certificates and/or Class PEZ Regular Interest(s), the aggregate amount of such Yield Maintenance Charges will be allocated among all such Classes of Sequential Pay Certificates (exclusive of the Exchangeable Certificates) and/or Class PEZ Regular Interests (and, therefore, the applicable Classes of Exchangeable Certificates) up to, and on a pro rata basis in accordance with, their respective entitlements in those Yield Maintenance Charges in accordance with the first sentence of this paragraph.

On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class A-S Regular Interest shall be further allocated between and distributed on the Class A-S Certificates and the Class PEZ Component A-S (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class A-S Percentage Interest and Class A-S-PEZ Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class B Regular Interest shall be further allocated between and distributed on the Class B Certificates and the Class PEZ Component B (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class B Percentage Interest and Class B-PEZ Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class C Regular Interest shall be further allocated between and distributed on the Class C Certificates and the Class PEZ Component C (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class C Percentage Interest and Class C-PEZ Percentage Interest, respectively.

After the Distribution Date on which the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class D Certificates and the Class PEZ Regular Interests have been reduced to zero, all Yield Maintenance Charges collected with respect to the Mortgage Loans will be distributed pro rata to the Holders of the Class X-B Certificates.

(ii)           Any Yield Maintenance Charge that is to be distributed to the Regular Certificates or Class PEZ Regular Interests on any Distribution Date shall be deemed distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests then receiving a principal distribution, pro rata, based on the respective amounts of those principal distributions.

(d)           On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Excess Liquidation Proceeds Reserve Account and shall distribute such amounts in the following priority:

(i)            first, to the Holders of the Regular Certificates and Class PEZ Regular Interests (in the same order as distributions are made pursuant to Section 4.01(b) of this Agreement) up to an amount equal to all amounts remaining due and payable on the Regular Certificates and Class PEZ Regular Interests in accordance with Section 4.01(b) of this Agreement, and any Realized Loss allocable to such Certificates or Class PEZ Regular Interests, after application of the Available Funds for such Distribution Date; and

(ii)           second, to the Holders of the Class R Certificates, in accordance with the last sentence of Section 3.05(c) of this Agreement.

Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Account pursuant to the preceding clause (i) shall first be deemed to have been distributed to reimburse the Lower-Tier REMIC in respect of any Realized Losses or other shortfalls allocated to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests in reimbursement of Realized Losses previously allocated thereto and payment of other amounts due thereon.

(e)           On each Distribution Date, following the deemed distributions of principal or in reimbursement of previously allocated Realized Losses made in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Lower-Tier Principal Balance of each Lower-Tier Regular Interest (after taking account of such deemed distributions) shall be reduced as a result of Realized Losses to equal the Certificate Principal Amount of the Class of Corresponding Certificates that will be outstanding immediately following such Distribution Date.

(f)            The Certificate Principal Amount of each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest will be reduced without distribution on any Distribution Date, as a write-off, to the extent of any Realized Loss (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.06 of this Agreement to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) allocated to such Class of Certificates or Class PEZ Regular Interest on such Distribution Date. Any such write-offs will be applied to the following Classes of Regular Certificates or Class PEZ Regular Interests in the following order, until the Certificate Principal Amount of each such Class of Certificates or Class PEZ Regular Interest is reduced to zero; first, to the Class G Certificates; second, to the Class F Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein); sixth, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein); seventh, to the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein); and, finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-3 Certificates, (iv) Class A-4 Certificates, (v) Class A-5 Certificates and (vi) Class A-AB Certificates based on their respective Certificate Principal Amounts. Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates and Class PEZ Regular Interests to which Realized Losses have been allocated in order of their seniority and shall be deemed to be distributed to the Corresponding Lower-Tier Regular Interests (and any amounts so distributed on any Class PEZ Regular Interest shall be deemed to be distributed on the Class of Class A-S, Class B or Class C Certificates corresponding to that Class PEZ Regular Interest and the corresponding Class PEZ Component of the Class PEZ Certificates, pro rata based on their respective percentage interests in such Class PEZ Regular Interest). Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Principal Amount of the Class of Certificates or Class PEZ Regular Interest in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, the amount of such recovery (plus interest thereon that would have accrued on the amount of such recovery had such Certificate Principal Amount not been reduced in the first place from the time that the Realized Loss relating to such recovery resulted in a write-down of the Certificate Principal Amount of the applicable Class of Certificates until the time that the recovery of Realized Loss increased such Certificate Principal Amount) will be added to the Certificate Principal Amount of the Class or Classes of Regular Certificates (other than the Class X Certificates) or Class PEZ Regular Interest that previously were allocated Realized Losses, in the same sequential order as distributions pursuant to Section 4.01(b) of this Agreement, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Certificates or Class PEZ Regular Interest (and, to the extent that the Certificate Principal Amount of any Class of Regular Certificates or Class PEZ Regular Interest is so increased, an identical increase shall be deemed made to the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest). If the Certificate Principal Amount of any Class of Regular Certificates or Class PEZ Regular Interest (or the Lower-Tier Principal Balance of any Lower-Tier Regular Interest) is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates or Class PEZ Regular Interest (or such Lower-Tier Regular Interest, as the case may be) shall be decreased by such amount.

The Notional Amount of the Class X-A Certificates and the Class X-A Components will be reduced to reflect reductions of the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates and the Class A-S Regular Interest and of the Lower-Tier Principal Balances of the Corresponding Lower-Tier Regular Interests resulting from allocations of Realized Losses. The Notional Amount of the Class X-B Certificates and the Class X-B Component will be reduced to reflect reductions of the Certificate Principal Amount of the Class B Regular Interest and of the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest resulting from allocations of Realized Losses. The Notional Amount of the Class X-C Certificates and the Class X-C Component will be reduced to reflect reductions of the Certificate Principal Amount of the Class E Certificates and of the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest resulting from allocations of Realized Losses. The Notional

Amount of the Class X-D Certificates and the Class X-D Components will be reduced to reflect reductions of the Certificate Principal Amounts of the Class F and Class G Certificates and of the Lower-Tier Principal Balances of the Corresponding Lower-Tier Regular Interests resulting from allocations of Realized Losses.

(g)           All amounts distributable, or reductions allocable on account of Realized Losses to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution. The Certificate Administrator shall be responsible for making all distributions on the Certificates contemplated hereunder.

(h)           Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, no later than the fifteenth day of the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made (or, if the Certificate Administrator has not received notice of such Anticipated Termination Date by such time, promptly following the Certificate Administrator’s receipt of such notice), mail to each Holder of such Class of Certificates, on such date a notice to the effect that:

(i)            the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(ii)           if such final distribution is made on such Distribution Date, no interest shall accrue on such Class of Certificates, or on the Corresponding Lower-Tier Regular Interest, from and after such Distribution Date;

provided, however, that the Class R Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner.

(i)            On the date as specified in the related Co-Lender Agreement (or if no date is specified, on the Master Servicer Remittance Date) in each month, with respect to each Companion Loan, the Master Servicer shall make withdrawals and payments from the related Whole Loan Custodial Account for such Companion Loan and remit such amounts to the related Companion Loan Holder in accordance with the related Co-Lender Agreement.

(j)            The Excess Prepayment Interest Shortfall, if any, for each Distribution Date will be allocated among the various Classes of Regular Certificates, the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein), the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein) and the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein), pro rata, based upon the respective Interest Accrual Amounts with respect to such Classes of Regular Certificates and Class PEZ Regular Interests for such Distribution Date. The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocable to a Class of Class X Certificates shall, in turn, be allocated among the various Components of such Class of Class X Certificates, pro rata, based upon the respective amounts of Accrued Component Interest with respect to such Components for such Distribution Date. The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocated to any Class of Regular Certificates, any Class PEZ Regular Interest or any Component of a Class of Class X Certificates shall be deemed to have first been allocated to the Corresponding Lower-Tier Regular Interest for such Class of Regular Certificates, Class PEZ Regular Interest or Component, as applicable.

(k)           On each Distribution Date, any Excess Interest received during the related Prepayment Period with respect to the ARD Loans shall be distributed to the Holders of the Class S Certificates from the Excess Interest Distribution Account.

(l)            Amounts distributed on the Class PEZ Regular Interests pursuant to Section 4.01(b) and Section 4.01(d) shall be further distributed from the Exchangeable Distribution Account to the Holders of the Exchangeable Certificates as set forth below:

(i)            On each Distribution Date, simultaneously with the distributions made on the Class A-S Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class A-S Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class A-S Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

 (A)         first, concurrently, to the Holders of the Class A-S Certificates in respect of interest, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of interest on the Class A-S Regular Interest under Section 4.01(b)(iv), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of interest on the Class A-S Regular Interest under Section 4.01(b)(iv);

 (B)         second, concurrently, to the Holders of the Class A-S Certificates in respect of principal, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of principal on the Class A-S Regular Interest under Section 4.01(b)(v), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of principal on the Class A-S Regular Interest under Section 4.01(b)(v); and

 (C)         third, concurrently, to the Holders of the Class A-S Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-S Regular Interest under Section 4.01(b)(vi), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-S Regular Interest under Section 4.01(b)(vi).

(ii)           On each Distribution Date, simultaneously with the distributions made on the Class B Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class B Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class B Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

 (A)         first, concurrently, to the Holders of the Class B Certificates in respect of interest, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(vii), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(vii);

 (B)         second, concurrently, to the Holders of the Class B Certificates in respect of principal, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(viii), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(viii); and

 (C)         third, concurrently, to the Holders of the Class B Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(ix), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(ix).

(iii)          On each Distribution Date, simultaneously with the distributions made on the Class C Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class C Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class C Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

 (A)         first, concurrently, to the Holders of the Class C Certificates in respect of interest, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(x), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(x);

 (B)         second, concurrently, to the Holders of the Class C Certificates in respect of principal, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xi), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xi); and

(C)         third, concurrently, to the Holders of the Class C Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class C

Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xii), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xii).

(iv)          The various amounts distributable on the Class PEZ Certificates on each Distribution Date under the foregoing subsections of this Section 4.01(l) shall be so distributed in a single, aggregate distribution.

(m)          The various amounts distributable on the Class PEZ Certificates on each Distribution Date under Article IV in respect of amounts allocated to any of the Class PEZ Components pursuant to the terms of this Agreement shall be so distributed in a single, aggregate distribution to the Holders of the Class PEZ Certificates on such Distribution Date. In addition, the Class PEZ Certificates shall be allocated the aggregate amount of Realized Losses, Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that are allocated to the Class PEZ Components pursuant to the terms of this Agreement.

Section 4.02     Statements to Certificateholders; Certain Reports by the Master Servicer and the Special Servicer.

(a)           Based on information received from the Master Servicer and any other applicable Persons, on each Distribution Date, the Certificate Administrator shall provide or make available a report, including reports in substantially the form attached hereto as Exhibit D (the “Distribution Date Statement”), setting forth, among other things, the following information:

 (A)        the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Certificates (other than the Class X and Class R Certificates) applied to reduce the respective Certificate Principal Amount thereof;

 (B)         the amount of distributions, if any, made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) Interest Distribution Amount, (B) Yield Maintenance Charges and (C) Excess Interest;

 (C)         the amount of any distributions made on such Distribution Date to the Holders of the Class R Certificates;

 (D)         the aggregate amount of outstanding P&I Advances with respect to each Mortgage Loan, as of the related Determination Date;

 (E)         the aggregate amount of Servicing Fees retained by or paid to the Master Servicer and Special Servicing Compensation retained by or paid to the Special Servicer in respect of the related Collection Period;

 (F)         the aggregate Stated Principal Balance of the Mortgage Loans immediately before and after such Distribution Date and the percentage of the Cut-Off Date Principal Balance of the Mortgage Loans which remains outstanding immediately after such Distribution Date;

 (G)         the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Loan Rate of the outstanding Mortgage Loans, at the close of business on the related Determination Date;

 (H)         as of the Determination Date, the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) that are Specially Serviced Loans but are not delinquent or (E) as to which foreclosure proceedings have been commenced;

 (I)          the aggregate Stated Principal Balance of Mortgage Loans as to which the related Mortgagor is subject or is expected to be subject to a bankruptcy proceeding;

 (J)          with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related Prepayment Period, the Stated Principal Balance and unpaid principal balance of such Mortgage Loan as of the date such Mortgaged Property became an REO Property and the most recently determined Appraised Value and date upon which the Appraisal was performed;

 (K)         as to any Mortgage Loan repurchased, substituted for or otherwise liquidated or disposed of during the related Prepayment Period, the Loan Number thereof and the amount of any Liquidation Proceeds and/or other amounts, if any, received thereon during the related Prepayment Period and the portion thereof included in the Available Funds for such Distribution Date;

 (L)         with respect to any REO Property included in the Trust Fund as of the close of business on the last day of the related Prepayment Period, the Loan Number of the related Mortgage Loan, the book value of such REO Property and the amount of any income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Prepayment Period and the portion thereof included in the Available Funds for such Distribution Date and the most recently determined Appraised Value and date upon which the Appraisal was performed;

 (M)        with respect to any REO Property sold or otherwise disposed of during the related Prepayment Period, the Loan Number of the related Mortgage Loan, and the amount of Liquidation Proceeds and other amounts, if any, received in respect of such REO Property during the related Prepayment Period, the portion thereof included in the Available Funds for such Distribution Date and the balance of the Excess Liquidation Proceeds Reserve Account for such Distribution Date;

 (N)        the Interest Distribution Amount in respect of each Class of Regular Certificates and Class PEZ Regular Interest for such Distribution Date and the aggregate amount of the CCRE Strip for such Distribution Date;

 (O)         any unpaid Interest Distribution Amount in respect of each Class of Regular Certificates and Class PEZ Regular Interest after giving effect to the distributions made on such Distribution Date;

 (P)         the Pass-Through Rate for each Class of Regular Certificates and Class PEZ Regular Interest for such Distribution Date;

 (Q)        the original Certificate Principal Amount or Notional Amount as of the Closing Date and the Certificate Principal Amount or Notional Amount, as the case may be, of each Class of Regular Certificates and each Class PEZ Regular Interest immediately before and immediately after such Distribution Date, separately identifying any reduction in the Certificate Principal Amount or Notional Amount, as the case may be, of each such Class or Class PEZ Regular Interest due to Realized Losses;

 (R)         the Certificate Factor for each Class of Regular Certificates or Class PEZ Regular Interest immediately following such Distribution Date;

 (S)         the Principal Distribution Amount for such Distribution Date;

 (T)         the aggregate amount of Principal Prepayments made during the related Prepayment Period, and the aggregate amount of any Prepayment Interest Excesses received and Prepayment Interest Shortfalls incurred in connection therewith;

 (U)        the aggregate amount of losses on Mortgage Loans and Additional Trust Fund Expenses, if any, incurred with respect to the Trust Fund during the related Prepayment Period, and any Realized Loss for such Distribution Date;

 (V)         any Appraisal Reduction Amounts on a loan-by-loan basis, and the total Appraisal Reduction Amounts, as of the related Determination Date;

 (W)       identification of any material modification, extension or waiver of a Mortgage Loan;

 (X)         identification of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

 (Y)         the identity of the Operating Advisor;

 (Z)         the amount of the Operating Advisor Fee, the Trustee/Certificate Administrator Fee and the CREFC® Intellectual Property Royalty License Fee paid with respect to such Distribution Date;

 (AA)     an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

 (BB)      the identity of the Controlling Class;

 (CC)      the identity of the Controlling Class Representative; and

 (DD)      such additional information as contemplated by Exhibit D to this Agreement.

In the case of information furnished pursuant to subclauses (A), (B), (C) and (Q) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per single Certificate of a specified minimum denomination. The form of any Distribution Date Statement may change over time.

On each Distribution Date, the Certificate Administrator shall make available via the Certificate Administrator’s Website to each Holder of a Class R Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R Certificates in respect of the related Trust REMIC on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force. Absent manifest error, none of the Master Servicer or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or any Mortgage Loan Seller (including the information in the Prospectus Supplement) or any other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or the Special Servicer, as applicable.

The Certificate Administrator shall promptly make available (and, in the case of the Commission EDGAR filings referred to below, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission) via the Certificate Administrator’s Website, to any Privileged Person (or, in the case of item (vii) below, solely to Certificateholders and Beneficial Owners and provided that the Prospectus Supplement, Distribution Date Statements, this Agreement, the Loan Purchase Agreements and the Commission EDGAR filings referred to below (collectively, the “Public Documents”) will be available to the general public), the following items:

(i)            the following “deal documents”:

 (A)        the Prospectus and the Prospectus Supplement;

 (B)         this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

 (C)         CREFC® Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)           the following “Commission EDGAR filings”:

 (A)        any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)          the following “periodic reports”:

 (A)        the Distribution Date Statements;

 (B)         the supplemental reports and the CREFC® data files identified as such in the definition of “CREFC® Investor Reporting Package (IRP)” (other than the CREFC® Loan Setup File), to the extent it has received or prepared such report or file; and

 (C)         all Operating Advisor Annual Reports;

(iv)          the following “additional documents”:

 (A)        the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format pursuant to Section 3.21 of this Agreement; and

 (B)        any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)           the following “special notices”:

 (A)        all Special Notices;

 (B)         notice of any waiver, modification or amendment of any term of any Mortgage Loan;

 (C)         notice of final payment on the Certificates;

 (D)         all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

 (E)         notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee);

 (F)         any and all officer’s certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Special Servicer’s, or the Trustee’s as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

 (G)         any notice of the termination of the Trust;

 (H)         any notice of the occurrence and continuance of a Control Termination Event;

 (I)          any notice of the occurrence and continuance of a Consultation Termination Event;

 (J)          the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the officer’s certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.08 of this Agreement; and

 (K)        the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.09 of this Agreement;

(vi)          the Investor Q&A Forum; and

(vii)         solely to Certificateholders and Beneficial Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of information provided pursuant to this Section and assumes no responsibility therefor. In addition, the Certificate Administrator disclaims responsibility for any information distributed by the Certificate Administrator for which it is not the original source. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and acceptance of a disclaimer and may require a recipient of any of the information set forth above (other than the Public Documents) to execute a confidentiality agreement (which may be in the form of a web page “click-through”). The Certificate Administrator shall not be liable for the dissemination of information in accordance with this Agreement. The Certificate Administrator shall provide assistance in using the Certificate Administrator’s Website through the Certificate Administrator’s customer service desk at telephone number (866) 846-4526.

The Certificate Administrator may provide such information through means other than (and in lieu of) the Certificate Administrator’s Website; provided that (i) the Depositor shall have consented to such alternative means and (ii) Certificateholders and each of the Companion Loan Holders shall have received notice of such alternative means (which notice may be given via the Certificate Administrator’s Website).

Any Person that is a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Mortgagor shall be entitled to access only the Prospectus

Supplement, Distribution Date Statements, this Agreement, the Loan Purchase Agreements and the Commission EDGAR filings on the Certificate Administrator’s Website which are being made available to the general public. The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate a statement containing the information as to the applicable Class set forth in clauses (A), (B) and (C) of the description of Distribution Date Statements above aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Certificate Administrator determines to be necessary to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners may (i)(a) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (b) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports prepared by that party and being made available pursuant to this Section 4.02(a), the Mortgage Loans (or Whole Loan) or the Mortgaged Properties and (c) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report (collectively, “Inquiries”), and (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Operating Advisor, the Master Servicer or the Special Servicer, the Certificate Administrator shall forward the Inquiry to the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.

Within a commercially reasonable time following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Operating Advisor, the Master Servicer or Special Servicer shall be by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry (A) would not be in the best interests of the Trust and/or the Certificateholders, (B) would be in violation of applicable law, this Agreement or the applicable Loan Documents, (C) would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or

the Special Servicer, as applicable, or (D) would reasonably be expected to result in the waiver of an attorney client privilege or the disclosure of attorney work product or (iii) it is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the Certificate Administrator. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications which are not submitted via the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and no other Person will certify as to the accuracy, or will have any responsibility or liability for the content of any such information. No party to this Agreement shall disclose Privileged Information in the Investor Q&A Forum.

The Certificate Administrator shall make available to any Certificateholder and Beneficial Owner (other than a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor) that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Beneficial Owners. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® reports, inspection reports, reports required under each Co-Lender Agreement and other specific periodic reports otherwise required). If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

Upon filing with the IRS, the Certificate Administrator shall furnish to the Holders of the Class R Certificates the IRS Form 1066 for each Trust REMIC and shall furnish their respective Schedules Q thereto at the times required by the Code or the IRS, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Class R Certificates may reasonably request.

The specification of information to be furnished by the Certificate Administrator in this Section 4.02 (and any other terms of this Agreement requiring or calling for delivery or reporting of information by the Certificate Administrator to Certificateholders and Beneficial Owners) shall not limit the Certificate Administrator in furnishing, and the Certificate Administrator is hereby authorized to furnish, to any Privileged Person any other information (such other information, collectively, “Additional Information”) with respect to the Mortgage Loans or Whole Loan, the Mortgaged Properties or the Trust Fund as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time, provided that (A) while there exists any Servicer Termination Event, any such Additional Information shall only be furnished with the consent or at the request of the Depositor (except pursuant to clause (E) below or to the extent such information is requested by a Certifying Certificateholder), (B) the Certificate Administrator shall be entitled to indicate the source of all information furnished by it, and the Certificate Administrator may affix thereto any disclaimer it deems appropriate in its sole discretion (together with any warnings as to the confidential nature and/or the uses of such information as it may, in its sole discretion, determine appropriate), (C) the Certificate Administrator may notify any Privileged Person of the availability of any such information in any manner as it, in its sole discretion, may determine, (D) the Certificate Administrator shall be entitled (but not obligated) to require payment from each recipient of a reasonable fee for, and its out-of-pocket expenses incurred in connection with, the collection, assembly, reproduction or delivery of any such Additional Information, and (E) the Certificate Administrator shall be entitled to distribute or make available such Additional Information in accordance with such reasonable rules and procedures as it may deem necessary or appropriate (which may include the requirement that an agreement that provides such information shall be used solely for purposes of evaluating the investment characteristics or valuation of the Certificates be executed by the recipient, if and to the extent the Certificate Administrator deems the same to be necessary or appropriate). Nothing herein shall be construed to impose upon the Certificate Administrator any obligation or duty to furnish or distribute any Additional Information to any Person in any instance, and the Certificate Administrator shall neither have any liability for furnishing nor for refraining from furnishing Additional Information in any instance. The Certificate Administrator shall be entitled (but not required) to request and receive direction from the Depositor as to the manner of delivery of any such Additional Information, if and to the extent the Certificate Administrator deems necessary or advisable, and to require that any consent, direction or request given to it pursuant to this Section be made in writing.

The Depositor hereby authorizes the Certificate Administrator to, and the Certificate Administrator shall, make available to Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Markit Group Limited, Thomson Reuters or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification in the form of Exhibit M-3 to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02(a) to Privileged Persons.

Pursuant to Section 3.03(b) of this Agreement, the Master Servicer or the Special Servicer, as the case may be, shall notify the Certificate Administrator in the CREFC® Loan Periodic Update File in the event such party receives Excess Interest on or prior to the Determination Date for any Distribution Date, or receives notice from the related Mortgagor that such party will be receiving Excess Interest on or prior to the Determination Date for any Distribution Date.

(b)           No later than the Business Day prior to each Distribution Date, subject to the penultimate paragraph of this subsection (b), the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator, the Operating Advisor and the Special Servicer and any master servicer of a securitization of a Companion Loan in electronic form mutually acceptable to the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer the following reports or information (and any other files as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (1) a CREFC® REO Status Report, (2) a CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, (3) CREFC® Total Loan Report, (4) the CREFC® Servicer Watch List and Portfolio Review Guidelines, (5) the CREFC® Financial File, (6) the CREFC® Property File, (7) except for the first two Distribution Dates, the CREFC® Comparative Financial Status Report, (8) the CREFC® Loan Level Reserve/LOC Report, (9) the CREFC® Advance Recovery Report and (10) the CREFC® Delinquent Loan Status Report.

No later than the Business Day prior to each Distribution Date except for the first two Distribution Dates, the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor (by electronic means) the CREFC® Comparative Financial Status Report for each Mortgage Loan or related Mortgaged Property as of the Determination Date immediately preceding the preparation of such report for each of the following three periods (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information): (a) the most current available year-to-date; (b) each of the previous two full fiscal years stated separately (to the extent such information is in the Master Servicer’s possession); and (c) the “base year” (representing the original analysis of information used as of the Cut-Off Date).

No later than 2:00 p.m., New York City time, on the second Business Day prior to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor a CREFC® Loan Periodic Update File setting forth certain information with respect to the Mortgage Loans and Mortgaged Properties.

The Master Servicer shall provide to the Certificate Administrator and the Operating Advisor the CREFC® Loan Setup File within 60 days of the first Distribution Date hereunder to the extent it has received from the Mortgage Loan Sellers one or more spreadsheets (with the data fields filled) containing the data necessary for the completion of the aggregate pool-wide CREFC® Loan Setup File.

In addition, the Master Servicer (with respect to non-Specially Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall prepare with respect to each Mortgaged Property and REO Property:

Within 30 days after receipt of a quarterly operating statement, if any, commencing within 30 days of receipt of such quarterly operating statement for the quarter ending December 31, 2014, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of the Prospectus Supplement, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to non-Specially Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall deliver to the Certificate Administrator, the Operating Advisor and related Companion Loan Holders by electronic means the CREFC® Operating Statement Analysis Report upon request; and

Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to non-Specially Serviced Loans) of an annual operating statement for each calendar year commencing with the calendar year and ending December 31, 2014, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer in preparing the CREFC® Comparative Financial Status Report above. The Special Servicer or the Master Servicer shall deliver to the Certificate Administrator, the Operating Advisor and related Companion Loan Holders by electronic means the CREFC® NOI Adjustment Worksheet upon request.

The Certificate Administrator shall deliver or shall cause to be delivered, upon request, subject to Section 11.13 of this Agreement, to each Rating Agency, to each Certificateholder, to each party hereto, to any Underwriter and/or to any Initial Purchaser and to each Person that provides the Certificate Administrator with an Investor Certification a copy of the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet most recently performed by the Master Servicer with respect to any Mortgage Loan or Whole Loan.

Upon request (and in any event, not more frequently than once per month), the Master Servicer shall forward to the Certificate Administrator (as to the Collection Account), the Operating Advisor, any related Companion Loan Holder (as to the related Whole Loan Custodial Account) and, subject to Section 11.13 of this Agreement, each Rating Agency a statement, setting forth the status of the Collection Account and each Whole Loan Custodial Account as of the close of business on such Master Servicer Remittance Date, stating that all remittances to the

Certificate Administrator required by this Agreement to be made by the Master Servicer have been made (or, in the case of any such required remittance that has not been made by the Master Servicer, specifying the nature and status thereof) and showing, for the period from the preceding Master Servicer Remittance Date (or, in the case of the first Master Servicer Remittance Date, from the Cut-Off Date) to such Master Servicer Remittance Date, the aggregate of deposits into and withdrawals from the Collection Account and each Whole Loan Custodial Account for each category of deposit specified in Section 3.05(a) of this Agreement and each category of withdrawal specified in Section 3.06 of this Agreement. The Master Servicer shall also deliver to the Certificate Administrator and (solely as to a Whole Loan) the related Companion Loan Holder, upon reasonable request of the Certificate Administrator or any Companion Loan Holder, any and all additional information relating to the Mortgage Loans or any Whole Loan in the possession of the Master Servicer (which information shall be based upon reports delivered to the Master Servicer by the Special Servicer with respect to Specially Serviced Loans and REO Properties).

Further, the Master Servicer shall cooperate with the Special Servicer and provide the Special Servicer with the information in the possession of the Master Servicer reasonably requested by the Special Servicer, in writing, to the extent required to allow the Special Servicer to perform its obligations under this Agreement with respect to those Mortgage Loans serviced by the Master Servicer.

The obligation of the Master Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Master Servicer having received from the Special Servicer in a timely manner the related reports and information in the possession of the Special Servicer necessary or required to enable the Master Servicer to prepare and deliver such reports. The Master Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Special Servicer to the Master Servicer pursuant to this Agreement and accepted by the Master Servicer in good faith pursuant to this Agreement.

The obligation of the Special Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Special Servicer having received from the Master Servicer in a timely manner the related reports and information in the possession of the Master Servicer necessary or required to enable the Special Servicer to prepare and deliver such reports. The Special Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Master Servicer to the Special Servicer pursuant to this Agreement and accepted by the Special Servicer in good faith pursuant to this Agreement.

(c)           Not later than 5:00 p.m. New York time on each Determination Date, the Special Servicer shall forward to the Master Servicer, for each Specially Serviced Loan and REO Property, a CREFC® Special Servicer Loan File. The Special Servicer shall also deliver to the Certificate Administrator, upon the reasonable written request of the Certificate Administrator, any and all additional information in the possession of the Special Servicer relating to the Specially Serviced Loans and the REO Properties.

The Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information in the possession of the Special Servicer reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its obligations under this Agreement with respect to the Specially Serviced Loans and REO Properties.

The Master Servicer may make available to Privileged Persons copies of any reports or files prepared by the Master Servicer pursuant to this Agreement. The Master Servicer may make information concerning the Mortgage Loans or Whole Loans available on any website that it has established.

Section 4.03     Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders and other payees of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder or payee. Any amount so withheld shall be treated as having been distributed to such Person for all purposes of this Agreement.

Section 4.04     REMIC Compliance.

(a)           The parties intend that each Trust REMIC shall constitute, and that the affairs of each Trust REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC: (i) prepare, timely deliver to the Trustee for execution (and the Trustee shall timely execute) and file, or cause to be prepared and filed, all required Tax Returns for each Trust REMIC, using a calendar year as the taxable year for each Trust REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each Trust REMIC, to be treated as a REMIC on IRS Form 1066 for its first taxable year ending December 31, 2014, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders (other than the Holders of the Class S Certificates) and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of each Trust REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) obtain a taxpayer identification number for the Upper-Tier REMIC and Lower-Tier REMIC on IRS Form SS-4 and, within thirty days of the Closing Date, furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each Trust REMIC for this purpose), together with such additional information as may be required by such IRS Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer or the Certificate Administrator and necessary to make such filing); and (vi) maintain such records relating to each Trust REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of each Trust REMIC pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder should hold an equal Percentage Interest in the Class R Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R Certificates shall be such tax matters person. The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of each Trust REMIC, and each Holder of a Percentage Interest in the Class R Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action within its control and the scope of its duties if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement).

Notwithstanding any provision of this paragraph or the three preceding paragraphs to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor or the Master Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the third preceding paragraph or which results in any action contemplated by clauses (i) through (iii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) not allow the occurrence of any “prohibited transactions” within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (a) result in a taxable gain, (b) otherwise subject either Trust REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes; (ii) not allow either Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by such Trust REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause); and (iii) not permit the creation of any “interests,” within the meaning of the REMIC Provisions, in the Upper-Tier REMIC other than the Regular Certificates and the Upper-Tier Residual Interest, or in the Lower-Tier REMIC other than the Lower-Tier Regular Interests and the Lower-Tier Residual Interest. None of the Trustee, the Master Servicer, the Special Servicer or the Depositor shall be responsible or liable for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)           The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Special Servicer, the Depositor and the Class R Certificateholder will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Article II of this Agreement.

Section 4.05     Imposition of Tax on the Trust REMICs. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on either Trust REMIC, such tax shall be charged against amounts otherwise distributable to Certificateholders; provided that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Certificate Administrator for deposit into the Distribution Accounts amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, and the Certificate Administrator shall return to the Special Servicer the excess determined by the Certificate Administrator from time to time of the amount in excess of the amount necessary to pay such taxes); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(vii) of this Agreement and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from the Distribution Account in determining the amount of Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by either Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any “prohibited transaction” under Code Section 860F(a) or (ii) the amount of any contribution to either Trust REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the related Distribution Account). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R Certificates in respect of the related residual interest and shall distribute such retained amounts to the Holders of Regular Certificates or to the Certificate Administrator in respect of the Lower-Tier Regular Interests and the Class PEZ Regular Interests until they are fully reimbursed and then to the Holders of the Class R Certificates in respect of the related residual interest. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any taxes imposed on either Trust REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement in both cases, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Master Servicer or the Special Servicer, as applicable, or Section 4.04 or 8.01, in the case of the Certificate Administrator or the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Certificate Administrator’s, the Authenticating Agent’s, the Certificate Registrar’s, the Paying Agent’s or the Trustee’s breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer, the Special Servicer, the Authenticating Agent, the Certificate Registrar or the Paying Agent, and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer, the Special Servicer and, in each case if a different entity than the Certificate Administrator, the Authenticating Agent, the Certificate Registrar or the Paying Agent.

Section 4.06     Remittances; P&I Advances.

(a)           On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

(i)            remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Yield Maintenance Charges applicable to the Mortgage Loans (but not a Companion Loan) received by the Master Servicer in the Prepayment Period preceding such Distribution Date;

(ii)           remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Available Funds applicable to the Mortgage Loans (other than the amounts referred to in clause (iii) below and clause (c) of the definition of “Available Funds”);

(iii)           remit to CREFC® the CREFC® Intellectual Property Royalty License Fee; and

(iv)          make a P&I Advance by remittance to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan (including any REO Mortgage Loan and any Mortgage Loan related to a Whole Loan, but not a Companion Loan) to the extent such amounts were not received on such Mortgage Loan as of the corresponding Determination Date in the same month as such Master Servicer Remittance Date, except that the portion of such P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for each such Mortgage Loan shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®.

(v)           pursuant to the related Sub-Servicing Agreement, remit to CCRE, or any successor, assignee or designee of all or a portion CCRE’s right to receive the CCRE Strip, the CCRE Strip with respect to the related Collection Period; and

(vi)          remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a)(ii) through Section 3.06(a)(x) of this Agreement.

Neither the Master Servicer nor the Trustee shall be required or permitted to make an advance for Balloon Payments, Default Interest, Excess Interest or Yield Maintenance Charges or delinquent monthly payments on the Companion Loans. The amount of interest required to be advanced in respect of payments on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal (i) the amount of interest required to be advanced by the Master Servicer without giving effect to such Appraisal Reduction Amount less (ii) an amount equal to the product of (x) the amount otherwise required to be advanced by the Master Servicer with respect to such delinquent payment of interest without giving effect to such Appraisal Reduction Amounts, and (y) a fraction, the numerator of which is the Appraisal Reduction Amount with respect to such Mortgage Loan and the denominator of which is the Stated Principal Balance as of the last day of the related Collection Period. Appraisal Reduction Amounts shall not affect the principal portion of any P&I Advances.

Any amount advanced by the Master Servicer pursuant to Section 4.06(a)(iv) of this Agreement shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer shall be entitled to reimbursement (with interest at the Advance Rate). The Special Servicer shall have no obligation to make any P&I Advance.

The Certificate Administrator shall notify the Master Servicer and the Trustee by telephone if as of 3:00 p.m., New York City time, on the Master Servicer Remittance Date, the Certificate Administrator has not received the amount of a required P&I Advance hereunder. If as of 11:00 a.m., New York City time, on any Distribution Date the Master Servicer shall not have made the P&I Advance required to have been made on the related Master Servicer Remittance Date pursuant to Section 4.06(a)(iv) of this Agreement, the Certificate Administrator shall notify the Trustee and the Trustee shall no later than 1:00 p.m., New York City time, on such Business Day deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer.

Neither the Master Servicer nor the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.06 if the Master Servicer, the Special Servicer or the Trustee determines that such Advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make P&I Advances that it has made (or in the case of a determination by the Special Servicer, that the Master Servicer or the Trustee has made) a Nonrecoverable Advance or the determination by the Master Servicer, the Special Servicer or the Trustee that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and, shall be evidenced by an Officer’s Certificate as set forth in Section 4.06(b). In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Whole Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information for such purposes.

The determination by the Master Servicer or the Special Servicer that a P&I Advance has become a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made pursuant to this Section 4.06 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable P&I Advance, shall be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; provided that this sentence shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a P&I Advance constitutes or would constitute a Nonrecoverable Advance. If the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer or Special Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such advance within the time periods required by this Section 4.06 unless the Trustee, in its good faith business judgment, makes a determination prior to the times specified in this Section 4.06 that such advance would be a Nonrecoverable Advance.

The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes (together with interest thereon) to the extent permitted pursuant to Section 3.06(a)(ii) of this Agreement and each of the Master Servicer and Special Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Mortgagors to the extent permitted by applicable law and the related Mortgage Loan.

(b)           The determination by the Master Servicer, the Trustee or the Special Servicer that a P&I Advance has become a Nonrecoverable P&I Advance or that any proposed

P&I Advance, if made pursuant to this Section 4.06 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to the Trustee (unless it is the Person making the determination), the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Master Servicer (unless it is the Person making the determination), the Special Servicer (unless it is the Person making the determination) and, if the Trustee is making the determination, the Depositor, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. The Master Servicer and the Special Servicer shall consider Unliquidated Advances with respect to prior P&I Advances for the purpose of nonrecoverability determinations as if such amounts were unreimbursed P&I Advances.

(c)           If the Trustee, the Master Servicer or the Special Servicer has received written notice from Moody’s, KBRA or Morningstar to the effect that continuation of the Master Servicer or the Special Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by Moody’s, KBRA or Morningstar, as applicable, to any Class of Certificates and citing servicing concerns with such Master Servicer or Special Servicer, as applicable, as the sole or material factor in such rating action, and such notice is not rescinded within 60 days, then the Trustee, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the other such parties and the Certificate Administrator, and the Certificate Administrator shall promptly notify the Companion Loan Holder and the applicable master servicer of any Companion Loan.

Section 4.07     Grantor Trust Reporting.

(a)           The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)           The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Class S Certificates and the Exchangeable Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c). Within 30 days of the Closing Date, the Certificate Administrator shall obtain a taxpayer identification number for the Grantor Trust on IRS Form SS 4. The Certificate Administrator shall file or cause to be filed with the IRS Form 1041, Form

1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Classes of Exchangeable Certificates and the Class S Certificates, their allocable share of income and expense with respect to the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, the Excess Interest and the Excess Interest Distribution Account and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)           (i) The Grantor Trust is a WHFIT that is a WHMT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. With respect to the Class S Certificates and each Class of Exchangeable Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities of the other “middlemen” that are Certificateholders. The Certificate Administrator will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations in the event that the IRS makes a determination that is contrary to the first sentence of this paragraph.

(ii)           The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(iii)          The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)           To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received.

Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

ARTICLE V

THE CERTIFICATES

Section 5.01     The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-AB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-C Certificates, the Class X-D Certificates, the Class A-S Certificates, the Class B Certificates, the Class PEZ Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class R Certificates and the Class S Certificates.

Each Class of Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-20 respectively, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)           The Public Certificates (other than the Class X-A and Class X-B Certificates) shall be issued in minimum denominations of $10,000 and integral multiples of $1 in excess thereof. The Private Certificates (other than the Class X-C, Class X-D, Class R and Class S Certificates) shall be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof. The Class X-A, Class X-B, Class X-C and Class X-D Certificates shall be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess thereof. If the initial Certificate Principal Amount or initial Notional Amount, as applicable, of any Class of Certificates (exclusive of the Class R and Class S Certificates) does not equal an integral multiple of $1, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Principal Amount or initial Notional Amount, as applicable, that includes the excess of (i) the initial Certificate Principal Amount or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1 that does not exceed such amount. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof. The Class S Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class S Certificates and in integral multiples of 1% in excess thereof.

(c)           One authorized signatory shall sign the Certificates for the Certificate Administrator by manual or fax signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Administrator countersigns the

Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Administrator (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02     Form and Registration.

(a)           Each Class of Public Certificates shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Principal Amount of a Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(b)           Unless and until Definitive Certificates are issued in respect of a Class of Global Certificates, beneficial ownership interests in such Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(c)           No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then:

(i)            The Certificates of each Class of the Private Certificates (other than the Class S and Class R Certificates) sold in offshore transactions in reliance on Regulation S under the Securities Act shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Private Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class of Private Certificates (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f) of this Agreement. During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Principal Amount of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

 On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(ii)           The Certificates of each Class of Private Certificates (other than the Class S and Class R Certificates) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Principal Amount of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(iii)          The Certificates of each Class of Private Certificates offered and sold in the United States to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers and the Class R Certificates, the Class S Certificates (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)           Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such Class; or (iii) in the case of a Private Certificate, all of the applicable requirements of Section 5.03 of this Agreement are satisfied; provided, however, that under no circumstances will certificated Private Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)           If any Beneficial Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.03(h) of this Agreement. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.03(h) of this Agreement applicable to transfers of Non-Book Entry Certificates. Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

Section 5.03     Registration of Transfer and Exchange of Certificates.

(a)           The Certificate Administrator shall keep or cause to be kept at its principal offices books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Private Certificates represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders.

(b)           Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)             Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution that is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit E to this Agreement given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Temporary Regulation S Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Principal Amount of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)             Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution that is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the

Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit F to this Agreement given by the holder of such beneficial interest, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Regulation S Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Principal Amount of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)           Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate at any time during the Restricted Period, a certificate in the form of Exhibit G to this Agreement given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Rule 144A Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Principal Amount of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)            Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit H to this Agreement from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class or Private Certificates. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Principal Amount of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Principal Amount represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)           Non-Book Entry Certificate to Global Certificate. If a holder of a Non-Book Entry Certificate that is a Private Certificate (other than a Class S or Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Principal Amount of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit I to this Agreement (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit J to this Agreement (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit K to this Agreement (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, and shall, if applicable, direct the Certificate Administrator to execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Principal Amount of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Principal Amount of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Principal Amount of the portion of the Non-Book Entry Certificate so canceled.

(h)           Exchanges of Non-Book Entry Certificates. If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate (other than a Public Certificate) wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon): (i) an investment representation letter from the proposed transferee substantially in the form attached as Exhibit L-4 to this Agreement and (ii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such).

(i)            Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate (other than as otherwise set forth in Section 5.02(d) of this Agreement), such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) and (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)            Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S

Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)            If Private Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Securities Act, or if a request is made to remove such legend on Certificates, the Private Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Securities Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)            All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)           No ERISA Restricted Certificate or Class R Certificate or Class S Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such Plan or using the assets of a Plan to purchase such ERISA Restricted Certificate, Class S Certificate or Class R Certificate, other than, in the case of the ERISA Restricted Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, as applicable, would not constitute a non-exempt violation of Similar Law). Except in connection with the transfer thereof by an Initial Purchaser or the Depositor, each prospective transferee of an ERISA Restricted Certificate, Class S Certificate or Class R Certificate in Non-Book Entry Certificate form shall deliver to the transferor, the Depositor, the Certificate Registrar, the Certificate Administrator and the Trustee a representation letter, substantially in the form of Exhibit L-3 to this Agreement, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan, other than, in the case of the ERISA Restricted Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, as applicable, would not constitute a non-exempt violation of Similar Law). No Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class PEZ, Class C or Class D Certificate and no Certificate which has ceased to be an ERISA Restricted Certificate (because of the proviso in the definition of “ERISA Restricted Certificate”) may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate, unless (A) the purchaser is an “accredited investor” within the meaning of Rule 501(a)(1) of the Securities Act and (B) the acquisition, holding and disposition of such Certificate by the purchaser will not constitute or otherwise result in a non-exempt prohibited transaction under ERISA or Code Section 4975 (or a similar non-exempt violation of Similar Law). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(n)           Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)            Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)           No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to the applicable Initial Purchasers, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit L-1 to this Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to comply with the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate or the Transfer of any Class R Certificate by any Initial Purchaser in connection with the initial offering of the Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit L-2 to this Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)          Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (n)(ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Code Section 860E(e) as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)          The Class R Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers.

(v)           The Class S Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers or Institutional Accredited Investors.

Section 5.04     Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar, the Trustee and the Certificate Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall direct the Certificate Administrator to execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar and the Certificate Administrator may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05     Persons Deemed Owners. The Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such Beneficial Owner (or prospective transferee).

Section 5.06     Appointment of Paying Agent. The Certificate Administrator may appoint (and, if it does not so appoint, shall act as) a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement. The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator or the Master Servicer, to execute and deliver to the Master Servicer and the Certificate Administrator an instrument that is consistent in all material respects with this Agreement and in which such Paying Agent shall agree with the Master Servicer and the Certificate Administrator that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. The Paying Agent shall at all times (a) have a rating on its unsecured long-term debt of at least “A2” by Moody’s, and (b) have a rating on its unsecured short-term debt of at least “P-1” by Moody’s (or have such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation).

Section 5.07     Access to Certificateholders’ Names and Addresses; Special Notices.

(a)           If any Certifying Certificateholder, any Companion Loan Holder or the Master Servicer (for purposes of this Section 5.07, an “Applicant”) applies or requests in writing to the Certificate Registrar, and such application or request states that the Applicant desires to communicate with the Certificateholders, the Certificate Registrar shall promptly furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the Certificate Register, at the expense of the Applicant.

(b)           Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)           Upon the written request of any Certifying Certificateholder or Companion Loan Holder that (a) states that such Certificateholder or Companion Loan Holder, desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder or any Companion Loan Holder proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.08     Actions of Certificateholders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, when required, to the Depositor, the Master Servicer or the Special Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Certificate Administrator, the Depositor, the Special Servicer and the Master Servicer, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)           Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Special Servicer or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)           The Certificate Administrator or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.08 as it shall deem necessary.

Section 5.09     Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent and the Certificate Administrator hereby accepts such appointment.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator and the Depositor. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.09, the Certificate Administrator promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.09.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent.

Section 5.10     Appointment of Custodian. The Certificate Administrator may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Certificate Administrator, by entering into a Custodial Agreement (in the event the Certificate Administrator is not the Custodian) that is consistent in all material respects with this Agreement. The Certificate Administrator shall give prompt written notice to the Depositor of any appointment of a Custodian. The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders and the Companion Loan Holders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least “Baa1” from Moody’s, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 11.07 of this Agreement. Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator. The Certificate Administrator shall serve as the initial Custodian and shall be deemed appointed as Custodian at all times that no other party is so appointed in accordance with this Section 5.10. The Custodian, if the Custodian is not the Certificate Administrator, shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Certificate Administrator named as loss payee. The Custodian shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Certificate Administrator named as loss payee. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 5.10 shall be issued by a Qualified Insurer, or by any other insurer with respect to which the Rating Agencies have provided to the Certificate Administrator a Rating Agency Confirmation. The appointment of a Custodian shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Custodian. In the event the Certificate Administrator is the Custodian, the Custodian may self-insure.

Section 5.11     Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Corporate Trust Services (CMBS) – GS 2014-GC24 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

Section 5.12     Exchanges of Exchangeable Certificates.

(a)            At all times, the Class A-S, Class B and Class C Certificates shall represent beneficial ownership interests in the Class A-S Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, respectively. At all times, the Class PEZ Certificates shall represent beneficial ownership interests in the Class PEZ Components.

(b)           On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall be initially issued on the Closing Date with the respective aggregate Certificate Principal Amount set forth for such Class in the Preliminary Statement.

(c)           Following the Closing Date and subject to the conditions set forth in Section 5.12(d), (i) if a Certificateholder holds Class A-S Certificates, the Class B Certificates and the Class C Certificates in an Exchangeable Proportion, then those Exchangeable Certificates may be exchanged on the books of the Depository for Class PEZ Certificates that represent the same Tranche Percentage Interest in each Class PEZ Regular Interest as the Certificates to be surrendered and (ii) a Certificateholder that holds Class PEZ Certificates may exchange its Certificates on the books of the Depository for Class A-S Certificates, Class B Certificates and Class C Certificates that evidence the same Tranche Percentage Interest in the Class PEZ Regular Interests as the Class PEZ Certificates being surrendered.

(d)           An exchange of Exchangeable Certificates may only occur if the Class A-S, Class B and Class C Certificates being surrendered or received in such exchange have denominations no smaller than the minimum Denominations set forth in Section 5.01. No exchange of Exchangeable Certificates may occur pursuant to this Section 5.12 after the date when the then-current Certificate Principal Amount of the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and, to the extent evidencing an interest in the Class A-S Regular Interest, the Class PEZ Certificates) has been reduced to zero as a result of the payment in full of all interest and principal thereon. There shall be no limitation on the number of exchanges of Exchangeable Certificates authorized pursuant to this Section 5.12. In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(e)           At the request of the Holder of a Class or Classes of Exchangeable Certificates, and upon the surrender of such Exchangeable Certificates (in the case of an exchange of Class A-S, Class B and Class C Certificates for Class PEZ Certificates, in the applicable Exchangeable Proportion), the Certificate Administrator, on behalf of the Trustee, shall deliver (by the means set forth in the penultimate sentence of Section 5.12(h)) the corresponding Exchangeable Certificates to which such Certificateholder is entitled as set forth in Section 5.12(c).

(f)            In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding aggregate Certificate Principal Amount of the Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding aggregate Certificate Principal Amount of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register, and the Certificate Registrar or the Certificate Administrator, as applicable, shall approve the instructions at the Depository and make appropriate notations on the Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(g)           In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator by e-mail at “cts.cmbs.bond.admin@wellsfargo.com” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. An exchange notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP

Number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the original and outstanding Certificate Principal Amount of the Exchangeable Certificates to be exchanged and the original and outstanding Certificate Principal Amount of the Exchangeable Certificates to be received; the Certificateholder’s Depository participant number; and the proposed Exchange Date. The Certificateholder and the Certificate Registrar shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange of the applicable Exchangeable Certificates. A notice shall become irrevocable on the second (2nd) Business Day before the proposed Exchange Date. Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit EE.

(h)           The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator, the Trustee nor the Depositor shall have any obligation to ensure the availability of the applicable Certificates in the market to accomplish any exchange.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
OPERATING ADVISOR AND THE CONTROLLING CLASS REPRESENTATIVE

Section 6.01     Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Master Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement. Each of the Master Servicer, the Special Servicer and the Operating Advisor shall indemnify the Depositor, any employee, director or officer of the Depositor, the Trust Fund and the Companion Loan Holders and hold the Depositor, any employee, director or officer of the Depositor, the Trust Fund and the Companion Loan Holders harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, or by reason of negligent disregard of the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, of any of its representations or warranties contained herein. The Depositor shall indemnify the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, and any employee, director or officer of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor and hold the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator

and the Operating Advisor and any employee, director or officer of either the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud and/or negligence in the performance of duties of the Depositor or by reason of negligent disregard of the Depositor obligations or duties hereunder, or (ii) as a result of the breach by the Depositor of any of its representations or warranties contained herein.

Section 6.02     Merger or Consolidation of the Master Servicer, the Special Servicer and the Operating Advisor. Subject to the following paragraph, each of the Master Servicer, the Special Servicer and the Operating Advisor shall keep in full effect its existence, rights and good standing as a national banking association, corporation or a limited liability company, as applicable, under the laws of the state of its organization and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located, to the extent necessary to perform its obligations under this Agreement, or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer and the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or, in the case of the Operating Advisor, may be limited to all or substantially all of its assets related to acting as an advisor for commercial mortgage securitizations) to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, hereunder, if each of the Rating Agencies has provided a Rating Agency Confirmation; provided that if the Master Servicer, the Special Servicer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, then the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others. None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or any of the directors, members, managers, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders, the Companion Loan Holders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or any such Person against liability which would be imposed by reason of (i) any breach of warranty or representation by such respective party in this Agreement or (ii) any willful misconduct, bad faith, fraud or negligence on the part of such respective party in the performance of its obligations and duties hereunder or by reason of negligent disregard on the part of such respective party of its obligations or duties hereunder.

The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be indemnified and held harmless by the Trust Fund (which indemnification amounts shall be payable out of the Collection Account or the applicable Whole Loan Custodial Account if and to the extent with respect to a Whole Loan and then out of the Collection Account, provided that, to the extent that the amount relates to a Whole Loan, is required under the Co-Lender Agreement to be borne by the holder of a related Companion Loan and is paid from the Collection Account because funds on deposit in the applicable Whole Loan Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Companion Loan to deposit into the Collection Account the amount so paid from the Collection Account) against any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) incurred in connection with, or relating to, this Agreement or the Certificates, other than any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of obligations or duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified, (ii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained herein, (iii) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms hereof or (iv) which constitutes an Advance that is otherwise reimbursable hereunder. None of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured; provided, however, that the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (payable out of the Collection Account or the applicable Whole Loan Custodial Account if and to the extent with respect to a Whole Loan and then out of the Collection Account, provided that to the extent that the amount relates to a Whole Loan, is required under the related Co-Lender Agreement to be borne by the holder of a related Companion Loan and is paid from the Collection Account because funds on deposit in the applicable Whole Loan Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Companion Loan to deposit into the Collection Account the amount so paid from the Collection Account), and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account or the applicable Whole Loan Custodial Account, as applicable, as provided in Section 3.06 and Section 3.06A of this Agreement.

Section 6.04     Limitation on Resignation of the Master Servicer, the Special Servicer or the Operating Advisor.

(a)           Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign its respective rights and delegate its respective duties and obligations under this Agreement; provided that, with respect to any of the Master Servicer, the Special Servicer or the Operating Advisor: (i) the successor accepting such assignment and delegation (A) shall be an established mortgage finance entity, bank or other entity regularly engaged in the servicing of commercial mortgage loans (or, in the case of the Operating Advisor, an Eligible Operating Advisor), organized and doing business under the laws of any state of the United States, the District of Columbia or the United States, authorized under such laws to perform the duties of a servicer of mortgage loans or of an operating advisor, as applicable, or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this of this Agreement and, in the case of a Whole Loan, under the related Co-Lender Agreement, and (B) shall execute and deliver to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, under this Agreement from and after the date of such agreement; (ii) each Rating Agency has delivered to the Trustee a Rating Agency Confirmation; (iii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iv) the rate at which the Operating Advisor Fee, the Servicing Fee or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; (v) solely in the case of the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the applicable Whole Loan Directing Holder, the successor Special Servicer is acceptable to the related Subordinate Companion Loan Holder; and (vi) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto, the Trust and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.

(b)           Except as provided in this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law; provided that, on and after the time the Trustee receives notice of resignation by the Master Servicer, the Special Servicer or the Operating Advisor upon determination that such duties hereunder are no longer permissible under applicable law, the Trustee shall, subject to the terms and provisions of Section 7.02 of this Agreement as if the resigning party was a Terminated Party, be its successor in all respects in its capacity as Master Servicer, Special Servicer or Operating Advisor, as applicable, as though the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, had received a notice of termination. Any such determination permitting the resignation of the Master Servicer, the Special Servicer or Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator.

Except as provided in the immediately preceding paragraph, no resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated herein shall become effective until the Trustee or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be treated as a shortfall resulting in Realized Losses; provided that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor Master Servicer, Special Servicer or Operating Advisor at a servicing or operating advisor compensation in excess of that permitted to the terminated Master Servicer, Special Servicer or Operating Advisor, as applicable.

If the Trustee or an Affiliate acts pursuant to this Section 6.04 as successor to the resigning Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning Master Servicer other than itself or an Affiliate pursuant to this Section 6.04, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 6.04.

Section 6.05     Rights of the Depositor, the Trustee and the Certificate Administrator in Respect of the Master Servicer and Special Servicer. The Master Servicer and the Special Servicer shall afford the Depositor, the Trustee, the Certificate Administrator and, subject to Section 11.13 of this Agreement, each Rating Agency, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations, if reasonably related to the performance of the obligations of such Person under this Agreement. Upon request, if reasonably related to the performance of the obligations of such Person under this Agreement, the Master Servicer and the Special Servicer shall furnish to the Depositor, each of the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator its most recent publicly available annual financial statements or those of its public parent. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03 of this Agreement to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer (with respect to the Special Servicer) or the Special Servicer (with respect to the Master Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall have any responsibility or liability for any action or failure to act by the Depositor, the Trustee or the Certificate Administrator and neither such Person is obligated to monitor or supervise the performance of the Depositor, the Trustee or the Certificate Administrator under this Agreement or otherwise.

Each of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, and the Special Servicer shall furnish such reports, certifications and information as are reasonably requested by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer or the Special Servicer, as applicable, in order to enable such requesting party to perform its duties hereunder, provided that for the avoidance of doubt, this shall not require any Person to prepare any reports, Certificates and information not required to be prepared hereunder.

Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06     Master Servicer, Special Servicer as Owner of a Certificate. The Master Servicer or an Affiliate of the Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof, except as otherwise expressly provided herein. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may seek the approval of the Certificateholders and any affected Companion Loan Holder to such action by delivering to the Trustee and the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates) and any affected Companion Loan Holder shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07     Rating Agency Fees. The Depositor shall pay (or cause to be paid) the annual fees of each Rating Agency including, but not limited to, surveillance fees.

Section 6.08     Termination of the Special Servicer Without Cause.

(a)           Subject to the last sentence of this paragraph, at any time prior to the occurrence and continuance of any Control Termination Event, subject to Section 6.08(g) of this Agreement, the Controlling Class Representative shall be entitled to terminate the rights (subject to Section 3.12 and Section 6.03 of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator and the Trustee and, in the case of a termination of the Special Servicer with respect to a Whole Loan, the related Companion Loan Holder. Upon a termination (pursuant to the prior sentence) or a resignation (pursuant to Section 6.04(b) of this Agreement) of the Special Servicer, subject to Section 6.08(g) of this Agreement, the Controlling Class Representative shall appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 of this Agreement; (ii) the Controlling Class Representative shall (at no expense to the Trust) obtain and deliver to the Certificate Administrator and the Trustee a Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer and (iii) in the case of the appointment of a successor Special Servicer with respect to a Whole Loan, the Controlling Class Representative shall (at no expense to the Trust or the related Other Securitization Trust) obtain and deliver to the certificate administrator (if any) and the trustee for the related Other Securitization Trust (with a copy to the Certificate Administrator and the Trustee) a Companion Loan Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer for the related Companion Loan. Notwithstanding anything herein to the contrary, prior to the occurrence and continuance of a Control Termination Event, provided that the Class F Certificates or the Class G Certificates is then the Controlling Class, the Special Servicer may only be removed by the Controlling Class Representative without cause if either (i) LNR Partners, LLC or its Affiliate is no longer the Special Servicer or (ii) LNR Securities Holdings, LLC or its Affiliate owns less than 15% of such Controlling Class of Certificates.

Following the occurrence and during the continuance of a Control Termination Event, and subject to Section 6.08(g) of this Agreement, upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer with a proposed successor Special Servicer, (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation with respect to the termination of the existing Special Servicer and the replacement thereof with the proposed successor (with the reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation to be an expense of such Holders), the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders by posting such notice on its internet website and by mailing at their addresses appearing in the Certificate Register. Upon the written direction of (a) Holders of Certificates evidencing at least 75% of the Voting Rights of the Certificates or (b) Holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights of each Class of Non-Reduced Certificates, subject to Section 6.08(g) of this Agreement (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose), the Trustee shall terminate all of the rights (subject to Section 3.12, Section 6.03 and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement, and the proposed successor Special Servicer shall succeed to the duties of the Special Servicer all as if a removal and replacement were occurring pursuant to Section 7.01 and Section 7.02 of this Agreement; provided that if such written direction is not provided within 180 days of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The provisions set forth in the foregoing sentences of this Section 6.08(a) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(b)           At any time after the occurrence and during the continuance of a Consultation Termination Event and subject to Section 6.08(g) of this Agreement, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation in the form of Exhibit T attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer meeting the applicable requirements of this Agreement, which recommended special servicer has agreed to succeed as Special Servicer if appointed in accordance herewith. In such event, the Certificate Administrator shall promptly post a copy of such recommendation on the Certificate Administrator’s Website and by mail send notice to all Certificateholders, asking them to vote whether they wish to remove the Special Servicer. Upon (i) the written direction of Holders of each Class of Non-Reduced Certificates evidencing greater than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose) within 180 days of the initial request for a vote and (ii) receipt of Rating Agency Confirmation from each Rating Agency by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (i) subject to Section 6.08(g) of this Agreement, terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the recommended successor Special Servicer and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation and administering such vote shall be an Additional Trust Fund Expense. If the Certificate Administrator does not receive the required written direction contemplated by clause (i) of the second preceding sentence within 180 days of the initial request for such vote, then the Trustee shall have no obligation to remove the Special Servicer and such recommendation shall lapse and have no force or effect. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 6.08(b).

(c)           In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of such current or former Operating Advisor. Further, such successor must be a Person that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement and, in the case of a Whole Loan, in the related Co-Lender Agreement, (ii) is not obligated or allowed to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.

(d)          The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified in Section 3.21(a) of this Agreement shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer and any costs incurred by the Trust or the terminated Special Servicer in connection with the replacement of a Special Servicer shall be paid by the Controlling Class Representative or Certificateholders or Companion Loan Holder so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

(e)           No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until (i) the successor Special Servicer shall have executed and delivered to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under this Agreement from and after the date of such agreement and (ii) subject to Section 11.13 of this Agreement, each Rating Agency has delivered to the Trustee and the Certificate Administrator a Rating Agency Confirmation and, if a Whole Loan or any related REO Property is involved, each related Companion Loan Rating Agency has delivered to the Trustee and the Certificate Administrator and their respective counterparts with respect to the Other Securitization Trust a Companion Loan Rating Agency Confirmation, in each case with respect to such termination and appointment of a successor.

(f)           Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.06(a) of this Agreement mutatis mutandis as of the date of its succession.

(g)           For so long as the related Subordinate Companion Loan Holder is the Whole Loan Directing Holder with respect to the AB Whole Loan or any related REO Property, the related Whole Loan Directing Holder or its designee will have the right to terminate and replace the Special Servicer with respect to the AB Whole Loan or any related REO Property, with or without cause, in accordance with the related Co-Lender Agreement, subject to the satisfaction of the conditions set forth in Section 6.08(e) of this Agreement. For so long as the related Subordinate Companion Loan Holder is the Whole Loan Directing Holder with respect to the AB Whole Loan or any related REO Property, Section 6.08(a) and Section 6.08(b) of this Agreement shall not apply to any termination or replacement of the Special Servicer with respect to the AB Whole Loan or any related REO Property, unless the Certificate Administrator and Trustee have each received an executed copy of the Whole Loan Directing Holder’s written consent to any such termination and replacement.

(h)           In the event that the Special Servicer is terminated pursuant to this Section 6.08, the Trustee shall, by notice in writing to the Special Servicer, terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the Whole Loans and the proceeds thereof, other than any rights the Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including without limitation the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement and the right to receive ongoing Workout Fees in accordance with the terms hereof).

(i)            If a replacement special servicer is appointed with respect to a Whole Loan or any related REO Property in accordance with Article VII such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the applicable Whole Loan Special Servicer, insofar as such duties and obligations relate to the subject Whole Loan or any related REO Property, and shall mean the General Special Servicer (as defined below in subsection (i)), in all other cases (provided, that in Section 3.15 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Whole Loan Special Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the applicable Whole Loan Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Whole Loan or any related REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of the Special Servicer being replaced pursuant to this Section 6.08 by the Controlling Class Representative or the applicable Certificateholders the term “Special Servicer” shall mean the General Special Servicer or the applicable Whole Loan Special Servicer, if applicable; (v) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Whole Loan Special Servicers and the General Special Servicer; and (vi) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Whole Loan Special Servicer or the General Special Servicer, as applicable.

(j)            References in this Agreement to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Whole Loan or related REO Property as to which a different Whole Loan Special Servicer has been appointed with respect thereto).

Section 6.09     The Controlling Class Representative.

(a)           For so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled to (1) advise the Special Servicer with respect to all Specially Serviced Loans and (2) advise the Special Servicer with respect to non-Specially Serviced Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer for a Major Decision. In addition, notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to Section 6.09(b) and the second and third paragraphs of this Section 6.09(a), both (a) the Master Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, who shall have 15 Business Days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the Special Servicer receives the information from the Master Servicer) to analyze and make a recommendation regarding such Major Decision (subject, however, to the right of the Special Servicer to process such Major Decision directly pursuant to Section 3.09 or Section 3.24) (provided that if the Special Servicer does not consent, or notify the Master Servicer that it will not consent, to such Major Decision within the required 15 Business Days or 60 days, as applicable, the Special Servicer shall be deemed to have consented to such Major Decision) and (b) for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the actions constituting a Major Decision nor will the Special Servicer itself be permitted to take any of the actions constituting a Major Decision as to which the Controlling Class Representative has objected in writing within ten (10) Business Days (or in the case of a determination of an Acceptable Insurance Default, twenty (20) days) after receipt of the written recommendation and analysis from the Special Servicer; provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period or twenty (20) day period, as applicable, then the Controlling Class Representative will be deemed to have approved such action; provided further, that, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Controlling Class Representative prior to the occurrence and continuance of a Control Termination Event in this Agreement, is necessary to protect the interests of the Certificateholders and, with respect to any Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and related Companion Loan Holder(s) constituted a single lender, taking into account the subordinate nature of the related Subordinate Companion Loan), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Controlling Class Representative’s (or, if applicable, the Special Servicer’s) response. The Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided that, after the occurrence and during the continuance of a Control Termination Event, the Special Servicer shall consult (on a non-binding basis) with the Controlling Class Representative (until the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but only to the extent such consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event.

In addition, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan or Whole Loan, as applicable, as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein. Notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or the Special Servicer to violate any provision of any Loan Documents, applicable law, this Agreement or the REMIC Provisions, including without limitation each of the Master Servicer’s and the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Fund or the Trustee to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities hereunder or cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer is not in the best interests of the Certificateholders and/or the Companion Loan Holders.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Controlling Class Representative or any advice from the Controlling Class Representative would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Loan Documents, the intercreditor agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Controlling Class Representative, the Trustee and, subject to Section 11.13 of this Agreement, the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Controlling Class Representative that does not violate any law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

The Controlling Class Representative will have no liability to the Trust Fund or Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for error in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability to any Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class; (iii) the Controlling Class Representative does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Controlling Class Representative may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; and (v) the Controlling Class Representative shall have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (i)-(iv) of this paragraph, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any affiliate, director, member, officer, employee, shareholder, member, partner, agent or principal thereof for having so acted; provided, however, that the rights of the Controlling Class Representative are subject to the intercreditor agreement.

(b)           Notwithstanding anything to the contrary contained herein: (i) after the occurrence and during the continuance of any Control Termination Event, the Controlling Class Representative shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Controlling Class Representative in connection with any action to be taken or refrained from taking to the extent set forth herein; (iii) after the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative; and (iv) in the case of the AB Whole Loan, for so long as the related Subordinate Companion Loan Holder is the related Whole Loan Directing Holder, the Controlling Class Representative will not be entitled to exercise any of the rights in this Section 6.09 with respect to the AB Whole Loan or any related REO Property, and instead all such rights, in addition to any other rights provided for under the related Co-Lender Agreement, shall be exercised by the related Whole Loan Directing Holder.

(c)           Notwithstanding anything to the contrary herein, neither the Master Servicer nor the Special Servicer shall take or refrain from taking any action pursuant to instructions from a Whole Loan Directing Holder or Companion Loan Holder that would cause any one of them to violate applicable law, the terms of the related Whole Loan, the related Co-Lender Agreement, this Agreement, including the Servicing Standard, or the REMIC Provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Trust Fund, the Trustee, the Operating Advisor, the Certificate Administrator or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders or the Servicing Standard.

(d)           Each Certificateholder and Beneficial Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof. Any such Certificateholder (or Beneficial Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or Beneficial Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal thereof and/or any new Holder or Beneficial Owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator shall provide (on a reasonably prompt basis) the identity of the then-current Controlling Class and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the Trust if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to this Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under Section 3.29(d)(ii) of this Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee shall be entitled to rely on such information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator shall promptly contact Seer Capital Partners Master Fund L.P. or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether such entity is the Holder (or Beneficial Owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Principal Amount. If at

any time that Seer Capital Partners Master Fund L.P. or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the Holder (or Beneficial Owner) of at least a majority of the Controlling Class by Certificate Principal Amount and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders of at least a majority of the Controlling Class by Certificate Principal Amount nor (ii) received notice of a replacement Controlling Class Representative pursuant to this Agreement, then a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue until such time as the Certificate Administrator receives either such notice.

Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator shall promptly forward notice thereof to each other party to this Agreement.

(e)           Once a Controlling Class Representative has been selected pursuant to clause (c) above, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Principal Amount, or such Controlling Class Representative shall have notified the Certificate Administrator, the Master Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.

(f)             If at any time a book-entry certificate belongs to the Controlling Class, the Certificate Administrator shall notify the related Beneficial Owner or Beneficial Owners (through the Depository, unless the Certificate Administrator shall have been previously provided with the name and address of such Beneficial Owner or Beneficial Owners) of such event and shall request that it be informed of any change in the identity of the related Beneficial Owner from time to time.

(g)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor and the Trustee and the Certificate Administrator shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

(h)           Notwithstanding anything to the contrary contained herein, during such time as the Class E Certificates is the Controlling Class, the Holder of more than 50% of the Controlling Class Certificates (by Certificate Principal Amount) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or to cause the exercise of the rights of the Controlling Class Representative as set forth in this Agreement by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor (any such Holder or group of affiliated Holders that makes such an election, the “Opting-Out Party”). Any such waiver shall remain effective, and a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue, with respect to such Holder and such Class until such time as the Opting-Out Party (i) sells a majority of the Class E Certificates (by Certificate Principal Amount) to an unaffiliated third party and (ii) certifies to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the Opting-Out Party retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (b) there is no voting agreement between the Opting-Out Party and the transferee and (c) the Opting-Out Party retains no direct or indirect economic interest in the Class E Certificates (such sale and certification, a “Class E Transfer”). Following any such Class E Transfer, the successor holder of more than 50% of the Controlling Class Certificates (by Certificate Principal Amount) shall again have the rights of the Controlling Class Representative as set forth herein (including the rights to appoint a Controlling Class Representative or cause the exercise of the rights of the Controlling Class Representative) without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder shall also have the right as provided in this Section 6.09(h) to irrevocably waive its rights to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or to cause the exercise of the rights of the Controlling Class Representative as set forth in this Agreement. No such successor Certificateholder described above in this paragraph shall have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to the Class E Transfer and had not also become a Corrected Mortgage Loan prior to such Class E Transfer until such time as such Mortgage Loan becomes a Corrected Mortgage Loan.

ARTICLE VII

DEFAULT

Section 7.01     Servicer Termination Events.

(a)             “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)            (A) any failure by the Master Servicer to make any deposit or payment required to be made by the Master Servicer to the Collection Account or any Whole Loan Custodial Account or to any Companion Loan Holder on the day and by the time such deposit or remittance is required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)           any failure by the Special Servicer to deposit into any REO Account, within two (2) Business Days after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account or any Whole Loan Custodial Account, as applicable, any amount required to be so deposited or remitted by the Special Servicer pursuant to, and within one (1) Business Day after the time specified by, the terms of this Agreement; or

(iii)          any failure on the part of the Master Servicer or the Special Servicer, as applicable, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under this Agreement or such shorter period (not less than two (2) Business Days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates of any Class evidencing, as to such Class, not less than 25% of the Voting Rights (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose) or, if affected thereby, by a Companion Loan Holder; provided, however, if any such failure with a 30-day cure period is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days; provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; or

(iv)          any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or any Companion Loan Holder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates entitled to not less than 25% of the Voting Rights; or, if affected thereby, by a Companion Loan Holder; provided, however, if such breach is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days; provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; or

(v)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

(vi)          the Master Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

(vii)         the Master Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)        either Moody’s or KBRA has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or one or more classes of Companion Loan Securities, or (ii) placed one or more Classes of Certificates or one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency, within 60 days of such event); or

(ix)          the Master Servicer or the Special Servicer, as applicable, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and (B) the Master Servicer or the Special Servicer, as applicable, is not reinstated to that ranking within 60 days (provided that if Morningstar has not issued a ranking with respect to such Master Servicer or Special Servicer, as applicable, then the following shall constitute a Servicer Termination Event: such Master Servicer or Special Servicer, as applicable, was acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by a Rating Agency within the 12-month period prior to the date of determination, and Morningstar has downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such Master Servicer or Special Servicer, as applicable, as master servicer or special servicer, as applicable, as the sole or material factor in such rating action with respect to such commercial mortgage securities);

(x)           the Master Servicer or the Special Servicer, as applicable, or any primary servicer or Sub-Servicer appointed by the Master Servicer or the Special Servicer after the Closing Date (but excluding any Sub-Servicer set forth on Exhibit S), shall fail to deliver during any period in which the Trust or the Other Securitization Trust is subject to the reporting requirements of the Exchange Act the items required to be delivered by this Agreement to enable the Certificate Administrator, Depositor or Other Depositor or Other Exchange Act Reporting Party to comply with the Trust’s reporting obligations under the Exchange Act within five (5) Business Days of such failure to comply with Article X (any primary servicer or Sub-Servicer that defaults in accordance with this Section 7.01(a)(x) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Servicer Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates (or, solely in the case of the related Whole Loan, at the direction of an affected Companion Loan Holder) to the Trustee, then the Trustee shall, terminate the Master Servicer or the Special Servicer, as applicable. Notwithstanding anything to the contrary, it shall not be a Servicer Termination Event with respect to the pool of Mortgage Loans under clauses (i), (ii), (iii), (iv), (viii) and/or (ix) above if the failure, default or event only has an adverse effect on a Companion Loan, the holder of a Companion Loan or a rating on any Companion Loan Securities, but shall be a Servicer Termination Event with respect to the related Companion Loan and the holder of any related Companion Loan shall: (i) in the case of any such failure, default or event on the part of the Master Servicer, have the remedies set forth in Section 7.01(d) with respect to the Servicer Termination Event with respect to the related Companion Loan; and (ii) with respect to any such failure, default or event on the part of the Special Servicer, be able to require termination of the Special Servicer with respect to, but only with respect to, the related Whole Loan.

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, the Master Servicer shall also be terminated as Special Servicer.

(b)           If the Master Servicer receives notice of termination under Section 7.01(c) solely due to a Servicer Termination Event under Section 7.01(a)(viii) or Section 7.01(a)(ix) and if the Master Servicer to be terminated pursuant to Section 7.01(c) provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(b). Upon receipt of the “request for proposal” materials, Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer pursuant to Section 7.01(c)) solicit good faith bids for the rights to service the Mortgage Loans and the Whole Loans under this Agreement from at least three (3) Persons qualified to act as a successor Master Servicer hereunder in accordance with Section 6.02 (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement. The offer proposal shall require any Successful Bidder (as defined below), as a condition of such offer, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The Trustee shall select the Qualified Bidder with the highest cash offer (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a Rating Agency Confirmation from each Rating Agency within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the offer process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall request the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement, the amount of such cash offer received from the Successful Bidder (net of “out-of-pocket” expenses incurred in connection with obtaining such offer and transferring servicing).

The Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans and the Whole Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Master Servicer to be terminated pursuant to Section 7.01(c) shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such offer process and the Trustee shall have no further obligations under this Section 7.01(b). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

(c)           In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and Whole Loans and the proceeds thereof, other than any rights the Master Servicer or Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 and subsection (b) above notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans and Whole Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and Whole Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agrees that, in the event it is terminated pursuant to this Section 7.01, to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) with all documents and records requested by the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) to enable the Trustee or other successor to its responsibilities hereunder to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or successor Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any Whole Loan Custodial Account, any REO Account or Lock-Box Account shall thereafter be received with respect to the Mortgage Loans and Whole Loan, and shall promptly provide the Trustee or such successor Master Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder. All reasonable costs and expenses actually incurred by the Trustee, the Certificate Administrator or the successor Master Servicer or successor Special Servicer in connection with transferring Mortgage Files, Servicing Files and related information, records and reports to the successor Master Servicer or Special Servicer and amending this Agreement to reflect (as well as providing appropriate notices to Mortgagors, ground lessors, insurers and other applicable third parties regarding) such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Trustee, the Certificate Administrator or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.

(d)           Notwithstanding Sections 7.01(a) and Section 7.01(c), if (1) any Servicer Termination Event on the part of the Master Servicer affects a Companion Loan Holder of a Whole Loan and the Master Servicer is not otherwise terminated in accordance with Section 7.01(c), or (2) a Servicer Termination Event on the part of the Master Servicer occurs that affects only the Companion Loan, the Master Servicer may not be terminated in accordance with Section 7.01(c), but, at the written direction of the Companion Loan Holder, the Master Servicer will be required to appoint, within 30 days of such direction, a sub-servicer (or, if any Whole Loan is currently being sub-serviced, to replace, within 30 days of such direction, the then current sub-servicer with a new sub-servicer). In connection with the Master Servicer’s appointment of any sub-servicer at the direction of a Companion Loan Holder in accordance with this Section 7.01(d), the Master Servicer shall obtain at its own expense a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency, which shall be delivered and addressed to the related Companion Loan Holder and to the Trustee. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the direction of a Companion Loan Holder in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation (other than the Excess Servicing Fee Right), of the Master Servicer under this Agreement with respect to the related Whole Loan. Such sub-servicing agreement (a) may be terminated without cause and without payment of any fee and (b) shall also provide that such sub-servicer shall agree to become the master servicer under a separate servicing agreement for the applicable Whole Loan in the event that any Whole Loan is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Whole Loan and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any sub-servicer appointed by the Master Servicer at the direction of a Companion Loan Holder in accordance with this Section 7.01(d) shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer and obtain a Rating Agency Confirmation. In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.01(d), the terminated Master Servicer that was responsible for the Servicer Termination Event that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

(e)           If the Trustee, the Certificate Administrator or the Master Servicer has received written notice from Moody’s, KBRA or Morningstar that the Master Servicer no longer is an approved master servicer then such party shall promptly notify the others and the Special Servicer, and the Certificate Administrator shall notify the related Companion Loan Holder of the same.

Section 7.02     Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall be its successor in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or moneys shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as Master Servicer or Special Servicer. The Trustee shall not be liable for any of the representations, liabilities or warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 of this Agreement nor shall the Trustee be required to purchase any Mortgage Loan or Whole Loan hereunder. As compensation therefor, the Trustee as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Fee or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans and the Companion Loans that accrue after the date of the

Trustee’s succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer and the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee, or if the Rating Agencies do not provide Rating Agency Confirmations with respect to the Trustee so acting, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution for which a Rating Agency Confirmation from each Rating Agency has been obtained (at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Trust Fund), as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that, for so long as no Control Termination Event has occurred or is continuing the Controlling Class Representative shall have the right to approve any such successor Special Servicer. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the Special Servicer, unless the Master Servicer is also the Special Servicer, the Master Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans and Companion Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder; provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses; provided, further that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor to the Terminated Party at such amounts in excess of that permitted the Terminated Party. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Notwithstanding anything to the contrary contained herein, if and for so long the related Subordinate Companion Loan Holder is the Whole Loan Directing Holder for the AB Whole Loan or any related REO Property, any successor Special Servicer with respect to such AB Whole Loan or related REO Property appointed or otherwise designated pursuant to this Section 7.02 shall be subject to the approval of the related Whole Loan Directing Holder as required under the related Co-Lender Agreement.

Section 7.03     Notification to Certificateholders.

(a)           Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to the Companion Loan Holders and, subject to Section 11.13 of this Agreement, to each Rating Agency.

(b)           Within 30 days after the occurrence of any Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Certificate Administrator has actual knowledge, the Certificate Administrator shall transmit by mail to all Holders of Certificates, any affected Companion Loan Holder (to the extent the Certificate Administrator has received the notice information for such Companion Loan Holder after a request therefor) and, subject to Section 11.13 of this Agreement, to each Rating Agency notice of such Servicer Termination Event or Operating Advisor Termination Event, unless such Servicer Termination Event or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04     Other Remedies of Trustee. During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the defaulting Master Servicer or Special Servicer, as applicable. If the Master Servicer or Special Servicer, as applicable, fails to remedy, after the presentation of reasonable documentation, the Trustee shall be entitled to be reimbursed for such expenses, costs and liability from the Collection Account or the Whole Loan Custodial Account, as applicable, as provided in Section 3.06 and Section 3.06A of this Agreement; provided that the Master Servicer or the Special Servicer, as applicable, shall not be relieved of such liability for such expenses, costs and liabilities. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event of the Master Servicer or the Special Servicer.

Section 7.05     Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer, with respect to the related Whole Loan only, by each affected Companion Loan Holder) may, on behalf of all Holders of Certificates, waive any Servicer Termination Event on the part of the Master Servicer, Special Servicer or any Operating Advisor Termination Event on the part of the Operating Advisor in the performance of its obligations hereunder and its consequences, except a Servicer Termination Event in connection with making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, a Whole Loan Custodial Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon. Any costs and expenses incurred by the Certificate Administrator in connection with such default and prior to such waiver shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, promptly upon demand therefor and if not reimbursed to the Certificate Administrator within 90 days of such demand, from the Trust Fund; provided that the Trust Fund shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, to the extent such amounts are reimbursed to the Certificate Administrator from the Trust Fund. Notwithstanding the foregoing, (a) a Servicer Termination Event under any of Section 7.01(a)(i) and Section 7.01(a)(ii) of this Agreement may be waived only by all of the Certificateholders of the affected Classes, and (b) a Servicer Termination Event under Section 7.01(a)(x) of this Agreement may be waived only with the consent of the Depositor, together with (in the case of each of clauses (a) and (b)) the consent of each Companion Loan Holder, if any, that is affected by such Servicer Termination Event.

The foregoing paragraph notwithstanding, if the Holders representing at least the requisite percentage of the Voting Rights allocated to each affected Class of Certificates desire to waive a Servicer Termination Event by the Master Servicer, but a Companion Loan Holder related to a Whole Loan (if adversely affected thereby) does not wish to waive that Servicer Termination Event, then those Certificateholders may still waive that Servicer Termination Event, and the applicable Companion Loan Holder will be entitled to request that the Master Servicer appoint, within 60 days of the applicable Companion Loan Holder’s request, a sub-servicer (or, if the applicable Whole Loan is currently being subserviced, to replace, within 60 days of the applicable Companion Loan Holder’s request, the then current sub-servicer with a new sub-servicer) with respect to the applicable Whole Loan. In connection with the Master Servicer’s appointment of a sub-servicer at the request of a Companion Loan Holder in accordance with this Section 7.05, the Master Servicer shall obtain a Rating Agency Confirmation from each Rating Agency at the expense of the Companion Loan Holder. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the request of a Companion Loan Holder in accordance with this Section 7.05 shall be responsible for all duties, and shall be entitled to all compensation (other than the Excess Servicing Fee Right), of the Master Servicer under this Agreement with respect to the applicable Whole Loan. Such Sub-Servicing Agreement (a) may be terminated without cause and without the payment of any fee and (b) shall also provide that such sub-servicer shall become the master servicer under a separate servicing agreement for the applicable Whole Loan in the event that any Whole Loan is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Whole Loan and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. Such sub-servicer (a) may be terminated without cause and without the payment of any fee and (b) shall meet the requirements of Section 3.01 of this Agreement. If any sub-servicer appointed by the Master Servicer at the request of a Companion Loan Holder in accordance with this Section 7.05 shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer with respect to which a Rating Agency Confirmation, which shall be delivered and addressed to the related Companion Loan Holder and to the Trustee, has been obtained at the expense of the applicable resigning or terminated sub-servicer (and any applicable Sub-Servicing Agreement shall so provide), and if the resigning or terminated sub-servicer fails to cover such expense, the Master Servicer shall do so. In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.05, the terminated Master Servicer that was responsible for the Servicer Termination Event that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

Section 7.06     Termination of the Operating Advisor.

(a)            An “Operating Advisor Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure with the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days;

(iii)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)           the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)          the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event shall occur then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Non-Reduced Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor becomes aware.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Operating Advisor. Upon the written direction of holders of Certificates evidencing more than 50% of the Voting Rights of the Non-Reduced Certificates that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights of the Non-Reduced Certificates exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement by notice in writing to the Operating Advisor. The provisions set forth in the foregoing sentences of this Section 7.06(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)           On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04 of this Agreement or (2) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee shall appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.06(b) of this Agreement; provided, however, that if the Trustee is the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor. The Trustee shall provide written notice of the appointment of an Operating Advisor to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Controlling Class Representative and each Certificateholder within one Business Day of such appointment. Except as contemplated by Section 7.06(b) of this Agreement, the appointment of the Operating Advisor shall not be subject to the vote, consent or approval of the holder of any Class of Certificates.

The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Sponsor or an Affiliate of any of them. If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall appoint a successor Operating Advisor subject to and in accordance with this Section 7.06(c), which successor Operating Advisor may be an Affiliate of the Trustee. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. In the event the Operating Advisor is either (i) required to resign due to the Depositor, the Master Servicer, the Special Servicer, a Sponsor or an Affiliate thereof becoming the Operating Advisor or (ii) terminated pursuant to this Section 7.06, then, unless and until a replacement Operating Advisor is appointed, no party shall act as the Operating Advisor and the provisions in this Agreement relating to consultation with respect to the Operating Advisor shall not be applicable until a replacement Operating Advisor is appointed hereunder.

Notwithstanding the foregoing, if there are no classes of Sequential Pay Certificates or Class PEZ Certificates outstanding other than the Class E, Class F and Class G Certificates, then the Controlling Class Representative may terminate all of the rights and obligations of the Operating Advisor under this Agreement (other than any rights or obligations that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights that arose out of events that occurred prior to such termination) without the payment of any termination fee, provided, however, that the Operating Advisor shall continue to receive the Operating Advisor Fee until the termination of the Trust Fund.

(d)           Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, subject to Section 11.13 of this Agreement, each Rating Agency. In the event that the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of the Trustee and the Certificate Administrator.

(a)            The Trustee, prior to the occurrence of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and Section 7.04 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Certificate Administrator undertakes to perform at all times such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Certificate Administrator shall be construed as a duty.

(b)           Each of the Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement to the extent specifically set forth herein; provided, however, that neither the Trustee nor the Certificate Administrator shall be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder if accepted in good faith. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request a corrected instrument, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s, as applicable, reasonable satisfaction, the Certificate Administrator (if the Certificate Administrator requested the corrected instrument or upon direction from the Trustee if the Trustee requested the corrected instrument) will provide notice thereof to the Certificateholders.

(c)           Neither the Trustee, the Certificate Administrator nor any of their respective officers, directors, employees, agents or “control” persons within the meaning of the Securities Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator, as applicable, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)            Prior to the occurrence of a Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, the Trustee or the Certificate Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

(ii)           Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts;

(iii)          Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the

Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under this Agreement;

(iv)          Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not the same Person as, or an Affiliate of, the Trustee or the Certificate Administrator, as applicable, and that is selected other than by the Trustee or the Certificate Administrator, as applicable, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Depositor, the Operating Advisor or any other third Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action unless such action is incidental to its respective duties as Trustee or Certificate Administrator, as applicable, in accordance with this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund) and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, and the Trustee or the Certificate Administrator, as applicable, shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Trustee or the Certificate Administrator, as the case may be, or by reason of negligent disregard of the Trustee’s or the Certificate Administrator’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Trustee or the Certificate Administrator, as the case may be, of any of its representations or warranties contained herein; provided, however, that the Trustee or the Certificate Administrator may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder; and

(vi)          Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee or the Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure. Each of the Trustee and the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or the Certificate Administrator, as applicable, pursuant to this Agreement.

None of the provisions contained in this Agreement shall require the Trustee or the Certificate Administrator, in its capacity as Trustee or the Certificate Administrator, as applicable, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as applicable, to perform, or, with respect to the Trustee, be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer or the Operating Advisor under this Agreement, except, with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement (other than any funds invested with it in its commercial capacity or at its discretion).

(d)           The Operating Advisor, the Master Servicer, the Special Servicer or the Trustee may at any time request from the Certificate Administrator written confirmation of whether a Control Termination Event occurred during the previous calendar year and the Certificate Administrator shall deliver such confirmation, based on information in its possession, to the requesting party within 15 days of such request.

Section 8.02     Certain Matters Affecting the Trustee and the Certificate Administrator.

(a)           Except as otherwise provided in Section 8.01 of this Agreement:

(i)            Each of the Trustee and the Certificate Administrator may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)           Each of the Trustee and the Certificate Administrator may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)          (A)          Neither the Trustee nor the Certificate Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby;

 (B)          the right of the Trustee or the Certificate Administrator, as applicable, to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Certificate

Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act; and

 (C)          provided that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)          Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Securities Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as applicable, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class (considering each of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose); provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as applicable, not reasonably assured to the Trustee or the Certificate Administrator, as applicable, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively and if such investigation results from such Servicer Termination Event or Operating Advisor Termination Event, and otherwise by the Certificateholders requesting the investigation;

(vi)          Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder; and

(vii)         For purposes of this Agreement, the Trustee or the Certificate Administrator, as applicable, shall have notice of an event only when a Responsible

Officer of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

(b)           Following the Startup Day, neither the Trustee nor the Certificate Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator, as applicable, shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding or subject either Trust REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances or cause the Grantor Trust to fail to qualify as a grantor trust.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator, as applicable, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

Neither the Trustee nor the Certificate Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Depositor pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(d)           Neither the Trustee nor the Certificate Administrator shall be responsible for delays or failures in performance resulting from acts beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

(e)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Laws.

(f)            Each of the Certificate Administrator, Custodian, Authenticating Agent, Paying Agent and Certificate Registrar shall be entitled to the same rights, indemnities, immunities, privileges and protections afforded to the Trustee hereunder in the same manner as if such party were the named Trustee herein.

Section 8.03     Neither the Trustee Nor the Certificate Administrator Is Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, and the Trustee, the Certificate Administrator, the

Master Servicer, the Special Servicer and the Operating Advisor assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except for its review thereof pursuant to Section 2.02); the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of moneys by or at the direction of the Master Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer), it being understood that the Trustee shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer or any Mortgagor; any action of the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer taken in the name of the Trustee except to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee as applicable hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties as specifically set forth in this Agreement. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock Box Account, the Escrow Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator, as applicable. Neither the Trustee nor the Certificate Administrator shall have responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless in the case of the Trustee, the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as applicable, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect that such payment is not permitted by applicable law.

Section 8.04     Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator, each, in its individual capacity or any other capacity, may become the owner or pledgee of Certificates, and may deal with the Depositor and the Master Servicer in banking transactions, with the same rights it would have if it were not Trustee, the Certificate Administrator or such agent, as the case may be.

Section 8.05     Payment of Trustee/Certificate Administrator Fees and Expenses; Indemnification.

(a)           As compensation for the performance of its duties hereunder, the Trustee shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. As compensation for the performance of its duties hereunder, the Certificate Administrator shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. The Trustee/Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. The Trustee/Certificate Administrator Fee (which in each case shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s and the Certificate Administrator’s sole form of compensation for all services rendered by each of them in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee or the Certificate Administrator, as applicable, hereunder. No Trustee/Certificate Administrator Fee shall be payable with respect to any Companion Loan. In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled.

(b)           Each of the Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and, except for Advances otherwise reimbursable hereunder, advances incurred or made by the Trustee or the Certificate Administrator, as applicable, pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are “unanticipated expenses” as described in clause (d) below, except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that, subject to Section 8.01 and Section 8.02 of this Agreement, neither the Trustee nor the Certificate Administrator shall refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee/Certificate Administrator Fee or the Trustee’s expenses or the Certificate Administrator’s expenses, as applicable.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable out-of-pocket expenses incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expenses as may arise from the negligence or bad faith of the Trustee.

(c)           Each of the Paying Agent, Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, an “Indemnifying Party”) shall indemnify the Trust, the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian and their respective Affiliates and each of the directors, officers, employees and agents of the Paying Agent, the Authenticating Agent, the Trust, the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian and their respective Affiliates (each, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder. Each of the Paying Agent, the Authenticating Agent, the Trustee, the Paying Agent, the Certificate Registrar, the Custodian and the Certificate Administrator shall indemnify each of the Master Servicer and the Special Servicer and its Affiliates and each of the directors, officers, employees and agents of each of the

Master Servicer and the Special Servicer and its Affiliates (each, a “Servicer Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Servicer Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Servicer Indemnified Party in any action or proceeding between the Trustee, the Paying Agent, Authenticating Agent, the Certificate Registrar, the Custodian or the Certificate Administrator, as applicable, and the Servicer Indemnified Party or between the Servicer Indemnified Party and any third party or otherwise) related to the Trustee’s, Authenticating Agent, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s or the Certificate Administrator’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder. Each of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator and the Trustee shall indemnify the Depositor, any employee, director or officer of the Depositor, and the Trust Fund and hold the Depositor, any employee, director or officer of the Depositor, and the Trust Fund harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator or the Trustee, as the case may be, or by reason of negligent disregard of the Authenticating Agent, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s, the Certificate Administrator’s or the Trustee’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator or the Trustee, as the case may be, of any of its representations or warranties contained herein.

(d)           The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the Indemnified Party in any action or proceeding between the Trust Fund and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates, in each case to the extent and only to the extent, such payments are expressly reimbursable under this Agreement, or are unanticipated expenses (as defined below), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct, or negligent disregard of obligations and duties hereunder, of the Indemnified Party and (ii) except to the extent such amounts are not paid pursuant to this Section 8.05, those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(c). The term “unanticipated expenses” shall include any fees, expenses and disbursements of the Trustee or the Certificate Administrator or any separate trustee or co-trustee or certificate administrator appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date, and the losses, liabilities, damages, claims or incremental expenses (including reasonable attorneys’ fees) incurred or, except in the case of an Advance otherwise reimbursable hereunder, advanced by an Indemnified Party in connection with (i) a default under any Mortgage Loan and (ii) any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)           Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as applicable, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Authenticating Agent, the Certificate Registrar or the Custodian.

(f)            This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

Section 8.06     Eligibility Requirements for the Trustee and the Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times:

(i)           be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement;

(ii)           have a combined capital and surplus of at least $50,000,000;

(iii)         (a) its unsecured long term debt of at least “A2” by Moody’s and, if rated by KBRA, a rating by KBRA at least equivalent to “A2” Moody’s (provided that the Trustee may maintain a long-term unsecured debt rating of at least “Baa2” by Moody’s and, if rated by KBRA, a rating by KBRA at least equivalent to “Baa2” Moody’s if the Master Servicer maintains a rating of at least “A2” by Moody’s and, if rated by KBRA, a rating by KBRA at least equivalent to “A2” Moody’s), and (b) its unsecured short-term debt of at least “P-1” by Moody’s and, if rated by KBRA, a rating by KBRA at least equivalent to “P-1” Moody’s, or have such other rating(s) with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

(iv)         be subject to supervision or examination by federal or state authority; and

(v)          in the case of the Trustee, shall not be an Affiliate of the Master Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer pursuant to Section 7.02).

If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate

Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax from its own funds and continue as Trustee or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07.

Section 8.07     Resignation and Removal of the Trustee or the Certificate Administrator. Either the Trustee or the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator (as applicable), the Trustee (as applicable), the Operating Advisor, the Certificate Holders, the Companion Loan Holders and, subject to Section 11.13 of this Agreement, each Rating Agency. Upon such notice of resignation, the Master Servicer shall promptly appoint a successor Trustee or the Certificate Administrator, as applicable, with respect to which the Rating Agencies have provided a Rating Agency Confirmation to the resigning Trustee or Certificate Administrator, as applicable, and the successor Trustee or Certificate Administrator, as applicable. If no successor Trustee or Certificate Administrator, as applicable, shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator, as applicable. The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation (including, but not limited to, the costs of assigning Mortgage Loans by reason of change in Trustee).

If at any time either the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or if at any time either the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and promptly appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and to the successor Trustee or Certificate Administrator, as applicable. The Holders of Certificates entitled to more than 50% of the Voting Rights of all of the Certificates may at any time remove the Trustee or the Certificate Administrator and appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument or instruments, in five originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer, one complete set to the Trustee (in connection with the removal of the Certificate Administrator), one complete set to the Certificate Administrator (in connection with the removal of the Trustee), one complete set to the Trustee or Certificate Administrator, as applicable, so removed and one complete set to the successor Trustee or Certificate Administrator, as applicable, so appointed and a copy thereof shall be delivered to the Companion Loan Holders.

In the event that the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans or Whole Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including Advances and any accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal, and no termination without cause shall be effective until the payment of such amounts to the Trustee or the Certificate Administrator, as applicable). The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its termination or removal; provided that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing aggregate Voting Rights of more than 50% of the Voting Rights of all Certificates as provided in the immediately preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations of the Trustee or Certificate Administrator, as applicable, to a successor Trustee or Certificate Administrator.

Any resignation or removal of the Trustee or the Certificate Administrator and appointment of a successor Trustee or Certificate Administrator, as applicable, pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee or successor Certificate Administrator, as applicable, as provided in Section 8.08.

Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, the outgoing Trustee shall (subject to the terms of the third paragraph of this Section 8.07) at its own expense, ensure that prior to consummation of such action or as part of its transfer of duties to any successor (to the extent such Loan Document was assigned or endorsed to the Trustee), (A) the original executed Note for each Mortgage Loan, is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24” or in blank and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of the other Loan Documents, are assigned (and, other than in connection with the removal of the Trustee without cause, recorded as appropriate) to such successor, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made. The outgoing Trustee shall provide copies of the documentation provided for in items (A) and (B) above to the Master Servicer, in each case to the extent such copies are not already in the Master Servicer’s possession. If the Trustee is removed without cause, the Loan Documents identified in clause (B) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so required by the Master Servicer or the Special Servicer and at the expense of the Trust for so long as no Control Termination Event is continuing, with the consent of the Controlling Class Representative, and during the continuance of a Control Termination Event, after consultation with the Controlling Class Representative.

Section 8.08     Successor Trustee or Successor Certificate Administrator.

(a)           Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 of this Agreement shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to the predecessor Trustee or Certificate Administrator, as applicable, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that a Rating Agency Confirmation shall be obtained from each Rating Agency with respect to the appointment of such successor Trustee or Certificate Administrator. The predecessor Certificate Administrator shall deliver to the successor Certificate Administrator all Mortgage Files and related documents and statements held by it hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator, as applicable, all such rights, powers, duties and obligations. No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or Certificate Administrator, as applicable, shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor Trustee or Certificate Administrator, as applicable, as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Certificate Administrator, as applicable, hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to the Companion Loan Holders. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Certificate Administrator, the successor Trustee or Certificate Administrator, as applicable, shall cause such notice to be mailed at the expense of the Depositor.

(b)           Any successor Trustee or Certificate Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09     Merger or Consolidation of the Trustee or the Certificate Administrator. Any entity into which the Trustee or the Certificate Administrator may be merged or converted, or with which the Trustee or the Certificate Administrator, as applicable, may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator, as applicable, shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator, as applicable, shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10     Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to, such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11     Access to Certain Information.

(a)           The Certificate Administrator and the Custodian shall afford to any Privileged Person (including the Operating Advisor and the Controlling Class Representative) access to any documentation (other than any Privileged Information) regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

(b)           The Certificate Administrator shall maintain at its offices (and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available) for review by any Privileged Person originals and/or copies of the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format):

(i)         the Prospectus and the Prospectus Supplement;

(ii)        this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(iii)       all Certificate Administrator reports made available to holders of each relevant class of Certificates since the Closing Date;

(iv)       all Distribution Date Statements and all CREFC® reports actually delivered or otherwise made available to Certificateholders pursuant to Section 4.02 of this Agreement since the Closing Date;

(v)        the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the Officer’s Certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.08 of this Agreement;

(vi)       the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.09 of this Agreement;

(vii)      the most recent inspection report prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator in respect of each Mortgaged Property pursuant to Section 3.18 of this Agreement;

(viii)     any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(e) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ix)       the Mortgage File, including any and all modifications, waivers and amendments of the terms of the Mortgage Loans (or the Whole Loans) entered into or consented to by the Master Servicer or the Special Servicer and delivered to the Certificate Administrator pursuant to Section 3.24 of this Agreement;

(x)        the summary of each Final Asset Status Report delivered to the Certificate Administrator pursuant to Section 3.21(b) of this Agreement and the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, together with the other information specified in Section 4.02(b) of this Agreement;

(xi)       any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xii)      notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee (and appointments of successors thereto);

(xiii)     all Special Notices;

(xiv)     any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

(xv)      any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

The Certificate Administrator shall provide, or cause to be provided, copies of any and all of the foregoing items upon reasonable written request of any of the parties set forth in the previous sentence.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

Section 8.12     Compliance with the Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Patriot Act Laws”), each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as applicable. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer to comply with Applicable Patriot Act Laws.

ARTICLE IX

TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

Section 9.01      Termination; Optional Mortgage Loan Purchase.

(a)           The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates, the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth and to make any required remittances to the

Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to subsection (c), (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to subsection (h) and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof. All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

(b)           In connection with a termination contemplated by Section 9.01(a) of this Agreement, the Trust REMICs outstanding shall be terminated and the assets of the Trust Fund with respect to the Lower-Tier REMIC shall be sold or otherwise disposed of in connection therewith, pursuant to a “plan of complete liquidation” within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the assets of the Lower-Tier REMIC shall be sold for cash and that each such Trust REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of each Trust REMIC. Notwithstanding the termination of the Trust REMICs or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for the Trust REMICs and for the Grantor Trust for the period ending with such termination, and shall maintain books and records with respect to the Trust REMICs and the Grantor Trust for the period for which it maintains its own tax returns or other reasonable period.

(c)           The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the

Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also) effect such termination as provided in the prior paragraph if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to this subsection (c).

(d)           If the Trust Fund has not been previously terminated pursuant to subsection (c) or subsection (h) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full an amount equal to the remaining Certificate Principal Amount of each such Certificate or Lower-Tier Regular Interest, as the case may be, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01 of this Agreement , (ii) to the Holders of the Class S Certificates, Excess Interest with respect to the Mortgage Loans received and not previously distributed pursuant to Section 4.01(k) of this Agreement or (iii) if no Regular Certificates are then outstanding, to the Holders of the Class R Certificates of any amount remaining in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the Excess Liquidation Proceeds Reserve Account, in either case, following the later to occur of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (b) the liquidation or disposition pursuant to Section 3.17 of this Agreement of the last asset held by the Trust Fund.

(e)           Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders with a copy to the Master Servicer, the Special Servicer and, subject to Section 11.13 of this Agreement, each Rating Agency at their addresses shown in the Certificate Register as soon as practicable after the Certificate Administrator shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)        specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)       specify the amount of any such final distribution, if known; and

(iii)      state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(f)        Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

(g)       For purposes of this Section 9.01, the Remaining Certificateholder shall have the first option to terminate the Trust Fund pursuant to subsection (h), and then the Holders of the Controlling Class, and then the Special Servicer, and then the Master Servicer, and then the Holder of the Class R Certificates, in each of the last four cases, pursuant to subsection (c).

(h)       Following the date on which the Class X-A Notional Amount, Class X-B Notional Amount and the aggregate Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class D Certificates and the Class PEZ Regular Interests are reduced to zero, the Remaining Certificateholder shall have the right to exchange all of the Certificates (including any outstanding Class X Certificates) (but excluding the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Remaining Certificateholder shall pay the Master Servicer an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Principal Amount of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360. In the event that the Remaining Certificateholder elects to exchange all of the Certificates (other than the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Remaining Certificateholder, not later than the Termination Date, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, but only to the extent that such amounts are not already on deposit in the Collection Account. Upon confirmation that such final deposits have been made and following the surrender of all remaining Certificates (other than the Class R Certificates) by the Remaining Certificateholder on the Termination Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Remaining Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Remaining Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Section 9.01. Thereafter, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee (other than the making of certain payments to Certificateholders and Companion Loan Holders, sending of certain notices, preparing and filing tax returns and maintenance of books and records), shall terminate. Such transfers shall be subject to any rights of any Sub-Servicers to service (or to perform select servicing functions with respect to) the Mortgage Loans. For federal income tax purposes, the Remaining Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Principal Amount of its remaining Certificates (other than the Class S and Class R Certificates), plus accrued and unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributed in respect of the Lower-Tier Regular Interests and such Certificates. The remaining Mortgage Loans and REO Properties are deemed distributed to the Remaining Certificateholder in liquidation of the Trust Fund pursuant to this Section 9.01.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01    Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor and any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor and the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor or the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit the Depositor or any Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor or any Other Depositor, as applicable, to be necessary in order to effect such compliance.

(a)           Succession; Subcontractors Reasonableness. For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.06 of this Agreement) in connection with the succession to the Master Servicer, the Special Servicer or any Sub-Servicer as servicer or Sub-Servicer (to the extent such Sub-Servicer is a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Master Servicer, the Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer, the Special Servicer or any such Sub-Servicer, the Master Servicer (other than if pursuant to an appointment under Section 7.01 or Section 7.02 of this Agreement) or the Special Servicer, as applicable, shall provide to the Depositor, as well as any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and each such Other Depositor, all information relating to such successor servicer reasonably requested by the Depositor or any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Sub-Servicer, the Custodian and the Certificate Administrator (each of the Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 10.01(b) and Section 10.01(c), a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicer shall promptly upon request provide to the Depositor, as well as any Other Depositor as to which the applicable Companion Loan is affected, a written description (in form and substance satisfactory to the Depositor and each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicer shall cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor to comply with the provisions of Section 10.08 and Section 10.09 of this Agreement to the same extent as if such Subcontractor were such Servicer. Such Servicer shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 10.08 and Section 10.09 of this Agreement, in each case, as and when required to be delivered.

(c)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Sub-Servicer and Sub-Servicing Agreement. No Sub-Servicing Agreement (other than such agreements set forth on Exhibit S hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator, as well as any Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.06 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act)

(d)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.06 of this Agreement) and shall furnish pursuant to Section 10.06 of this Agreement to the Depositor and each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor all information reasonably necessary for the Certificate Administrator and Trustee and each Other Exchange Act Reporting Party to accurately and timely report, the event under Item 6.02 of Form 8-K pursuant to Section 10.06 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 10.02    Filing Obligations.

(a)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with the Depositor and each Other Depositor in connection with the satisfaction of the Trust’s and each Other Securitization Trust’s reporting requirements under the Exchange Act. Pursuant to Section 10.03, Section 10.04 and Section 10.06, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, 10-K and 8-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

(b)           In the event that the Certificate Administrator is unable to timely file with the Commission or deliver to any Other Depositor or Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator shall promptly as soon as practicable, but in no event later than twenty-four (24) hours after determination (but if the next calendar day is not a Business Day, then in no event later than 10:00 a.m., New York time, on the next Business Day), notify the Depositor, such Other Depositor or Other Exchange Act Reporting Party thereof. In the case of Forms 10-D and 10-K, the Depositor and the Certificate Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor thereof, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A or Form 10-K/A. In the event that any previously filed Form 10-D needs to be amended, the Certificate Administrator shall notify the Depositor thereof, and such other parties as needed, and the parties hereto shall cooperate to prepare any necessary Form 10-D/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.02 related to the timely preparation and filing of Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Article X. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.03     Form 10-D Filings.

(a)           Within 15 calendar days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D then required by the Exchange Act, in form and substance as then required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph, be reported by the parties set forth on Exhibit U to this Agreement to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes and (ii) approved by the Depositor and each such Other Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting, direction and approval.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one (1) Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) certain parties to this Agreement, as set forth on Exhibit U to this Agreement, shall be required to provide to the Certificate Administrator, the Depositor, and each Other Exchange Act Reporting Party and Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party) in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, (ii) the parties listed on Exhibit U to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit U to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it with respect to the Trust (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(a) of this Agreement, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Commission’s assigned “Central Index Key” for the Depositor, which information the Depositor shall deliver to the Certificate Administrator, and (iii) a reference to the most recent Form ABS-15G filed by each Mortgage Loan Seller and the Commission’s assigned “Central Index Key” for each such filer, which information each Mortgage Loan Seller is required to deliver to the Certificate Administrator pursuant to Section 6(i) of the applicable Loan Purchase Agreement.

(b)           After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review. Within two (2) Business Days after receipt of such copy, but no later than the 9th calendar day after the related Distribution Date or, if the 9th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. Within two (2) Business Days after receipt of such copy, but no later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-D (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.02(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, email: joe.osborne@gs.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.03 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.03. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results because required disclosure information was either not delivered to the Certificate

Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(c)       Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-D, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.03(b) of this Agreement.

Section 10.04   Form 10-K Filings. (a) Within 90 days after the end of each fiscal year of the Trust (it being understood that the fiscal year of the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing within 90 days after December 31, 2014, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-K then required by the Exchange Act, in form and substance as then required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator (in the form required by this Agreement) within the applicable time frames set forth in this Agreement:

(i)        an annual compliance statement for each certifying Person and each Additional Servicer engaged by each certifying Person or the Special Servicer, as described under Section 10.07; provided that the related signature pages may be delivered separately from such compliance statement,

(ii)       (A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 10.08, and

  (B)        if any such report on assessment of compliance with Servicing Criteria described under Section 10.08 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with Servicing Criteria described under Section 10.08 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included,

(iii)      (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.09, and

  (B)        if any registered public accounting firm attestation report described under Section 10.09 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and

(iv)       a certification in the form attached to this Agreement as Exhibit X, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization; provided that the related signature pages may be delivered separately.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph, be (i) reported by the parties set forth on Exhibit V to this Agreement to the Depositor and the Certificate Administrator and any Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes and (ii) approved by the Depositor and such Other Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval.

Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party, if any, during such fiscal year. Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall, upon request (which can be in the form of electronic mail and which may be continually effective), provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2015, (i) the parties listed on Exhibit V to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Certificate Administrator, the Depositor and each Other Exchange Act Reporting Party and Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor, each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit V to this Agreement applicable to such party, (ii) the parties listed on

Exhibit V to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

After preparing a Form 10-K, the Certificate Administrator shall forward electronically a preliminary copy of the Form 10-K to the Depositor for review no later than March 15 in the year immediately following the year as to which such Form 10-K relates, or, if March 15 is not a Business Day, on the immediately following Business Day. Within three (3) Business Days after receipt of such copy, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such preliminary Form 10-K. The Certificate Administrator shall provide a complete Form 10-K to the Depositor for review no later than March 21 in the year immediately following the year as to which such Form 10-K relates, or if March 21 is not a Business Day, on the immediately following Business Day. Within three (3) Business Days after receipt of such complete Form 10-K, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such complete Form 10-K. No later than 5:00 p.m. (New York City time) on the third Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-K (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.02(b). Promptly after filing with the Commission, the Certificate Administrator will make available on the Certificate Administrator’s Website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: (212) 291-5318, email: joe.osborne@gs.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.04 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 10.04. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(b)           Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-K, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.04(a) of this Agreement.

Section 10.05   Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached to this Agreement as Exhibit X required to be included therewith pursuant to the Sarbanes-Oxley Act. The Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor shall provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”) no later than March 15 in the year following the year as to which such Form 10-K relates or, if March 15 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3 and Exhibit Y-4, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 10.05 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 10.06   Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) that is approved by the Depositor shall, pursuant to the following paragraph, be reported by the applicable parties set forth on Exhibit Z to this Agreement to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such Form 8-K Disclosure Information is relevant for

Exchange Act reporting purposes, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), within one (1) Business Day after the occurrence of a Reportable Event (using commercially reasonable efforts), but in no event later than 1:00 p.m. (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit Z to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator, each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties any Form 8-K Disclosure Information described on Exhibit Z to this Agreement as applicable to such party, if applicable (ii) the parties listed on Exhibit Z to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit W, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than 1:00 p.m. (New York City time) on the third Business Day after the Reportable Event (but in no event earlier than 24 hours after having received approved Form 8-K Disclosure Information pursuant to the immediately preceding paragraph). Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon on the fourth Business Day after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail)

to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.02(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will, make available on its internet website a final executed copy of each Form 8-K, to the extent such Form 8-K has been prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: (212) 291-5318, email: joe.osborne@gs.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.06. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

In the case of a Form 8-K that is filed by or on behalf of the Trust as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the proposed successor Master Servicer, Special Servicer, Trustee or Certificate Administrator, as applicable, shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement, provide to the Certificate Administrator and the Depositor on or before the date of such proposed succession the following: (i) any information (including, but not limited to, disclosure information) required for the Trust to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the initial Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to this Trust.

Section 10.07   Annual Compliance Statements. The Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator shall furnish (and the Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator (i) with respect to any Additional Servicer of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Additional Servicer to furnish, and (ii) with respect to any other Additional Servicer of such party (other than any party to this Agreement), shall cause such Additional Servicer to furnish) (each such Additional Servicer and each of the Master Servicer, the Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Depositor, the Certificate Administrator, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of an Officer’s Certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before March 15 of each year, commencing in March 2015, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. The Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall cause (or, in the case of an Additional Servicer that is a Mortgage Loan Seller Sub-Servicer, shall use its commercially reasonable efforts to cause) each Additional Servicer hired by it to, forward a copy of each such statement to, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, subject to Section 11.13 of this Agreement, each Rating Agency. Promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Additional Servicer with which the Master Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each Certifying Servicer that serviced a Mortgage Loan or Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered.

Section 10.08   Annual Reports on Assessment of Compliance with Servicing Criteria.

(a)           On or before March 15 of each year commencing in March 2015, the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Operating Advisor, each at its own expense, shall furnish (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator, the Trustee, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Custodian, the Operating Advisor (only in the case of a report furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.04 of this Agreement, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.08 shall be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit O to this Agreement delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit O to this Agreement and notify the Depositor of any exceptions.

(b)           On the Closing Date, the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Operating Advisor each acknowledge and agree that Exhibit O to this Agreement sets forth the Relevant Servicing Criteria for such party.

(c)           No later than the end of each fiscal year for the Trust, the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Operating Advisor shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, and the Certificate Administrator shall notify the Depositor and each Other Depositor as to the name of each Servicing Function Participant utilized by it, during such fiscal year, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and any Servicing Function Participant submit their assessments pursuant to Section 10.08(a) of this Agreement, such parties will also at such time include the assessment (and related attestation pursuant to Section 10.09 of this Agreement) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)           In the event the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator or the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) any Servicing Function Participant of such party to provide (and the Master Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant (or, in the case of each Servicing Function Participant that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to provide) an annual assessment of compliance pursuant to this Section 10.08, coupled with an attestation as required in Section 10.09 of this Agreement with respect to the period of time that the Master Servicer or the Special Servicer was subject to this Agreement or the period of time that the applicable Servicing Function Participant was subject to such other servicing agreement.

Section 10.09   Annual Independent Public Accountants’ Servicing Report. On or before March 15 of each year, commencing in March 2015, the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Operating Advisor, each at its own expense, shall cause (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Custodian, the Operating Advisor (only in the case of a report furnished on behalf of the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative and, subject to Section 11.13 of this Agreement, each Rating Agency, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it is not expressing an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of such statement will be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor or any Servicing

Function Participant, (i) the Depositor and each Other Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator or the Operating Advisor as to the nature of any defaults by the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Custodian’s, the Operating Advisor’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section relates to an assessment of compliance meeting the requirements of Section 10.08 of this Agreement and notify the Depositor of any exceptions.

Section 10.10   Significant Obligors.

It is hereby acknowledged that the Mortgaged Properties related to the Stamford Office Portfolio Mortgage Loan and the Coastal Grand Mall Mortgage Loan are each a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for such Mortgaged Property, as required by Item 1112(b)(1) of Regulation AB, on each Form 10-D to be filed with respect to the Trust with respect to a Distribution Date immediately following the date in which each financial statement or other financial information (to the extent such financial information relates to updated net operating income) of the Significant Obligor is required to be delivered to the lender under the related Loan Documents (which, for the avoidance of doubt, is (a) in the case of the Stamford Office Portfolio Mortgage Loan, 30 calendar days following the end of each fiscal quarter (excluding year-end) or 75 calendar days following the end of each fiscal year, as applicable, as set forth in Section 11.1(c) of the related loan agreement, and (b) in the case of the Coastal Grand Mall Mortgage Loan, 60 calendar days following the end of each calendar quarter (including year-end) or 85 calendar days following the end of each fiscal year, as applicable, as set forth in Section 5.12 and Section 5.13 of the related loan agreement), or on each Form 10-K filed with respect to the Trust, as applicable. After receipt of the updated net operating income information, the Master Servicer shall update the following columns of the CREFC® Loan Periodic Update File for (i) the next applicable Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i): BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

With respect to any Mortgaged Property that secures a Companion Loan that the applicable Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Companion Loan, the Master Servicer shall, after receipt of updated net operating income information, (x) promptly deliver the financial statements of such “significant obligor” to the Other Depositor and Other Exchange Act Reporting Party of such Other

Securitization Trust and (y) update the following columns of the CREFC® Loan Periodic Update File related to such “significant obligor” for (i) the next applicable Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i): BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the related Mortgage Loan Documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes the related Companion Loan (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received them. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Loan Documents.

The Master Servicer shall (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Mortgagor related to such “significant obligor” to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 10.11   Indemnification. Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article X or (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations.

The Master Servicer, the Special Servicer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage

Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless each Certification Party, the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement or (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicer (as defined in Section 10.01(b)) to identify a Servicing Function Participant pursuant to Section 10.01(c).

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, the Depositor, any Other Depositor, or any employee, director or officer of the Depositor or any Other Depositor, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Section 10.05, Section 10.07, Section 10.08 or Section 10.09 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The Master Servicer, the Special Servicer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 10.11 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer or the Certificate Administrator.

Section 10.12   Amendments. This Article X may be amended by the parties hereto pursuant to Section 11.07 of this Agreement for purposes of complying with Regulation AB, the Securities Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 10.13   Regulation AB Notices. With respect to any notice required to be delivered by the Certificate Administrator to the Depositor pursuant to this Article X, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in this Agreement, via fax to GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: (212) 291-5318, email: joe.osborne@gs.com.

Section 10.14   Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five (5) Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if (i) it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, or (ii) following the Certificate Administrator’s failure to comply with any of such obligations under this Article X on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections, the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.14 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.14 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Section 10.15   Termination of the Master Servicer or the Special Servicer. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Master Servicer or the Special Servicer upon five (5) Business Days’ notice if the Master Servicer or the Special Servicer, as applicable, fails to comply with any of its respective obligations under this Article X; provided that such termination shall not be effective until a successor master servicer or special servicer, as applicable, shall have accepted the appointment.

Section 10.16   Termination of Sub-Servicing Agreements. For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article X and (ii) promptly notify the Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article X. The Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right Master

Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 10.17   Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan.

(a)           Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days’ written notice (or, in each case, such shorter period as required for such Other Depositor or Other Exchange Act Reporting Party to comply with related filing obligations, provided that (i) such Other Depositor or Other Exchange Act Reporting Party, as applicable, has provided written notice as soon as reasonably practicable and, concurrently with such written notice, obtain verbal confirmation of receipt of such written notice, in each case, in accordance with Section 11.04 of this Agreement and (ii) such period shall not be less than 3 Business Days) (which shall only be required to be delivered once), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 10.07, Section 10.08 and Section 10.09 of this Agreement, (i) stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect; provided further, that this notice requirement does not apply to any Companion Loan that is included in any Other Securitization as of the Closing Date. Any reasonable cost and expense of the Master Servicer, Special Servicer, Operating Advisor, Custodian, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article X to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article X with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 10.07, Section 10.08 and Section 10.09 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)           Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.17(a) above, shall timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the related Mortgage Loan Seller and subject to a right of the Master Servicer, Special Servicer, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials), to a holder of a related Companion Loan, such party’s description contained in the Prospectus Supplement (updated as appropriate by the Master Servicer, the Special Servicer, Certificate Administrator or Trustee, as applicable, at the reasonable cost of the related Mortgage Loan Seller) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

(c)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.17(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the related Mortgage Loan Seller) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 10.17(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be). None of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

(d)           Each of the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator, upon reasonable prior written request given in accordance with the terms of Section 10.17(a) above, shall provide (to the extent the reasonable cost thereof is paid or caused to be paid by the applicable party set forth below in the second or third paragraph, as applicable, of this Section 10.17(d)) to the Other Depositor and the Other Trustee under the Other Pooling and Servicing Agreement related to any Other Securitization Trust the following: (i) any information (including, but not limited to, disclosure information) required for such Other Securitization Trust to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to this Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization in connection with the closing of this Series 2014-GC24 securitization transaction, the reasonable cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.17(d) shall be paid or caused to be paid by the applicable Mortgage Loan Seller that transferred the related Companion Loan to the related Other Depositor for inclusion in such Other Securitization.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the reasonable cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.17(d) shall be paid or caused to be paid by the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement.

Section 10.18   Termination of Exchange Act Filings with Respect to the Trust. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law, to suspend its Exchange Act filings with respect to the Trust, the Certificate Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act or any other form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 10.03, Section 10.04, Section 10.05, Section 10.06 and Section 10.07, solely insofar as they relate to the Trust, shall be suspended. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification or other applicable form, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings with respect to the Trust, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K with respect to the Trust as required pursuant to Section 10.03, Section 10.04, Section 10.05, Section 10.06 and Section 10.07, and all parties’ obligations under this Article X shall recommence.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01   Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by fax transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.02   Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or with respect to the Certificates, any Mortgage Loan or Whole Loan, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of at least 25% of the Voting Rights of any Class of Certificates affected thereby (considering each of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose) shall have made written request upon the Trustee (with a copy to the Certificate Administrator) to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.03   Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 11.04   Notices. Unless otherwise specifically provided in this Agreement, any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid (except for notices to the Trustee or the Certificate Administrator which shall be deemed to have been duly given only when received), to: (i) in the case of the Depositor, GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: (212) 291-5318, email: joe.osborne@gs.com; (ii) in the case of an Authorized Representative of the Depositor, the email address listed on Exhibit Q to this Agreement, and with respect to any successor authorized representative, the email address identified by the Depositor in a writing delivered to the Master Servicer, the Special Servicer, the Custodian, the Operating Advisor, the Certificate Administrator and the Trustee; (iii) in the case of the Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention: Executive Vice President – Division Head, facsimile number: (913) 253-9001, email pursuant to Section 11.06 and Section 11.13 of this Agreement, at NoticeAdmin@midlandls.com, with a copy to Stinson Leonard Street LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106-2150, Attention: Kenda K. Tomes, facsimile number: (816) 412-9338; (iv) with respect to the Certificate Administrator and the Custodian, for certificate transfer purposes, Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: CMBS – GS 2014-GC24, and for all other purposes, Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: CMBS – GS 2014-GC24, e-mail: cts.cmbs.bond.admin@wellsfargo.com and trustadministrationgroup@wellsfargo.com, and with respect to notices or delivery of information pursuant to Article X hereof, with a copy to noticeadmin@midlandls.com and Fax: 410-715-2380, Attention: SEC Notifications; (v) in the case of the Special Servicer, LNR Partners, LLC, 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, Attention: Thomas F. Nealon III, Esq., Steven A. Rivers, Esq. and Job Warshaw, fax number: (305) 695-5601, email: tnealon@lnrproperty.com, srivers@lnrproperty.com and jwarshaw@lnrproperty.com, with a copy to Dechert LLP, 90 State House Square, Hartford, Connecticut 06103-3702, Attention: Katherine A. Burroughs, Esq., fax number: (860) 524-3930, email: katherine.burroughs@dechert.com, or with respect solely to emails required pursuant to Section 11.06 and Section 11.13 of this Agreement to GSMS2014GC24@lnrproperty.com; (vi) in the case of the Trustee, Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Global Transaction Services (CMBS); (vii) in the case of the Operating Advisor, Situs Holdings, LLC, 2 Embarcadero, Suite 1300, San Francisco, California 94111, Attention: Stacey Ciarlanti, Vice President, email: Stacey.Ciarlanti@situs.com, with a copy to Situs Holdings, LLC, 4665 Southwest Freeway, Houston, Texas 77027, Attention: Pete Larsen, Associate General Counsel, with a copy to: Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309-4528, Attention: Rex R. Veal, fax number: (404) 541-3430, email: rveal@kilpatricktownsend.com; (viii) in the case of the Rating Agencies: (a) Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention: Commercial Mortgage Surveillance Group, fax number: (212) 553 0300, (b) Kroll Bond Rating Agency, Inc., 845 Third Avenue, 4th Floor, New York, New York 10022, Attention: CMBS Surveillance, fax

number: (646) 731 2395 and (c) Morningstar Credit Ratings, LLC, 410 Horsham Road, Suite A, Horsham, Pennsylvania 19044, Attention: CMBS Surveillance, e-mail: cmbsratings@morningstar.com; (ix) in the case of the Mortgage Loan Sellers, (a) Goldman Sachs Mortgage Company, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: (212) 291-5318, email: joe.osborne@gs.com, (b) Citigroup Global Markets Realty Corp., 390 Greenwich Street, 5th Floor, New York, New York 10013, to the attention of Paul Vanderslice, fax number (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, to the attention of Richard Simpson, fax number (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com, Ryan M. O’Connor at ryan.m.oconnor@citi.com and, in the case of each 15Ga-1 Notice, cmbs.notice@citi.com, (c) Starwood Mortgage Funding I LLC, 1601 Washington Ave., Suite 800, Miami Beach, Florida 33139, Attention: Leslie K. Fairbanks, Executive Vice President, fax number: (305) 695-5449, email: lfairbanks@starwood.com, with a copy to: LNR Property LLC, 1601 Washington Ave., Suite 800, Miami Beach, Florida 33139, Attention: Vincent Kallaher, Senior Vice President, fax number: (305) 695-5449, with a copy to: LNR Property LLC, 1601 Washington Ave., Suite 800, Miami Beach, Florida 33139, Attention: General Counsel, fax number: (305) 695 5449; and (d) Cantor Commercial Real Estate Lending, L.P., 110 East 59th Street, New York, New York 10022, Attention: Anthony Orso, with a copy to: Cantor Commercial Real Estate Lending, L.P., 110 East 59th Street, New York, New York 10022, Attention: Legal Department, email: legal@ccre.com; (x) in the case of the Underwriters and the Initial Purchasers, (a) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, email: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, email: peter.morreale@gs.com and Joe Osborne, fax number: (212) 291-5318, email: joe.osborne@gs.com; (b) Citigroup Global Markets Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, fax number: (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention: Richard Simpson, fax number: (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com and Ryan M. O’Connor at ryan.m.oconnor@citi.com; (c) Drexel Hamilton, LLC, 77 Water Street, New York, New York 10005, Attention: John D. Kerin, Director of Debt Syndicate, fax number: (646) 412-1500, email: jkerin@drexelhamilton.com; (d) Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152-023, Attention: A.J. Sfarra, fax number: (212) 214-8970, with a copy to: Wells Fargo Securities, LLC, Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288, Attention: Jeff D. Blake, Esq., fax number: (704) 715-2378, email: jeff.blake@wellsfargo.com; and (e) Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attention: Stephen Merkel and Shawn Matthews; (xi) in the case of the initial Controlling Class Representative, Seer Capital Partners Master Fund L.P., 1177 Avenue of the Americas, 34th Floor, New York, NY 10036, Attention: Richard Parkus, fax number: (212) 850-2011, email: rparkus@seercap.com, with a copy to with a copy to Kaye Scholer LLP, Three First National Plaza, Chicago, Illinois 60602, Attention: Daniel J. Hartnett, fax number (312) 583-2580, email: daniel.hartnett@kayescholer.com, or as to each such Person such other address or email address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any communication required or permitted to be delivered to a Beneficial Owner shall be deemed to have been duly given to the extent delivered through the Depository. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 11.05   Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.06   Notice to the Depositor and Each Rating Agency.

(a)        The Certificate Administrator shall use its best efforts to promptly provide notice to an Authorized Representative of the Depositor by email with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge, and the Depositor shall promptly upload such notice or information to the Depositor’s 17g-5 Website within five (5) Business Days, and after the Certificate Administrator receives written notification from the Depositor (which may be in the form of email) that the Depositor has posted such notice or information to the Depositor’s 17g-5 Website, the Certificate Administrator shall provide such notice or information to the Rating Agencies:

(i)         any material change or amendment to this Agreement;

(ii)        the occurrence of any Servicer Termination Event that has not been cured;

(iii)       the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer, the Trustee or the Certificate Administrator;

(iv)       the repurchase of, or substitution of, Mortgage Loans pursuant to Section 2.03;

(v)        the final payment to any Class of Certificateholders;

(vi)       any change in the location of the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account or any Distribution Account;

(vii)      any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer; and

(viii)     any change in the lien priority of a Mortgage Loan.

(b)       The Master Servicer or the Special Servicer shall promptly furnish to an Authorized Representative of the Depositor by email (or any other form of electronic delivery reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Depositor) copies of the following (to the extent not already delivered or made available pursuant to the terms of this Agreement), and the Depositor shall promptly upload such documents to the Depositor’s 17g-5 Website within five (5) Business Days, and after the Master Servicer or the Special Servicer, as applicable, receives written notification from the Depositor (which may be in the form of email) that the Depositor has uploaded such documents to the Depositor’s 17g-5 Website, the Master Servicer or the Special Servicer, as applicable, may provide such documents to the Rating Agencies:

(i)        each of its annual statements as to compliance described in Section 10.08 of this Agreement;

(ii)       each of its annual independent public accountants’ servicing reports described in Section 10.09 of this Agreement;

(iii)      a copy of each operating and other financial statements, rent rolls, occupancy reports, and sales reports to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 4.02; and

(iv)      upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.18 of this Agreement.

(c)        The Certificate Administrator shall promptly furnish to an Authorized Representative of the Depositor by email copies of the items set forth in Section 8.11(b) of this Agreement (to the extent not already delivered or made available pursuant to the terms of this Agreement and to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format), and the Depositor shall promptly upload such documents to the Depositor’s 17g-5 Website within five (5) Business Days.

Section 11.07     Amendment. This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)        to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of this Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)      to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)       to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)       to modify the procedures herein relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under this Agreement); provided, further that notice of such modification is provided to all parties to this Agreement;

(vii)     to amend or supplement any provision of this Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)    in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement (A) to the extent necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of this Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under this Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under this Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

This Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)       change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)       change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)       without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under this Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to this Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to this Agreement;

(vi)       adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)      adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)    change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Operating Advisor, the Certificate Administrator, the Special Servicer, the Master Servicer, in writing, and to the extent required by this Section, the Certificateholders, the Companion Loan Holders, the Mortgage Loan Sellers, the Underwriters and/or the Initial Purchasers, as applicable. Promptly after the execution of any amendment, the Master Servicer shall forward a copy thereof to the Trustee, the Operating Advisor, the Certificate Administrator, the Special Servicer and each Companion Loan Holder, each Mortgage Loan Seller, each Underwriter, each Initial Purchaser and the Certificate Administrator and shall furnish written notification of the substance of such amendment to each Certificateholder, as applicable and, subject to Section 11.13 of this Agreement, each Rating Agency. It shall not be necessary for the consent of Certificateholders or the Companion Loan Holders, the Mortgage Loan Sellers, the Underwriters or the Initial Purchasers, as applicable, under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or the Companion Loan Holders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless, if requested by the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator, such party shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding, and will not cause a tax to be imposed on either Trust REMIC under the REMIC Provisions or on the Grantor Trust (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property). Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i), (ii), (iii) or (v) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement, and that all conditions precedent to such amendment are satisfied. Each of the Trustee and the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Certificate Administrator’s, as applicable, own rights, duties or immunities under this Agreement. The party requesting an amendment to this Agreement shall, subject to Section 11.13 of this Agreement, give each Rating Agency prior written notice of such proposed amendment.

Section 11.08     Confirmation of Intent. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-Off Date and Principal Prepayments received prior to the Cut-Off Date), all amounts held from time to time in the Collection Account, each Distribution Account, the Interest Reserve Account and, if established, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to any Insurance Proceeds related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.08 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 11.09     Third-Party Beneficiaries. Except as provided in the next sentence, no Persons other than a party to this Agreement, any Companion Loan Holder (unless it is the Mortgagor under the applicable Companion Loan or an Affiliate thereof) and any Certificateholder, shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Any Underwriter or Initial Purchaser (with respect to its rights to receive any documents, certifications, information and/or indemnification hereunder and its rights under Section 2.02, Section 5.03 and Section 11.07 of this Agreement), any Companion Loan Holder, any Mortgage Loan Seller (with respect to its rights under Section 2.03(a), Section 2.03(b), Section 2.03(c), Section 3.09(d)(i), Section 10.04, Section 11.07 and Section 11.15 of this Agreement and its rights as a Privileged Person), any Other Depositor and Other Exchange Act Reporting Party (with respect to its rights under Article X of this Agreement) and, subject to Section 11.02 of this Agreement, any Certificateholder (which are intended third-party beneficiaries of this Agreement) shall have the right to enforce their respective rights and obligations hereunder (in the case of any Companion Loan Holder, to the extent they affect the related Companion Loan and provided that such Companion Loan Holder is not the Mortgagor under the related Companion Loan or an Affiliate thereof) as if each such Person was a party hereto.

Without limiting the foregoing, the parties to this Agreement specifically state that no Mortgagor, property manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.10     Request by Certificateholders or a Companion Loan Holder. Where information or reports are required to be delivered to a Certificateholder or a Companion Loan Holder, as applicable, upon request pursuant to the terms of this Agreement, such request can be in the form of a single blanket request by a Certificateholder or a Companion Loan Holder, as applicable, to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and, with respect to such Certificateholder or a Companion Loan Holder, as applicable, such request shall be deemed to relate to each date such report or information may be requested. The notice shall set forth the applicable Sections where such reports and information are requested.

Section 11.11     Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12     Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

Section 11.13     Exchange Act Rule 17g-5 Procedures.

(a)           Except as otherwise provided in Section 11.06 of this Agreement or this Section 11.13 or otherwise in this Agreement or as required by law, none of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall provide any information directly to, or communicate with, either orally or in writing, any Rating Agency regarding the Certificates or the Mortgage Loans relevant to the Rating Agencies’ surveillance of the Certificates or the Mortgage Loans, including, but not limited to, providing responses to inquiries from a Rating Agency regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates. To the extent that a Rating Agency makes an inquiry or initiates communications with the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from such Rating Agency shall be made in writing by the responding party and shall be provided to the Depositor who shall post such written response to the Depositor’s 17g-5 Website within five (5) Business Days of receipt of such response, and after the responding party receives written notification from the Depositor (which may be in the form of email) that such response has been posted on the Depositor’s 17g-5 Website, such responding party may, but is not obligated to, provide such response to such Rating Agency.

(b)           To the extent that any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Agreement, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall provide such information or communication to an Authorized Representative of the Depositor by email, which the Depositor shall upload to the Depositor’s 17g-5 Website within five (5) Business Days, and after the applicable party has received written notification from the Depositor (which may be in the form of email) that such information has been uploaded to the Depositor’s 17g-5 Website, the applicable party may send such information to such Rating Agency. The foregoing shall include any Rating Agency Confirmation request made pursuant to this Agreement, which shall be in writing, with a cover letter indicating the nature of the request and shall include all information the requesting party believes is reasonably necessary for the applicable Rating Agency to make its decision. The Depositor shall notify each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Custodian in writing of any change in the identity or contact information of an Authorized Representative.

(c)           Notwithstanding the provisions of Section 11.13(a) or Section 11.13(b) of this Agreement, the Depositor may authorize, in its sole discretion, any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian to provide information directly to, or communicate with, a Rating Agency (including, but not limited to, responses to inquiries from such Rating Agency). Any such authorization shall be in writing (which writing may be electronic mail) by a Responsible Officer of the Depositor, and shall set forth the procedures that the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall follow if it elects (in its sole discretion) to provide information directly to the applicable Rating Agency, which procedures shall be reasonable and customary as is necessary to allow the Depositor to comply with Rule 17g-5.

(d)           Each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Custodian (each, an “Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, an “Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), joint or several, to which any such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such Indemnifying Party’s breach of Section 11.06, Section 11.13(a), Section 11.13(b) or Section 11.13(c) of this Agreement, (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by the applicable Indemnifying Party, or (iii) any Deficient

Exchange Act Deliverable regarding, and delivered by or on behalf of, such party, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor as necessary for the Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor from the Commission regarding information (x) delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s filing of such report, the Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this paragraph. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor informed of its progress with the Commission and copy the Depositor on all correspondence with the Commission and provide the Depositor with the opportunity to participate (at the Depositor’s expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

(e)           None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall have any liability for (i) the Depositor’s failure to post information provided by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian in accordance with the terms of this Agreement, (ii) any malfunction or disabling of the Depositor’s 17g-5 Website or (iii) such party’s failure to perform any of its obligations under this Agreement regarding providing information or communication to the Rating Agencies that are required to be performed after the Depositor posts the related information or communication if the Depositor fails to notify such party that it has posted such information or communication on the Depositor’s 17g-5 Website.

(f)           None of the foregoing restrictions in this Section 11.13 prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to such Rating Agency in connection with such review and evaluation by such Rating Agency unless: (x) borrower, property or deal specific identifiers are redacted; or (y) such information has already been provided to the Depositor and has been uploaded on to the Depositor’s 17g-5 Website.

(g)           The Depositor shall maintain the Depositor’s 17g-5 Website in accordance with Rule 17g-5(a)(3)(iii).

Section 11.14     Precautionary Trust Indenture Act Provisions.

In the event that the Depositor, upon consultation with the Trustee, notifies the parties to this Agreement that it has determined that the TIA applies to this Agreement or that that qualification under the Trust Indenture Act of 1939, as amended (the “TIA”) or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person are part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

Section 11.15     Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Loan Agreements. It is expressly agreed and understood that, notwithstanding the assignment of the Loan Documents, it is expressly intended that the Mortgage Loan Sellers get the benefit of any securitization indemnification provisions in the Loan Documents. Therefore, the Depositor, Master Servicer, Special Servicer and Trustee hereby agree to reasonably cooperate with any Mortgage Loan Seller at the sole reasonable expense of such Mortgage Loan Seller with respect to the benefits of the provisions of any section of a Loan Agreement or securitization cooperation agreement related to indemnification of the lender and/or its affiliates with respect to any securitization of the related Mortgage Loan, including, without limitation, reassignment to the related Mortgage Loan Seller of such sections, but no other portion of the Loan Documents, to permit the related Mortgage Loan Seller and its respective affiliates to enforce such provisions for their respective benefits; provided, that none of the Depositor, Master Servicer, Special Servicer or Trustee shall be required to take any action that is inconsistent with the Servicing Standard, would violate applicable law, the terms and provisions of this Agreement or the Loan Documents, would adversely affect any Certificateholder, would cause either Trustee REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or would result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions. To the extent that the Trustee is required to execute any document facilitating an assignment under this Section 11.15, such document shall be in form and substance reasonably acceptable to the Trustee.

Section 11.16     PNC Bank, National Association. PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

GS MORTGAGE SECURITIES
CORPORATION II,
as Depositor

By:	/s/ J. Theodore Borter
Name: J. Theodore Borter
Title: President

MIDLAND LOAN SERVICES, A DIVISION
OF PNC BANK, NATIONAL
ASSOCIATION,
as Master Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

LNR PARTNERS, LLC,
as Special Servicer

By:	/s/ Jerry Hirschkorn
Name: Jerry Hirschkorn
Title: Vice President

SITUS HOLDINGS, LLC,
as Operating Advisor

By:	/s/ George Wisniewski
Name: George Wisniewski
Title: Senior Managing Director

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Certificate Administrator

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 17th day of September, 2014, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared J. Theodore Borter, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a President of GS Mortgage Securities Corporation II, a New York limited partnership, the limited partnership described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said New York limited partnership and on behalf of such New York limited partnership.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Artrisa Y. Williams
Notary Public in and for the State of New York
ARTRISA Y. WILLIAMS Notary Public, State of New York No. 01WI6124039 Qualified in New York County Commission Expires May 24, 2017

My Commission expires:

[NOTARIAL SEAL]

STATE OF	)
	)	ss:
COUNTY OF	)

On this 22 day of September, 2014, before me, the undersigned, a Notary Public in and for the State of NY, duly commissioned and sworn, personally appeared Jerry Hirschkorn, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of LNR Partners, LLC, a Florida limited liability company, the limited liability company described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said limited liability company and on behalf of such limited liability company.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Samantha Rae Gentile
Notary Public in and for the State of New York
SAMANTHA RAE GENTILE Notary Public, State of New York Registration # 01GE6293616 Qualified in Nassau County Commission Expires December 16, 2017

My Commission expires:

[NOTARIAL SEAL]

ACKNOWLEDGMENT

STATE OF California	)
) ss.:
COUNTY OF San Francisco	)

On September 12, 2014 before me, Theresa R. Dye, Notary Public personally appeared George Wisniewski, who proved to me on the basis of satisfactory evidence to be the person(s) whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ Theresa R. Dye
THERESA R. DYE Commission # 2069588 Notary Public - California San Francisco County My Comm. Expires Jun 26, 2018

STATE OF	)
	)	ss:
COUNTY OF	)

On this 19th day of September, 2014, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Amy Mofsenson, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of Wells Fargo Bank, N.A., a national banking association, the entity described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Janet M. Jolley
Notary Public in and for the State of
JANET M. JOLLEY Notary Public, State of New York No. 01JO6121000 Qualified in Kings County Commission Expires Jan 3, 2017

My Commission expires:

[NOTARIAL SEAL]

STATE OF KANSAS	)
	)	ss:
COUNTY OF JOHNSON	)

On this 22nd day of September, 2014, before me, the undersigned, a Notary Public in and for the State of Kansas, duly commissioned and sworn, personally appeared David A. Eckels, to me known who, by me duly sworn, did depose and acknowledge before me and say that he  is a Senior Vice President of Midland Loan Services, a Division of PNC Bank National Association, a national banking association described in and that executed the foregoing instrument; and that he signed his name thereto under authority of the board of directors of said national banking association and on behalf of such national banking association.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Brent Kinder
Notary Public in and for the State of Kansas
BRENT KINDER NOTARY PUBLIC - State of Kansas My Appt. Exp. January 30, 2018

My Commission expires:

[NOTARIAL SEAL]

STATE OF	)
	)	ss:
COUNTY OF	)

On this 19th day of September, 2014, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Amy Mofsenson, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of Wells Fargo Bank, N.A., a national banking association, the entity described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Janet M. Jolley
Notary Public in and for the State of
JANET M. JOLLEY Notary Public, State of New York No. 01JO6121000 Qualified in Kings County Commission Expires Jan 3, 2017

My Commission expires:

[NOTARIAL SEAL]

EXHIBIT A-1

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-1

Pass-Through Rate: 1.509%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-1 Certificates: $43,288,000	Scheduled Final Distribution Date: the Distribution Date in July 2019

CUSIP: 36253G AA0	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAA04
Common Code: 111419965

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-1 Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-1 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

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interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement;  and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

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66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

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remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-2

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-2

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-2

Pass-Through Rate: 3.104%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-2 Certificates: $53,778,000	Scheduled Final Distribution Date: the Distribution Date in August 2019

CUSIP: 36253G AB8	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAB86
Common Code: 111422028

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-2 Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-2 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

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interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

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66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

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remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-3

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-3

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-3-1

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-3

Pass-Through Rate: 3.342%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-3 Certificates: $22,590,000	Scheduled Final Distribution Date: the Distribution Date in July 2021

CUSIP: 36253G AC6	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAC69
Common Code: 111423156

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-3 Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-3 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

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interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

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66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

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remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-3 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-3 Certificate of the entire Percentage Interest represented by the within Class A-3 Certificates to the above-named Assignee(s) and to deliver such Class A-3 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-4

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-4

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-4

Pass-Through Rate: 3.666%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-4 Certificates: $270,000,000	Scheduled Final Distribution Date: the Distribution Date in August 2024

CUSIP: 36253G AD4	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAD43
Common Code: 111422036

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-4 Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-4 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

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interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

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66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

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remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-4 Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-4-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-4 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-4 Certificate of the entire Percentage Interest represented by the within Class A-4 Certificates to the above-named Assignee(s) and to deliver such Class A-4 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-4-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-4-10

EXHIBIT A-5

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-5-1

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-5

Pass-Through Rate: 3.931%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-5 Certificates: $282,234,000	Scheduled Final Distribution Date: the Distribution Date in August 2024

CUSIP: 36253G AE2	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAE26
Common Code: 111422044

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-5 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-5 Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-5 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-5 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

A-5-3

interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

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66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

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remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-5 Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-5 Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-5 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-5 Certificate of the entire Percentage Interest represented by the within Class A-5 Certificates to the above-named Assignee(s) and to deliver such Class A-5 Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-6

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-AB

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-AB

Pass-Through Rate: 3.650%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-AB Certificates: $80,155,000	Scheduled Final Distribution Date: the Distribution Date in June 2024

CUSIP: 36253G AF9	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAF90
Common Code: 111422052

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-AB Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-AB Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

A-6-3

interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

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66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

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remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-AB Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-AB Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-AB Certificate of the entire Percentage Interest represented by the within Class A-AB Certificates to the above-named Assignee(s) and to deliver such Class A-AB Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-7

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS X-A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNTS OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5 AND CLASS A-AB CERTIFICATES AND THE CLASS A-S REGULAR INTEREST.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS X-A

Pass-Through Rate: Variable IO1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-A Certificates: $800,391,000	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AG7	Initial Notional Amount of this Certificate: $[ ]
ISIN: US36253GAG73
Common Code: 111422079

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class X-A Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

1 The approximate Pass-Through Rate as of the Closing Date is 0.904%.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-A Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of

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each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of

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counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of

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adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

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The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-A Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-A Certificate of the entire Percentage Interest represented by the within Class X-A Certificates to the above-named Assignee(s) and to deliver such Class X-A Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-7-10

EXHIBIT A-8

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS X-B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNT OF THE CLASS B REGULAR INTEREST.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-B CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS X-B

Pass-Through Rate: Variable IO1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-B Certificates: $83,262,000	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AH5	Initial Notional Amount of this Certificate: $[ ]
ISIN: US36253GAH56

Common Code: 111422087

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class X-B Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

1 The initial approximate Pass-Through Rate as of the Closing Date is 0.021%.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of

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each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of

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counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of

A-8-5

adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

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The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-B Certificate of the entire Percentage Interest represented by the within Class X-B Certificates to the above-named Assignee(s) and to deliver such Class X-B Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-8-10

EXHIBIT A-9

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS X-C

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNT OF THE CLASS E CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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(A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS X-C CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS X-C

Pass-Through Rate: Variable IO1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-C Certificates: $21,487,000	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AN22 U04045 AA53 36253G AP74	Initial Notional Amount of this Certificate: $[ ]
ISIN: US36253GAN255 USU04045AA596 US36253GAP727

Common Code: 111422397

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A,

1 The initial approximate Pass-Through Rate as of the Closing Date is 0.939%.

2 For Rule 144A Certificates

3 For Regulation S Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

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Class X-B, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class X-C Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-C Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-C Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ___________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-C Certificate of the entire Percentage Interest represented by the within Class X-C Certificates to the above-named Assignee(s) and to deliver such Class X-C Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-10

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS X-D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNTS OF THE CLASS F AND CLASS G CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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(A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS X-D CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS X-D

Pass-Through Rate: Variable IO1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-D Certificates: $53,717,868	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AQ52 U04045 AB33 36253G AR34	Initial Notional Amount of this Certificate: $[ ]
ISIN: US36253GAQ555 USU04045AB336 US36253GAR397

Common Code: 111422435

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A,

1 The initial approximate Pass-Through Rate as of the Closing Date is 0.939%.

2 For Rule 144A Certificates

3 For Regulation S Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

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Class X-B, Class X-C, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class X-D Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-D Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-D Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-D Certificate of the entire Percentage Interest represented by the within Class X-D Certificates to the above-named Assignee(s) and to deliver such Class X-D Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-10-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-11

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS A-S

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS A-S

Pass-Through Rate: The lesser of 4.162% per annum and the WAC Rate

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-S Certificates:  $48,346,000.  The Aggregate Initial Certificate Principal Amount of the Class A-S Certificates represents the maximum aggregate Certificate Principal Amount of the Class A-S Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates)
Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AJ1 ISIN: US36253GAJ13	Initial Certificate Principal Amount of this Certificate: $[ ] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)

Common Code: 111419973

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class A-S Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association,

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as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-S Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

A-11-4

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

A-11-5

Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-S Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-S Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-S Certificate of the entire Percentage Interest represented by the within Class A-S Certificates to the above-named Assignee(s) and to deliver such Class A-S Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-11-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-11-10

EXHIBIT A-12

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-12-1

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS B

Pass-Through Rate: The WAC Rate minus 0.021%1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class B Certificates:  $83,262,000.  The Aggregate Initial Certificate Principal Amount of the Class B Certificates represents the maximum aggregate Certificate Principal Amount of the Class B Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates)
Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AK8 ISIN: US36253GAK85	Initial Certificate Principal Amount of this Certificate: $[ ] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)

Common Code: 111422095

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class B Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee,

1 The initial approximate Pass-Through Rate as of the Closing date is 4.507%.

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Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _________________________________ ___________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-13

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS PEZ

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF MULTIPLE “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS PEZ

Pass-Through Rate:  N/A.  The Class PEZ Certificates will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, Class B and Class C Regular Interests represented by the Class PEZ Certificates

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class PEZ Certificates: $173,239,000.  The Aggregate Initial Certificate Principal Amount of the Class PEZ Certificates is equal to the aggregate of the maximum initial Certificate Principal Amounts of the Class A-S, Class B and Class C Certificates (without giving effect to any exchanges for other Exchangeable Certificates), representing the maximum Certificate Principal Amount of the Class PEZ Certificates that could be issued in an exchange
Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AL6 ISIN: US36253GAL68	Initial Certificate Principal Amount of this Certificate: $[ ] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)

Common Code: 111419981

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class PEZ Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class PEZ Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

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This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of multiple “regular interests” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class PEZ Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class PEZ Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to

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surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate may be exchanged for other Exchangeable Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

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(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent

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necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

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The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class PEZ Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class PEZ Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ _________________________________ ___________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class PEZ Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class PEZ Certificate of the entire Percentage Interest represented by the within Class PEZ Certificates to the above-named Assignee(s) and to deliver such Class PEZ Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-14

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS C

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

IN ADDITION, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-14-1

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS C

Pass-Through Rate: The WAC Rate1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class C Certificates:  $41,631,000.  The Aggregate Initial Certificate Principal Amount of the Class C Certificates represents the maximum aggregate Certificate Principal Amount of the Class C Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates)
Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AM4 ISIN: US36253GAM42	Initial Certificate Principal Amount of this Certificate: $[ ] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)

Common Code: 111422109

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class D, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class C Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee,

1      The initial approximate Pass-Through Rate as of the Closing date is 4.528%

A-14-2

Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

A-14-3

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

In addition, subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-15

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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(A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS D

Pass-Through Rate: The WAC Rate1

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class D Certificates: $73,862,000	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AS12 U04045 AC13 36253G AT94	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAS125 USU04045AC166 US36253GAT947

Common Code: 111422460

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A,

1 The initial approximate Pass-Through Rate as of the Closing date is 4.528%

2 For Rule 144A Certificates

3 For Regulation S Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

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Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class E, Class F, Class G, Class R and Class S Certificates (together with the Class D Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If

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within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

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(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent

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necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

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The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ___________________________________ _________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-15-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-15-11

EXHIBIT A-16

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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(A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-16-2

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS E

Pass-Through Rate: 3.589%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class E Certificates: $21,487,000	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AU61 U04045 AD92 36253G AV43	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAU674 USU04045AD985 US36253GAV416

Common Code: 111422478

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class F, Class G, Class R and

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

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Class S Certificates (together with the Class E Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class E Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall

A-16-4

accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-16-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-17

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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(A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS F

Pass-Through Rate: 3.589%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class F Certificates: $14,632,000	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AW21 U04045 AE72 36253G AX03	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAW244 USU04045AE715 US36253GAX076

Common Code: 111422516

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class G, Class R and

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

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Class S Certificates (together with the Class F Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class F Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall

A-17-4

accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ________________________________ ____________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above-named Assignee(s) and to deliver such Class F Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-17-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-17-11

EXHIBIT A-18

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS G

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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(A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-18-2

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS G

Pass-Through Rate: 3.589%

First Distribution Date: October 10, 2014
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class G Certificates: $39,085,868	Scheduled Final Distribution Date: the Distribution Date in September 2024

CUSIP: 36253G AY81 U04045 AF42 36253G AZ53	Initial Certificate Principal Amount of this Certificate: $[ ]
ISIN: US36253GAY894 USU04045AF475 US36253GAZ546

Common Code: 111422869

No.: 1

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F , Class R and

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

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Class S Certificates (together with the Class G Certificates, the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class G Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall

A-18-4

accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating

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Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the

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related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ __________________________________ __________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-18-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-19

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, INSTITUTIONS THAT ARE NOT U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTIONS 5.02 AND 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT.  ANY PURPORTED TRANSFER TO A

A-19-1

DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS R

Percentage Interest: [ ]%

Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

CUSIP: 36253G BC51 U04045 AH02 36253G BD33
ISIN: US36253GBC504 USU04045AH035 US36253GBD346

No.: 1

This certifies that [           ] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class R Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G and Class S Certificates (together with the Class R Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee,

1 For Rule 144A Certificates

2 For Regulation SCertificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

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Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents the “residual interest” in two “real estate mortgage investment conduits,” as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, allocable to the Class R Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s

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interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

A-19-5

provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than

A-19-6

66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

A-19-7

remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-19-8

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-19-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ __________________________________ __________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class R Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R Certificate of the entire Percentage Interest represented by the within Class R Certificates to the above-named Assignee(s) and to deliver such Class R Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-19-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-19-11

EXHIBIT A-20

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2014-GC24, CLASS S

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

A-20-1

GS MORTGAGE SECURITIES TRUST 2014-GC24
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2014-GC24, CLASS S

Percentage Interest: [ ]%

Cut Off Date:  With respect to each Mortgage Loan, the Due Date in September 2014 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in October 2014, the date that would have been its Due Date in September 2014 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month).

CUSIP: 36253G BA91 U04045 AG22 36253G BB73
ISIN: US36253GBA944 USU04045AG205 US36253GBB776

No.: 1

This certifies that [           ] [as nominee] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.  In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-C, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G and Class R Certificates (together with the Class S Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as  Certificate Administrator and Trustee,

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

A-20-2

Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial ownership of Excess Interest and the Excess Interest Distribution Account.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the determination date of each month, commencing in October 2014 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class S Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, Excess Interest actually collected in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the

A-20-3

month of substitution); (iii) any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Whole Loan, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the SMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi)  the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or any Companion Loan Holder;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, any Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)	to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a

A-20-4

grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Holder, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable any Companion Loan Holder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Holder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the

A-20-5

Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Whole Loan, if applicable) which are required to be distributed on a Certificate of any Class without the consent of the Holder of that Certificate or that are required to be distributed to any holder of a Companion Loan without the consent of that holder;

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment or remove the requirement to obtain the consent of any Companion Loan Holder without the consent of the Holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Holder, as applicable;

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or a Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement;

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)	adversely affect a Companion Loan Holder in its capacity as such without its consent; or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and Master Servicer (whereupon the Master Servicer shall notify the Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Whole Loans, subject to certain rights of the related Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by the Trust Fund in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such party, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable,

A-20-6

remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class R Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notifies the Certificate Administrator (who shall notify each of the Controlling Class Representative, each Certifying Certificateholder and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates and the Mortgage Loans and the Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Companion Loan Holders in the month in which the final Distribution Date occurs) shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-20-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class S Certificate to be duly executed.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated: ______________

CERTIFICATE OF AUTHENTICATION

This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated: ______________

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-20-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class S Certificate of the entire Percentage Interest represented by the within Class S Certificates to the above-named Assignee(s) and to deliver such Class S Certificate to the following address:

Date: _________________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-20-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: __________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-20-10

EXHIBIT B

MORTGAGE LOAN SCHEDULE

Control Number	Footnotes	Loan Number	Property Name	Address	City	State	Zip Code	Cut-Off Date Balance ($)	Mortgage Loan Rate (%)	Remaining Term To Maturity / ARD (Mos.)	Maturity Date / ARD	Remaining Amortization Term (Mos.)	Servicing Fee Rate (%)
1	1	7570	Stamford Plaza Portfolio					140,000,000	4.58500%	119	8/6/2024	360	0.01000%
1.01		9130	Two Stamford Plaza	281 Tresser Boulevard	Stamford	Connecticut	06901
1.02		9132	Four Stamford Plaza	107 Elm Street	Stamford	Connecticut	06902
1.03		8937	One Stamford Plaza	263 Tresser Boulevard	Stamford	Connecticut	06901
1.04		9131	Three Stamford Plaza	301 Tresser Boulevard	Stamford	Connecticut	06901
2		5J4DX5	Coastal Grand Mall	2000 Coastal Grand Circle	Myrtle Beach	South Carolina	29577	125,821,239	4.08650%	119	8/6/2024	359	0.01000%
3	2	8555	Beverly Connection	100 North La Cienega Boulevard	Los Angeles	California	90048	87,500,000	4.63800%	119	8/6/2024	0	0.01000%
4		5JYEH3	Asheville Self Storage Portfolio					47,249,999	5.31100%	119	8/6/2024	360	0.01000%
4.01		5JYEH3-1	3909 Sweeten Creek Road	3909 Sweeten Creek Road	Arden	North Carolina	28704
4.02		5JYEH3-2	90 Highland Center Boulevard	90 Highland Center Boulevard	Asheville	North Carolina	28806
4.03		5JYEH3-3	17-19 Chaparral Drive	17 and 19 Chaparral Drive	Asheville	North Carolina	28803
4.04		5JYEH3-4	600 Patton Avenue	600 Patton Avenue	Asheville	North Carolina	28806
4.05		5JYEH3-5	550 Swannanoa River Road	550 Swannanoa River Road	Asheville	North Carolina	28805
4.06		5JYEH3-6	40 Wilmington Street	40 Wilmington Street	Asheville	North Carolina	28806
4.07		5JYEH3-7	102 Glover Street	102 Glover Street	Hendersonville	North Carolina	28792
4.08		5JYEH3-8	21 Sardis Road	21 Sardis Road	Asheville	North Carolina	28806
4.09		5JYEH3-9	127 Sweeten Creek Road	127 Sweeten Creek Road	Asheville	North Carolina	28803
4.10		5JYEH3-10	1130 Sweeten Creek Road	1130 Sweeten Creek Road	Asheville	North Carolina	28803
4.11		5JYEH3-11	1931 Spartanburg Highway	1931 Spartanburg Highway	Hendersonville	North Carolina	28792
4.12		5JYEH3-12	2594 Sweeten Creek Road	2594 Sweeten Creek Road	Asheville	North Carolina	28803
5		1	FedEx Distribution Center	111 Fulling Mill Road	Middletown	Pennsylvania	17057	33,466,000	4.60900%	120	9/6/2024	360	0.01000%
6			850 Winter Street	850-852 Winter Street	Waltham	Massachusetts	02451	29,250,000	3.91650%	120	9/6/2024	0	0.01000%
7			The Clusters	4415 Northcrest Drive	Midland	Texas	79707	27,950,000	4.48600%	118	7/6/2024	360	0.01000%
8		8908	Hampton Inn & Suites - Yonkers	160 Corporate Drive	Yonkers	New York	10701	25,750,000	4.80000%	120	9/6/2024	360	0.01000%
9		5JYF17	Villa Encanto	4315 East Thunderbird Road	Phoenix	Arizona	85032	25,700,000	4.52500%	120	9/6/2024	360	0.01000%
10			Towers Shopping Center	2121 Colonial Avenue Southwest	Roanoke	Virginia	24015	24,000,000	4.10900%	118	7/6/2024	0	0.01000%
11		9054	Highlands Campus Tech Center	21222, 21312 & 21522 30th Drive Southeast	Bothell	Washington	98021	23,350,000	4.34000%	82	7/6/2021	360	0.01000%
12		9A4L07	Bridgestone Apartments	2640 Lakebridge Lane	Hilliard	Ohio	43026	22,500,000	4.61778%	119	8/6/2024	360	0.01000%
13		7706	Loganberry Ridge & Parkside Garden Apartments					17,200,000	4.57000%	120	9/6/2024	360	0.01000%
13.01		9087	Loganberry Ridge Apartments	26720 Whiteway Drive	Richmond Heights	Ohio	44143
13.02		9135	Parkside Garden Apartments	1557 Knuth Avenue	Euclid	Ohio	44132
14		2	Van Ness Portfolio-Brandondale MHC	1 Kelly Road	Chaska	Minnesota	55318	16,880,967	4.75000%	119	8/6/2024	359	0.01000%
15	3		Arbutus Shopping Center	1052 Maiden Choice Lane	Arbutus	Maryland	21227	16,500,000	4.48400%	120	9/6/2024	360	0.01000%
16		3	Simply Self Storage - Hermitage, Gallatin & Clarksville					15,600,000	4.61900%	120	9/6/2024	360	0.01000%
16.01		3.01	Simply Self Storage - Hermitage	4060 Andrew Jackson Parkway	Hermitage	Tennessee	37076
16.02		3.03	Simply Self Storage - Clarksville	2598 Pea Ridge Road	Clarksville	Tennessee	37040
16.03		3.02	Simply Self Storage - Gallatin	465 North Belvedere Drive	Gallatin	Tennessee	37066
17		5JYEB6	City Warehouse	5200 East Grand Avenue	Dallas	Texas	75223	14,500,000	4.28850%	119	8/6/2024	300	0.01000%
18		9A69O6	Victoria Village Apartments	1705 Jenkins Road	Pasadena	Texas	77506	12,977,410	4.31650%	59	8/6/2019	299	0.01000%
19		4	Schirm Farm Apartments	6354 Saddler Way	Canal Winchester	Ohio	43110	12,000,000	4.40300%	59	8/6/2019	360	0.01000%
20			5th & K Street	333 5th Avenue	San Diego	California	92101	12,000,000	4.51000%	120	9/6/2024	360	0.01000%
21		5JW520	The Grove	345-445 West Craig Road	North Las Vegas	Nevada	89032	11,625,000	4.36950%	120	9/6/2024	360	0.01000%
22		5	Summerstone Apartments	2301 L. Don Dodson Drive	Bedford	Texas	76021	11,400,000	4.45700%	119	8/6/2024	360	0.01000%
23			MHG Hotel Portfolio					11,050,000	5.05000%	120	9/6/2024	300	0.01000%
23.01			Holiday Inn Chicago/Aurora	2424 West Sullivan Road	Aurora	Illinois	60506
23.02			Fairfield Inn & Suites Noblesville	17960 Foundation Drive	Noblesville	Indiana	46060
24			The Pines Apartments of Graham	720 Ivey Road	Graham	North Carolina	27253	10,500,000	4.83000%	118	7/6/2024	360	0.01000%
25			Union Parkade	1150 Union Street	West Springfield	Massachusetts	01089	10,500,000	4.60000%	120	9/6/2024	360	0.01000%
26		9039	Hampton Inn & Suites Fargo	4776 Agassiz Crossing South	Fargo	North Dakota	58104	10,483,621	4.93000%	119	8/6/2024	299	0.01000%
27		6	Holiday Inn Express Corvallis	781 Northeast 2nd Street	Corvallis	Oregon	97330	10,188,378	4.69900%	119	8/6/2024	359	0.01000%
28	4		Central Coast Self Storage	Various	Various	California	Various	9,861,135	4.45150%	118	7/6/2024	358	0.01000%
29		7	Simply Self Storage - Hendersonville & Franklin					9,600,000	4.61900%	120	9/6/2024	360	0.01000%
29.01		7.02	Simply Self Storage - Franklin	1903 Columbia Avenue	Franklin	Tennessee	37064
29.02		7.01	Simply Self Storage - Hendersonville	1066 West Main Street	Hendersonville	Tennessee	37075
30		8	Pangea 8 Portfolio					9,250,000	4.56000%	120	9/6/2024	360	0.01000%
30.01		8.04	8000-8012 South Maryland Avenue	8000-8012 South Maryland Avenue	Chicago	Illinois	60619
30.02		8.12	6829 South King Drive	6829 South King Drive	Chicago	Illinois	60637
30.03		8.13	7057 South Princeton Avenue	7057 South Princeton Avenue	Chicago	Illinois	60621
30.04		8.14	7400 South Rhodes Avenue	7400 South Rhodes Avenue	Chicago	Illinois	60619
30.05		8.02	7914 West Hermitage Avenue	7914 West Hermitage Avenue	Chicago	Illinois	60620
30.06		8.06	7101 South Artesian Avenue	7101 South Artesian Avenue	Chicago	Illinois	60629
30.07		8.08	634 Sibley Boulevard	634 Sibley Boulevard	Calumet City	Illinois	60409
30.08		8.09	1501 State Street	1501 State Street	Calumet City	Illinois	60409
30.09		8.11	7354-7358 South Dorchester Avenue	7354-7358 South Dorchester Avenue	Chicago	Illinois	60619
30.10		8.15	1249 South Fairfield Avenue	1249 South Fairfield Avenue	Chicago	Illinois	60608
30.11		8.16	102 South 17th Avenue	102 South 17th Avenue	Maywood	Illinois	60153
30.12		8.18	14101 South Atlantic Avenue	14101 South Atlantic Avenue	Riverdale	Illinois	60827
30.13		8.03	7953 South Wolcott Avenue	7953 South Wolcott Avenue	Chicago	Illinois	60620
30.14		8.05	8014 South Maryland Avenue	8014 South Maryland Avenue	Chicago	Illinois	60619
30.15		8.01	1615-1621 West 77th Street	1615-1621 West 77th Street	Chicago	Illinois	60620
30.16		8.07	12507 South Ashland Avenue	12507 South Ashland Avenue	Calumet Park	Illinois	60827
30.17		8.1	5658 South Peoria Street	5658 South Peoria Street	Chicago	Illinois	60621
30.18		8.17	812 South 19th Avenue	812 South 19th Avenue	Maywood	Illinois	60153
31		8893	Old Spanish Trail Crossing	9525, 9545, and 9565 East Old Spanish Trail	Tucson	Arizona	85748	8,925,000	4.53000%	118	7/6/2024	360	0.00500%
32		9	Hurstbourne Business Park Portfolio					8,900,000	4.52900%	120	9/6/2024	360	0.01000%
32.01		9.01	Hurstbourne Business Park	310 & 312 Whittington Parkway and 9110, 9112, 9114 & 9116 Leesgate Road	Louisville	Kentucky	40222
32.02		9.02	9505 Williamsburg	9505 Williamsburg Plaza	Louisville	Kentucky	40222
33		7604	Tellus AL-TX Portfolio					8,830,163	4.78000%	118	7/6/2024	358	0.01000%
33.01		9067	Daphne Self Storage	25361 U.S. Highway 98	Daphne	Alabama	36526
33.02		8974	Arlington Park Self Storage	106 Arlington Drive	Madison	Alabama	35758
33.03		9068	Hawn Freeway Self Storage	7979 C F Hawn Freeway	Dallas	Texas	75217
34		10	AmeriCenters 3 Portfolio					8,590,850	4.99500%	119	8/6/2024	359	0.01000%
34.01		10.03	AmeriCenter Bloomfield	7 West Square Lake Road	Bloomfield Township	Michigan	48302
34.02		10.01	AmeriCenter Southfield	26677 West Twelve Mile Road	Southfield	Michigan	48034
34.03		10.02	AmeriCenter Schaumburg	1320 Tower Road	Schaumburg	Illinois	60173
35		8968	611 Church Street	611 Church Street	Ann Arbor	Michigan	48104	8,550,000	4.65000%	120	9/6/2024	360	0.01000%
36		8973	1300 Guadalupe	1300 Guadalupe Street	Austin	Texas	78701	8,215,000	4.15000%	59	8/6/2019	0	0.01000%
37		11	Holiday Inn Express Utica	23 Wells Avenue	Utica	New York	13502	8,150,000	4.72300%	120	9/6/2024	300	0.01000%
38		8533	12000 Edgewater	12000 Edgewater Drive	Lakewood	Ohio	44107	7,500,000	5.16000%	59	8/6/2019	360	0.01000%
39		12	19Twenty Apartments	1920 North Ruddell Street	Denton	Texas	76209	7,250,000	4.79000%	120	9/6/2024	360	0.01000%
40			Millpond Village Apartments	1080 West Kaibab Lane	Flagstaff	Arizona	86001	7,250,000	4.80000%	120	9/6/2024	360	0.00500%
41		9AKR23	Phoenix Industrial	4201, 4239 and 4245 North 39th Avenue	Phoenix	Arizona	85019	7,050,000	4.40000%	120	9/6/2024	360	0.01000%
42		9070	Sher Lane	7672-7746 Edinger Avenue	Huntington Beach	California	92647	7,000,000	4.29000%	120	9/6/2024	0	0.01000%
43	5	13	Van Ness Portfolio-Commanders Palace MHC	6801 19th Street	Lubbock	Texas	79407	5,690,000	4.82000%	120	9/6/2024	360	0.01000%
44	5	14	Van Ness Portfolio-Camelot Village MHP & RV Park	6001 34th Street	Lubbock	Texas	79407	1,280,000	4.82000%	120	9/6/2024	360	0.01000%
45		15	Courtyard Gulf Shores	3750 Gulf Shores Parkway	Gulf Shores	Alabama	36542	6,900,000	4.61000%	120	9/6/2024	330	0.01000%
46		16	Central Business Park	21286-21314, 21355,21500 and 21635-21683 Melrose Avenue	Southfield	Michigan	48075	6,640,739	5.54600%	119	8/6/2024	299	0.00500%
47		5JV504	Broadway Self Storage	1699 South Broadway	Denver	Colorado	80210	6,500,000	4.12600%	118	7/6/2024	0	0.01000%
48		9A69P3	Victoria Villa Apartments	5710 & 5720 Glenmont Drive	Houston	Texas	77081	6,488,821	4.37650%	59	8/6/2019	299	0.01000%
49		8979	Pompano Merchandise Mart	2099 & 2101 West Atlantic Boulevard	Pompano Beach	Florida	33069	6,400,000	4.71000%	120	9/6/2024	360	0.00500%
50		17	Hampton Inn Fort Worth	6555 Park Brook	Forest Hill	Texas	76140	6,293,175	4.91800%	119	8/6/2024	359	0.01000%
51		18	The Brittany Apartments	706 Huffman Mill Road	Burlington	North Carolina	27215	6,289,561	4.59000%	119	8/6/2024	299	0.01000%
52		19	Northpark Calabasas	24007 & 24009 Ventura Boulevard	Calabasas	California	91302	6,000,000	4.71500%	120	9/6/2024	360	0.01000%
53			Shops at Silver Hill	5801 Silver Hill Road	District Heights	Maryland	20747	5,900,000	4.42450%	119	8/6/2024	300	0.01000%
54		9021	Tops - Erie, PA	1702 East 38th Street	Erie	Pennsylvania	16510	5,843,517	4.82000%	119	8/6/2024	359	0.01000%
55		9089	The Shoppes of North Port	14809 Tamiami Trail	North Port	Florida	34287	5,700,000	4.50000%	119	8/6/2024	360	0.01000%
56		20	Danville Village Power Center	2917 North Vermilion Street	Danville	Illinois	61832	5,693,625	4.78000%	119	8/6/2024	359	0.01000%
57		5JYEJ9	Westwind Marketplace	4319, 4325-4337 and 4417-4435 Centennial Boulevard	Colorado Springs	Colorado	80907	5,293,592	4.43550%	119	8/6/2024	359	0.01000%
58			Westview Corner	5213 Presidents Court	Frederick	Maryland	21703	5,250,000	4.42450%	119	8/6/2024	300	0.01000%
59		9035	Holiday Inn Express - Kannapolis, NC	2491 Wonder Drive Northeast	Kannapolis	North Carolina	28083	4,544,769	4.66000%	59	8/6/2019	359	0.01000%
60		21	3100 Weslayan Office	3100 Weslayan Street	Houston	Texas	77027	4,300,000	4.66000%	119	8/6/2024	360	0.01000%
61			The Vantage Office Condominium	8191 Strawberry Lane	Falls Church	Virginia	22042	4,195,034	4.53550%	119	8/6/2024	359	0.01000%
62		22	Rite Aid Grand Blanc	1020 East Hill Road	Grand Blanc	Michigan	48439	4,168,755	5.16100%	119	8/6/2024	299	0.01000%
63		5JXVM5	Graham Town Center	9807-9915 224th Street East	Graham	Washington	98338	3,675,000	4.79950%	119	8/6/2024	360	0.00500%
64			Harrison Avenue Office	1901 & 1903 North Harrison Avenue	Cary	North Carolina	27513	3,400,000	4.56000%	119	8/6/2024	360	0.01000%
65		5JXPZ3	Northwest Houston Retail Ground Lease	22601, 22603, 22607 and 22617 State Highway 249	Tomball	Texas	77375	3,189,174	4.48300%	118	7/6/2024	298	0.01000%
66		9074	Tower Plaza	525 Bankhead Highway	Carrollton	Georgia	30117	3,037,500	4.47000%	120	9/6/2024	360	0.01000%
67		9042	Bi-Lo - Winnsboro, SC	1126 US Highway 321 Business South	Winnsboro	South Carolina	29180	2,945,120	4.60000%	119	8/6/2024	299	0.01000%
68		8913	Fountain Square Shopping Center	1959-2007 Morse Road	Columbus	Ohio	43229	2,652,636	4.85000%	118	7/6/2024	358	0.01000%
69		9108	Oregon Trail Village Apartments	1630-1636 Martha Street	Boise	Idaho	83706	2,500,000	4.94000%	120	9/6/2024	360	0.00500%
70		9252	Bond Street Office	31600-31700 West Thirteen Mile Road	Farmington Hills	Michigan	48334	2,321,502	5.13000%	59	8/6/2019	299	0.01000%
71	6	9253	EMU Student Housing Portfolio	Various	Ypsilanti	Michigan	48197	2,296,745	5.46000%	119	8/6/2024	299	0.01000%
72		9082	359 South La Brea	359 South La Brea Avenue	Los Angeles	California	90036	2,094,928	4.45000%	58	7/6/2019	358	0.01000%
73		9034	Homestead Self Storage	701 South Homestead Boulevard	Homestead	Florida	33030	2,089,738	4.87000%	117	6/6/2024	297	0.01000%
74		5JW538	Durango Courtyard	4705 South Durango Drive	Las Vegas	Nevada	89147	2,065,000	4.62950%	120	9/6/2024	360	0.01000%
75		9176	Davita Dialysis	7797 Howell Boulevard	Baton Rouge	Louisiana	70807	1,847,176	5.05000%	119	8/6/2024	299	0.01000%

Control Number	Footnotes	Loan Number	Property Name	Subservicing Fee Rate (%)	Additional Strip (%)	Mortgage Loan Seller	Crossed Group	ARD (Yes / No)	Final Maturity Date	Revised Rate	Companion Loan Flag	Companion Loan Cut-off Balance	Companion Loan Interest Rate	Companion Loan Remaining Term To Maturity / ARD (Mos.)	Companion Loan Maturity Date / ARD	Companion Loan Remaining Amortization Term (Mos.)
1	1	7570	Stamford Plaza Portfolio	0.00000%	0.00000%	CGMRC	NAP	No			Yes	130,000,000	4.58500%	119	8/6/2024	360
1.01		9130	Two Stamford Plaza			CGMRC
1.02		9132	Four Stamford Plaza			CGMRC
1.03		8937	One Stamford Plaza			CGMRC
1.04		9131	Three Stamford Plaza			CGMRC
2		5J4DX5	Coastal Grand Mall	0.00000%	0.00000%	GSMC	NAP	No
3	2	8555	Beverly Connection	0.00000%	0.00000%	CGMRC	NAP	No			Yes	122,500,000	4.99000%	119	8/6/2024	0
4		5JYEH3	Asheville Self Storage Portfolio	0.00000%	0.00000%	GSMC	NAP	No
4.01		5JYEH3-1	3909 Sweeten Creek Road			GSMC
4.02		5JYEH3-2	90 Highland Center Boulevard			GSMC
4.03		5JYEH3-3	17-19 Chaparral Drive			GSMC
4.04		5JYEH3-4	600 Patton Avenue			GSMC
4.05		5JYEH3-5	550 Swannanoa River Road			GSMC
4.06		5JYEH3-6	40 Wilmington Street			GSMC
4.07		5JYEH3-7	102 Glover Street			GSMC
4.08		5JYEH3-8	21 Sardis Road			GSMC
4.09		5JYEH3-9	127 Sweeten Creek Road			GSMC
4.10		5JYEH3-10	1130 Sweeten Creek Road			GSMC
4.11		5JYEH3-11	1931 Spartanburg Highway			GSMC
4.12		5JYEH3-12	2594 Sweeten Creek Road			GSMC
5		1	FedEx Distribution Center	0.00000%	0.00000%	SMF I	NAP	No
6			850 Winter Street	0.00000%	0.02000%	CCRE	NAP	No
7			The Clusters	0.02000%	0.00000%	CCRE	NAP	No
8		8908	Hampton Inn & Suites - Yonkers	0.00000%	0.00000%	CGMRC	NAP	No
9		5JYF17	Villa Encanto	0.00000%	0.00000%	GSMC	NAP	No
10			Towers Shopping Center	0.00000%	0.02000%	CCRE	NAP	No
11		9054	Highlands Campus Tech Center	0.00000%	0.00000%	CGMRC	NAP	No
12		9A4L07	Bridgestone Apartments	0.03000%	0.00000%	GSMC	NAP	No
13		7706	Loganberry Ridge & Parkside Garden Apartments	0.00000%	0.00000%	CGMRC	NAP	No
13.01		9087	Loganberry Ridge Apartments			CGMRC
13.02		9135	Parkside Garden Apartments			CGMRC
14		2	Van Ness Portfolio-Brandondale MHC	0.00000%	0.00000%	SMF I	NAP	No
15	3		Arbutus Shopping Center	0.00000%	0.02000%	CCRE	NAP	Yes	9/6/2044	See footnote
16		3	Simply Self Storage - Hermitage, Gallatin & Clarksville	0.00000%	0.00000%	SMF I	NAP	No
16.01		3.01	Simply Self Storage - Hermitage			SMF I
16.02		3.03	Simply Self Storage - Clarksville			SMF I
16.03		3.02	Simply Self Storage - Gallatin			SMF I
17		5JYEB6	City Warehouse	0.04000%	0.00000%	GSMC	NAP	No
18		9A69O6	Victoria Village Apartments	0.00000%	0.00000%	GSMC	NAP	No
19		4	Schirm Farm Apartments	0.00000%	0.00000%	SMF I	NAP	No
20			5th & K Street	0.00000%	0.02000%	CCRE	NAP	No
21		5JW520	The Grove	0.00000%	0.00000%	GSMC	NAP	No
22		5	Summerstone Apartments	0.03000%	0.00000%	SMF I	NAP	No
23			MHG Hotel Portfolio	0.00000%	0.02000%	CCRE	NAP	No
23.01			Holiday Inn Chicago/Aurora			CCRE
23.02			Fairfield Inn & Suites Noblesville			CCRE
24			The Pines Apartments of Graham	0.00000%	0.02000%	CCRE	NAP	No
25			Union Parkade	0.00000%	0.02000%	CCRE	NAP	No
26		9039	Hampton Inn & Suites Fargo	0.00000%	0.00000%	CGMRC	NAP	No
27		6	Holiday Inn Express Corvallis	0.00000%	0.00000%	SMF I	NAP	No
28	4		Central Coast Self Storage	0.00000%	0.02000%	CCRE	NAP	No
29		7	Simply Self Storage - Hendersonville & Franklin	0.00000%	0.00000%	SMF I	NAP	No
29.01		7.02	Simply Self Storage - Franklin			SMF I
29.02		7.01	Simply Self Storage - Hendersonville			SMF I
30		8	Pangea 8 Portfolio	0.00000%	0.00000%	SMF I	NAP	No
30.01		8.04	8000-8012 South Maryland Avenue			SMF I
30.02		8.12	6829 South King Drive			SMF I
30.03		8.13	7057 South Princeton Avenue			SMF I
30.04		8.14	7400 South Rhodes Avenue			SMF I
30.05		8.02	7914 West Hermitage Avenue			SMF I
30.06		8.06	7101 South Artesian Avenue			SMF I
30.07		8.08	634 Sibley Boulevard			SMF I
30.08		8.09	1501 State Street			SMF I
30.09		8.11	7354-7358 South Dorchester Avenue			SMF I
30.10		8.15	1249 South Fairfield Avenue			SMF I
30.11		8.16	102 South 17th Avenue			SMF I
30.12		8.18	14101 South Atlantic Avenue			SMF I
30.13		8.03	7953 South Wolcott Avenue			SMF I
30.14		8.05	8014 South Maryland Avenue			SMF I
30.15		8.01	1615-1621 West 77th Street			SMF I
30.16		8.07	12507 South Ashland Avenue			SMF I
30.17		8.1	5658 South Peoria Street			SMF I
30.18		8.17	812 South 19th Avenue			SMF I
31		8893	Old Spanish Trail Crossing	0.05000%	0.00000%	CGMRC	NAP	No
32		9	Hurstbourne Business Park Portfolio	0.00000%	0.00000%	SMF I	NAP	No
32.01		9.01	Hurstbourne Business Park			SMF I
32.02		9.02	9505 Williamsburg			SMF I
33		7604	Tellus AL-TX Portfolio	0.03000%	0.00000%	CGMRC	NAP	No
33.01		9067	Daphne Self Storage			CGMRC
33.02		8974	Arlington Park Self Storage			CGMRC
33.03		9068	Hawn Freeway Self Storage			CGMRC
34		10	AmeriCenters 3 Portfolio	0.00000%	0.00000%	SMF I	NAP	No
34.01		10.03	AmeriCenter Bloomfield			SMF I
34.02		10.01	AmeriCenter Southfield			SMF I
34.03		10.02	AmeriCenter Schaumburg			SMF I
35		8968	611 Church Street	0.00000%	0.00000%	CGMRC	NAP	No
36		8973	1300 Guadalupe	0.00000%	0.00000%	CGMRC	NAP	No
37		11	Holiday Inn Express Utica	0.00000%	0.00000%	SMF I	NAP	No
38		8533	12000 Edgewater	0.03000%	0.00000%	CGMRC	NAP	No
39		12	19Twenty Apartments	0.00000%	0.00000%	SMF I	NAP	No
40			Millpond Village Apartments	0.07000%	0.00000%	CCRE	NAP	No
41		9AKR23	Phoenix Industrial	0.00000%	0.00000%	GSMC	NAP	No
42		9070	Sher Lane	0.00000%	0.00000%	CGMRC	NAP	No
43	5	13	Van Ness Portfolio-Commanders Palace MHC	0.00000%	0.00000%	SMF I	Group A	No
44	5	14	Van Ness Portfolio-Camelot Village MHP & RV Park	0.00000%	0.00000%	SMF I	Group A	No
45		15	Courtyard Gulf Shores	0.00000%	0.00000%	SMF I	NAP	No
46		16	Central Business Park	0.05000%	0.00000%	SMF I	NAP	No
47		5JV504	Broadway Self Storage	0.00000%	0.00000%	GSMC	NAP	No
48		9A69P3	Victoria Villa Apartments	0.00000%	0.00000%	GSMC	NAP	No
49		8979	Pompano Merchandise Mart	0.05000%	0.00000%	CGMRC	NAP	No
50		17	Hampton Inn Fort Worth	0.00000%	0.00000%	SMF I	NAP	No
51		18	The Brittany Apartments	0.00000%	0.00000%	SMF I	NAP	No
52		19	Northpark Calabasas	0.00000%	0.00000%	SMF I	NAP	No
53			Shops at Silver Hill	0.00000%	0.02000%	CCRE	NAP	No
54		9021	Tops - Erie, PA	0.00000%	0.00000%	CGMRC	NAP	No
55		9089	The Shoppes of North Port	0.00000%	0.00000%	CGMRC	NAP	No
56		20	Danville Village Power Center	0.00000%	0.00000%	SMF I	NAP	No
57		5JYEJ9	Westwind Marketplace	0.00000%	0.00000%	GSMC	NAP	No
58			Westview Corner	0.00000%	0.02000%	CCRE	NAP	No
59		9035	Holiday Inn Express - Kannapolis, NC	0.00000%	0.00000%	CGMRC	NAP	No
60		21	3100 Weslayan Office	0.00000%	0.00000%	SMF I	NAP	No
61			The Vantage Office Condominium	0.00000%	0.02000%	CCRE	NAP	No
62		22	Rite Aid Grand Blanc	0.00000%	0.00000%	SMF I	NAP	No
63		5JXVM5	Graham Town Center	0.03000%	0.00000%	GSMC	NAP	No
64			Harrison Avenue Office	0.00000%	0.02000%	CCRE	NAP	No
65		5JXPZ3	Northwest Houston Retail Ground Lease	0.00000%	0.00000%	GSMC	NAP	No
66		9074	Tower Plaza	0.00000%	0.00000%	CGMRC	NAP	No
67		9042	Bi-Lo - Winnsboro, SC	0.00000%	0.00000%	CGMRC	NAP	No
68		8913	Fountain Square Shopping Center	0.00000%	0.00000%	CGMRC	NAP	No
69		9108	Oregon Trail Village Apartments	0.16000%	0.00000%	CGMRC	NAP	No
70		9252	Bond Street Office	0.00000%	0.00000%	CGMRC	NAP	No
71	6	9253	EMU Student Housing Portfolio	0.00000%	0.00000%	CGMRC	NAP	No
72		9082	359 South La Brea	0.00000%	0.00000%	CGMRC	NAP	No
73		9034	Homestead Self Storage	0.00000%	0.00000%	CGMRC	NAP	No
74		5JW538	Durango Courtyard	0.00000%	0.00000%	GSMC	NAP	No
75		9176	Davita Dialysis	0.00000%	0.00000%	CGMRC	NAP	No

(1)
The Cut-off Date Balance of $140,000,000  is evidenced by note A-1 (the controlling note in the principal amount of $120,000,000) and note A-2-A (a non-controlling note in the principal amount of $20,000,000), which notes are part of a $270,000,000 whole loan evidenced by four pari passu notes. The non-controlling pari passu companion loan evidenced by note A-2-B has a principal balance of $30,000,000 as of the Cut-off Date is held outside the Issuing Entity and is expected to be contributed to a future securitization. The non-controlling pari passu companion loan evidenced by note A-3  has a principal balance of $100,000,000 as of the Cut-off Date and is held outside the Issuing Entity but is expected to be contributed to the WFRBS 2014-C22 transaction.

(2)
The Cut-off Date Balance of $87,500,000 represents the controlling Note A-1 of a $210,000,000 whole loan evidenced by three pari passu notes totaling $175,000,000 and a subordinate loan in the amount of $35,000,000.  The pari passu companion loans are the non-controlling Note A-2 ($43,750,000) and the non-controlling Note A-3 ($43,750,000), both of which are held outside the Issuing Entity and are expected to be contributed to future securitizations.  The subordinate companion loan is evidenced by Note B is also held outside of the issuing entity.

(3)	Commencing on the ARD, the interest rate increases to the swap yield plus 425 basis points provided, in no event shall the rate be less than 5.98400% or greater than 7.73400%.

(4)
The Central Coast Self Storage collateral operates as one Mortgaged Property, but has three distinct addresses at 1380 Santa Ynez Avenue & 2000 Mountain View Avenue, Los Osos, CA 93402 and 2100 Main Street, Morro Bay, CA, 93442.

(5)
With respect to the Van Ness Portfolio-Commanders Palace MHC and Van Ness Portfolio-Camelot Village MHP & RV Park Mortgage Loans, which are cross-collateralized and cross-defaulted with each other, the Cut-off Date LTV Ratio, the LTV Ratio at Maturity/ARD, the Underwritten NCF DSCR, the Debt Yield on Underwritten Net Operating Income and the Debt Yield on Underwritten Net Cash Flow of the Mortgage Loans are presented in the aggregate.

(6)
This EMU Student Housing Portfolio Mortgage Loan is comprised of four Mortgaged Properties located at 201 North Huron Street, 509 West Forest Avenue, 712 Washtenaw Avenue and 701-705 Emmet Street. All four Mortgaged Properties are located in Ypsilanti, Michigan. Information for all four Mortgaged Properties were in the aggregate on one line as operating information for each Mortgaged Property was not available and the four Mortgaged Properties shared one appraisal.

EXHIBIT C

FORM OF REQUEST FOR RELEASE
(for Trustee/Custodian/Certificate Administrator)

Loan Information:
Name of Mortgagor: __________________
Master Servicer Loan No.: __________________
Custodian/Trustee
Name: __________________
Address:              ___________________
__________________
__________________
Custodian/Trustee Mortgage File No.: __________________
[Seller]
Name: __________________
Address: __________________

__________________

Certificates:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [____]

The undersigned [Master Servicer][Special Servicer] hereby acknowledges that it has received from Wells Fargo Bank, National Association, as Custodian, for the Holders of GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.

(   )           Note dated _________, _____, in the original principal sum of $_____, made by _______, payable to, or endorsed to the order of, the Trustee.

(   )           Mortgage recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _______________, State of _________________ in book/reel/docket ___________ of official records at page/image ________.

(   )           Deed of Trust recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ____________, State of _______ in book/reel/docket ____________ of official records at page/image.

(   )           Assignment of Mortgage or Deed of Trust to the Trustee, recorded on _____________ as instrument no. _______ in the County Recorder’s Office of the County of

Exhibit C-1

_________, State of _______ in book/reel/docket __________ of official records at page/image _____________.

(   )           Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

(   )           ___________________________

(   )           ___________________________

(   )           ___________________________

(   )           ___________________________

The undersigned [Master Servicer][Special Servicer] hereby acknowledges and agrees as follows:

(i)             The [Master Servicer][Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

(ii)            The [Master Servicer][Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Master Servicer][Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

(iii)           The [Master Servicer][Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

(iv)           The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the [Master Servicer][Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer][Special Servicer] shall keep the Documents and any proceeds separate and distinct from all other property in the [Master Servicer][Special Servicer]’s possession, custody or control.

[ ]

By:
Name:
Title:

Dated:

Exhibit C-2

EXHIBIT D

FORM OF DISTRIBUTION DATE STATEMENT

Exhibit D-1

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

DISTRIBUTION DATE STATEMENT
Table of Contents

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Class Detail	4
Reconciliation Detail	5
Other Required Information	6
Cash Reconciliation Detail	7
Current Mortgage Loan and Property Stratification Tables	8-10
Mortgage Loan Detail	11
NOI Detail	12
Principal Prepayment Detail	13
Historical Detail	14
Delinquency Loan Detail	15
Specially Serviced Loan Detail	16-17
Advance Summary	18
Modified Loan Detail	19
Historical Liquidated Loan Detail	20
Historical Bond / Collateral Loss Reconciliation	21
Interest Shortfall Reconciliation Detail	22-23
Defeased Loan Detail	24
Supplemental Reporting	25

Depositor	Master Servicer	Special Servicer	Operating Advisor

GS Mortgage Securities	Midland Loan Services	LNR Partners, LLC	Situs Holdings, LLC
Corporation II	A Division of PNC Bank, N.A.	1601 Washington Avenue	2 Embarcadero Center, Suite 1300
200 West Street	10851 Mastin Street, Building 82	Suite 700	San Francisco, CA 94111
New York, NY 10282	Overland Park, KS 66210	Miami Beach, FL 33139

Contact:
Contact: Leah Nivison	Heather Wagner	Contact: www.lnrpartners.com	Contact: George Wisniewski
Phone Number: (212) 902-1000	Phone Number: (913) 253-9570	Phone Number: (305) 695-5600	Phone Number: (415) 374-2832

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties.  Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices.  In addition, certificateholders may register online for email notification when special notices are posted.  For information or assistance please call 866-846-4526

D-1	Page 1 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Certificate Distribution Detail
Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

(2) Class A-S, Class B, Class C all represent the “Regular Interest” of these respective classes.  For details on how the balances and payments of these “Regular Interests” are split between their respective certificates and the Exchangable Class PEZ, please refer to page 4.

D-2	Page 2 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-AB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount
X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

D-3	Page 3 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance

A-S Regular Interest Breakdown
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Pez)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

B Regular Interest Breakdown
B (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Pez)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

C Regular Interest Breakdown
C (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Pez)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class PEZ Detail
Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
PEZ		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

D-4	Page 4 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Certificate Interest Reconciliation
Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

D-5	Page 5 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Other Required Information

Available Distribution Amount (1)	0.00

		Appraisal Reduction Amount
		Loan Number	Appraisal Reduction Effected	Cumulative ASER Amount	Most Recent App. Red. Date

		Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

D-6	Page 6 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		CCRE Strip Fee -Cantor Commercial Real Estate Lending, L.P	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

D-7	Page 7 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

D-8	Page 8 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

D-9	Page 9 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

D-10	Page 10 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Mortgage Loan Detail
Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

D-11	Page 11 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

D-12	Page 12 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

D-13	Page 13 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution Date	30-59 Days # Balance	60-89 Days # Balance	90 Days or More # Balance	Foreclosure # Balance	REO # Balance	Modifications # Balance	Curtailments # Balance	Payoff # Balance	Next Weighted Avg. Coupon Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

D-14	Page 14 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

D-15	Page 15 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Specially Serviced Loan Detail - Part 1
Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code									(2) Property Type Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	-	Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	-	Note Sale			to Master Servicer	13	-	Other or TBD	WH MH	- -	Warehouse Mobile Home Park	OT	-	Other

D-16	Page 16 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13		Other or TBD

D-17	Page 17 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

D-18	Page 18 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

D-19	Page 19 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

D-20	Page 20 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014
Historical Bond/Collateral Loss Reconciliation Detail
Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

D-21	Page 21 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014
Interest Shortfall Reconciliation Detail - Part 1
Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees					Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out	ASER	(PPIS) Excess

Totals

D-22	Page 22 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Interest Shortfall Reconciliation Detail - Part 2

Offering	Stated Principal	Current Ending	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds
Document	Balance at	Scheduled	Current Month	Left to Reimburse		Comments
Cross-Reference	Contribution	Balance		Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

D-23	Page 23 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

D-24	Page 24 of 25

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Trust 2014-GC24 Commercial Mortgage Pass-Through Certificates Series 2014-GC24	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	10/10/2014
		Record Date:	09/30/2014
		Determination Date:	10/06/2014

Supplemental Reporting

D-25	Page 25 of 25

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States;

*      Select appropriate depository.

Exhibit E-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)            no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

**     Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit E-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States;

Exhibit F-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]*

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] *

(3)            no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           the transferee is an institution.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: GS Mortgage Securities Corporation II

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**    Select (i) or (ii), as applicable.

Exhibit F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance][Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

*      Select appropriate depository.

Exhibit G-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit G-2

EXHIBIT H

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is an institution that is not a “U.S. person” as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we

*      Select, as applicable.

Exhibit H-1

irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States;

*      Select appropriate depository.

Exhibit I-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: GS Mortgage Securities Corporation II.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States;

Exhibit J-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]*

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] *

(3)            no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)            the transferee is an institution.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**      Select (i) or (ii), as applicable.

Exhibit J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we

Exhibit K-1

irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II.

Exhibit K-2

EXHIBIT L-1

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:
GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer

STATE OF	)
	)	ss.:
COUNTY OF	)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.           I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.           The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the “Lower-Tier REMIC” and “Upper-Tier REMIC,” respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.           The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, a State or any political subdivision of a State, any

Exhibit L-1-1

possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (v) any other Person so designated by the Certificate Registrar based upon an opinion of counsel to the effect that any transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code.

4.           The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.           The Purchaser is a Permitted Transferee. For the purpose hereof, a “Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

6.           No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.           The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

8.           Check the applicable paragraph:

☐          The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)          the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

Exhibit L-1-2

(ii)         the present value of the expected future distributions on such Class R Certificate; and

(iii)        the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐          The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)          the Purchaser is an “eligible corporation”, as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)         at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a Person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)        the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)        the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐          None of the above.

9.          The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.         The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

Exhibit L-1-3

11.         The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer to any Person that does not provide an affidavit and agreement in substantially the same form as this affidavit and agreement or as to which the Purchaser has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee.

12.         The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.         The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.         The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.         The Purchaser consents to the designation of the Certificate Administrator as the agent of the Tax Matters Person of the Lower-Tier REMIC and Upper-Tier REMIC pursuant to Section 4.04 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

Exhibit L-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

Exhibit L-1-5

EXHIBIT L-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class R

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)           No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)           The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit L-1. The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee (as defined in such Transfer Affidavit and Agreement and has no actual knowledge or reason to know that the Transferee’s representations in such Transfer Affidavit and Agreement are false.

(3)           The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be

Exhibit L-2-1

respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

Exhibit L-2-2

EXHIBIT L-3

FORM OF TRANSFEREE LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: CMBS – GS 2014-GC24

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison

[Transferor]
[______]
[______]
Attention: [______]

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$_____________ initial Certificate Principal Amount] [$_____________ initial Notional Amount] [_____% Percentage Interest] of GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass Through Certificates, Series 2014-GC24, Class [_], CUSIP No. [____] (the “Certificates”), issued pursuant to that certain Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Exhibit L-3-1

In connection with such transfer, the Purchaser hereby represents and warrants to you that with respect to the Class X-D, Class E, Class F, Class G and Class R Certificates, the Purchaser is neither (i) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law (“Similar Law”) that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), nor (ii) a collective investment fund, the assets of which are considered Plan assets under the U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA or for purposes of Similar Law, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (with respect to any transfer of a Class X-D, Class E, Class F or Class G Certificate) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of Certificate(s) by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or, as applicable, would not constitute a non-exempt violation of Similar Law.

Exhibit L-3-2

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, ____.

Very truly yours,

[INSERT NAME OF PURCHASER]

By:
Name:
Title:

Exhibit L-3-3

EXHIBIT L-4

FORM OF INVESTMENT REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24, Class [__]

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer, on behalf of the holders of Commercial Mortgage Pass Through Certificates, Series 2014-GC24 (the “Certificates”) in connection with the transfer by [          ] (the “Seller”) to the undersigned (the “Purchaser”) of $_____ aggregate [Certificate Balance][Notional Amount] of Class [     ] Certificates [representing a [  ]% Percentage Interest in the related Class], in certificated fully registered form (such registered interest, the “Certificate”). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only]           1.           The Purchaser is an institutional “accredited investor” (an “Institutional Accredited Investor”, i.e., an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an Institutional Accredited Investor)

Exhibit L-4-1

as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only]           1.           The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.           The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for resale to (i) “qualified institutional buyers” in transactions complying with Rule 144A, or (ii) Institutional Accredited Investors under the Securities Act, pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Non-Book Entry Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

4.           The Purchaser has reviewed the applicable Offering Circular dated September 16, 2014, relating to the Certificates (the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Non-Book Entry Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

Exhibit L-4-2

7.           Check one of the following:

☐          The Purchaser is a “U.S. Tax Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐          The Purchaser is not a “U.S. Tax Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to Distributions to be made on the Certificate(s). The Purchaser has attached hereto (i) a duly executed IRS Form W-8BEN or W-8BEN-E (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Tax Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Administrator updated IRS Forms W-8BEN, IRS Forms W-8BEN-E, IRS Forms W-8IMY or IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For the purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

Please make all payments due on the Certificates:**

(a)         by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

(b)         by mailing a check or draft to the following address:

**      Please select (a) or (b).

Exhibit L-4-3

Very truly yours,

[INSERT NAME OF PURCHASER]

By:
Name:
Title:

Dated:  ________________, 20__

Exhibit L-4-4

EXHIBIT M-1

FORM OF INVESTOR CERTIFICATION FOR OBTAINING INFORMATION AND NOTICES

[Date]

[Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: CMBS – GS 2014-GC24]

[Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head]

Attention:	Corporate Trust Services (CMBS) - GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates Series 2014-GC24

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Situs Holdings, LLC, as Operating Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.         The undersigned is a [[certificateholder][beneficial owner][prospective purchaser] of the Class ___ Certificates][Companion Loan Holder (as defined in the Agreement)].

2.         The undersigned has received a copy of the Prospectus Supplement and the Prospectus.1

3.           The undersigned is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor.

4.         The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the [Master Servicer’s website][Certificate Administrator’s Website] and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

1 Only required for a certificateholder, a beneficial owner or  a prospective purchaser.

Exhibit M-1-1

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Master Servicer or Certificate Administrator, as applicable, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           The undersigned agrees that each time it accesses the [Master Servicer’s website][Certificate Administrator’s Website], the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder][Beneficial Owner][Prospective Purchaser][Companion Loan Holder]

By:

Name:

Title:

Company:

Phone:

Exhibit M-1-2

EXHIBIT M-2

FORM OF INVESTOR CERTIFICATION FOR EXERCISING VOTING RIGHTS

[Date]

Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: CMBS – GS 2014-GC24

Attention:	Corporate Trust Services (CMBS) - GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates Series 2014-GC24

In accordance with the requirements for the exercise of Voting Rights pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Situs Holdings, LLC, as Operating Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a certificateholder of the Class ___ Certificates.

2.           The undersigned has received a copy of the Prospectus Supplement and the Prospectus.

3.            The undersigned is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor.

4.           The undersigned intends to exercise Voting Rights under the Agreement and certifies that (please check one of the following):

___	The undersigned is the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor.

___
The undersigned is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor and hereby certifies to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable.

Exhibit M-2-1

___	The undersigned is not the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of any of the foregoing.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder]

By:

Name:

Title:

Company:

Phone:

Exhibit M-2-2

EXHIBIT M-3

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Vendor Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates Series 2014-GC24 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is an employee or agent of Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc. or Markit Group Limited, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.           The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.           The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 Website shall also be applicable to information obtained from CTSLink.

4.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of September 1, 2014, by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit M-3-1

[ ]

By:

Name:

Title:

Company:

Phone:

Exhibit M-3-2

EXHIBIT M-4

FORM OF CONFIDENTIALITY AGREEMENT

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: CMBS – GS 2014-GC24

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

Attention:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

In connection with the GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Certificates”), we acknowledge that we will be furnished by Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer (and may have been previously furnished) with certain information (the “Information”). For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions and/or exercising the rights of the Controlling Class Representative with respect to the above-referenced Certificates and the related Mortgage Loans and will not disclose such Information to any Person or entity other than (i) our Representatives, (ii) our auditors and regulators and (iii) any Person or entity contemplating the purchase of any Certificate held by the undersigned or of an interest therein (or such outside Persons as are assisting it in making an evaluation in connection with purchasing the related Certificates (but only if such Persons confirm in writing such contemplation of a prospective ownership interest and agree in writing to keep such Information confidential)), (iv) our accountants and attorneys, and (v) such governmental or banking authorities or agencies to which the undersigned is subject; and such Information will not, without the prior written consent of the Master Servicer

Exhibit M-4-1

or Certificate Administrator, as applicable, be otherwise disclosed by the undersigned or by its Representatives in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of September 1, 2014, by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:.
Name:
Title:
Company:
Phone:

cc:	GS Mortgage Securities Corporation II
Trustee

Exhibit M-4-2

EXHIBIT N

CUSTODIAN CERTIFICATION

[DATE]

[All Parties to Pooling and Servicing Agreement]
[Applicable Mortgage Loan Seller]
[Each Underwriter]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

In accordance with the provisions of Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan, and subject to the exceptions noted in the schedule of exceptions attached hereto, (i) all documents specified in clauses (1), (2), (3), (4)(other than with respect to a Non-Serviced Mortgage Loan), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Whole Loan) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of the Pooling and Servicing Agreement has been completed (based solely on receipt by the undersigned of the particular recorded/filed documents); (iii) all documents received by the undersigned or the Custodian with respect to such Mortgage Loan have been reviewed by the undersigned or the Custodian on behalf of the undersigned and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) and Section 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File.

The undersigned makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in each Mortgage File or any of the Mortgage Loans identified in the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is subject in all respects to the terms of the Pooling and Servicing Agreement.

Exhibit N-1

Wells Fargo Bank, National Association, as Custodian

By:
Name:
Title:

Exhibit N-2

SCHEDULE OF EXCEPTIONS

[          ]

Exhibit N-3

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit O, other than with respect to Item 1122(d)(2)(iii), references to Master Servicer below shall include any Sub-Servicer engaged by a Master Servicer or Special Servicer.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Master Servicer
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.
Master Servicer Special Servicer Certificate Administrator

Exhibit O-1

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Certificate Administrator Operating Advisor (with respect to (A) and (B))
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Reporting Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Master Servicer Special Servicer Custodian
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer

Exhibit O-2

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Advisor
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Exhibit O-3

EXHIBIT P

SUPPLEMENTAL SERVICER SCHEDULE

Exhibit P-1

Control Number	Footnotes	Loan Number	Mortgage Loan Seller	Property Name	Borrower Name	General Property Type	Original Balance ($)	Origination Date	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)
1.00	4, 5	7570	CGMRC	Stamford Plaza Portfolio	One Stamford Plaza Owner LLC, Three Stamford Plaza Owner LLC and Four Stamford Plaza Owner LLC		$140,000,000	8/6/2014	360	360
1.01		9130	CGMRC	Two Stamford Plaza		Office
1.02		9132	CGMRC	Four Stamford Plaza		Office
1.03		8937	CGMRC	One Stamford Plaza		Office
1.04		9131	CGMRC	Three Stamford Plaza		Office
2		5J4DX5	GSMC	Coastal Grand Mall	Coastal Grand CMBS, LLC and Coastal Grand Outparcel CMBS, LLC	Retail	$126,000,000	7/11/2014	360	359
3	6, 7, 8, 9	8555	CGMRC	Beverly Connection	Bevcon Blue Fee LLC, DK Connections, LLC and DK Connections Lease LLC	Retail	$87,500,000	7/8/2014	0	0
4		5JYEH3	GSMC	Asheville Self Storage Portfolio	George's Stor-Mor Realty, LLC and GSM Two, LLC		$47,249,999	7/15/2014	360	360
4.01		5JYEH3-1	GSMC	3909 Sweeten Creek Road		Self Storage
4.02		5JYEH3-2	GSMC	90 Highland Center Boulevard		Self Storage
4.03		5JYEH3-3	GSMC	17-19 Chaparral Drive		Self Storage
4.04		5JYEH3-4	GSMC	600 Patton Avenue		Self Storage
4.05		5JYEH3-5	GSMC	550 Swannanoa River Road		Self Storage
4.06		5JYEH3-6	GSMC	40 Wilmington Street		Self Storage
4.07		5JYEH3-7	GSMC	102 Glover Street		Self Storage
4.08		5JYEH3-8	GSMC	21 Sardis Road		Self Storage
4.09		5JYEH3-9	GSMC	127 Sweeten Creek Road		Self Storage
4.10		5JYEH3-10	GSMC	1130 Sweeten Creek Road		Self Storage
4.11		5JYEH3-11	GSMC	1931 Spartanburg Highway		Self Storage
4.12		5JYEH3-12	GSMC	2594 Sweeten Creek Road		Self Storage
5		1	SMF I	FedEx Distribution Center	Ganci Middletown PA, Inc.	Industrial	$33,466,000	8/21/2014	360	360
6			CCRE	850 Winter Street	GI TC 850 Winter Street, LLC	Office	$29,250,000	6/27/2014	0	0
7			CCRE	The Clusters	Clusters Property LLC	Multifamily	$27,950,000	6/30/2014	360	360
8		8908	CGMRC	Hampton Inn & Suites - Yonkers	FSG Yonkers Hotel LLC	Hospitality	$25,750,000	8/8/2014	360	360
9		5JYF17	GSMC	Villa Encanto	Stonebridge at Paradise Valley I LLC and Stonebridge at Paradise Valley II LLC	Multifamily	$25,700,000	8/14/2014	360	360
10			CCRE	Towers Shopping Center	Towers Retail LLC	Retail	$24,000,000	6/20/2014	0	0
11		9054	CGMRC	Highlands Campus Tech Center	IVC Highlands LL, LLC	Office	$23,350,000	7/1/2014	360	360
12		9A4L07	GSMC	Bridgestone Apartments	Bridgestone Holdings I, LLC	Multifamily	$22,500,000	7/17/2014	360	360
13		7706	CGMRC	Loganberry Ridge & Parkside Garden Apartments	Roco-Parkside, LLC and Roco-Loganberry, LLC		$17,200,000	8/26/2014	360	360
13.01		9087	CGMRC	Loganberry Ridge Apartments		Multifamily
13.02		9135	CGMRC	Parkside Garden Apartments		Multifamily
14		2	SMF I	Van Ness Portfolio-Brandondale MHC	Brandondale, Ltd.	Manufactured Housing	$16,900,000	8/4/2014	360	359
15	10		CCRE	Arbutus Shopping Center	AmCap Arbutus LLC	Retail	$16,500,000	8/11/2014	360	360
16		3	SMF I	Simply Self Storage - Hermitage, Gallatin & Clarksville	SS Hermitage, LLC, SS Gallatin, LLC and SS Clarksville, LLC		$15,600,000	8/13/2014	360	360
16.01		3.01	SMF I	Simply Self Storage - Hermitage		Self Storage
16.02		3.03	SMF I	Simply Self Storage - Clarksville		Self Storage
16.03		3.02	SMF I	Simply Self Storage - Gallatin		Self Storage
17		5JYEB6	GSMC	City Warehouse	City Warehouse, L.P.	Industrial	$14,500,000	7/24/2014	300	300
18		9A69O6	GSMC	Victoria Village Apartments	YABI/BH, LLC	Multifamily	$13,000,000	8/5/2014	300	299
19		4	SMF I	Schirm Farm Apartments	HPI Schirm Farms LLC	Multifamily	$12,000,000	7/18/2014	360	360
20			CCRE	5th & K Street	5th & K Retail Associates, LLC	Retail	$12,000,000	8/8/2014	360	360
21		5JW520	GSMC	The Grove	High Valley VI, LLC	Retail	$11,625,000	8/15/2014	360	360
22	11	5	SMF I	Summerstone Apartments	Cornerstone Summerstone, LP	Multifamily	$11,400,000	7/28/2014	360	360
23			CCRE	MHG Hotel Portfolio	MHG Aurora Holdings, LLC and MHG Noblesville Holdings, LLC		$11,050,000	8/27/2014	300	300
23.01			CCRE	Holiday Inn Chicago/Aurora		Hospitality
23.02			CCRE	Fairfield Inn & Suites Noblesville		Hospitality
24			CCRE	The Pines Apartments of Graham	Pines Apartments of Graham, LLC	Multifamily	$10,500,000	7/1/2014	360	360
25			CCRE	Union Parkade	1150 Union Street Corporation	Retail	$10,500,000	8/15/2014	360	360
26		9039	CGMRC	Hampton Inn & Suites Fargo	Agassiz Hospitality LLC	Hospitality	$10,500,000	8/1/2014	300	299
27	12	6	SMF I	Holiday Inn Express Corvallis	Corvallis Riverbank, L.L.C.	Hospitality	$10,200,000	8/4/2014	360	359
28			CCRE	Central Coast Self Storage	Central Coast Storage I, LLC	Self Storage	$9,885,000	6/30/2014	360	358
29		7	SMF I	Simply Self Storage - Hendersonville & Franklin	SS Hendersonville, LLC and SS Franklin, LLC		$9,600,000	8/13/2014	360	360
29.01		7.02	SMF I	Simply Self Storage - Franklin		Self Storage
29.02		7.01	SMF I	Simply Self Storage - Hendersonville		Self Storage
30		8	SMF I	Pangea 8 Portfolio	PP P8 1, LLC and PP P8 2, LLC		$9,250,000	8/13/2014	360	360
30.01		8.04	SMF I	8000-8012 South Maryland Avenue		Multifamily
30.02		8.12	SMF I	6829 South King Drive		Multifamily
30.03		8.13	SMF I	7057 South Princeton Avenue		Multifamily
30.04		8.14	SMF I	7400 South Rhodes Avenue		Multifamily
30.05		8.02	SMF I	7914 West Hermitage Avenue		Multifamily
30.06		8.06	SMF I	7101 South Artesian Avenue		Multifamily
30.07		8.08	SMF I	634 Sibley Boulevard		Multifamily
30.08		8.09	SMF I	1501 State Street		Multifamily
30.09		8.11	SMF I	7354-7358 South Dorchester Avenue		Multifamily
30.10		8.15	SMF I	1249 South Fairfield Avenue		Multifamily
30.11		8.16	SMF I	102 South 17th Avenue		Multifamily
30.12		8.18	SMF I	14101 South Atlantic Avenue		Multifamily
30.13		8.03	SMF I	7953 South Wolcott Avenue		Multifamily
30.14		8.05	SMF I	8014 South Maryland Avenue		Multifamily
30.15		8.01	SMF I	1615-1621 West 77th Street		Multifamily
30.16		8.07	SMF I	12507 South Ashland Avenue		Multifamily
30.17		8.1	SMF I	5658 South Peoria Street		Multifamily
30.18		8.17	SMF I	812 South 19th Avenue		Multifamily
31	13,. 14	8893	CGMRC	Old Spanish Trail Crossing	Barclay Holdings XVIII-A, LLC	Retail	$8,925,000	7/1/2014	360	360
32		9	SMF I	Hurstbourne Business Park Portfolio	Hurstbourne Office Park, LLC and JDG-9505, LLC		$8,900,000	8/7/2014	360	360
32.01		9.01	SMF I	Hurstbourne Business Park		Office
32.02		9.02	SMF I	9505 Williamsburg		Office
33		7604	CGMRC	Tellus AL-TX Portfolio	Hawn Freeway Self Storage, LP, Tellus Eight, LLC and Tellus Nine, LLC		$8,850,000	6/30/2014	360	358
33.01		9067	CGMRC	Daphne Self Storage		Self Storage
33.02		8974	CGMRC	Arlington Park Self Storage		Self Storage
33.03		9068	CGMRC	Hawn Freeway Self Storage		Self Storage
34		10	SMF I	AmeriCenters 3 Portfolio	Americenter of Southfield Limited Parternship, Americenter of Bloomfield Limited Partnership and Americenter of Schaumburg, L.L.C.		$8,600,000	7/10/2014	360	359
34.01		10.03	SMF I	AmeriCenter Bloomfield		Office
34.02		10.01	SMF I	AmeriCenter Southfield		Office
34.03		10.02	SMF I	AmeriCenter Schaumburg		Office
35	15	8968	CGMRC	611 Church Street	Church Street Investments, L.L.C.	Mixed Use	$8,550,000	8/8/2014	360	360
36		8973	CGMRC	1300 Guadalupe	1300 Guadalupe, LP	Office	$8,215,000	7/14/2014	0	0
37		11	SMF I	Holiday Inn Express Utica	North Utica Lodging Associates 2 LLC	Hospitality	$8,150,000	8/14/2014	300	300
38		8533	CGMRC	12000 Edgewater	12000 Edgewater Drive, LLC	Multifamily	$7,500,000	7/30/2014	360	360
39		12	SMF I	19Twenty Apartments	Argos Asset CC, LLC	Multifamily	$7,250,000	8/14/2014	360	360
40			CCRE	Millpond Village Apartments	Millpond Village Apartments II, LLC	Multifamily	$7,250,000	8/11/2014	360	360
41	16	9AKR23	GSMC	Phoenix Industrial	4239 N. 39th Avenue, L.L.C., 38-39th Avenue, L.L.C. and 4245 N. 39th Avenue, L.L.C.	Industrial	$7,050,000	8/14/2014	360	360
42		9070	CGMRC	Sher Lane	Sher Lane, LLC	Retail	$7,000,000	8/7/2014	0	0
43	17	13	SMF I	Van Ness Portfolio-Commanders Palace MHC	Commanders Palace, L.P.	Manufactured Housing	$5,690,000	8/8/2014	360	360
44	17	14	SMF I	Van Ness Portfolio-Camelot Village MHP & RV Park	Tri-Star Investments	Manufactured Housing	$1,280,000	8/8/2014	360	360
45		15	SMF I	Courtyard Gulf Shores	3750 Gulf Shores, LP	Hospitality	$6,900,000	8/14/2014	330	330
46		16	SMF I	Central Business Park	CBP RE5 LLC	Industrial	$6,650,000	7/24/2014	300	299
47		5JV504	GSMC	Broadway Self Storage	Broadway Mexico Self-Storage, LLP	Self Storage	$6,500,000	6/26/2014	0	0
48		9A69P3	GSMC	Victoria Villa Apartments	MAI/BH, LLC	Multifamily	$6,500,000	8/5/2014	300	299
49		8979	CGMRC	Pompano Merchandise Mart	West Atlantic Holdings, LLC	Industrial	$6,400,000	8/7/2014	360	360
50	18	17	SMF I	Hampton Inn Fort Worth	Forest Hills Hospitality LP	Hospitality	$6,300,000	7/17/2014	360	359
51		18	SMF I	The Brittany Apartments	Brittany Burlington LLC	Multifamily	$6,300,000	7/18/2014	300	299
52		19	SMF I	Northpark Calabasas	North Park Calabasas LLC	Office	$6,000,000	8/15/2014	360	360
53			CCRE	Shops at Silver Hill	JCR Silver Hill Investors, LLC	Retail	$5,900,000	7/22/2014	300	300
54		9021	CGMRC	Tops - Erie, PA	Tops BJ Partners LLC	Retail	$5,850,000	7/8/2014	360	359
55	19	9089	CGMRC	The Shoppes of North Port	North Port OMV II, LLC	Retail	$5,700,000	8/1/2014	360	360
56		20	SMF I	Danville Village Power Center	T Danville Village IL, LLC	Retail	$5,700,000	7/9/2014	360	359
57		5JYEJ9	GSMC	Westwind Marketplace	Neuenschwander Enterprises, LLC	Retail	$5,300,000	7/30/2014	360	359
58			CCRE	Westview Corner	JCR Westview Corner, LLC	Retail	$5,250,000	7/22/2014	300	300
59		9035	CGMRC	Holiday Inn Express - Kannapolis, NC	Hiek Holding LLC	Hospitality	$4,550,000	7/15/2014	360	359
60		21	SMF I	3100 Weslayan Office	Hartman 3100 Weslayan 1, LLC, Hartman 3100 Weslayan 3, LLC, Hartman 3100 Weslayan 4, LLC, Hartman 3100 Weslayan 5, LLC, Hartman 3100 Weslayan 7, LLC, Hartman 3100 Weslayan 9, LLC and Hartman 3100 Weslayan 10, LP	Office	$4,300,000	7/21/2014	360	360
61			CCRE	The Vantage Office Condominium	Uniwest WCH, LLC	Office	$4,200,000	8/5/2014	360	359
62		22	SMF I	Rite Aid Grand Blanc	Markus Associates, LLC	Retail	$4,175,000	7/31/2014	300	299
63		5JXVM5	GSMC	Graham Town Center	HPC Graham Investors, LLC	Retail	$3,675,000	8/1/2014	360	360
64			CCRE	Harrison Avenue Office	Harrison Cary Office, LLC	Office	$3,400,000	7/17/2014	360	360
65		5JXPZ3	GSMC	Northwest Houston Retail Ground Lease	10.72 Spring Cypress, Ltd.	Ground Leased Land	$3,200,000	7/1/2014	300	298
66		9074	CGMRC	Tower Plaza	RCG-Carrollton Tower, LLC	Retail	$3,037,500	8/19/2014	360	360
67	20	9042	CGMRC	Bi-Lo - Winnsboro, SC	Winnsboro Ventures, LLC	Retail	$2,950,000	7/22/2014	300	299
68		8913	CGMRC	Fountain Square Shopping Center	1959-2007 Morse Rd. Co., LTD.	Retail	$2,658,500	6/23/2014	360	358
69		9108	CGMRC	Oregon Trail Village Apartments	Boise Green Investors III LLC	Multifamily	$2,500,000	8/14/2014	360	360
70		9252	CGMRC	Bond Street Office	Bond Street Offices, LLC	Office	$2,325,000	7/18/2014	300	299
71		9253	CGMRC	EMU Student Housing Portfolio	EMU Apartments LLC	Multifamily	$2,300,000	7/30/2014	300	299
72		9082	CGMRC	359 South La Brea	359 South La Brea Ave. (LA) Owner, LLC	Retail	$2,100,000	6/30/2014	360	358
73		9034	CGMRC	Homestead Self Storage	Storage Property I, LLC	Self Storage	$2,100,000	5/15/2014	300	297
74		5JW538	GSMC	Durango Courtyard	High Valley VII, LLC	Retail	$2,065,000	8/15/2014	360	360
75		9176	CGMRC	Davita Dialysis	Howell Boulevard LLC	Office	$1,850,000	7/10/2014	300	299

Control Number	Footnotes	Loan Number	Mortgage Loan Seller	Property Name	Carve-out Guarantor	Letter of Credit	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)
1.00	4, 5	7570	CGMRC	Stamford Plaza Portfolio	Aby Rosen and Michael Fuchs	No	$963,416.13	$481,708.06	$0.00	$0.00	$4,470,000.00	$16,374.75
1.01		9130	CGMRC	Two Stamford Plaza
1.02		9132	CGMRC	Four Stamford Plaza
1.03		8937	CGMRC	One Stamford Plaza
1.04		9131	CGMRC	Three Stamford Plaza
2		5J4DX5	GSMC	Coastal Grand Mall	CBL & Associates Limited Partnership and Burroughs & Chapin Company, Inc.	No	$502,833.04	$62,854.13	$0.00	$0.00	$0.00	$0.00
3	6, 7, 8, 9	8555	CGMRC	Beverly Connection	Ben Ashkenazy, Raymond Gindi, Edward S. Gindi	No	$610,000.00	$300,000.00	$0.00	$0.00	$0.00	$7,816.81
4		5JYEH3	GSMC	Asheville Self Storage Portfolio	Jeffrey Pechter and JSP Holdings, LLC	No	$145,952.68	$18,244.09	$0.00	$0.00	$0.00	$7,013.80
4.01		5JYEH3-1	GSMC	3909 Sweeten Creek Road
4.02		5JYEH3-2	GSMC	90 Highland Center Boulevard
4.03		5JYEH3-3	GSMC	17-19 Chaparral Drive
4.04		5JYEH3-4	GSMC	600 Patton Avenue
4.05		5JYEH3-5	GSMC	550 Swannanoa River Road
4.06		5JYEH3-6	GSMC	40 Wilmington Street
4.07		5JYEH3-7	GSMC	102 Glover Street
4.08		5JYEH3-8	GSMC	21 Sardis Road
4.09		5JYEH3-9	GSMC	127 Sweeten Creek Road
4.10		5JYEH3-10	GSMC	1130 Sweeten Creek Road
4.11		5JYEH3-11	GSMC	1931 Spartanburg Highway
4.12		5JYEH3-12	GSMC	2594 Sweeten Creek Road
5		1	SMF I	FedEx Distribution Center	American Capital Corporation	No	$7,396.07	$1,576.43	$8,079.75	$1,154.25	$0.00	$2,532.00
6			CCRE	850 Winter Street	TechCore, LLC	No	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
7			CCRE	The Clusters	Wayne A. Vandenburg, David L. Vandenburg and Sheila M. Vandenburg	No	$327,989.25	$36,443.25	$3,575.32	$1,787.66	$0.00	$8,800.00
8		8908	CGMRC	Hampton Inn & Suites - Yonkers	Jay Furman and Mark Stebbins	No	$89,705.04	$8,155.00	$57,657.44	$4,804.79	$0.00	4% of Gross Room Revenue
9		5JYF17	GSMC	Villa Encanto	Jonathan Lampitt	No	$96,613.33	$19,322.67	$0.00	$0.00	$0.00	$11,614.17
10			CCRE	Towers Shopping Center	Gary D. Rappaport	No	$78,620.67	$19,655.17	$0.00	$0.00	$0.00	$4,872.50
11		9054	CGMRC	Highlands Campus Tech Center	Investcorp US Real Estate, LLC	No	$93,225.65	$31,075.22	$0.00	$0.00	$600,000.00	$0.00
12		9A4L07	GSMC	Bridgestone Apartments	Brian Yeager and Michelle Yeager	No	$114,849.10	$38,283.03	$0.00	$0.00	$0.00	$9,568.00
13		7706	CGMRC	Loganberry Ridge & Parkside Garden Apartments	Tyler Ross, Michael Colman and David Colman	No	$158,239.95	$52,746.65	$0.00	$0.00	$0.00	$17,676.75
13.01		9087	CGMRC	Loganberry Ridge Apartments
13.02		9135	CGMRC	Parkside Garden Apartments
14		2	SMF I	Van Ness Portfolio-Brandondale MHC	Wes Tolley	No	$0.00	$10,203.70	$6,643.35	$3,045.26	$0.00	$2,054.00
15	10		CCRE	Arbutus Shopping Center	AmCap, Incorporated	No	$43,196.02	$14,398.67	$6,454.67	$1,613.67	$40,000.00	$2,677.08
16		3	SMF I	Simply Self Storage - Hermitage, Gallatin & Clarksville	Kurt E. O'Brien	No	$97,164.40	$12,145.55	$12,982.24	$1,622.78	$0.00	$1,910.00
16.01		3.01	SMF I	Simply Self Storage - Hermitage
16.02		3.03	SMF I	Simply Self Storage - Clarksville
16.03		3.02	SMF I	Simply Self Storage - Gallatin
17		5JYEB6	GSMC	City Warehouse	Holt Lunsford Commercial, Inc.	No	$238,738.23	$29,842.28	$30,026.50	$10,008.83	$0.00	$9,166.67
18		9A69O6	GSMC	Victoria Village Apartments	Yakov Albaz	No	$158,106.00	$19,763.25	$89,321.60	$29,773.87	$0.00	$15,300.00
19		4	SMF I	Schirm Farm Apartments	J. David Kelsey and Matthew Sharp	No	$57,222.34	$28,611.17	$26,307.48	$4,384.58	$0.00	$7,546.00
20			CCRE	5th & K Street	Joyce T. Battaglia, Brian F. Caine, Markie M. Battaglia and Marcus A. Battaglia	No	$50,000.00	$6,250.00	$3,495.50	$716.50	$0.00	$0.00
21		5JW520	GSMC	The Grove	Edward S. Devore, Edward S. Devore, Trustee of The Edward S. Devore and Estelle L. Devore Inter Vivos Trust Agreement, Timothy M. English, Timothy M. English, as Trustee of The Timothy M. English Trust I Of 2004, Daniel E. Foley III and Daniel E. Foley III and Sarah J. Foley, Trustees of The Daniel E. Foley III and Sarah J. Foley Trust	No	$6,124.52	$6,124.52	$4,149.52	$2,074.76	$0.00	$679.88
22	11	5	SMF I	Summerstone Apartments	Michael S. Marix	No	$173,512.53	$19,279.17	$12,108.87	$4,036.29	$0.00	$4,148.00
23			CCRE	MHG Hotel Portfolio	Sanjay Patel	No	$42,053.92	$15,276.42	$3,613.17	$1,806.58	$0.00	$11,239.00
23.01			CCRE	Holiday Inn Chicago/Aurora
23.02			CCRE	Fairfield Inn & Suites Noblesville
24			CCRE	The Pines Apartments of Graham	Rodney D. Smith	No	$50,191.17	$7,170.17	$1,998.50	$1,998.50	$0.00	$6,300.00
25			CCRE	Union Parkade	First Hartford Realty Corporation; First Hartford Corporation; Neil H. Ellis	No	$34,780.33	$17,390.17	$6,859.67	$3,429.83	$200,000.00	$3,180.60
26		9039	CGMRC	Hampton Inn & Suites Fargo	Kevin Johnson and Aaron Johnson	No	$69,795.20	$8,724.40	$17,171.88	$3,434.38	$0.00	$9,725.81
27	12	6	SMF I	Holiday Inn Express Corvallis	William Lawson and Jackson Cooper	No	$66,930.60	$6,693.06	$85,114.38	$6,729.75	$0.00	$10,187.00
28			CCRE	Central Coast Self Storage	John R. McGrath, Jr.	No	$50,000.00	$8,333.33	$4,542.92	$908.58	$0.00	$1,256.76
29		7	SMF I	Simply Self Storage - Hendersonville & Franklin	Kurt E. O'Brien	No	$48,521.28	$6,065.16	$7,470.40	$933.80	$0.00	$976.00
29.01		7.02	SMF I	Simply Self Storage - Franklin
29.02		7.01	SMF I	Simply Self Storage - Hendersonville
30		8	SMF I	Pangea 8 Portfolio	Pangea Properties	No	$11,629.80	$11,629.80	$26,328.75	$5,265.75	$0.00	$4,792.00
30.01		8.04	SMF I	8000-8012 South Maryland Avenue
30.02		8.12	SMF I	6829 South King Drive
30.03		8.13	SMF I	7057 South Princeton Avenue
30.04		8.14	SMF I	7400 South Rhodes Avenue
30.05		8.02	SMF I	7914 West Hermitage Avenue
30.06		8.06	SMF I	7101 South Artesian Avenue
30.07		8.08	SMF I	634 Sibley Boulevard
30.08		8.09	SMF I	1501 State Street
30.09		8.11	SMF I	7354-7358 South Dorchester Avenue
30.10		8.15	SMF I	1249 South Fairfield Avenue
30.11		8.16	SMF I	102 South 17th Avenue
30.12		8.18	SMF I	14101 South Atlantic Avenue
30.13		8.03	SMF I	7953 South Wolcott Avenue
30.14		8.05	SMF I	8014 South Maryland Avenue
30.15		8.01	SMF I	1615-1621 West 77th Street
30.16		8.07	SMF I	12507 South Ashland Avenue
30.17		8.1	SMF I	5658 South Peoria Street
30.18		8.17	SMF I	812 South 19th Avenue
31	13,. 14	8893	CGMRC	Old Spanish Trail Crossing	David S. Coia, Daniel L. Vietto, Karen Vietto, Scott T. Archer and Carol Archer	No	$63,144.34	$12,628.87	$0.00	$0.00	$60,000.00	$535.20
32		9	SMF I	Hurstbourne Business Park Portfolio	Kevin Cogan	No	$66,746.60	$7,707.50	$26,922.18	$2,972.75	$0.00	$3,387.00
32.01		9.01	SMF I	Hurstbourne Business Park
32.02		9.02	SMF I	9505 Williamsburg
33		7604	CGMRC	Tellus AL-TX Portfolio	Thomas Davis Gordan	No	$46,457.12	$4,645.71	$34,692.61	$2,668.66	$0.00	$1,725.50
33.01		9067	CGMRC	Daphne Self Storage
33.02		8974	CGMRC	Arlington Park Self Storage
33.03		9068	CGMRC	Hawn Freeway Self Storage
34		10	SMF I	AmeriCenters 3 Portfolio	James D. Blain	No	$15,478.30	$11,433.00	$6,639.36	$829.92	$0.00	$2,716.22
34.01		10.03	SMF I	AmeriCenter Bloomfield
34.02		10.01	SMF I	AmeriCenter Southfield
34.03		10.02	SMF I	AmeriCenter Schaumburg
35	15	8968	CGMRC	611 Church Street	Bradley Hayosh	No	$26,580.59	$6,645.15	$16,973.16	$2,828.86	$0.00	$526.08
36		8973	CGMRC	1300 Guadalupe	Damon Hemmerdinger	No	$163,107.36	$20,388.42	$2,958.03	$1,479.01	$0.00	$556.65
37		11	SMF I	Holiday Inn Express Utica	Arun Patel and Hemant Patel	No	$12,958.80	$3,156.72	$11,914.92	$2,569.10	$0.00	$7,988.00
38		8533	CGMRC	12000 Edgewater	Frank T. Sinito	No	$53,302.63	$17,767.54	$4,375.00	$2,187.50	$700,000.00	$3,510.00
39		12	SMF I	19Twenty Apartments	Don Rodwell, Kim McLean, Melanie Calahan Walz and Jeffrey Thornton	No	$119,383.05	$10,853.55	$15,372.63	$5,124.21	$0.00	$4,158.17
40			CCRE	Millpond Village Apartments	Harvey J. Miller	No	$42,000.00	$6,000.00	$12,243.48	$4,017.29	$0.00	$4,656.17
41	16	9AKR23	GSMC	Phoenix Industrial	Timothy L. Grant and Nannette L. Grant	No	$31,066.59	$6,213.32	$5,043.33	$1,008.67	$0.00	$2,872.63
42		9070	CGMRC	Sher Lane	Ron Sher	No	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
43	17	13	SMF I	Van Ness Portfolio-Commanders Palace MHC	Wes Tolley	No	$55,205.91	$6,133.99	$16,088.28	$3,011.50	$0.00	$1,883.00
44	17	14	SMF I	Van Ness Portfolio-Camelot Village MHP & RV Park	Wes Tolley	No	$26,319.15	$2,924.35	$6,701.68	$1,675.42	$0.00	$858.00
45		15	SMF I	Courtyard Gulf Shores	Caroles J. Rodriguez and David Buddemeyer	No	$35,740.98	$2,978.42	$27,354.90	$7,829.10	$0.00	$8,120.00
46		16	SMF I	Central Business Park	Jason Pomeroy	No	$36,390.86	$18,195.43	$32,810.12	$2,343.58	$0.00	$3,576.00
47		5JV504	GSMC	Broadway Self Storage	Harvey L. Saipe	No	$18,257.23	$9,128.61	$10,536.50	$810.50	$25,000.00	$0.00
48		9A69P3	GSMC	Victoria Villa Apartments	Yakov Albaz	No	$127,326.00	$15,915.75	$45,852.93	$15,284.31	$0.00	$9,400.00
49		8979	CGMRC	Pompano Merchandise Mart	William Belford	No	$83,048.12	$11,864.02	$58,535.40	$8,362.20	$0.00	$1,970.67
50	18	17	SMF I	Hampton Inn Fort Worth	Atul Masters and Hena Masters	No	$87,454.30	$8,745.43	$29,900.00	$2,491.67	$0.00	$3,038.00
51		18	SMF I	The Brittany Apartments	Rogert Beit and Mark Paley	No	$8,677.02	$8,677.00	$31,554.00	$5,259.00	$294,250.00	$5,778.00
52		19	SMF I	Northpark Calabasas	Donald F. Bell, George A. Krebs and Alvin T. Dickens III	No	$52,286.24	$6,535.78	$3,707.13	$529.59	$0.00	$834.00
53			CCRE	Shops at Silver Hill	Joseph Reger	No	$28,991.38	$2,761.08	$5,918.35	$585.45	$0.00	$367.17
54		9021	CGMRC	Tops - Erie, PA	Marc Jacobowitz and Yerachmeal Jacobson	No	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
55	19	9089	CGMRC	The Shoppes of North Port	Dharma Malempati	No	$85,545.45	$7,776.86	$13,051.76	$4,350.59	$300,000.00	$1,059.00
56		20	SMF I	Danville Village Power Center	Zaffar S. Tabani as Trustee of the 2005 ZST/TBT Descendant's Trust - T Trust, Zaffar S. Tabani	No	$194,235.24	$16,186.27	$8,896.25	$1,779.25	$0.00	$2,628.00
57		5JYEJ9	GSMC	Westwind Marketplace	Leon Neuenschwander and Betty Neuenschwander	No	$10,967.73	$3,655.91	$0.00	$0.00	$0.00	$737.01
58			CCRE	Westview Corner	Joseph Reger	No	$28,385.88	$2,703.42	$5,043.35	$498.90	$0.00	$266.17
59		9035	CGMRC	Holiday Inn Express - Kannapolis, NC	Brian Patrick Martin, N. Leonard Fox and Edward D. Herrick	No	$6,190.19	$4,256.89	$2,577.40	$1,288.70	$0.00	$5,704.50
60		21	SMF I	3100 Weslayan Office	Allen R. Hartman	No	$114,478.35	$16,354.05	$11,468.38	$1,638.34	$0.00	$2,835.00
61			CCRE	The Vantage Office Condominium	Norman R. Pozez	No	$39,600.00	$7,200.00	$1,789.33	$223.67	$0.00	$298.13
62		22	SMF I	Rite Aid Grand Blanc	Doraid Markus	No	$0.00	$0.00	$0.00	$0.00	$0.00	$242.00
63		5JXVM5	GSMC	Graham Town Center	Jeffrey Seltzer	No	$31,719.10	$6,343.82	$0.00	$0.00	$0.00	$1,585.00
64			CCRE	Harrison Avenue Office	Grubb Real Estate Investment Company, LLC	No	$3,351.83	$3,351.83	$0.00	$144.29	$0.00	$676.92
65		5JXPZ3	GSMC	Northwest Houston Retail Ground Lease	Fred F. Caldwell	No	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
66		9074	CGMRC	Tower Plaza	RCG Ventures Fund III, L.P.	No	$19,643.17	$1,785.74	$8,727.95	$793.45	$23,812.50	$1,123.50
67	20	9042	CGMRC	Bi-Lo - Winnsboro, SC	Andrea L. Plotkin and Steven M. Levy	No	$48,995.58	$5,443.95	$12,474.00	$1,039.50	$0.00	$1,438.25
68		8913	CGMRC	Fountain Square Shopping Center	Aaron S. Gilbert	No	$14,475.84	$7,237.92	$756.88	$756.88	$0.00	$662.83
69		9108	CGMRC	Oregon Trail Village Apartments	William Bennett	No	$12,648.33	$3,162.08	$922.08	$461.04	$0.00	$1,276.00
70		9252	CGMRC	Bond Street Office	Terence W. Scott and Valerie Mae Scott	No	$4,166.67	$4,166.67	$949.83	$949.83	$1,731.83	$1,731.83
71		9253	CGMRC	EMU Student Housing Portfolio	William J. Godfrey	No	$6,787.00	$6,787.00	$2,137.75	$2,137.75	$0.00	$2,319.26
72		9082	CGMRC	359 South La Brea	CIM Group (CA), LLC	No	$14,065.96	$2,344.33	$408.98	$68.16	$0.00	$40.45
73		9034	CGMRC	Homestead Self Storage	Anamesa Properties, Trust Q under the R. and J. Lucas Living Trust Dated September 11, 1980, Michael Rolfes and Barry Adnams	No	$4,167.00	$4,167.00	$2,035.00	$2,035.00	$0.00	$0.00
74		5JW538	GSMC	Durango Courtyard	Edward S. Devore, Edward S. Devore, Trustee of The Edward S. Devore and Estelle L. Devore Inter Vivos Trust Agreement, Timothy M. English, Timothy M. English, as Trustee of The Timothy M. English Trust I Of 2004, Daniel E. Foley III and Daniel E. Foley III and Sarah J. Foley, Trustees of The Daniel E. Foley III and Sarah J. Foley Trust	No	$760.61	$760.61	$808.49	$404.24	$0.00	$417.83
75		9176	CGMRC	Davita Dialysis	Vincent Curran, Jr.	No	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Control Number	Footnotes	Loan Number	Mortgage Loan Seller	Property Name	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
1.00	4, 5	7570	CGMRC	Stamford Plaza Portfolio	$0.00	$0.00	$187,500.00	$0.00	$0.00	$0.00	$945,000.00	$0.00	$0.00
1.01		9130	CGMRC	Two Stamford Plaza
1.02		9132	CGMRC	Four Stamford Plaza
1.03		8937	CGMRC	One Stamford Plaza
1.04		9131	CGMRC	Three Stamford Plaza
2		5J4DX5	GSMC	Coastal Grand Mall	$826,916.00	$0.00	$0.00	$206,729.00	$0.00	$0.00	$0.00	$0.00	$0.00
3	6, 7, 8, 9	8555	CGMRC	Beverly Connection	$0.00	$0.00	$0.00	$1,000,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
4		5JYEH3	GSMC	Asheville Self Storage Portfolio	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$179,850.00	$0.00	$1,650.00
4.01		5JYEH3-1	GSMC	3909 Sweeten Creek Road
4.02		5JYEH3-2	GSMC	90 Highland Center Boulevard
4.03		5JYEH3-3	GSMC	17-19 Chaparral Drive
4.04		5JYEH3-4	GSMC	600 Patton Avenue
4.05		5JYEH3-5	GSMC	550 Swannanoa River Road
4.06		5JYEH3-6	GSMC	40 Wilmington Street
4.07		5JYEH3-7	GSMC	102 Glover Street
4.08		5JYEH3-8	GSMC	21 Sardis Road
4.09		5JYEH3-9	GSMC	127 Sweeten Creek Road
4.10		5JYEH3-10	GSMC	1130 Sweeten Creek Road
4.11		5JYEH3-11	GSMC	1931 Spartanburg Highway
4.12		5JYEH3-12	GSMC	2594 Sweeten Creek Road
5		1	SMF I	FedEx Distribution Center	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
6			CCRE	850 Winter Street	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
7			CCRE	The Clusters	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
8		8908	CGMRC	Hampton Inn & Suites - Yonkers	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$6,437.50	$0.00	$0.00
9		5JYF17	GSMC	Villa Encanto	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
10			CCRE	Towers Shopping Center	$0.00	$0.00	$15,342.00	$0.00	$0.00	$0.00	$737,000.00	$0.00	$0.00
11		9054	CGMRC	Highlands Campus Tech Center	$0.00	$850,000.00	$0.00	$850,000.00	$0.00	$0.00	$122,500.00	$0.00	$0.00
12		9A4L07	GSMC	Bridgestone Apartments	$250,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
13		7706	CGMRC	Loganberry Ridge & Parkside Garden Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$82,550.00	$0.00	$150,000.00
13.01		9087	CGMRC	Loganberry Ridge Apartments
13.02		9135	CGMRC	Parkside Garden Apartments
14		2	SMF I	Van Ness Portfolio-Brandondale MHC	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
15	10		CCRE	Arbutus Shopping Center	$0.00	$100,000.00	$0.00	$100,000.00	$0.00	$0.00	$26,759.00	$0.00	$0.00
16		3	SMF I	Simply Self Storage - Hermitage, Gallatin & Clarksville	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
16.01		3.01	SMF I	Simply Self Storage - Hermitage
16.02		3.03	SMF I	Simply Self Storage - Clarksville
16.03		3.02	SMF I	Simply Self Storage - Gallatin
17		5JYEB6	GSMC	City Warehouse	$500,000.00	$0.00	$13,750.00	$500,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
18		9A69O6	GSMC	Victoria Village Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$375,000.00	$0.00	$0.00
19		4	SMF I	Schirm Farm Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
20			CCRE	5th & K Street	$0.00	$68,000.00	$0.00	$68,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
21		5JW520	GSMC	The Grove	$0.00	$0.00	$4,583.33	$220,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
22	11	5	SMF I	Summerstone Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$89,470.00	$0.00	$0.00
23			CCRE	MHG Hotel Portfolio	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$18,500.00	$0.00	$0.00
23.01			CCRE	Holiday Inn Chicago/Aurora
23.02			CCRE	Fairfield Inn & Suites Noblesville
24			CCRE	The Pines Apartments of Graham	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$26,406.25	$0.00	$0.00
25			CCRE	Union Parkade	$0.00	$200,000.00	$5,890.00	$0.00	$0.00	$0.00	$11,000.00	$0.00	$0.00
26		9039	CGMRC	Hampton Inn & Suites Fargo	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
27	12	6	SMF I	Holiday Inn Express Corvallis	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
28			CCRE	Central Coast Self Storage	$30,160.00	$0.00	$0.00	$0.00	$0.00	$0.00	$5,562.50	$0.00	$0.00
29		7	SMF I	Simply Self Storage - Hendersonville & Franklin	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
29.01		7.02	SMF I	Simply Self Storage - Franklin
29.02		7.01	SMF I	Simply Self Storage - Hendersonville
30		8	SMF I	Pangea 8 Portfolio	$172,500.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
30.01		8.04	SMF I	8000-8012 South Maryland Avenue
30.02		8.12	SMF I	6829 South King Drive
30.03		8.13	SMF I	7057 South Princeton Avenue
30.04		8.14	SMF I	7400 South Rhodes Avenue
30.05		8.02	SMF I	7914 West Hermitage Avenue
30.06		8.06	SMF I	7101 South Artesian Avenue
30.07		8.08	SMF I	634 Sibley Boulevard
30.08		8.09	SMF I	1501 State Street
30.09		8.11	SMF I	7354-7358 South Dorchester Avenue
30.10		8.15	SMF I	1249 South Fairfield Avenue
30.11		8.16	SMF I	102 South 17th Avenue
30.12		8.18	SMF I	14101 South Atlantic Avenue
30.13		8.03	SMF I	7953 South Wolcott Avenue
30.14		8.05	SMF I	8014 South Maryland Avenue
30.15		8.01	SMF I	1615-1621 West 77th Street
30.16		8.07	SMF I	12507 South Ashland Avenue
30.17		8.1	SMF I	5658 South Peoria Street
30.18		8.17	SMF I	812 South 19th Avenue
31	13,. 14	8893	CGMRC	Old Spanish Trail Crossing	$60,000.00	$0.00	$3,803.50	$185,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
32		9	SMF I	Hurstbourne Business Park Portfolio	$203,213.00	$150,000.00	$11,806.00	$350,000.00	$0.00	$0.00	$33,305.00	$0.00	$0.00
32.01		9.01	SMF I	Hurstbourne Business Park
32.02		9.02	SMF I	9505 Williamsburg
33		7604	CGMRC	Tellus AL-TX Portfolio	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$11,418.75	$0.00	$0.00
33.01		9067	CGMRC	Daphne Self Storage
33.02		8974	CGMRC	Arlington Park Self Storage
33.03		9068	CGMRC	Hawn Freeway Self Storage
34		10	SMF I	AmeriCenters 3 Portfolio	$0.00	$75,000.00	$0.00	$75,000.00	$0.00	$0.00	$39,763.00	$0.00	$0.00
34.01		10.03	SMF I	AmeriCenter Bloomfield
34.02		10.01	SMF I	AmeriCenter Southfield
34.03		10.02	SMF I	AmeriCenter Schaumburg
35	15	8968	CGMRC	611 Church Street	$18,939.00	$0.00	$565.17	$20,346.00	$0.00	$0.00	$0.00	$0.00	$0.00
36		8973	CGMRC	1300 Guadalupe	$0.00	$0.00	$3,711.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
37		11	SMF I	Holiday Inn Express Utica	$285,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
38		8533	CGMRC	12000 Edgewater	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
39		12	SMF I	19Twenty Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
40			CCRE	Millpond Village Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$10,093.75	$0.00	$0.00
41	16	9AKR23	GSMC	Phoenix Industrial	$103,414.50	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
42		9070	CGMRC	Sher Lane	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
43	17	13	SMF I	Van Ness Portfolio-Commanders Palace MHC	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
44	17	14	SMF I	Van Ness Portfolio-Camelot Village MHP & RV Park	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
45		15	SMF I	Courtyard Gulf Shores	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$126,979.00	$0.00	$0.00
46		16	SMF I	Central Business Park	$0.00	$150,000.00	$11,270.00	$500,000.00	$0.00	$0.00	$148,144.00	$0.00	$0.00
47		5JV504	GSMC	Broadway Self Storage	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$660.00	$0.00	$0.00
48		9A69P3	GSMC	Victoria Villa Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$225,600.00	$0.00	$100,000.00
49		8979	CGMRC	Pompano Merchandise Mart	$0.00	$125,000.00	$3,941.42	$125,000.00	$0.00	$0.00	$5,625.00	$0.00	$0.00
50	18	17	SMF I	Hampton Inn Fort Worth	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
51		18	SMF I	The Brittany Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$105,750.00	$0.00	$0.00
52		19	SMF I	Northpark Calabasas	$0.00	$250,000.00	$0.00	$250,000.00	$0.00	$0.00	$111,250.00	$0.00	$0.00
53			CCRE	Shops at Silver Hill	$0.00	$50,000.00	$2,448.17	$100,000.00	$0.00	$0.00	$2,220.00	$0.00	$0.00
54		9021	CGMRC	Tops - Erie, PA	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
55	19	9089	CGMRC	The Shoppes of North Port	$300,000.00	$185,000.00	$3,882.00	$185,000.00	$0.00	$0.00	$22,250.00	$0.00	$0.00
56		20	SMF I	Danville Village Power Center	$0.00	$300,000.00	$2,628.00	$500,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
57		5JYEJ9	GSMC	Westwind Marketplace	$0.00	$0.00	$2,916.67	$150,000.00	$0.00	$0.00	$122,721.50	$0.00	$0.00
58			CCRE	Westview Corner	$0.00	$50,000.00	$1,774.17	$75,000.00	$0.00	$0.00	$1,100.00	$0.00	$0.00
59		9035	CGMRC	Holiday Inn Express - Kannapolis, NC	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
60		21	SMF I	3100 Weslayan Office	$0.00	$300,000.00	$0.00	$300,000.00	$0.00	$0.00	$20,010.00	$0.00	$0.00
61			CCRE	The Vantage Office Condominium	$17,887.50	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
62		22	SMF I	Rite Aid Grand Blanc	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$43,750.00
63		5JXVM5	GSMC	Graham Town Center	$60,000.00	$0.00	$3,333.33	$120,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
64			CCRE	Harrison Avenue Office	$0.00	$250,000.00	$3,760.50	$100,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
65		5JXPZ3	GSMC	Northwest Houston Retail Ground Lease	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
66		9074	CGMRC	Tower Plaza	$40,446.00	$0.00	$3,745.00	$200,000.00	$0.00	$0.00	$15,687.50	$0.00	$0.00
67	20	9042	CGMRC	Bi-Lo - Winnsboro, SC	$0.00	$125,000.00	$1,875.93	$150,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
68		8913	CGMRC	Fountain Square Shopping Center	$0.00	$0.00	$2,209.50	$132,567.50	$0.00	$0.00	$382,000.00	$0.00	$0.00
69		9108	CGMRC	Oregon Trail Village Apartments	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
70		9252	CGMRC	Bond Street Office	$0.00	$90,000.00	$7,500.00	$90,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
71		9253	CGMRC	EMU Student Housing Portfolio	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$7,625.00	$0.00	$0.00
72		9082	CGMRC	359 South La Brea	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
73		9034	CGMRC	Homestead Self Storage	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$29,575.00	$0.00	$0.00
74		5JW538	GSMC	Durango Courtyard	$0.00	$0.00	$908.33	$43,600.00	$0.00	$0.00	$0.00	$0.00	$0.00
75		9176	CGMRC	Davita Dialysis	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Control Number	Footnotes	Loan Number	Mortgage Loan Seller	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description	Grace Period- Default	Grace Period- Late Fee	Residual Value Insurance	Lease Enhancement Insurance	Environmental Insurance	O&M Required
1.00	4, 5	7570	CGMRC	Stamford Plaza Portfolio	$0.00	$665,869.77	$0.00	Unfunded Obligations	0	0	No	No	No	Asbestos
1.01		9130	CGMRC	Two Stamford Plaza							No	No	No	Asbestos
1.02		9132	CGMRC	Four Stamford Plaza							No	No	No	Asbestos
1.03		8937	CGMRC	One Stamford Plaza							No	No	No	Asbestos
1.04		9131	CGMRC	Three Stamford Plaza							No	No	No	Asbestos
2		5J4DX5	GSMC	Coastal Grand Mall	$0.00	$1,397,410.00	$0.00	Unfunded Obligations	0	0	No	No	No	None
3	6, 7, 8, 9	8555	CGMRC	Beverly Connection	$0.00	$7,858,667.70	$0.00	Unfunded TI/LC Reserve ($5,325,250.16); Saks Free Rent Reserve ($1,723,470); Unfunded Cam Reserve ($497,204.04); Unfunded Condemnation Insurance Reserve($165,000); Ground Rent Reserve ($147,743.50)	0	0	No	No	No	Asbestos
4		5JYEH3	GSMC	Asheville Self Storage Portfolio	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos
4.01		5JYEH3-1	GSMC	3909 Sweeten Creek Road							No	No	No	Asbestos
4.02		5JYEH3-2	GSMC	90 Highland Center Boulevard							No	No	No	Asbestos
4.03		5JYEH3-3	GSMC	17-19 Chaparral Drive							No	No	No	Asbestos
4.04		5JYEH3-4	GSMC	600 Patton Avenue							No	No	No	None
4.05		5JYEH3-5	GSMC	550 Swannanoa River Road							No	No	No	Asbestos
4.06		5JYEH3-6	GSMC	40 Wilmington Street							No	No	No	Asbestos
4.07		5JYEH3-7	GSMC	102 Glover Street							No	No	No	None
4.08		5JYEH3-8	GSMC	21 Sardis Road							No	No	No	None
4.09		5JYEH3-9	GSMC	127 Sweeten Creek Road							No	No	No	Asbestos
4.10		5JYEH3-10	GSMC	1130 Sweeten Creek Road							No	No	No	Asbestos
4.11		5JYEH3-11	GSMC	1931 Spartanburg Highway							No	No	No	Asbestos
4.12		5JYEH3-12	GSMC	2594 Sweeten Creek Road							No	No	No	None
5		1	SMF I	FedEx Distribution Center	$0.00	$0.00	$0.00		0	0	No	No	No	No
6			CCRE	850 Winter Street	$0.00	$0.00	$0.00		0	5	No	No	No	None
7			CCRE	The Clusters	$0.00	$1,065,000.00	$0.00	Capital Improvement Reserve	0	10	No	No	No	Asbestos
8		8908	CGMRC	Hampton Inn & Suites - Yonkers	$0.00	$0.00	$0.00		0	0	No	No	No	None
9		5JYF17	GSMC	Villa Encanto	$0.00	$0.00	$0.00		0	0	No	No	No	None
10			CCRE	Towers Shopping Center	$0.00	$1,285,314.43	$0.00	Outstanding TI/LC Reserve ($1,248,583); Rent Concession Reserve ($36,731)	0	5	No	No	No	Asbestos
11		9054	CGMRC	Highlands Campus Tech Center	$0.00	$197,204.56	$0.00	Unfunded Obligations	0	0	No	No	No	None
12		9A4L07	GSMC	Bridgestone Apartments	$0.00	$0.00	$0.00		0	5 days grace, once per calendar year	No	No	No	None
13		7706	CGMRC	Loganberry Ridge & Parkside Garden Apartments	$0.00	$0.00	$0.00		0	0	No	No	No	Various
13.01		9087	CGMRC	Loganberry Ridge Apartments							No	No	No	Asbestos, Lead Based Paint
13.02		9135	CGMRC	Parkside Garden Apartments							No	No	No	Lead Based Paint
14		2	SMF I	Van Ness Portfolio-Brandondale MHC	$0.00	$0.00	$0.00		0	0	No	No	No	ACM & LPB
15	10		CCRE	Arbutus Shopping Center	$0.00	$0.00	$0.00		0	0	No	No	Yes	Asbestos
16		3	SMF I	Simply Self Storage - Hermitage, Gallatin & Clarksville	$0.00	$0.00	$0.00		0	0	No	No	No	No
16.01		3.01	SMF I	Simply Self Storage - Hermitage							No	No	No	No
16.02		3.03	SMF I	Simply Self Storage - Clarksville							No	No	No	No
16.03		3.02	SMF I	Simply Self Storage - Gallatin							No	No	No	No
17		5JYEB6	GSMC	City Warehouse	$0.00	$43,200.00	$50,000.00	Bigs Packaging Reserve ($43,200); Hampton Lumber Sales Reserve ($50,000 per month until cap of $250,000 is reached)	5 days grace, once during loan term prior to declaring Event of Default	0	No	No	No	None
18		9A69O6	GSMC	Victoria Village Apartments	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos, Lead Based Paint
19		4	SMF I	Schirm Farm Apartments	$0.00	$0.00	$0.00		0	0	No	No	No	No
20			CCRE	5th & K Street	$0.00	$0.00	$0.00		0	0	No	No	No	None
21		5JW520	GSMC	The Grove	$0.00	$0.00	$0.00		0	0	No	No	No	None
22	11	5	SMF I	Summerstone Apartments	$0.00	$80,000.00	$12,200.00	Cash Holdback (Upfront); Liquidity Reserve (Ongoing)	0	0	No	No	No	ACM
23			CCRE	MHG Hotel Portfolio	$0.00	$50,000.00	$0.00	Seasonality Reserve (Capped at $135,000)	0	0	No	No	No	Various
23.01			CCRE	Holiday Inn Chicago/Aurora							No	No	No	None
23.02			CCRE	Fairfield Inn & Suites Noblesville							No	No	No	Lead in Drinking Water (re-test) no O&M
24			CCRE	The Pines Apartments of Graham	$0.00	$0.00	$0.00		0	15	No	No	No	None
25			CCRE	Union Parkade	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos
26		9039	CGMRC	Hampton Inn & Suites Fargo	$0.00	$0.00	$0.00		0	0	No	No	No	None
27	12	6	SMF I	Holiday Inn Express Corvallis	$0.00	$0.00	$0.00		0	0	No	No	No	No
28			CCRE	Central Coast Self Storage	$0.00	$0.00	$0.00		0	0	No	No	No	None
29		7	SMF I	Simply Self Storage - Hendersonville & Franklin	$0.00	$0.00	$0.00		0	0	No	No	No	No
29.01		7.02	SMF I	Simply Self Storage - Franklin							No	No	No	No
29.02		7.01	SMF I	Simply Self Storage - Hendersonville							No	No	No	No
30		8	SMF I	Pangea 8 Portfolio	$0.00	$0.00	$0.00		0	0	No	No	No	ACM & LPB
30.01		8.04	SMF I	8000-8012 South Maryland Avenue							No	No	No	ACM & LPB
30.02		8.12	SMF I	6829 South King Drive							No	No	No	ACM & LPB
30.03		8.13	SMF I	7057 South Princeton Avenue							No	No	No	ACM & LPB
30.04		8.14	SMF I	7400 South Rhodes Avenue							No	No	No	ACM & LPB
30.05		8.02	SMF I	7914 West Hermitage Avenue							No	No	No	ACM & LPB
30.06		8.06	SMF I	7101 South Artesian Avenue							No	No	No	ACM & LPB
30.07		8.08	SMF I	634 Sibley Boulevard							No	No	No	ACM & LPB
30.08		8.09	SMF I	1501 State Street							No	No	No	ACM & LPB
30.09		8.11	SMF I	7354-7358 South Dorchester Avenue							No	No	No	ACM & LPB
30.10		8.15	SMF I	1249 South Fairfield Avenue							No	No	No	ACM & LPB
30.11		8.16	SMF I	102 South 17th Avenue							No	No	No	ACM & LPB
30.12		8.18	SMF I	14101 South Atlantic Avenue							No	No	No	ACM & LPB
30.13		8.03	SMF I	7953 South Wolcott Avenue							No	No	No	ACM & LPB
30.14		8.05	SMF I	8014 South Maryland Avenue							No	No	No	ACM & LPB
30.15		8.01	SMF I	1615-1621 West 77th Street							No	No	No	ACM & LPB
30.16		8.07	SMF I	12507 South Ashland Avenue							No	No	No	ACM & LPB
30.17		8.1	SMF I	5658 South Peoria Street							No	No	No	ACM & LPB
30.18		8.17	SMF I	812 South 19th Avenue							No	No	No	ACM & LPB
31	13,. 14	8893	CGMRC	Old Spanish Trail Crossing	$0.00	$0.00	$0.00		0	0	No	No	No	None
32		9	SMF I	Hurstbourne Business Park Portfolio	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
32.01		9.01	SMF I	Hurstbourne Business Park							No	No	No	ACM
32.02		9.02	SMF I	9505 Williamsburg							No	No	No	ACM
33		7604	CGMRC	Tellus AL-TX Portfolio	$0.00	$0.00	$0.00		0	0	No	No	No	Various
33.01		9067	CGMRC	Daphne Self Storage							No	No	No	None
33.02		8974	CGMRC	Arlington Park Self Storage							No	No	No	None
33.03		9068	CGMRC	Hawn Freeway Self Storage							No	No	No	Asbestos
34		10	SMF I	AmeriCenters 3 Portfolio	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
34.01		10.03	SMF I	AmeriCenter Bloomfield							No	No	No	ACM
34.02		10.01	SMF I	AmeriCenter Southfield							No	No	No	ACM
34.03		10.02	SMF I	AmeriCenter Schaumburg							No	No	No	ACM
35	15	8968	CGMRC	611 Church Street	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos, Lead Based Paint
36		8973	CGMRC	1300 Guadalupe	$0.00	$0.00	$0.00		0	0	No	No	No	None
37		11	SMF I	Holiday Inn Express Utica	$0.00	$0.00	$0.00		0	0	No	No	No	No
38		8533	CGMRC	12000 Edgewater	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos, Lead Based Paint, Vapor Sampling
39		12	SMF I	19Twenty Apartments	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
40			CCRE	Millpond Village Apartments	$0.00	$35,000.00	$0.00	Flood Insurance Reserve	0	0	No	No	No	Asbestos & LBP
41	16	9AKR23	GSMC	Phoenix Industrial	$0.00	$68,611.80	$0.00	Unfunded Obligations	0	0	No	No	No	None
42		9070	CGMRC	Sher Lane	$0.00	$0.00	$0.00		0	0	No	No	Yes	Asbestos
43	17	13	SMF I	Van Ness Portfolio-Commanders Palace MHC	$0.00	$0.00	$0.00		0	0	No	No	No	ACM & LPB
44	17	14	SMF I	Van Ness Portfolio-Camelot Village MHP & RV Park	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
45		15	SMF I	Courtyard Gulf Shores	$0.00	$0.00	$0.00		0	0	No	No	No	No
46		16	SMF I	Central Business Park	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
47		5JV504	GSMC	Broadway Self Storage	$0.00	$0.00	$0.00		0	0	No	No	No	None
48		9A69P3	GSMC	Victoria Villa Apartments	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos, Lead Based Paint
49		8979	CGMRC	Pompano Merchandise Mart	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos
50	18	17	SMF I	Hampton Inn Fort Worth	$0.00	$0.00	$0.00		0	0	No	No	No	No
51		18	SMF I	The Brittany Apartments	$0.00	$0.00	$0.00		0	0	No	No	Yes	ACM
52		19	SMF I	Northpark Calabasas	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
53			CCRE	Shops at Silver Hill	$0.00	$0.00	$0.00		0	0	No	No	No	None
54		9021	CGMRC	Tops - Erie, PA	$0.00	$0.00	$0.00		0	0	No	No	No	None
55	19	9089	CGMRC	The Shoppes of North Port	$0.00	$15,611.70	$0.00	Unfunded Obligations	0	0	No	No	No	None
56		20	SMF I	Danville Village Power Center	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
57		5JYEJ9	GSMC	Westwind Marketplace	$0.00	$213,004.29	$0.00	Unfunded Obligations	0	0	No	No	No	None
58			CCRE	Westview Corner	$0.00	$126,690.00	$0.00	Lease Payment Reserve	0	0	No	No	No	None
59		9035	CGMRC	Holiday Inn Express - Kannapolis, NC	$0.00	$91,193.22	$4,697.75	PIP Reserve ($58,308.97); Seasonality Reserve ($32,884.25)	0	0	No	No	No	None
60		21	SMF I	3100 Weslayan Office	$0.00	$0.00	$0.00		0	0	No	No	No	ACM
61			CCRE	The Vantage Office Condominium	$0.00	$6,708.00	$0.00	Condominium Common Charge Reserve	0	0	No	No	No	None
62		22	SMF I	Rite Aid Grand Blanc	$0.00	$2,588.52	$431.42	Borrower Insurance Reserve	0	0	No	No	No	No
63		5JXVM5	GSMC	Graham Town Center	$0.00	$0.00	$0.00		0	0	No	No	No	None
64			CCRE	Harrison Avenue Office	$0.00	$0.00	$0.00		0	15	No	No	No	Asbestos
65		5JXPZ3	GSMC	Northwest Houston Retail Ground Lease	$0.00	$0.00	$0.00		0	0	No	No	No	None
66		9074	CGMRC	Tower Plaza	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos
67	20	9042	CGMRC	Bi-Lo - Winnsboro, SC	$0.00	$150,000.00	$0.00	Holdback Reserve	0	0	No	No	No	Asbestos
68		8913	CGMRC	Fountain Square Shopping Center	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos
69		9108	CGMRC	Oregon Trail Village Apartments	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos, Lead Based Paint
70		9252	CGMRC	Bond Street Office	$0.00	$0.00	$0.00		0	0	No	No	No	None
71		9253	CGMRC	EMU Student Housing Portfolio	$0.00	$0.00	$0.00		0	0	No	No	No	Asbestos, Lead Based Paint
72		9082	CGMRC	359 South La Brea	$0.00	$0.00	$0.00		0	0	No	No	No	None
73		9034	CGMRC	Homestead Self Storage	$0.00	$0.00	$0.00		0	0	No	No	No	None
74		5JW538	GSMC	Durango Courtyard	$0.00	$0.00	$0.00		0	0	No	No	No	None
75		9176	CGMRC	Davita Dialysis	$0.00	$10,868.88	$0.00	Davita Lease Reserve	0	0	No	No	No	None

Control Number	Footnotes	Loan Number	Mortgage Loan Seller	Property Name	Cash Management	Lockbox	Units, Pads, Rooms, Sq Ft, Beds	Unit Description	Monthly Debt Service ($) (1)	Interest Accrual Method	Administrative Fee Rate (%) (2)	Additional Strip (%)	Ground Lease Y/N	Prepayment Provision (3)	Companion Loan Flag	Companion Loan Monthly Debt Service ($)	Companion Loan Interest Accrual Method
1.00	4, 5	7570	CGMRC	Stamford Plaza Portfolio	In Place	Hard	982,483.00	SF	$716,447.64	Actual/360	0.01501%	0.00000%		Lockout/25_Defeasance/91_0%/4	Yes	$665,272.81	Actual/360
1.01		9130	CGMRC	Two Stamford Plaza			258,132.00	SF					No
1.02		9132	CGMRC	Four Stamford Plaza			261,982.00	SF					No
1.03		8937	CGMRC	One Stamford Plaza			216,252.00	SF					No
1.04		9131	CGMRC	Three Stamford Plaza			246,117.00	SF					No
2		5J4DX5	GSMC	Coastal Grand Mall	Springing	Hard	631,153.00	SF	$607,843.61	30/360	0.01501%	0.00000%	No	Lockout/11_>YM or 1%/105_0%/4
3	6, 7, 8, 9	8555	CGMRC	Beverly Connection	In Place	Hard	334,566.00	SF	$342,884.55	Actual/360	0.01501%	0.00000%	Yes	Lockout/25_Defeasance/91_0%/4	Yes	$542,493.93	Actual/360
4		5JYEH3	GSMC	Asheville Self Storage Portfolio	None	None	579,425.10	SF	$262,704.30	Actual/360	0.01501%	0.00000%		Lockout/25_Defeasance/91_0%/4
4.01		5JYEH3-1	GSMC	3909 Sweeten Creek Road			67,512.50	SF					No
4.02		5JYEH3-2	GSMC	90 Highland Center Boulevard			75,606.60	SF					No
4.03		5JYEH3-3	GSMC	17-19 Chaparral Drive			40,380.00	SF					No
4.04		5JYEH3-4	GSMC	600 Patton Avenue			51,035.00	SF					No
4.05		5JYEH3-5	GSMC	550 Swannanoa River Road			35,707.00	SF					No
4.06		5JYEH3-6	GSMC	40 Wilmington Street			54,700.00	SF					No
4.07		5JYEH3-7	GSMC	102 Glover Street			79,645.00	SF					No
4.08		5JYEH3-8	GSMC	21 Sardis Road			44,625.00	SF					No
4.09		5JYEH3-9	GSMC	127 Sweeten Creek Road			39,500.00	SF					No
4.10		5JYEH3-10	GSMC	1130 Sweeten Creek Road			32,859.00	SF					No
4.11		5JYEH3-11	GSMC	1931 Spartanburg Highway			32,555.00	SF					No
4.12		5JYEH3-12	GSMC	2594 Sweeten Creek Road			25,300.00	SF					No
5		1	SMF I	FedEx Distribution Center	Springing	Hard	303,839.00	SF	$171,741.61	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
6			CCRE	850 Winter Street	Springing	Springing	180,039.00	SF	$96,790.59	Actual/360	0.01501%	0.02000%	No	Lockout/26_Defeasance/92_0%/4
7			CCRE	The Clusters	Springing	Soft	352.00	Units	$141,386.14	Actual/360	0.03501%	0.00000%	No	Lockout/26_Defeasance/90_0%/4
8		8908	CGMRC	Hampton Inn & Suites - Yonkers	Springing	Springing	150.00	Rooms	$135,101.33	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
9		5JYF17	GSMC	Villa Encanto	None	None	385.00	Units	$130,600.16	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
10			CCRE	Towers Shopping Center	Springing	Hard	292,350.00	SF	$83,321.39	Actual/360	0.01501%	0.02000%	No	Lockout/26_Defeasance/90_0%/4
11		9054	CGMRC	Highlands Campus Tech Center	Springing	Hard	201,801.00	SF	$116,101.58	Actual/360	0.01501%	0.00000%	No	Lockout/26_Defeasance/54_0%/4
12		9A4L07	GSMC	Bridgestone Apartments	None	None	416.00	Units	$115,584.16	Actual/360	0.04501%	0.00000%	No	Lockout/23_>YM or 1%/92_0%/5
13		7706	CGMRC	Loganberry Ridge & Parkside Garden Apartments	Springing	Springing	700.00	Units	$87,866.72	Actual/360	0.01501%	0.00000%		Lockout/24_Defeasance/93_0%/3
13.01		9087	CGMRC	Loganberry Ridge Apartments			397.00	Units					No
13.02		9135	CGMRC	Parkside Garden Apartments			303.00	Units					No
14		2	SMF I	Van Ness Portfolio-Brandondale MHC	Springing	Springing	493.00	Pads	$88,158.40	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
15	10		CCRE	Arbutus Shopping Center	Springing	Springing	91,434.00	SF	$83,446.29	30/360	0.01501%	0.02000%	No	Lockout/24_›YM or 1%/90_0%/6
16		3	SMF I	Simply Self Storage - Hermitage, Gallatin & Clarksville	None	None	229,148.00	SF	$80,149.76	Actual/360	0.01501%	0.00000%		Lockout/24_Defeasance/83_0%/13
16.01		3.01	SMF I	Simply Self Storage - Hermitage			72,123.00	SF					No
16.02		3.03	SMF I	Simply Self Storage - Clarksville			84,375.00	SF					No
16.03		3.02	SMF I	Simply Self Storage - Gallatin			72,650.00	SF					No
17		5JYEB6	GSMC	City Warehouse	Springing	Hard	1,103,316.00	SF	$78,864.94	Actual/360	0.05501%	0.00000%	No	Lockout/23_>YM or 1%/90_0%/7
18		9A69O6	GSMC	Victoria Village Apartments	Springing	Springing	612.00	Units	$70,910.90	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/31_0%/4
19		4	SMF I	Schirm Farm Apartments	None	None	264.00	Units	$60,112.58	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/31_0%/4
20			CCRE	5th & K Street	Springing	Springing	18,078.00	SF	$60,873.56	Actual/360	0.01501%	0.02000%	No	Lockout/24_Defeasance/92_0%/4
21		5JW520	GSMC	The Grove	Springing	Hard	53,976.00	SF	$58,004.21	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
22	11	5	SMF I	Summerstone Apartments	Springing	Springing	192.00	Units	$57,471.23	Actual/360	0.04501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
23			CCRE	MHG Hotel Portfolio	Springing	Hard	141.00	Rooms	$64,919.51	Actual/360	0.01501%	0.02000%		Lockout/24_Defeasance/93_0%/3
23.01			CCRE	Holiday Inn Chicago/Aurora			82.00	Rooms					No
23.02			CCRE	Fairfield Inn & Suites Noblesville			59.00	Rooms					No
24			CCRE	The Pines Apartments of Graham	Springing	Springing	216.00	Units	$55,280.42	Actual/360	0.01501%	0.02000%	No	Lockout/26_Defeasance/90_0%/4
25			CCRE	Union Parkade	Springing	Springing	141,350.00	SF	$53,827.66	Actual/360	0.01501%	0.02000%	No	Lockout/24_Defeasance/90_0%/6
26		9039	CGMRC	Hampton Inn & Suites Fargo	Springing	Springing	90.00	Rooms	$60,954.49	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/92_0%/3
27	12	6	SMF I	Holiday Inn Express Corvallis	Springing	Springing	93.00	Rooms	$52,894.93	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
28			CCRE	Central Coast Self Storage	Springing	Springing	101,326.00	SF	$49,801.38	Actual/360	0.01501%	0.02000%	No	Lockout/26_Defeasance/91_0%/3
29		7	SMF I	Simply Self Storage - Hendersonville & Franklin	None	None	117,120.00	SF	$49,322.93	Actual/360	0.01501%	0.00000%		Lockout/24_Defeasance/83_0%/13
29.01		7.02	SMF I	Simply Self Storage - Franklin			68,757.00	SF					No
29.02		7.01	SMF I	Simply Self Storage - Hendersonville			48,363.00	SF					No
30		8	SMF I	Pangea 8 Portfolio	None	None	230.00	Units	$47,198.74	Actual/360	0.01501%	0.00000%		Lockout/24_Defeasance/91_0%/5
30.01		8.04	SMF I	8000-8012 South Maryland Avenue			39.00	Units					No
30.02		8.12	SMF I	6829 South King Drive			24.00	Units					No
30.03		8.13	SMF I	7057 South Princeton Avenue			15.00	Units					No
30.04		8.14	SMF I	7400 South Rhodes Avenue			12.00	Units					No
30.05		8.02	SMF I	7914 West Hermitage Avenue			13.00	Units					No
30.06		8.06	SMF I	7101 South Artesian Avenue			17.00	Units					No
30.07		8.08	SMF I	634 Sibley Boulevard			11.00	Units					No
30.08		8.09	SMF I	1501 State Street			12.00	Units					No
30.09		8.11	SMF I	7354-7358 South Dorchester Avenue			15.00	Units					No
30.10		8.15	SMF I	1249 South Fairfield Avenue			13.00	Units					No
30.11		8.16	SMF I	102 South 17th Avenue			9.00	Units					No
30.12		8.18	SMF I	14101 South Atlantic Avenue			9.00	Units					No
30.13		8.03	SMF I	7953 South Wolcott Avenue			9.00	Units					No
30.14		8.05	SMF I	8014 South Maryland Avenue			6.00	Units					No
30.15		8.01	SMF I	1615-1621 West 77th Street			8.00	Units					No
30.16		8.07	SMF I	12507 South Ashland Avenue			6.00	Units					No
30.17		8.1	SMF I	5658 South Peoria Street			6.00	Units					No
30.18		8.17	SMF I	812 South 19th Avenue			6.00	Units					No
31	13,. 14	8893	CGMRC	Old Spanish Trail Crossing	Springing	Springing	42,816.00	SF	$45,380.89	Actual/360	0.06001%	0.00000%	No	Lockout/26_>YM or 1%/90_0%/4
32		9	SMF I	Hurstbourne Business Park Portfolio	Springing	Springing	140,223.00	SF	$45,248.48	Actual/360	0.01501%	0.00000%		Lockout/24_Defeasance/89_0%/7
32.01		9.01	SMF I	Hurstbourne Business Park			108,674.00	SF					No
32.02		9.02	SMF I	9505 Williamsburg			31,549.00	SF					No
33		7604	CGMRC	Tellus AL-TX Portfolio	Springing	Springing	193,320.00	SF	$46,325.96	Actual/360	0.04501%	0.00000%		Lockout/26_Defeasance/91_0%/3
33.01		9067	CGMRC	Daphne Self Storage			74,075.32	SF					No
33.02		8974	CGMRC	Arlington Park Self Storage			75,900.18	SF					No
33.03		9068	CGMRC	Hawn Freeway Self Storage			43,345.00	SF					No
34		10	SMF I	AmeriCenters 3 Portfolio	Springing	Springing	47,616.00	SF	$46,140.38	Actual/360	0.01501%	0.00000%		Lockout/25_Defeasance/89_0%/6
34.01		10.03	SMF I	AmeriCenter Bloomfield			14,141.00	SF					No
34.02		10.01	SMF I	AmeriCenter Southfield			17,256.00	SF					No
34.03		10.02	SMF I	AmeriCenter Schaumburg			16,219.00	SF					No
35	15	8968	CGMRC	611 Church Street	Springing	Springing	12.00	Units	$44,086.95	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
36		8973	CGMRC	1300 Guadalupe	Springing	Hard	44,534.00	SF	$28,804.79	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/31_0%/4
37		11	SMF I	Holiday Inn Express Utica	Springing	Springing	75.00	Rooms	$46,338.09	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
38		8533	CGMRC	12000 Edgewater	Springing	Springing	117.00	Units	$40,998.19	Actual/360	0.04501%	0.00000%	No	Lockout/25_Defeasance/32_0%/3
39		12	SMF I	19Twenty Apartments	Springing	Springing	184.00	Units	$37,994.43	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
40			CCRE	Millpond Village Apartments	Springing	Springing	182.00	Units	$38,038.24	Actual/360	0.08001%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
41	16	9AKR23	GSMC	Phoenix Industrial	Springing	Springing	151,950.00	SF	$35,303.64	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
42		9070	CGMRC	Sher Lane	Springing	Springing	45,710.00	SF	$25,372.57	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
43	17	13	SMF I	Van Ness Portfolio-Commanders Palace MHC	Springing	Springing	452.00	Pads	$29,922.28	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
44	17	14	SMF I	Van Ness Portfolio-Camelot Village MHP & RV Park	Springing	Springing	206.00	Pads	$6,731.20	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
45		15	SMF I	Courtyard Gulf Shores	Springing	Soft	90.00	Rooms	$36,926.17	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/91_0%/5
46		16	SMF I	Central Business Park	Springing	Soft Springing	180,307.00	SF	$41,019.70	Actual/360	0.06001%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
47		5JV504	GSMC	Broadway Self Storage	None	None	85,494.00	SF	$22,659.57	Actual/360	0.01501%	0.00000%	No	Lockout/26_Defeasance/90_0%/4
48		9A69P3	GSMC	Victoria Villa Apartments	Springing	Springing	376.00	Units	$35,674.98	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/31_0%/4
49		8979	CGMRC	Pompano Merchandise Mart	Springing	Hard	118,242.00	SF	$33,231.30	Actual/360	0.06001%	0.00000%	No	Lockout/24_Defeasance/93_0%/3
50	18	17	SMF I	Hampton Inn Fort Worth	Springing	Springing	80.00	Rooms	$33,504.74	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
51		18	SMF I	The Brittany Apartments	None	None	214.00	Units	$35,340.05	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
52		19	SMF I	Northpark Calabasas	Springing	Springing	50,000.00	SF	$31,172.39	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
53			CCRE	Shops at Silver Hill	Springing	Springing	29,378.00	SF	$32,541.79	Actual/360	0.01501%	0.02000%	No	Lockout/25_Defeasance/91_0%/4
54		9021	CGMRC	Tops - Erie, PA	Springing	Hard	77,000.00	SF	$30,763.68	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/92_0%/3
55	19	9089	CGMRC	The Shoppes of North Port	Springing	Springing	84,705.00	SF	$28,881.06	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance or >YM or 1%/91_0%/4
56		20	SMF I	Danville Village Power Center	Springing	Springing	126,153.00	SF	$29,837.06	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
57		5JYEJ9	GSMC	Westwind Marketplace	Springing	Springing	26,012.00	SF	$26,651.58	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
58			CCRE	Westview Corner	Springing	Springing	21,290.00	SF	$28,956.68	Actual/360	0.01501%	0.02000%	No	Lockout/25_Defeasance/91_0%/4
59		9035	CGMRC	Holiday Inn Express - Kannapolis, NC	Springing	Hard	81.00	Rooms	$23,488.75	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/30_0%/5
60		21	SMF I	3100 Weslayan Office	Springing	Springing	78,289.00	SF	$22,198.16	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/90_0%/5
61			CCRE	The Vantage Office Condominium	Springing	Hard	23,850.00	SF	$21,369.47	Actual/360	0.01501%	0.02000%	No	Lockout/25_Defeasance/92_0%/3
62		22	SMF I	Rite Aid Grand Blanc	Springing	Hard	11,157.00	SF	$24,799.86	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
63		5JXVM5	GSMC	Graham Town Center	Springing	Springing	53,952.00	SF	$19,280.34	Actual/360	0.04001%	0.00000%	No	Lockout/25_>YM or 1%/91_0%/4
64			CCRE	Harrison Avenue Office	Springing	Springing	30,084.00	SF	$17,348.72	Actual/360	0.01501%	0.02000%	No	Lockout/25_Defeasance/92_0%/3
65		5JXPZ3	GSMC	Northwest Houston Retail Ground Lease	Springing	Springing	165,305.00	SF	$17,755.78	Actual/360	0.01501%	0.00000%	No	Lockout/26_Defeasance/90_0%/4
66		9074	CGMRC	Tower Plaza	Springing	Springing	89,880.00	SF	$15,336.47	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
67	20	9042	CGMRC	Bi-Lo - Winnsboro, SC	Springing	Springing	75,037.00	SF	$16,564.95	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
68		8913	CGMRC	Fountain Square Shopping Center	Springing	Hard	53,027.00	SF	$14,028.69	Actual/360	0.01501%	0.00000%	No	Lockout/26_Defeasance/91_0%/3
69		9108	CGMRC	Oregon Trail Village Apartments	Springing	Springing	60.00	Beds	$13,329.02	Actual/360	0.17001%	0.00000%	No	Lockout/24_Defeasance/93_0%/3
70		9252	CGMRC	Bond Street Office	Springing	Soft	44,830.00	SF	$13,768.40	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/31_0%/4
71		9253	CGMRC	EMU Student Housing Portfolio	Springing	Springing	60.00	Units	$14,069.12	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
72		9082	CGMRC	359 South La Brea	Springing	Hard	3,236.00	SF	$10,578.09	Actual/360	0.01501%	0.00000%	No	Lockout/26_Defeasance/28_0%/6
73		9034	CGMRC	Homestead Self Storage	Springing	Springing	40,727.00	SF	$12,117.86	Actual/360	0.01501%	0.00000%	No	Lockout/27_>YM or 1%/89_0%/4
74		5JW538	GSMC	Durango Courtyard	Springing	Hard	10,900.00	SF	$10,622.54	Actual/360	0.01501%	0.00000%	No	Lockout/24_Defeasance/92_0%/4
75		9176	CGMRC	Davita Dialysis	Springing	Soft	6,835.00	SF	$10,868.88	Actual/360	0.01501%	0.00000%	No	Lockout/25_Defeasance/91_0%/4
(1)
The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)
The Cut-off Date Balance of $140,000,000  is evidenced by note A-1 (the controlling note in the principal amount of $120,000,000) and note A-2-A (a non-controlling note in the principal amount of $20,000,000), which notes are part of a $270,000,000 whole loan evidenced by four pari passu notes. The non-controlling pari passu companion loan evidenced by note A-2-B has a principal balance of $30,000,000 as of the Cut-off Date is held outside the Issuing Entity and is expected to be contributed to a future securitization. The non-controlling pari passu companion loan evidenced by note A-3  has a principal balance of $100,000,000 as of the Cut-off Date and is held outside the Issuing Entity but is expected to be contributed to the WFRBS 2014-C22 transaction.

(5)
The lockout period will be at least 25 Due Dates beginning with and including the first Due Date of September 6, 2014. Defeasance of the $270,000,000 Stamford Plaza Portfolio whole loan in full, or in part, is permitted after the second anniversary of the last securitization of any portion of the Stamford Plaza Portfolio whole loan. For the purposes of this free writing prospectus, the assumed lockout period of 25 Due Dates is based on the expected GSMS 2014-GC24 Closing Date in September 2014. The actual lockout period may be longer.

(6)
The Cut-off Date Balance of $87,500,000 represents the controlling Note A-1 of a $210,000,000 whole loan evidenced by three pari passu notes totaling $175,000,000 and a subordinate loan in the amount of $35,000,000.  The pari passu companion loans are the non-controlling Note A-2 ($43,750,000) and the non-controlling Note A-3 ($43,750,000), both of which are held outside the Issuing Entity and are expected to be contributed to future securitizations.  The subordinate companion loan is evidenced by Note B is also held outside of the issuing entity.

(7)
The lockout period will be at least 25 Due Dates beginning with and including the first Due Date of September 6, 2014. Defeasance of the $210,000,000 Beverly Connection whole loan in full is permitted after the second anniversary of the last securitization of any portion of the Beverly Connection whole loan. For the purposes of this free writing prospectus, the assumed lockout period of 25 Due Dates is based on the expected GSMS 2014-GC24 Closing Date in September 2014. The actual lockout period may be longer.

(8)
In connection with the release of the Beverly Connection lease parcel, lender may, at its option, elect to forego partial defeasance and instead require partial prepayments (with yield maintenance) of one or more of the notes evidencing the Beverly Connection whole loan.

(9)
Beginning on the Due Date in August 2016 and on each Due Date thereafter, the borrow will be required to deposit $16,666.66 into the TI/LC reserve account. Upon the commencement of payments, the balance of the TI/LC reserve account will be subject to a cap of $1,000,000.

(10)	$1,534.16 of the $2,677 Ongoing Replacement Reserve that is associated with roof repairs will only be paid for the first four years of the Mortgage Loan term.

(11)
Monthly deposits of $12,200 will be required to be deposited into a liquidity reserve to be held as additional collateral for the Mortgage Loan. Provided that no event of default or other trigger event (as defined in the Mortgage Loan documents) exists, monthly deposits into the liquidity reserve shall be suspended at any time that the balance is equal to or greater than $226,000. Funds in the liquidity reserve are available to the borrower for any extraordinary capital expenditure in excess of $100,000. On or after September 6, 2017, if (i) no event of default exists, (ii) the underwritten net cash flow debt yield is greater than or equal to 9.0% (based on the trailing twelve calendar months), (iii) the DSCR at the Mortgaged Property is greater than or equal to1.50x (based on the trailing twelve calendar months) and (iv) the funds in the liquidity reserve are equal to or greater than the liquidity reserve cap, then replenishment of the liquidity reserve shall cease and any proceeds in the liquidity reserve will be transferred to the replacement reserve.

(12)
The borrower is required to fund an Ongoing Replacement Reserve in the monthly amount of one-twelfth of 4% of the annual gross revenue generated at the Mortgaged Property, which amount is initially $10,187. Beginning on September 6, 2020, the borrower will be required to deposit an additional $58,000 monthly into the replacement reserve up to a cap of $700,000. In lieu of the $58,000 per month payments, the borrower may deposit an additional $29,000 monthly into the replacement reserve commencing on September 6, 2019.

(13)
Ongoing Replacement Reserves will be $535.20 from the first Due Date in August 2014 until the Due Date in July 2019. The amount of Ongoing Replacement Reserves will increase to $1,875.00 from the Due Date in August 2019 through and including the Due Date in July 2021. The amount of Ongoing Replacement Reserves will then decrease to $892.00 beginning on the Due Date in August 2021 through the Maturity Date of the Mortgage Loan.

(14)
The Replacement Reserves Cap will be $60,000 from the closing date until the Due Date in July 2019. The Replacement Reserves Cap will increase to $105,000 from the Due Date in August 2019 through and including the Due Date in July 2021. The Replacement Reserves Cap will then decrease to $15,000 beginning on the Due Date in August 2021 through the Maturity Date of the Mortgage Loan.

(15)	611 Church Street - The 611 Church Street Mortgaged Property also consists of 13,564 SF related to retail space.

(16)
Phoenix Industrial is comprised of three adjacent properties and is presented as one Mortgaged Property.  Three separate environmental phase I reports were completed.  Two are dated July 23, 2014, and one is dated July 24, 2014.

(17)
With respect to the Van Ness Portfolio-Commanders Palace MHC and Van Ness Portfolio-Camelot Village MHP & RV Park Mortgage Loans, which are cross-collateralized and cross-defaulted with each other, the Cut-off Date LTV Ratio, the LTV Ratio at Maturity/ARD, the Underwritten NCF DSCR, the Debt Yield on Underwritten Net Operating Income and the Debt Yield on Underwritten Net Cash Flow of the Mortgage Loans are presented in the aggregate.

(18)
The borrower is required to make monthly deposits into the replacement reserve in the amount of one-twelfth of 2% of the annual gross revenue generated at Mortgaged Property for the Due Dates up to and including August 6, 2017, currently $3,038. Commencing on September 6, 2017 the borrower is required to make monthly deposits into the replacement reserve in the amount of one-twelfth of 4% of annual gross revenue generated at the Mortgaged Property.

(19)	Following the completion of the Roof Replacement Work, the Replacement Reserve Cap falls to $100,000.

(20)
Ongoing Replacement Reserves will be $1,438.25 from the first Due Date in September 2014 through and including the Due Date in August 2020. The amount of Ongoing Replacement Reserves will increase to $2,501.23 from the Due Date in September 2020 through and including the Due Date in August 2023. The amount of Ongoing Replacement Reserves will then decrease to $1,438.25 beginning on the Due Date in September 2023 through the Maturity Date of the Mortgage Loan.

EXHIBIT Q

LIST OF AUTHORIZED REPRESENTATIVES OF THE DEPOSITOR

The following Person shall be the Authorized Representative of the Depositor until such time as such Person notifies the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, and the Custodian in writing of the identity of a successor Authorized Representative of the Depositor:

Leah Nivison
GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Phone number: (212) 357-2702
Telecopy number: (212) 428-1439
E-mail address: leah.nivison@gs.com

Exhibit Q-1

EXHIBIT R

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: Report will be delivered annually (after the occurrence and during the continuance of a Control Termination Event) no later than [INSERT DATE].
Transaction: GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24
Operating Advisor: [                    ]
Special Servicer: [                    ]
Controlling Class Representative: [                    ]

I.                 Population of Mortgage Loans that Were Considered in Compiling This Report

[  ] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)           [  ] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)           [  ] of such Specially Serviced Loans had executed Final Asset Status Reports. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

II.                Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard in accordance with the Operating Advisor’s requirements outlined in the Pooling and Servicing Agreement. Based on such review, the Operating Advisor [believes, does not believe] there are material deviations [(i)] from the Servicing Standard [and/or (ii)] from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Loans. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit R-1

In connection with the assessment set forth in this report, the Operating Advisor:

Reviewed any assessment of compliance and/or attestation report delivered to the Operating Advisor pursuant to the Pooling and Servicing Agreement with respect to the Special Servicer, and the Asset Status Reports, net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [ ] Specially Serviced Loans: [LIST APPLICABLE MORTGAGE LOANS]

III.               Specific Items of Review

1.           The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.           During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.           Appraisal Reduction calculations and net present value calculations:

(a)         The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

(b)         The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(c)         After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.           The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

5.           In addition to the other information presented herein, the Operating Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

IV.               Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

Exhibit R-2

1.           In accordance with the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and the Controlling Class Representative’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Controlling Class Representative directly pursuant to the Pooling and Servicing Agreement. As such, the Operating Advisor generally relied upon its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.           The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.           Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.           The Operating Advisor is not empowered to directly communicate with investors pursuant to the Pooling and Servicing Agreement. If investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s Website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[                   ]

By:
Name:
Title:

Exhibit R-3

EXHIBIT S [TO BE CONFIRMED]

SUBSERVICING AGREEMENTS

Property Name	Sub-Servicer Name
Pompano Merchandise Mart	Berkadia Commercial Mortgage LLC
Oregon Trail Village Apartments	Berkadia Commercial Mortgage LLC
Millpond Village Apartments	Berkeley Point Capital LLC
Central Business Park	Bernard Financial Corporation d/b/a Bernard Financial Servicing Group
Graham Town Center	GEMSA Loan Services, L.P.
Old Spanish Trail Crossing	NorthMarq Capital, LLC
Bridgestone Apartments	Bellwether Enterprise Real Estate Capital, LLC
The Clusters	Holliday Fenoglio Fowler, L.P.
City Warehouse	Holliday Fenoglio Fowler, L.P.
Summerstone Apartments	Holliday Fenoglio Fowler, L.P.
850 Winter Street	CCRE Servicing LLC
Towers Shopping Center	CCRE Servicing LLC
Arbutus Shopping Center	CCRE Servicing LLC
5th & K Street	CCRE Servicing LLC
MHG Hotel Portfolio	CCRE Servicing LLC
The Pines Apartments of Graham	CCRE Servicing LLC
Union Parkade	CCRE Servicing LLC
Central Coast Self Storage	CCRE Servicing LLC
Shops at Silver Hill	CCRE Servicing LLC
Westview Corner	CCRE Servicing LLC
The Vantage Office Condominium	CCRE Servicing LLC
Harrison Avenue Office	CCRE Servicing LLC

Exhibit S-1

EXHIBIT T

FORM OF RECOMMENDATION OF SPECIAL SERVICER TERMINATION

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: CMBS – GS 2014-GC24

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24

LNR Partners, LLC,
as Special Servicer
160 Washington Avenue, Suite 700
Miami Beach, Florida 33139
Attention: Thomas F. Nealon III, Esq., Steven A. Rivers, Esq. and Job Warshaw

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.08(b) of the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer, on behalf of the holders of GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass Through Certificates, Series 2014-GC24 (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with the Pooling and Servicing Agreement, it is our assessment that [________], in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [_______] be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Exhibit T-1

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

Exhibit T-2

EXHIBIT U

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.03 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such information is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. For this GS 2014-GC24 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information Any information required by Item 1121 of Regulation AB which is NOT included on the Distribution Date Statement
Certificate Administrator
Depositor
Master Servicer
(only with respect to Item 1121(a)(12)
as to non-Specially Serviced Loans)
Special Servicer
(only with respect to Item 1121(a)(12)
as to Specially Serviced Loans)

Item 2: Legal Proceedings per Item 1117 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Master Servicer and the Special Servicer as to the Trust (in the case of the Master Servicer and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Sponsor as to itself and as to each 1110(b) originator and 1100(d)(1)

Exhibit U-1

party relating to a Mortgage Loan sold by such Sponsor to the Depositor, (v) the Depositor (as to any party under Item 1100(d)(1) of Regulation AB)
Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Certificate Administrator Trustee
Item 5: Submission of Matters to a Vote of Security Holders	Certificate Administrator
Item 6: Significant Obligors of Pool Assets	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Item 7: Significant Enhancement Provider Information	Depositor
Item 8: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	Certificate Administrator Depositor

Exhibit U-2

EXHIBIT V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.04 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, and any Other Depositor and Other Exchange Act Reporting Party to which such disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with Item 1112(b) below, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator. the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. For this GS 2014-GC24 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	Certificate Administrator Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Master Servicer, the Depositor and the Special Servicer as to the Trust (in the case of the Master Servicer, the Depositor and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Sponsor as to itself and as to each 1110(b) originator

Exhibit V-1

and 1100(d)(1) party relating to a Mortgage Loan sold by such Sponsor to the Depositor, (v) the Depositor (as to any party under Item 1100(d)(1) of Regulation AB)
Additional Item: Disclosure per Item 1119 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement as to themselves (in the case of the Master Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer or a sub-servicer described in 1108(a)(3)), (ii) the Depositor (as to the Trust), (iii) each Sponsor as to itself and as to each 1110(b) originator and 1100(d)(1) party relating to a Mortgage Loan sold by such Sponsor to the Depositor, (iv) the Depositor as to the enhancement or support provider, (v) the Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	Depositor

Exhibit V-2

EXHIBIT W

FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [               ] AND VIA EMAIL TO [               ] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association,
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS), GS Mortgage Securities Corporation II, Commercial Mortgage Pass Through Certificates, Series 2014-GC24

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [  ] of the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer, the undersigned, as [               ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                              ], phone number: [         ]; email address: [                    ].

Exhibit W-1

[NAME OF PARTY],
as [role]

By:
Name:
Title:

Exhibit W-2

EXHIBIT X

FORM OF CERTIFICATION TO BE PROVIDED WITH FORM 10-K

Re:
GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.

I, [identifying the certifying individual], certify that:

1.
I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of period covered by this annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.
Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.
Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the master servicer and the special servicer have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

5.
All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [Master Servicer][Special Servicer][Certificate Administrator][Trustee]

Exhibit X-1

Date:

[Signature]
[Title]

Exhibit X-2

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY THE CERTIFICATE ADMINISTRATOR

Re:
GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer.

I, [identifying the certifying individual], a [title] of [CERTIFICATE ADMINISTRATOR], certify to GS Mortgage Securities Corporation II and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
I have reviewed the annual report on Form 10-K for the fiscal year 20__, and all reports on Form 10-D required to be filed in respect of periods covered by that annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.
Based on my knowledge, the distribution information in Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by that report on Form 10-K;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided by the Certificate Administrator pursuant to the Pooling and Servicing Agreement for inclusion in the Exchange Act Periodic Reports is included in such reports; and

4.           The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered by the Certificate Administrator in accordance with Section 10.08 and Section 10.09 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[                                  ]

Exhibit Y-1-1

By:
[Name]

Exhibit Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE MASTER SERVICER

Re:
GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and LNR Partners, LLC, as Special Servicer.

I, [identify the certifying individual], a [title] of [MASTER SERVICER], certify to GS Mortgage Securities Corporation II and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

(1)	I have reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the Certificate Administrator covering the fiscal year 20__;

(2)
Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

(3)
Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information required to be provided in these servicing reports to the Certificate Administrator by the Master Servicer under the Pooling and Servicing Agreement is included in the servicing reports delivered by the Master Servicer to the Certificate Administrator;

(4)
I am, or an employee under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.07 of the Pooling and Servicing Agreement with respect to the Master Servicer, and except as disclosed in such

Exhibit Y-2-1

compliance statement delivered by the Master Servicer under Section 10.07 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

(5)
The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.08 and Section 10.09 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses 1 through 5 that is in turn dependent upon information required to be provided by any sub-servicer acting under a sub-servicing agreement that the Master Servicer entered into in connection with the issuance of the Certificates, or upon the performance by any such sub-servicer of its obligations pursuant to any such sub-servicing agreement, in each case beyond the respective backup certifications actually provided by such sub-servicer to the Master Servicer with respect to the information that is subject of such certification.

Date:

[                                  ]

By:
[Name]

Exhibit Y-2-2

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE SPECIAL SERVICER

Re:
GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and LNR Partners, LLC, as Special Servicer.

I, [identify the certifying individual], a [title] of [SPECIAL SERVICER], certify to GS Mortgage Securities Corporation II and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the servicing information in the servicing reports or information relating to the Trust delivered by the Special Servicer to the Master Servicer covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

2.      Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Certificate Administrator is included in the servicing reports delivered by the Special Servicer to the Master Servicer;

3.      I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.07 of the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such compliance statement delivered by the Special Servicer under Section 10.07 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.08 and

Exhibit Y-3-1

Section 10.09 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Date:

[                                  ]

By:
[Name]
[Title]

Exhibit Y-3-2

EXHIBIT Y-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE OPERATING ADVISOR

Re:
GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”), issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and LNR Partners, LLC, as Special Servicer.

I, [identify the certifying individual], a [title] of [OPERATING ADVISOR], certify to GS Mortgage Securities Corporation II and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.05 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Operating Advisor to the Certificate Administrator;

3.      I, or an officer under my supervision, am responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement and based upon my knowledge the Operating Advisor has, except as described in any information provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.08 and Section 10.09 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Exhibit Y-4-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[                                  ]

By:
[Name]
[Title]

Exhibit Y-4-2

EXHIBIT Z

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.06 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, and each Other Depositor and Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge (after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. For this GS 2014-GC24 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement
Master Servicer, Special Servicer and the Trustee (in the case of the Master Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Pooling and Servicing Agreement) is a party)
Depositor

Item 1.02- Termination of a Material Definitive Agreement
Master Servicer, Special Servicer and the Trustee (in the case of the Master Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no

Exhibit Z-1

other party to the Pooling and Servicing Agreement) is a party) Depositor
Item 1.03- Bankruptcy or Receivership	Depositor Each Sponsor as to itself
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders	Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	Depositor
Item 6.01- ABS Informational and Computational Material	Depositor
Item 6.02- Change of Master Servicer, Special Servicer or Trustee	Master Servicer (as to itself or a servicer retained by it) Special Servicer (as to itself or a servicer retained by it) Trustee Certificate Administrator Depositor
Item 6.03- Change in Credit Enhancement or External Support	Depositor Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	Certificate Administrator
Item 6.05- Securities Act Updating Disclosure	Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01	Depositor
Item 9.01	Depositor

Exhibit Z-2

EXHIBIT AA-1

FORM OF POWER OF ATTORNEY FOR MASTER SERVICER

RECORDING REQUESTED BY:
{insert address}

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at 9062 Old Annapolis Road, Columbia, Maryland 21045, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints [Master] [Special] Servicer, and in its name, aforesaid Attorney-In-Fact, by and through any duly appointed officer appointed by the [Board of Directors] of (“[Master] [Special] Servicer”), to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through [(7)] [(11)] below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”) between GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer (the “Master Servicer”), LNR Partners, LLC, as Special Servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, and Situs Holdings, LLC, as Operating Advisor, on behalf of GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”) and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association.

This Limited Power of Attorney is being issued in connection with [Master] [Special] Servicer’s responsibilities to service certain mortgage loans (the “Mortgage Loans”) held by the Trustee. The Mortgage Loans are secured by collateral comprised of mortgages or deeds of trust (the “Mortgages” and “Deeds of Trust” respectively), and other forms of security instruments (collectively the “Security Instruments”), in each case, encumbering any and all real and personal property delineated therein (the “Mortgaged Properties”) and the Notes secured thereby. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

1.           Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever

Exhibit AA-1

nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.           Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the [Master] [Special] Servicer has an obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.           Transact business of any kind to pressure the Trustee’s interest in the Mortgage Loans and the Mortgaged Properties.

4.           Obtain an interest in the Mortgage Loans, Mortgaged Properties and/or buildings thereon, as the Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.           Execute, complete, indorse or file bonds, notes, Mortgages, Deeds of Trust and other contracts, agreements and instruments regarding the Borrowers, the Mortgage Loans and/or the Mortgaged Properties, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements, listing agreements, purchase and sale agreements, non-disturbance and attornment agreements, leasing agreements and other instruments pertaining to Mortgages or Deeds of Trust, and execution of deeds and associated instruments, if any, conveying the Mortgaged Properties, in the interest of the Trustee.

6.           Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Mortgage Loans.

7.           [For Special Servicer: Execute any document or perform any act described in items (3), (4), and (5) in connection with the termination of any Trust as necessary to transfer ownership of the affected Loans to the entity (or its designee or assignee) possessing the right to obtain ownership of the Loans.]

8.           Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the [Master] [Special] Servicer’s duties and responsibilities under the Pooling and Servicing Agreement.

9.           [For Special Servicer: Subordinate the lien of a mortgage, deed of trust, or deed to secure debt (i) for the purpose of refinancing Loans, where applicable, or (ii) to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain, including but not limited to the execution of partial satisfactions and releases and partial reconveyances reasonably required for such purpose, and the execution or requests to the trustees to accomplish the same.]

10.         [For Special Servicer: Convey the Property to the mortgage insurer, or close the title to the Property to be acquired as real estate owned, or convey title to real estate owned property (“REO Property”).]

Exhibit AA-1-2

11.         [For Special Servicer: Execute and deliver the following documentation with respect to the sale of REO Property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation: listing agreements; purchase and sale agreements; grant / limited or special warranty / quit claim deeds or any other deed, but not general warranty deeds, causing the transfer of title of the property to a party contracted to purchase same; escrow instructions; and any and all documents necessary to effect the transfer of REO Property.]

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [date].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The [Master] [Special] Servicer hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee and its directors, officers, employees and agents by reason or result of the misuse of this Limited Power of Attorney by the [Master] [Special] Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Pooling and Servicing Agreement or the earlier resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

Exhibit AA-1-3

Witness my hand and seal this          day of                             , 2014.

NO CORPORATE SEAL		Wells Fargo Bank, National Association, as Trustee, for GS Mortgage Securities Trust 2014- GC24, Commercial Mortgage Pass- Through Certificates, Series 2014- GC24

By:
Witness:			, Vice President

By:
Witness:			, Vice President

Attest:	, Trust Officer

State of [New York]}
County of [New York]}

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of [New York] that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

Exhibit AA-1-4

EXHIBIT AA-2

FORM OF POWER OF ATTORNEY FOR SPECIAL SERVICER

RECORDING REQUESTED BY:
{insert address}

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at 9062 Old Annapolis Road, Columbia, Maryland 21045, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints [Master] [Special] Servicer, and in its name, aforesaid Attorney-In-Fact, by and through any duly appointed authorized representative appointed by the [Board of Directors] of (“[Master] [Special] Servicer”), to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through [(7)] [(11)] below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”) between GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer (the “Master Servicer”), LNR Partners, LLC, as Special Servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, and Situs Holdings, LLC, as Operating Advisor, on behalf of GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 (the “Trust”) and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association or the Certificateholders of the Trust.

This Limited Power of Attorney and the rights, powers and authority granted herein are coupled with an interest, and this Limited Power of Attorney is being issued in connection with [Master] [Special] Servicer’s responsibilities to service certain mortgage loans (the “Mortgage Loans”) held by the Trustee. The Mortgage Loans are secured by collateral comprised of mortgages or deeds of trust (the “Mortgages” and “Deeds of Trust” respectively), and other forms of security instruments (collectively the “Security Instruments”), in each case, encumbering any and all real and personal property delineated therein (the “Mortgaged Properties”) and the Notes secured thereby. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

1.           Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or

Exhibit AA-2-1

local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.           Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the [Master] [Special] Servicer has an obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.           Transact business of any kind to preserve the Trustee’s interest in the Mortgage Loans and the Mortgaged Properties.

4.           Obtain an interest in the Mortgage Loans, Mortgaged Properties and/or buildings thereon, as the Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.           Execute, complete, indorse or file bonds, notes, Mortgages, Deeds of Trust and other contracts, agreements and instruments regarding the Borrowers, the Mortgage Loans and/or the Mortgaged Properties, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements, listing agreements, purchase and sale agreements, non-disturbance and attornment agreements, leasing agreements and other instruments pertaining to Mortgages or Deeds of Trust, and execution of deeds and associated instruments, if any, conveying the Mortgaged Properties, in the interest of the Trustee.

6.           Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Mortgage Loans.

7.           [For Special Servicer: Execute any document or perform any act described in items (3), (4), and (5) in connection with the termination of the Trust as necessary to transfer ownership of the affected Loans to the entity (or its designee or assignee) possessing the right to obtain ownership of the Loans.]

8.           Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the [Master] [Special] Servicer’s duties and responsibilities under the Pooling and Servicing Agreement.

9.           [For Special Servicer: Subordinate the lien of a mortgage, deed of trust, or deed to secure debt (i) for the purpose of refinancing Loans, where applicable, or (ii) to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain, including but not limited to the execution of partial satisfactions and releases and partial reconveyances reasonably required for such purpose, and the execution or requests to the trustees to accomplish the same.]

Exhibit AA-2-2

10.         [For Special Servicer: Convey the Property to the mortgage insurer, or close the title to the Property to be acquired as real estate owned, or convey title to real estate owned property (“REO Property”).]

11.         [For Special Servicer: Execute and deliver the following documentation with respect to the sale of REO Property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation: listing agreements; purchase and sale agreements; grant / limited or special warranty / quit claim deeds or any other deed, but not general warranty deeds, causing the transfer of title of the property to a party contracted to purchase same; escrow instructions; and any and all documents necessary to effect the transfer of REO Property.]

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [date].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The [Master] [Special] Servicer hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee and its directors, officers, employees and agents by reason or result of the misuse of this Limited Power of Attorney by the [Master] [Special] Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Pooling and Servicing Agreement or the earlier resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

Exhibit AA-2-3

Witness my hand and seal this     day of               , 2014.

NO CORPORATE SEAL		Wells Fargo Bank, National Association, as Trustee, for GS Mortgage Securities Trust 2014- GC24, Commercial Mortgage Pass- Through Certificates, Series 2014- GC24

By:
Witness:			, Vice President

Witness:

Attest:	, Assistant Secretary

State of New York}
County of New York}

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of New York that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

Exhibit AA-2-4

EXHIBIT BB

CLASS A-AB SCHEDULED PRINCIPAL BALANCE

Distribution		Distribution
Date	Balance	Date	Balance
10/10/2014	$80,155,000.00	10/10/2019	$77,699,366.12
11/10/2014	$80,155,000.00	11/10/2019	$76,459,108.05
12/10/2014	$80,155,000.00	12/10/2019	$75,124,432.84
1/10/2015	$80,155,000.00	1/10/2020	$73,874,104.96
2/10/2015	$80,155,000.00	2/10/2020	$72,618,892.76
3/10/2015	$80,155,000.00	3/10/2020	$71,180,436.04
4/10/2015	$80,155,000.00	4/10/2020	$69,914,678.04
5/10/2015	$80,155,000.00	5/10/2020	$68,555,090.65
6/10/2015	$80,155,000.00	6/10/2020	$67,279,064.52
7/10/2015	$80,155,000.00	7/10/2020	$65,909,445.37
8/10/2015	$80,155,000.00	8/10/2020	$64,623,071.26
9/10/2015	$80,155,000.00	9/10/2020	$63,331,670.98
10/10/2015	$80,155,000.00	10/10/2020	$61,947,030.75
11/10/2015	$80,155,000.00	11/10/2020	$60,645,162.96
12/10/2015	$80,155,000.00	12/10/2020	$59,250,296.31
1/10/2016	$80,155,000.00	1/10/2021	$57,937,879.62
2/10/2016	$80,155,000.00	2/10/2021	$56,620,334.29
3/10/2016	$80,155,000.00	3/10/2021	$55,035,170.64
4/10/2016	$80,155,000.00	4/10/2021	$53,706,248.59
5/10/2016	$80,155,000.00	5/10/2021	$52,284,953.78
6/10/2016	$80,155,000.00	6/10/2021	$50,945,272.29
7/10/2016	$80,155,000.00	7/10/2021	$49,513,463.38
8/10/2016	$80,155,000.00	8/10/2021	$48,194,616.49
9/10/2016	$80,155,000.00	9/10/2021	$46,870,609.31
10/10/2016	$80,155,000.00	10/10/2021	$45,457,682.67
11/10/2016	$80,155,000.00	11/10/2021	$44,122,955.25
12/10/2016	$80,155,000.00	12/10/2021	$42,699,554.19
1/10/2017	$80,155,000.00	1/10/2022	$41,354,023.03
2/10/2017	$80,155,000.00	2/10/2022	$40,003,226.44
3/10/2017	$80,155,000.00	3/10/2022	$38,398,084.27
4/10/2017	$80,155,000.00	4/10/2022	$37,035,687.36
5/10/2017	$80,155,000.00	5/10/2022	$35,585,254.24
6/10/2017	$80,155,000.00	6/10/2022	$34,211,837.97
7/10/2017	$80,155,000.00	7/10/2022	$32,750,638.37
8/10/2017	$80,155,000.00	8/10/2022	$31,366,116.90
9/10/2017	$80,155,000.00	9/10/2022	$29,976,176.26
10/10/2017	$80,155,000.00	10/10/2022	$28,498,830.72
11/10/2017	$80,155,000.00	11/10/2022	$27,097,656.18
12/10/2017	$80,155,000.00	12/10/2022	$25,609,334.68
1/10/2018	$80,155,000.00	1/10/2023	$24,196,838.73
2/10/2018	$80,155,000.00	2/10/2023	$22,778,813.36
3/10/2018	$80,155,000.00	3/10/2023	$21,111,607.85
4/10/2018	$80,155,000.00	4/10/2023	$19,681,473.00
5/10/2018	$80,155,000.00	5/10/2023	$18,164,859.00
6/10/2018	$80,155,000.00	6/10/2023	$16,723,177.00
7/10/2018	$80,155,000.00	7/10/2023	$15,195,281.18
8/10/2018	$80,155,000.00	8/10/2023	$13,741,962.05
9/10/2018	$80,155,000.00	9/10/2023	$12,282,952.50
10/10/2018	$80,155,000.00	10/10/2023	$10,738,126.54
11/10/2018	$80,155,000.00	11/10/2023	$9,267,344.88
12/10/2018	$80,155,000.00	12/10/2023	$7,711,017.44
1/10/2019	$80,155,000.00	1/10/2024	$6,228,371.93
2/10/2019	$80,155,000.00	2/10/2024	$4,739,920.38
3/10/2019	$80,155,000.00	3/10/2024	$3,087,017.15
4/10/2019	$80,155,000.00	4/10/2024	$1,586,243.36
5/10/2019	$80,155,000.00	5/10/2024	$614.40
6/10/2019	$80,155,000.00	6/10/2024	$0.00
7/10/2019	$80,155,000.00
8/10/2019	$80,154,331.89
9/10/2019	$79,024,279.07

Exhibit BB-1

EXHIBIT CC-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.           The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Exhibit CC-1-1

Very truly yours,

By:
Name:
Title:

Exhibit CC-1-2

EXHIBIT CC-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.           The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit CC-1 to the Pooling and Servicing Agreement, and

Exhibit CC-2-1

(B) each of Midland Loan Services, a Division of PNC Bank and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit CC-2 to the Pooling and Servicing Agreement.

3.           The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any Person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.           The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.           The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess

Exhibit CC-2-2

Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives (collectively, “Representatives”) not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than the Transferee’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such Person or has become generally available to the public other than as a result of disclosure by such Person; provided, however, that the Transferee or any of its Representatives may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such other Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such other Persons’ auditors, legal counsel and regulators.

8.           The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12 of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title

Exhibit CC-2-3

EXHIBIT DD

FORM OF NOTICE AND CERTIFICATION REGARDING DEFEASANCE OF
MORTGAGE LOAN

To:	Moody’s Investors Service, Inc.
7 World Trade Center
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
Fax number: (212) 553-0300

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022
Attention: CMBS Surveillance
Fax number: (646) 731-2395

Morningstar Credit Ratings, LLC
410 Horsham Road, Suite A
Horsham, Pennsylvania 19044
Attention: CMBS Surveillance
E-mail: cmbsratings@morningstar.com

From:
Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as Master Servicer (the “Master Servicer”) under the Pooling and Servicing Agreement dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, the Master Servicer, and LNR Partners, LLC, as Special Servicer.

Date:	____________, 20___

Re:	____________ Commercial Mortgage Pass-Through Certificates, Series 2014-GC24 Mortgage Loan (the “Mortgage Loan”) heretofore secured by real property known as ____________.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE “SERVICING STANDARD”), AND (B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

Exhibit DD-1

We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

1.           The Mortgagor has consummated a defeasance of the Mortgage Loan of the type checked below:**

____	a full defeasance of the entire outstanding principal balance ($____________) of the Mortgage Loan; or

____	a partial defeasance of a portion ($____________) of the Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($____________).

2.           The defeasance was consummated on ____________, 20__.

3.           The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

[Include the following if there is pari passu or AB debt:

4.           In accordance with the Loan Documents, the defeasance occurred such that:

____	Promissory Notes A and B were defeased simultaneously in their entirety; or

____	Promissory Note B was paid off in full.]

5.           To the knowledge of the Master Servicer any other debt related to the Mortgage Loan (including mezzanine debt, senior secured debt, pari passu debt or subordinate secured debt was either paid off in full or defeased. Such debt consists of the following: [Describe debt and holder of the debt and if it was paid off or defeased].

6.           The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation, (v) consolidated debt obligations of the Federal Home Loan Bank or (vi) securities covered by the Federal Deposit Insurance Corporation’s (the “FDIC”) Temporary Liquidity Guarantee Program (“TLGP”). Based upon a written report from an independent certified accountant, such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not callable prior to their respective maturity dates. In addition, if the defeasance collateral contains any TLGP securities, then:

●	Such securities are eligible under TLGP;

Exhibit DD-2

●
The servicer (and the trustee, if it serves as the back-up advancing agent for the transaction) has waived its right to (i) collect interest on advances made on behalf of the borrower holding TLGP securities, and (ii) collect for expenses incurred in making demand on the FDIC;

●
If the TLGP debt is to be used to satisfy a balloon payment, a reserve conforming to the criteria for eligible accounts was funded with a minimum of 90 days interest on the defeasance collateral to cover potential delays in receipt of the balloon payment;

●	The TLGP securities mature before June 30, 2012; and

●	The servicer’s error and omissions insurance policy covers losses to the CMBS trust caused by the servicer’s failure to make timely demand on the FDIC’s guarantee.

7.           After the defeasance, the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that: (i) is the original Mortgagor, (ii) is a Single-Purpose Entity (as described in S&P’s criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has previously received confirmation from Standard & Poor’s that the organizational documents of such Defeasance Obligor conform with applicable Standard & Poor’s criteria. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the “Pool”).

8.           If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $35 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates, as of the date of the most recent Paying Agent’s Monthly Certificateholder Report received by the Master Servicer (the “Current Report”), except to the extent the Defeasance Obligor is of the type specified in paragraph 7(v) above or the original Loan Documents do not limit the amount of defeased loans that it may hold.

9.           The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in S&P’s criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in S&P’s criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing defeasance).

10.         The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to the Master Servicer’s collection account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, the portion of such scheduled

Exhibit DD-3

payments attributed to the allocated loan amount for the real property defeased including any defeasance premiums set forth in the loan documents (the “Scheduled Payments”).

11.         The Master Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) except as otherwise disclosed in the written report from an independent certified public accountant, [and disclosed below,] the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not callable prior to their respective maturity dates, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

12.         The Master Servicer received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause the Trust to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, [and] (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

13.         The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

14.         The outstanding principal balance of the Mortgage Loan immediately before the defeasance was less than $35,000,000 and less than 5% of the aggregate certificate balance of the Certificates as of the date of the Current Report. The Mortgage Loan is not one of the ten (10) largest loans in the Pool as of the date of the Current Report.

15.         Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant’s report and other items delivered in connection with the defeasance will be provided to you upon request.

16.         The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

Exhibit DD-4

IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.

[MASTER SERVICER]

By:
Name:
Title:

Exhibit DD-5

EXHIBIT A

Exceptions

Exhibit DD-6

EXHIBIT B

Sample Perfected Security Interest Representations

General:

1.           [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

Note that “Collateral” means securities, permitted investments and other assets credited to securities accounts.

1.           The [Deposit Account] constitutes a “deposit account” within the meaning of the applicable UCC.

2.           All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account] has agreed to treat all assets credited to the [Securities Account] as “financial assets” within the meaning of the UCC.

Creation:

1.           The Defeasance Account Agreement provides that the Pledgee shall have “control” (as defined in the applicable UCC).

2.           [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

1.           [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

2.           [Debtor] has delivered to [Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

3.           [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

4.           To the extent a Deposit Account exists, [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Exhibit DD-7

Priority:

1.           Other than the security interest granted to the [Secured Party] pursuant to this Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

2.           The [Securities Account and Deposit Account] are not in the name of any person other than the [Debtor] or the [Secured Party]. The [Debtor] has not consented to the securities intermediary of any [Securities Account] or the account bank of any [Deposit Account] to comply with entitlement orders or instructions of any person other than the [Secured Party].

Exhibit DD-8

EXHIBIT EE

FORM OF NOTICE OF EXCHANGE OF THE EXCHANGEABLE CERTIFICATES

[Date]

[Certificateholder Letterhead]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: CMBS – GS 2014-GC24
Via email: cts.cmbs.bond.admin@wellsfargo.com

Re:	GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

Ladies and Gentlemen:

Pursuant to the terms of the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer, and executed in connection with the above referenced transaction, we hereby (i) certify that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificates described on the attached Schedule I, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates specified on Schedule I attached hereto and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates specified on Schedule I attached hereto. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portions of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion of the Exchangeable Certificate received in such exchange shall be increased.

[[If Applicable] Our Depository participant number is [________].]

Capitalized terms used in this notice but not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

Exhibit EE-1

Sincerely,

[_____________]

By:
Name:
Title:

[Medallion Stamp Guarantee]

Exhibit EE-2

EXHIBIT FF

MORTGAGE LOANS WITH PERFORMANCE, EARNOUT OR HOLDBACK
ESCROWS OR RESERVES

1) 12000 Edgewater – “Designated Replacement Reserve Funds” (as defined in the related Loan Agreement)

2) Bi-Lo – Winnsboro, SC – “Holdback Reserve Funds” (as defined in the related Loan Agreement)

Exhibit FF-1

EXHIBIT GG

FORM OF NOTICE REGARDING MEZZANINE LOAN DEFAULT

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: CMBS – GS Mortgage Securities Trust 2014-GC24, Commercial Mortgage Pass-Through Certificates, Series 2014-GC24

In accordance with the definition of “Investor Certification” in the Pooling and Servicing Agreement, dated as of September 1, 2014 (the “Pooling and Servicing Agreement”), by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, Situs Holdings, LLC, as Operating Advisor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and LNR Partners, LLC, as Special Servicer, with respect to the above-referenced certificates, the undersigned hereby notifies you that it has received notice that the following Mezzanine Lender has accelerated the Mezzanine Loan secured by equity interests in the Mortgagor identified below and/or have commenced foreclosure proceedings against the related mezzanine collateral:

Mezzanine Lender	Mortgagor Name	Mortgaged Property Name
[_______]	[_______]	[_______]

As set forth in the Pooling and Servicing Agreement, you are required to cause such Mezzanine Lender to re-submit any Investor Certification previously delivered by such Mezzanine Lender, prior to allowing it access to the information on the Certificate Administrator’s website, to the extent such information is accessible only to Privileged Persons.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

LNR PARTNERS, LLC

Name:
Title:

Exhibit GG-1